Registration No. 333-214081

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 3

to

FORM S-1/A

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ICC Holdings, Inc.

(Exact name of registrant as specified in its charter)

Pennsylvania	6331	81-3359409
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

225 20th Street

Rock Island, Illinois 61201

(309) 793-1700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Arron K. Sutherland

President and Chief Executive Officer

Illinois Casualty Company

225 20th Street

Rock Island, Illinois 61201

(309) 793-1700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Sunjeet S. Gill, Esquire Stevens & Lee, P.C. 620 Freedom Business Center Drive, Suite 200 King of Prussia, PA 19603 (610) 205-6000	Scott H. Spencer, Esquire Stevens & Lee, P.C. 17 North Second Street Harrisburg, PA 17101 (717) 399-6634

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

ICC HOLDINGS, INC.

We are offering, as part of our initial public offering, up to 3,680,000 shares of our common stock for sale at a price of $10.00 per share in connection with the conversion of Illinois Casualty Company, or Illinois Casualty, from the mutual to stock form of organization. Immediately following the conversion, we will acquire all of the newly issued shares of Illinois Casualty common stock.

We are offering shares of our common stock in three phases: a subscription offering phase, a community offering phase, and a syndicated community offering phase. The minimum number of shares that must be sold, the maximum number of shares that can be sold and the limit on the number of shares that any person may purchase apply to all three phases of the offering taken together.

We are offering shares in the subscription offering phase in the following order of priority:

•	eligible members of Illinois Casualty, who are the policyholders of Illinois Casualty as of February 16, 2016;

•	our employee stock ownership plan, which we refer to as our ESOP; and

•	directors, officers, and employees of Illinois Casualty and its subsidiaries.

The shares being purchased by each of the ESOP and our directors and officers are being acquired and held for investment purposes, and not for resale. Our plan of conversion and Illinois law requires that our officers and directors not sell stock purchased pursuant to the conversion within one year after their issuance in the conversion.

The subscription offering phase will end at noon, Central Time, on                     , 2017. Any shares of our common stock not sold in the subscription offering will be sold, up to 1,400,000 shares, to certain investors who have entered into purchase agreements with us and may also be sold to certain members of the general public discussed below in the community offering phase, which will commence simultaneously with and end concurrently with the subscription offering phase unless extended by us. We may also sell shares of our common stock to offerees in a syndicated community offering phase that may be conducted concurrently with or subsequent to the subscription offering and the community offering phases.

Our ability to complete this offering is subject to three conditions. First, the Illinois Department of Insurance must approve the plan of conversion of Illinois Casualty. Second, a minimum of 2,720,000 shares of common stock must be sold to complete the offering. Third, this plan of conversion must be approved by at least two-thirds of the votes cast by the members of Illinois Casualty as of February 16, 2016. Until such time as these conditions are satisfied, all funds submitted to purchase shares will be held in escrow with                     . If the offering is terminated, purchasers will have their funds promptly returned without interest.

Our ESOP has the right to purchase that number of shares which is equal to 10.0% of the total number of shares sold in the offering. Therefore, the maximum number of shares sold may be increased to 4,088,889 shares solely to accommodate the 10.0% interest being purchased by our ESOP. Shares issued to the ESOP will be counted toward satisfaction of the minimum amount. Additionally, surplus noteholders of Illinois Casualty, which have $1,850,000 in aggregate principal outstanding as of December 31, 2016, shall have the right at the time of Illinois Casualty’s conversion to convert all or any portion of the outstanding principal amount of the note into shares of our common stock, all of which will be counted toward satisfaction of the minimum amount. John R. Klockau, a member of our board of directors, has surplus notes with an aggregate principal amount of $1,150,000, which he currently intends to convert in connection with our conversion.

The minimum number of shares that a person may subscribe to purchase is 50 shares. Except for our ESOP and certain investors purchasing pursuant to purchase agreements with us, the maximum number of shares that a person may purchase is 5% of the total number of shares sold in the offering. Those investors have agreed to purchase up to 1,400,000 shares of our common stock and to certain restrictions on their acquisition, sale and voting of our common stock. If more orders are received than shares offered, shares will be allocated in the manner and priority described in this prospectus.

Because of the purchase agreements with those investors, at this time, we do not anticipate selling more than 3,500,000 shares of common stock in this offering and selling shares to the public in a syndicated community offering. The investors agreed to certain post-closing standstill and voting covenants and restrictions on their ability to sell shares for three years following the closing of the offerings and additional limitations for up to seven years following the closing of the offerings. These investors include (a) a group of investors, including R. Kevin Clinton, who have collectively agreed to purchase up to 800,000 shares of our common stock, (b) Rock Island Investors, LLC, which has agreed to purchase up to 400,000 shares of our common stock, and (c) Tuscarora Wayne Insurance Company, or Tuscarora Wayne, which has agreed to purchase up to 200,000 shares of our common stock. Scott T. Burgess, a member of our board of directors, is one of ten members of the board of directors of Tuscarora Wayne and is a Senior Managing Director of Griffin Financial Group, LLC, which is serving as our underwriter in connection with this offering. Additionally, upon closing of the offering, R. Kevin Clinton will become a member of our board of directors. For more information, see “The Conversion and Offering — Investor Agreements,” “Management — Transactions with related persons, promoters and certain control persons,” and “Risk Factors- Risks Related to the Ownership of Our Common Stock — A small number of shareholders will collectively own a substantial portion of our common stock and voting power, and, because of restrictions on their ability to buy or sell our shares, our public float will be limited.” Shares purchased by the ESOP and shares acquired from the conversion of outstanding surplus notes of Illinois Casualty in this offering are counted towards this 3,500,000 threshold.

Griffin Financial Group, LLC, which we refer to as Griffin, will act as our underwriter and will use its best efforts to assist us in selling our common stock in the offering, but is not obligated to purchase any shares of common stock that are being offered for sale. Purchasers will not pay any commission to purchase shares of common stock in the offering.

There is currently no public market for our common stock. We have applied to list our common stock on the Nasdaq Capital Market under the symbol “ICCH.”

We are an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements. This investment involves risk. For a discussion of the material risks that you should consider, see “Risk Factors” beginning on page 18 of this prospectus.

OFFERING SUMMARY

Price: $10.00 per share

	Minimum	Midpoint	Maximum	Adjusted Maximum (5)
Number of shares offered	2,720,000	3,200,000	3,680,000	4,088,889
Gross offering proceeds (1) (2)	$27,200,000	$32,000,000	$36,800,000	$40,888,890
Estimated offering expenses	$625,000	$625,000	$625,000	$625,000
Estimated selling agent fees and expenses (3)(4)	$644,000	$740,000	$836,000	$917,778
Estimated net proceeds	$25,931,000	$30,635,000	$35,339,000	$39,346,112
Estimated net proceeds per share	$9.53	$9.57	$9.60	$9.62

(1)	For purposes of this offering, we treat the outstanding principal amount of surplus notes of Illinois Casualty converted in this offering as part of our gross offering proceeds.
(2)	We include the shares being purchased by (i) our ESOP, which will be funded by a loan to the ESOP from Illinois Casualty’s available cash on hand an amount equal to fund the purchase of such shares prior to the expiration of the offering, and (ii) those investors with whom we have entered into purchase agreements to purchase up to 1,400,000 shares. The ESOP is purchasing such number of shares as will equal 10.0% of the total number of shares sold in the offering.
(3)	Represents the total of (i) the fees to be paid to Griffin, which is equal to 2.0% of the shares sold in the subscription offering and the community offering, and (ii) other expenses payable to Griffin in the offering of up to $10,000. See “The Conversion and Offering — Marketing and Underwriting Arrangements.”
(4)	Assumes that no shares are sold in a syndicated community offering phase. See “The Conversion and Offering —Marketing and Underwriting Arrangements” for commissions to be paid in the event of a syndicated community offering.
(5)	The maximum number of shares sold in this offering may be increased to 4,088,889 shares solely to permit the ESOP to purchase such number of shares as will equal 10.0% of the total number of shares sold in the offering. This will occur only if 3,680,000 shares are subscribed for by the eligible members in the subscription offering phase.

Neither the Securities and Exchange Commission, the Illinois Department of Insurance nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

For assistance, please call the Stock Information Center at             .

Griffin Financial Group, LLC

The date of this prospectus is             , 2017

i

CERTAIN IMPORTANT INFORMATION

This Prospectus

You should rely only on the information contained in this prospectus. We have not, and Griffin has not, authorized any other person to provide information that is different from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We and Griffin are offering to sell and seeking offers to buy our common stock only in jurisdictions where such offers and sales are permitted. You should assume that the information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date. Information contained on our website, or any other website operated by us, is not part of this prospectus.

Frequently Used Terms

Unless the context otherwise requires, as used in this prospectus:

•	“ICC Holdings” refers to ICC Holdings, Inc., a Pennsylvania corporation formed to be the holding company for Illinois Casualty upon its conversion from mutual to stock form;

•	“Illinois Casualty” refers to Illinois Casualty Company, an Illinois insurance company;

•	“ICC,” “the Company,” “we,” “us” and “our” refers to Illinois Casualty and its consolidated subsidiaries prior to the conversion as described in this prospectus, and to ICC Holdings and its consolidated subsidiaries after conversion;

•	the “conversion” refers to a series of transactions by which Illinois Casualty will convert from mutual to stock form and become a subsidiary of ICC Holdings under the terms of the plan of conversion adopted by the board of directors of Illinois Casualty;

•	“mutual form” refers to an insurance company or its holding company organized as a mutual company, which is a form of organization in which the policyholders or members have certain membership rights in the mutual company, such as the right to vote with respect to the election of directors and approval of certain fundamental transactions, including the conversion from mutual to stock form; however, unlike shares held by stockholders, membership rights are not transferable and do not exist separately from the related insurance policy;

•	“stock form” is a form of organization in which the only rights that policyholders have are contractual rights under their insurance policies and in which voting rights reside with stockholders under state corporate law;

•	this “offering” and this “conversion offering” refer to this offering of up to 4,088,889 shares of our common stock under the plan of conversion to eligible members in a subscription offering and to the general public in a community offering and syndicated community offering. We expect to conduct the subscription offering and the community offering at the same time. The syndicated community offering may be conducted concurrently with or subsequent to the subscription offering and the community offering;

•	“gross proceeds” refers to the proceeds received in this offering, including (i) gross proceeds from the shares being purchased by (a) our ESOP and (b) those investors with whom we have entered into purchase agreements to purchase up to 1,400,000 shares, and (ii) the outstanding principal amount of surplus notes of Illinois Casualty converted into shares of our common stock in this offering;

•	“eligible member” refers to a person who was a member of Illinois Casualty on February 16, 2016, the date the plan of conversion was adopted by the board of directors of Illinois Casualty; and

•	“member” refers to a person who is the owner of an in-force policy of insurance issued by Illinois Casualty.

Market and Industry Data

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market share, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. Assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Special Note Regarding Forward-Looking Statements.”

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus and may not contain all of the information that is important to you. To understand the offering fully, you should read this entire prospectus carefully, including our financial statements and the notes to the financial statements included in this prospectus.

Overview

We are a regional, multi-line property and casualty insurance company focusing exclusively on the food and beverage industry. At September 30, 2016, we had equity of $33.7 million and for the nine months ended September 30, 2016, we had $39.2 million in direct written premiums, $33.2 million in net written premiums, net income of $1.6 million, and comprehensive income of $3.5 million. At December 31, 2015, we had equity of $30.2 million and for the year ended December 31, 2015, we had $49.0 million in direct written premiums, $41.6 million in net written premiums, net income of $2.2 million, and comprehensive income of $1.1 million.

We primarily market our products through a network of approximately 130 independent agents in Illinois, Iowa, Indiana, Minnesota, Missouri, Wisconsin and Ohio, effective August 1, 2016. We expect to begin writing premium in Michigan as early as 2017. Illinois Casualty has been assigned a “B++” (Good) financial strength rating by A.M. Best Company, Inc. (A.M. Best), which is the fifth highest out of fifteen possible ratings. Our most recent evaluation by A.M. Best occurred on February 23, 2016, when A.M. Best upgraded its outlook to positive from stable for Illinois Casualty’s issuer credit rating, while affirming its financial strength rating of “B++” and issuer credit rating of “bbb” (Good).

Our Companies

ICC Holdings, Inc. is a newly created Pennsylvania corporation organized to be the stock holding company for Illinois Casualty following the mutual-to-stock conversion of Illinois Casualty. ICC Holdings, Inc. is not an operating company and has not engaged in any business to date. Our executive offices are located at 225 20th Street, Rock Island, Illinois 61201, and our phone number is (309) 793-1700. Our web site address is www.ilcasco.com. Information contained on our website is not incorporated by reference into this prospectus, and such information should not be considered to be part of this prospectus.

ICC will consist of a holding company, ICC Holdings, Inc., and an operating insurance company, Illinois Casualty Company, and Illinois Casualty’s three wholly-owned subsidiaries, Beverage Insurance Agency, Inc., an inactive insurance agency, Estrella Innovative Solutions, Inc., an outsourcing company, and ICC Realty, LLC, a real estate services and holding company, which will be purchased from Illinois Casualty by ICC Holdings following the conversion. Illinois Casualty Company is an Illinois domiciled insurance company.

Illinois Casualty Company is subject to examination and comprehensive regulation by the Illinois Department of Insurance. See “Business — Regulation.”

Business Overview

For over 66 years, Illinois Casualty has specialized in providing customized insurance products and aggressive claims defense for customers exclusively in the food and beverage industry.

Illinois Casualty was founded as an inter-insurance exchange in 1950 based upon the recognition that establishments serving alcohol require unique insurance protection. Beginning in 1998, we expanded the scope of our product offerings beyond liquor liability to include property, general liability, umbrella, and workers compensation coverage. Our goal was to meet the full range of business insurance needs of our clients in the food and beverage industry.

In 1999, Illinois Casualty recognized the significant need to automate. Upon determining available commercial software was inadequate to meet our long-term vision, we contracted the development of an integrated platform to handle agency, policy, and vendor management. Introduced in 2001, the first module successfully improved productivity and reporting capabilities. We built on that success by adding document imaging, claims, billing, and risk management modules. As it has grown, our information management system has provided us with a unique and comprehensive ability to automate processes, track and examine risk traits, and monitor claims development. As a result, Illinois Casualty has constructed and leveraged a multi-variant pricing algorithm that allows us to better segment our business in order to more effectively price to actual exposure.

Illinois Casualty mutualized in 2004 and began to expand its territory geographically within the Midwest. We are an admitted carrier in eight states: Illinois, Iowa, Indiana, Minnesota, Michigan, Missouri, Ohio and Wisconsin. We currently issue policies in seven states, including Ohio where we began writing policies in the third quarter of 2016, and expect to begin writing premiums in Michigan as early as 2017. As we expanded our territory and product lines over the last 66 years, we have maintained our focus and commitment to the food and beverage industry. As a result, we have developed unsurpassed expertise in our niche, particularly within the areas of underwriting, loss control, and claims management. Illinois Casualty continues to leverage that experience into the ongoing development of innovative insurance products and services uniquely tailored to the food and beverage industry.

Our Business Strategies and Offering Rationale

We believe that our mission is to deliver expertly crafted insurance products and services for all segments of the food and beverage industry. Accordingly, we believe that this focus positions us to write profitable business in both hard insurance markets (where industry capital is constricted, competition is low, and premium rates are rising) and soft insurance markets (where industry capital is rising, competition is high and premium rates are falling). As part of our business process, we have developed our business strategy and focus using the following guiding principles to reflect our mission and what ICC aspires to be:

•	we endeavor to protect policyholders through strong financial performance and sustained surplus growth, which thereby returns value to our stakeholders;

•	we conduct our business with the highest ethics and unquestionable integrity;

•	we recognize and reward the commitment of all of our associates who make ICC a success, by challenging our associates, by valuing them and recognizing their contribution, while cultivating a mutually supporting culture;

•	we believe that an independent agency system is mutually beneficial to both the agent and ICC because of our common interest is to deliver the highest quality products at competitive prices;

•	customer service, which is understanding and meeting the needs and expectations of our policyholder and agents, is the reason for our existence;

•	we believe we can succeed in the marketplace because of our unique understanding of the food and beverage industry, offering customized products and aggressively defending our insureds;

•	we focus on innovation, which drives our efficiency, quality and effectiveness;

•	we identify worthy causes to support with our corporate and associate resources and promote good corporate citizenship; and

•	we strive to improve our products and processes through intelligent investment in talent and technology that meets our exacting needs and those of our customers.

In order to realize our mission and guiding principles, we have identified the following core strategies to achieve long-term success:

•	design and market commercial property and casualty products customized for the food and beverage industry, through our in-depth knowledge and research of the industry;

•	pursue deliberate geographic expansion;

•	foster true partnerships with independent agents who have a significant presence in the food and beverage industry and an appreciation for ICC’s commitment and expertise to obtain optimal market share in the food and beverage industry;

•	leverage business intelligence to maximize performance, increase operational efficiency, and price our products for sustained profitability;

•	implement an investment strategy that maximizes return within acceptable risk tolerances;

•	promote a culture of excellence that encourages teamwork and contributes to talent retention and development; and

•	maintain a robust and comprehensive enterprise risk management program, focused on upside optimization and downside mitigation.

However, our business also faces significant challenges that can impede our goal of growing our business while realizing operating profits, including the following:

•	setting inadequate loss reserves, which estimation is inherently uncertain;

•	establishing and maintaining long term financially successful agency relationships, given our reliance upon their distribution of our products;

•	maintaining our financial strength ratings from A.M. Best; and

•	attracting, developing and retaining experienced personnel given our specialty niche market.

Market Conditions and Competitors

Given our exclusive focus on providing insurance products and services for the food and beverage industry, the market conditions for our business and, accordingly, our competition, varies geographically based upon the states in which we operate and also by the segment of the food and beverage industry (e.g., bars versus fine dining). In the most competitive states in which we operate (Illinois, Indiana and Wisconsin), our primary competitors are insurance companies with products targeting the food and beverage industry, such as Society Mutual Insurance Company in all three states, as well as Badger Mutual Insurance Company, Wilson Mutual Insurance Company and West Bend Mutual Insurance Company in Wisconsin. In other jurisdictions, such as Iowa and Minnesota, we compete with both the carriers with products identified above (such as Badger Mutual Insurance Company, Wilson Mutual Insurance Company and Founders Insurance Company) and excess and surplus line insurance companies (such as Scottsdale Insurance Company and Lloyd’s of London). In other jurisdictions, like Missouri, our primary competitors are larger regional and national insurance companies without a focus on the food and beverage industry (such as Allied Insurance Company, Auto-Owners Insurance Company and Travelers Insurance Company) and excess and surplus line insurance companies (such as EverGuard Insurance Services, Inc. and Lloyd’s of London). When evaluating the franchise and fine dining segment of the food and beverage industry, we compete with national insurance carriers, such as Allied Insurance Company, Travelers Insurance Company and The Hartford Insurance Company.

Despite significant competition, we believe we continue to maintain strong market share.

	Number of Eating and Drinking Places in 2015	Number of Locations Insured by ICC at September 30, 2016	Approximate Market Share (%)
Illinois	27,189	2,679	9.9
Iowa	6,129	1,342	21.9
Indiana	11,620	612	5.3
Michigan (1)	16,110	N/A	N/A
Minnesota	9,709	928	9.6
Missouri	10,903	1,024	9.4
Ohio (2)	22,023	5	NM
Wisconsin	12,170	248	2.0

Total	115,853	6,838	5.9

Total (excluding Michigan and Ohio)	77,720	6,838	8.8

Source: National Restaurant Association; ICC

(1)	We expect to begin writing premium in Michigan as early as 2017.

(2)	We began accepting business in Ohio in August 2016.

Competitive Growth Strategies

Technology. We believe that existing and developing technology and information systems are and will continue to impact the insurance industry’s use of risk analysis in the underwriting process, provide tools for reduction of claims, and modernize the claims handling process. As part of our focus, we have internally developed a completely integrated policy management system. This system allows us to leverage loss control data for predictive analytics in both the claims and underwriting areas. For example, in the underwriting area, we create pricing models taking into account the unique characteristics of our customers, with industry-specific variables such as latest hour of close, type and frequency of on-site entertainment, and average alcoholic beverage pricing. We also have achieved better efficiency by moving to a more paperless organization and integrate off-site employees in our claims, underwriting, accounting, loss control and IT development areas. We intend to remain a leader in the industry in utilizing technology and data analysis to price our coverage based on the risk assumed, reduce accidents and provide prompt claims response.

Industry Expertise. We have been providing the food and beverage industry with insurance products and services since 1950. By leveraging our experience, we better understand our customers and their needs, which allows us to better price our products and services and defend claims aggressively and economically, using the experience of our in-house legal department and an established network of specialized defense attorneys. As a result, we are the endorsed carrier for the Missouri Restaurant Association, the Indiana Restaurant Association, the Illinois Licensed Beverage Association and the Minnesota Licensed Beverage Association. We also provide insurance agents continuing education on industry topics, such as liquor liability, kitchen fire prevention and alcohol server training. For policyholders serving liquor, we provide certified alcohol server training as a value-added service and risk elimination/mitigation tool. Our associates are also regular panel speakers at local and national claims conferences.

Enterprise Risk Management. As part of our effort to grow responsibly, we have put in place a cross-functional, multi-dimensional enterprise risk management program. The program is focused on financial, organization, operational, tactical, market and legal risks and managed at three different levels: the enterprise risk committee of our board of directors, our internal enterprise risk management committee and our internal audit committee. The focus of the enterprise risk committee of our board of directors is on oversight, top tier risk, emerging risks, and risk optimization. The internal enterprise risk committee is comprised of our senior management team, which is focused on conducting a review of all risks attendant to ICC at least annually; rating triaged risks for severity, frequency, and control; completing risk control reports for stress testing, risk tolerance, and mitigation plans; measuring and monitoring risk on an ongoing basis; and tying enterprise risk management to individual performance evaluations and compensation. Our internal audit function focuses on policy and procedure compliance and mitigation plans.

Growth Strategies

Our long-term growth plans involve expanding geographically into states where we believe current insurance laws provide an attractive market for our food and beverage industry products and services. By partnering with independent agents with whom we have had previous relationships, we believe this expansion will provide us with the opportunity to increase our direct written premiums. Although we do not have any current plans or intent to expand or grow our business by acquisition, we will consider opportunities that are presented to us.

The completion of this offering will supply additional capital needed to support substantially increased premium volume, which we expect to result from the implementation of these growth strategies.

Reaction to Market Cycles

Many insurance companies sporadically target businesses within our niche; however, a relatively small number make a long-term commitment to the niche through changing insurance market cycles. When the insurance market is “hard” and premium growth is achievable in less specialized segments, many carriers exit this niche. Large and diversified insurance carriers have the ability to shift their focus and resources to less challenging areas. When market conditions “soften,” those same carriers often aggressively move back into our niche for premium growth. Because Illinois Casualty specializes in the niche, we do not shift resources to other market segments. Therefore, the Company generally maintains pricing stability throughout market cycles by relying on our strong loss control, underwriting, and claims expertise and our customer service commitment. We react to market cycles by adjusting our appetite for risks based on pricing and cycle conditions, but we maintain a consistent commitment to the food and beverage industry. Due to the relatively small number of insurance companies that make a long-term commitment to this niche, the insurance market does not fluctuate to the same extent as the insurance market for the general commercial market.

Risks Related to Our Business

Our ability to implement these strategies could be adversely affected by the highly competitive nature of the food and beverage market. Many of our competitors have substantially greater financial, technical, and operating resources than we have. Furthermore, our ability to successfully differentiate ICC from our competitors through the use of loss reduction methods, like inspections within 60 days of policy binding and training, and the use of loss prediction metrics, may depend on a number of factors including, but not limited to, our customers’ acceptance of our training and our competitors’ adoption of similar loss reduction techniques. Moreover, our competitors may price their products more aggressively or offer our producers higher commission rates, which may adversely affect our ability to grow and compete. For more information about risks facing our business see “Risk Factors — Risks Related to Our Business.”

The Conversion of Illinois Casualty from Mutual to Stock Form

Illinois Casualty is a mutual insurance company. As a mutual insurance company, we have no shareholders, but we do have members. The members of Illinois Casualty are its policyholders. Like shareholders, the members have certain rights with respect to Illinois Casualty such as voting rights with respect to the election of directors and certain fundamental transactions, including the conversion of Illinois Casualty from mutual to stock form. However, unlike shares held by shareholders, the memberships in Illinois Casualty are not transferable and do not exist separate from the related insurance policy with Illinois Casualty. Therefore, these membership rights are extinguished when we or a policyholder cancels or does not renew its policy with Illinois Casualty.

On February 16, 2016, Illinois Casualty’s board of directors adopted a plan of conversion by which Illinois Casualty will convert from a mutual insurance company to a stock insurance company, which was amended and restated on June 14, 2016 and on November 14, 2016. Following the conversion, Illinois Casualty will become the wholly owned subsidiary of ICC Holdings, Inc. The affirmative vote of at least two-thirds of the votes cast by members of Illinois Casualty as of February 16, 2016, is necessary to approve the plan of conversion at a special meeting of the members to be held on             , 2017.

As part of the conversion, we are offering between 2,720,000 shares and 4,088,889 shares of our common stock for sale at a purchase price of $10.00 per share to eligible members of Illinois Casualty, who were the policyholders of Illinois Casualty at February 16, 2016, our employee stock ownership plan, certain identified investors, the directors, officers, and employees of Illinois Casualty, and the general public. All purchasers of our common stock in the offering will pay the same cash price per share.

Because of the purchase agreements with certain identified investors, at this time, we do not anticipate selling more than 3,500,000 shares of common stock in this offering or selling shares to the public in a syndicated community offering. See “The Subscription and Community Offerings” and “The Syndicated Community Offering.” Shares purchased by the ESOP and shares acquired from the conversion of outstanding surplus notes of Illinois Casualty in this offering are counted towards this 3,500,000 threshold. Additionally, these investors agreed to certain post-closing standstill and voting covenants and restrictions on their ability to sell shares for three years following the closing of the offerings and additional limitations for up to seven years following the closing of the offerings. For more information on the agreements, including the expiration of the standstill and voting agreements, resulting limited liquidity and the possible impact on third parties seeking to acquire control of us, see “The Conversion and Offering —Investor Agreements” and “Risk Factors- Risks Related to the Ownership of Our Common Stock — A small number of shareholders will collectively own a substantial portion of our common stock and voting power, and, because of restrictions on their ability to buy or sell our shares, our public float will be limited.”

The Subscription and Community Offerings

In the subscription offering phase, shares of common stock are being offered to eligible subscribers in the following order of priority:

•	first, to the eligible members of Illinois Casualty, who were the policyholders of Illinois Casualty at February 16, 2016;

•	second, to our employee stock ownership plan, or ESOP; and

•	third, to the directors, officers and employees of Illinois Casualty.

The shares being purchased by each of the ESOP and our directors and officers are being acquired and held for investment purposes, and not for resale. Our plan of conversion and Illinois law requires that our officers and directors not sell stock purchased pursuant to the conversion within one year after their issuance in the conversion. For more information regarding these exceptions, see “The Conversion and Offering — Proposed Management Purchases.”

On September 7, 2016, we entered into purchase agreements with three investors pursuant to which the investors agreed severally, and subject in each case to certain conditions, to acquire from ICC Holdings at the subscription price of $10.00 per share up to 1,400,000 shares of our common stock. The subscription commitments of the investors are: (a) a group of investors, including R. Kevin Clinton, or the Clinton-Flood

Purchasers, who have collectively agreed to purchase up to 800,000 shares of our common stock, (b) Rock Island Investors, LLC, which has agreed to purchase up to 400,000 shares of our common stock, and (c) Tuscarora Wayne Insurance Company, or Tuscarora Wayne, which has agreed to purchase up to 200,000 shares of our common stock. In connection with closing with these investors, we will appoint Mr. Clinton to ICC Holdings’ board of directors.

If we sell more than 3,500,000 shares in our offering, the investors do not have an obligation to purchase any shares. Therefore, we do not anticipate selling more than 3,500,000 shares of our common stock. If eligible members subscribe for less than 3,680,000 shares, but together with the ESOP, directors, officers and employees subscribe for more than 2,100,000 shares but less than 3,500,000 shares, in which case there would not be a sufficient number of shares of common stock to satisfy the purchase obligations of the investors in full, we would satisfy as much of the subscription obligation of the Clinton-Flood Purchasers as possible with any remaining available shares sold to Rock Island Investors, LLC and Tuscarora Wayne based upon their pro rata subscription commitment. If eligible members, together with directors, officers and employees, subscribe for less than 2,100,000 shares, we will satisfy the purchase obligations of each investor in full.

The investors agreed to certain post-closing standstill and voting covenants and restrictions on their ability to sell shares for three years following the closing of the offerings and additional limitations for up to seven years following the closing of the offerings. For more information, see “The Conversion and Offering — Investor Agreements” and “Risk Factors- Risks Related to the Ownership of Our Common Stock — A small number of shareholders will collectively own a substantial portion of our common stock and voting power, and, because of restrictions on their ability to buy or sell our shares, our public float will be limited.”

The eligible members and the directors, officers and employees of ICC have the right to purchase shares of common stock in the offering subject to these priorities. Our ESOP has the right to purchase shares in this offering in an amount equal to 10.0% of the shares sold in the offering. We call the offering of the common stock to these constituents the “subscription offering.”

In the community offering phase, shares of common stock are being offered to members of the general public, individuals in our market area and certain investors known to historically invest in mutual-to-stock conversion offerings with preference given to, first, investors who have entered into investment agreement with us and, secondarily, policyholders under policies of insurance issued by Illinois Casualty after February 16, 2016 (who are also members of Illinois Casualty) and insurance producers who have produced business for Illinois Casualty within twelve months prior to the date of their subscription.

We refer to the offering of the common stock to the general public as the “community offering.” Unlike the subscription offering, purchasers in the community offering do not have any right to purchase shares in the offering, and their orders are subordinate to the rights of the eligible subscribers in the subscription offering.

Any shares of common stock offered but not subscribed for in the subscription offering may be sold in the community offering. However, we reserve the absolute right to accept or reject any orders in the community offering, in whole or in part, except for up to 1,400,000 shares of our common stock to certain investors pursuant to their respective purchase agreements. We are planning to hold the community offering concurrently with the subscription offering.

The Syndicated Community Offering

If participants in the subscription and community offerings, including certain identified investors and the ESOP, purchase fewer than 2,720,000 shares, we, in our sole discretion, may sell additional shares on a best efforts basis using a syndicate of registered broker-dealers managed by Griffin. We refer to this phase of the offering as the “syndicated community offering.” This syndicated community offering may be conducted concurrently with or after the subscription offering and the community offering. Although no assurance can be given, we do not currently expect that a syndicated community offering will be necessary.

The following table shows those persons that are eligible to purchase shares in the various phases of the offering and the shares available for purchase in each phase of the offering. The table does not include the shares that will be issued to the ESOP in the subscription offering, because the number of shares that can be issued in the offering can be increased to 4,088,889 solely to accommodate the purchase of such shares by the ESOP. We expect to conduct the subscription offering and the community offering simultaneously, and the syndicated community offering, if any, may be conducted concurrently with or after the subscription offering and community offering.

Offering	Eligible Purchasers	Shares Available for Purchase

Subscription Offering	Eligible members of Illinois Casualty, who were the policyholders of Illinois Casualty at February 16, 2016	3,680,000 shares

	Illinois Casualty’s officers, directors and employees	3,680,000 shares, less shares subscribed for by eligible members

Community Offering	Certain identified investors	1,400,000 shares, less shares subscribed for in the subscription offering

	Members of the general public, individuals in our market area and certain investors known to historically invest in mutual-to-stock conversion offerings, with preference given to policyholders under policies of insurance issued by Illinois Casualty after February 16, 2016 (who are also members of Illinois Casualty) and insurance producers who have produced business for Illinois Casualty within twelve months prior to the date of their subscription	3,680,000 shares, less shares subscribed for in the subscription offering and by certain identified investors

Syndicated Community Offering	All members of the general public.	3,680,000 shares, less shares subscribed for in the subscription offering and the community offering

Our Structure Prior to the Conversion

Our current corporate structure is shown in the following chart below.

Our Structure Following the Conversion

After the completion of the conversion, all of the outstanding common stock of the converted Illinois Casualty will have been issued to ICC Holdings, Inc., making the converted Illinois Casualty a wholly owned subsidiary of ICC Holdings, Inc. The following chart shows our corporate structure following completion of these transactions.

(1)	We intend to use approximately $5.0 million of the net proceeds to purchase ICC Realty, LLC from Illinois Casualty.

Use of Proceeds

We expect the net proceeds of the offering to be between $25.9 million and $39.3 million, after the payment of $1.0 million in estimated conversion and offering expenses. We intend to use the net proceeds from the offering as follows:

	Amount at the minimum	Amount at the adjusted maximum
Use of Net Proceeds
Conversion expenses	$1,050,000	$1,050,000
Purchase of ICC Realty, LLC	5,000,000	5,000,000
General corporate purposes	19,881,000	33,296,112

Total	$25,931,000	$39,346,112

After paying our conversion and offering expenses and commissions, contingent upon approval from the Illinois Department of Insurance, we expect to purchase from Illinois Casualty its subsidiary, ICC Realty, LLC, for approximately $5 million. ICC Realty, LLC owns certain real estate assets, including our headquarters building. We expect to contribute most of the remaining net proceeds from the offering to Illinois Casualty. These net proceeds will supply additional capital that Illinois Casualty needs to support future premium growth. The net proceeds will also be used for general corporate purposes, including the expansion of our producer networks and the marketing of our products. On a short-term basis, the net proceeds will be invested primarily in U.S. government securities, other federal agency securities, and other securities consistent with our investment policy. Any proceeds retained by ICC Holdings will be invested primarily in U.S. government securities, other federal agency securities, and other securities consistent with our investment policy until utilized.

Assuming we receive shareholder approval of our stock-based incentive plan after the plan’s adoption by our board of directors, we may use a portion of the proceeds that are not contributed to Illinois Casualty to purchase in the open market shares of our common stock to be awarded under the stock-based incentive plan.

Except for the foregoing, we currently have no specific plans, intentions, arrangements or understandings regarding the proceeds of the offering. See “Use of Proceeds.”

How Do I Buy Stock in the Offering?

To buy common stock in the offering, sign and complete the stock order form that accompanies this prospectus and send it to us with your payment in the envelope provided so that it is received no later than noon, Central Time on                     , 2017. Payment may be made by check or money order payable to “                    , escrow agent.” After you send in your payment, you have no right to modify your investment or withdraw your funds without our consent, unless we extend the offering to a date later than                         , 2017. See “The Conversion and Offering — If Subscriptions Received in all of the Offerings Combined Do Not Meet the Required Minimum” and “The Conversion and Offering — Resolicitation.” Our consent to any modification or withdrawal request may or may not be given in our sole discretion. We may reject a stock order form if it is incomplete or not timely received. Other than sales to investors, we may also reject any order received in the community offering or the syndicated community offering, in whole or in part, for any or no reason.

Limits on Your Purchase of Common Stock

The minimum number of shares a person or entity may subscribe for in the offering is 50 shares ($500). Except for the ESOP and those certain identified investors, the maximum number of shares that a person or entity, together with any affiliate, associate or any person or entity with whom he or she is acting in concert, may purchase in the offering is 5% of the total shares sold in the offering without the approval of the Illinois Department of Insurance. For this purpose, an associate of a person or entity includes:

•	such person’s spouse;

•	relatives of such person or such person’s spouse living in the same house;

•	companies, trusts or other entities in which such person or entity holds 10% or more of the equity securities;

•	a trust or estate in which such person or entity holds a substantial beneficial interest or serves in a fiduciary capacity; or

•	any person acting in concert with any of the persons or entities listed above.

We may decrease or increase the maximum purchase limitation. See “The Conversion and Offering — Limitations on Purchases of Common Stock.” In the event that we change the maximum purchase limitation, we will distribute a prospectus supplement or revised prospectus to each person who has placed an order to purchase the previous maximum number of shares such person could purchase in the offering and provide them with the opportunity to increase their subscription.

The ESOP has the right to purchase an amount equal to 10.0% of the shares of common stock to be issued in the offering, and its right to purchase this amount is not subject to any limitations or restrictions.

Oversubscription

If you are an eligible member of Illinois Casualty or a director, officer or employee of ICC, and we receive subscriptions in the subscription offering for more than 3,680,000 shares, which is the maximum number of shares being offered, your subscription may be reduced. In that event, no shares will be sold in the community offering or syndicated community offering, and the shares of common stock will be allocated first to eligible members and then to directors, officers and employees of Illinois Casualty. The maximum number of shares being offered will be increased to the extent necessary to allow the ESOP to purchase that number of shares equal to 10.0% of the shares issued in the offering.

If eligible members subscribe for more than 3,680,000 shares, no shares of common stock will be sold to directors, officers and employees of ICC (except in his or her capacity as an eligible policyholder) and to those certain identified investors. The shares of common stock will be allocated so as to permit each subscribing eligible member to purchase up to the lesser of their subscription and 1,000 shares (unless the magnitude of subscriptions does not permit such an allocation). Any remaining shares will be allocated among the eligible members with unfulfilled subscriptions in proportion to the respective amounts of unfilled subscriptions. For a more complete description of the allocation procedures in the event of an oversubscription by eligible members, see “The Conversion and Offering — Subscription Offering and Subscription Rights.”

If eligible members subscribe for less than 3,680,000 shares, but together with the ESOP, directors, officers and employees subscribe for more than 2,100,000 shares but less than 3,500,000 shares, in which case there would not be a sufficient number of shares of common stock to satisfy the purchase obligations of the investors in full, we would satisfy as much of the subscription obligation of the Clinton-Flood Purchasers as possible with any remaining available shares sold to Rock Island Investors, LLC and Tuscarora Wayne based upon their pro rata subscription commitment. If eligible members, together with directors, officers and employees, subscribe for less than 2,100,000 shares, we will satisfy the purchase obligations of each investor in full.

If eligible members subscribe for less than 3,680,000 shares, but together with the ESOP, directors, officers and employees subscribe for more than 3,500,000 shares, each eligible member will be allowed to purchase the full amount of shares for which he or she subscribed and the remaining shares of common stock will be allocated among the directors, officers and employees based on the amount that each director, officer and employee subscribed to purchase. If we sell more than 3,500,000 shares in our offering, the investors do not have an obligation to purchase any shares. See “The Conversion and Offering — Investor Agreements.”

If we receive in the subscription offering subscriptions for less than 2,720,000 shares of common stock, but in the subscription, community, and syndicated community offerings and sales to those investors together we receive subscriptions and orders for more than 2,720,000 shares, but less than 3,500,000 shares we will sell to participants in the subscription offering the number of shares sufficient to satisfy their subscriptions in full, and then may accept orders in the community offering and the syndicated community offering, with preference given to orders received in the community offering, provided that the total number of shares sold in all three offerings does not exceed 3,500,000 shares (excluding the shares sold to the ESOP).

If we receive in the subscription offering subscriptions for less than 2,720,000 shares of common stock, but in the subscription, community, and syndicated community offerings together we receive subscriptions and orders for more than 2,720,000 shares, we will sell to participants in the subscription offering the number of shares sufficient to satisfy their subscriptions in full, and then may accept orders in the community offering and the syndicated community offering, with preference given to orders received in the community offering, provided that the total number of shares sold in all three offerings does not exceed 4,088,889 shares (including the shares sold to the ESOP). If we sell more than 3,500,000 shares in our offering, the investors do not have an obligation to purchase any shares. See “The Conversion and Offering — Investor Agreements.”

Undersubscription

If the number of shares purchased in the subscription, community and syndicated community offerings and by the investors are collectively less than 2,720,000, then we will return all funds received in the offerings promptly to purchasers, without interest. In that event, we may cause a new valuation of the Company to be performed, and based on this valuation amend the registration statement of which this prospectus is a part and commence a new offering of the common stock. In that event, people who submitted subscriptions or orders will be permitted to submit new subscriptions or orders. See “The Conversion and Offering — Resolicitation.”

Shares Outstanding Immediately After the Offering

After the offering, there will be a minimum of 2,720,000 shares and a maximum of 4,088,889 shares of our common stock issued and outstanding.

Management Purchases of Stock

The directors and executive officers of ICC, together with their affiliates and associates, propose to purchase approximately 269,500 shares of common stock in the offering. This amount does not include any of the shares of common stock to be purchased by the ESOP, but does include any shares that businesses owned or controlled by our directors may subscribe to purchase in their capacity as an eligible policyholder. Our directors and executive officers and their affiliates and associates are not obligated to purchase this number of shares, and in the aggregate they may purchase a greater or smaller number of shares. Our plan of conversion and Illinois law also requires that our officers and directors not sell stock purchased pursuant to the conversion within one year after their issuance in the conversion. See “The Conversion and Offering —Proposed Management Purchases.”

Benefits to Management

Upon completion of the offering, the ESOP will own 10.0% of the total shares of common stock issued in the offering. These shares will be allocated under the ESOP over a fifteen year period to our eligible employees, including our executive officers, as a retirement benefit.

Our board of directors intends to adopt a stock-based incentive plan for the benefit of our directors, executive officers and other eligible employees. The stock-based incentive plan will be submitted to our shareholders for approval.

Under the proposed stock-based incentive plan, we may award options to purchase common stock or award shares of restricted stock or restricted stock units to directors, executive officers and other eligible employees. The exercise price of stock options will be the fair market value of our common stock on the date of the option award. All awards under the stock-based incentive plan will be subject to such vesting, performance criteria, or other conditions as the compensation committee of our board of directors may establish. A number of shares equal to 4% of the shares issued in the offering (including shares issued to the ESOP) will be available for future issuance upon the exercise of stock options and a number of shares equal to 10% of the shares issued in the offering (including shares issued to the ESOP) will be available for future issuance upon the award of restricted stock or restricted stock units settled in our common stock. No decisions concerning the number of shares to be awarded or options to be granted to any director, officer or employee have been made at this time.

The following table presents information regarding the participants in each benefit plan, and the total amount, the percentage, and the dollar value of the stock that we intend to set aside for our ESOP and stock-based incentive plan. No options, restricted stock, or restricted stock units will be issued under the stock-based incentive plan until the plan is approved by our shareholders. The table assumes the following:

•	that 3,500,000 shares will be sold in the offering; and

•	that the value of the stock in the table is $10.00 per share.

Options are assigned no value because their exercise price will be equal to the fair market value of the stock on the day the options are awarded. As a result, anyone who receives an option will benefit from the option only if the price of the stock rises above the exercise price and the option is exercised.

Plan	Individuals Eligible to Receive Awards	Percent of Shares Issued in the Offering	Number of Shares	Value of Shares Based on $10.00 Share Price
ESOP	All eligible full-time employees	10.0%	350,000	$3,500,000

Shares available under the stock-based incentive plan for restricted stock and restricted stock unit awards	Directors and selected officers and employees	10.0%	350,000	$3,500,000

Shares available under the stock-based incentive plan for stock options	Directors and selected officers and employees	4.0%	140,000	$1,400,000	(1)

(1)	Stock options will be awarded with a per share exercise price equal to the market price of our common stock on the date of award. The value of a stock option will depend upon increases, if any, in the price of our common stock during the term of the stock option.

Deadlines for Purchasing Stock

If you wish to purchase shares of our common stock, a properly completed and signed original stock order form, together with full payment for the shares, must be received (not postmarked) at                      no later than 12:00 noon, Central Time, on                     , 2017. You may submit your order form in one of two ways: by mail using the order reply envelope provided or by overnight courier to the address indicated on the stock order form. The Stock Information Center is open weekdays, except bank holidays, from 10:00 a.m. to 4:00 p.m., Central Time. Once submitted, your order is irrevocable unless the offering is terminated or extended. We may extend the                     , 2017 expiration date, without notice to you. If we extend the subscription offering to a date later than                     , 2017, the stock orders will be canceled and all funds received will be returned promptly without interest. The subscription offering may not be extended to a date later than                     , 2017. The community offering and syndicated community offering, if conducted, may terminate at any time without notice, but no later than 45 days after the termination of the subscription offering.

Conditions That Must Be Satisfied Before We Can Complete the Offering and Issue the Stock

Before we can complete the offering and issue our stock, the Illinois Department of Insurance must approve the plan of conversion of Illinois Casualty, the members of Illinois Casualty as of February 16, 2016 must approve the plan of conversion, and we must sell at least the minimum number of shares offered.

No funds will be released from the escrow account until all phases of the offering have been completed and all of these conditions have been satisfied. If all of these conditions are not satisfied by                     , 2017, the offering will be terminated and all funds will be returned promptly without interest.

Termination of the Offering

We have the right to cancel the offering at any time. If we cancel the offering, your money will be promptly refunded, without interest.

Dividend Policy

We currently do not have any plans to pay dividends to our shareholders. In addition, as a holding company, our ability to pay dividends will be dependent upon any proceeds from the offering retained at the holding company, distributions from ICC Realty, LLC after it is acquired by ICC Holdings and Illinois Casualty declaring and paying a dividend to us. The payment of such dividends may require the prior approval of the Illinois Department of Insurance. For additional information regarding restrictions on our ability to pay dividends. See “Dividend Policy.”

Market for Common Stock

We have applied for listing on the Nasdaq Capital Market, but this does not mean that an active trading market for our stock will develop.

Delivery of Prospectus

To ensure that each person receives a prospectus at least 48 hours before the offering deadline, we may not mail prospectuses any later than five days before such date or hand-deliver prospectuses later than two days before that date. Stock order forms may only be delivered if accompanied or preceded by a prospectus. We are not obligated to deliver a prospectus or order form by means other than U.S. mail.

We will make reasonable attempts to provide a prospectus and offering materials to holders of subscription rights. The subscription offering and all subscription rights will expire at 12:00 noon, Central Time, on                     , 2017 whether or not we have been able to locate each person entitled to subscription rights.

Delivery of Shares of Common Stock

All shares of common stock of ICC sold in the subscription offering and community offering will be issued in book entry form and held electronically on the books of our transfer agent. Stock certificates will not be issued. A statement reflecting ownership of shares of common stock sold in the offering will be mailed by our transfer agent to the persons entitled thereto at the address noted by them on their stock order form as soon as practicable following consummation of the conversion. Shares of common stock sold in the syndicated community offering may be delivered electronically through the services of The Depository Trust Company. We expect trading in the stock to begin on the business day of or on the business day immediately following the completion of the conversion and stock offering. It is possible that until a statement reflecting ownership of shares of common stock is available and delivered to purchasers, purchasers might not be able to sell the shares of common stock that they ordered, even though the common stock will have begun trading. Your ability to sell the shares of common stock before receiving your statement will depend on arrangements you may make with a brokerage firm.

How You May Obtain Additional Information Regarding the Offering

If you have any questions regarding the stock offering, please call the Stock Information Center at 1-            -             -            , Monday through Friday between 10:00 a.m. and 4:00 p.m., Central Time or email us at offering@ICCholdingsinc.com. The Stock Information Center will be closed on weekends and bank holidays. Our Stock Information Center is located at the offices of Griffin at 607 Washington Street, Reading, Pennsylvania 19603. Additional copies of the materials will be available from the Stock Information Center.

Risk Factors

An investment in our common stock involves numerous risks. See “Risk Factors.”

Recent Developments

For the year ended December 31, 2016, we anticipate reporting a GAAP combined ratio of 94.7%, a renewal hit ratio of 91.9%, direct written premiums of $51.2 million, and a statutory surplus of $29.8 million. This information is unaudited and is derived from our interim financial statements. The calculation of the GAAP combined ratio is described under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Financial Measures” below, and the calculation of the renewal hit ratio is described under the heading “Management — Benefit Plans and Employment Agreements — Bonus” below. You should read this information in conjunction with the audited and unaudited financial statements included in this prospectus.

RISK FACTORS

In addition to all other information contained in this prospectus, you should carefully consider the following risk factors in deciding whether to purchase our common stock.

Risks Related to Our Business

A reduction in our A.M. Best rating could affect our ability to write new business or renew our existing business.

Ratings assigned by A.M. Best are an important factor influencing the competitive position of insurance companies. A.M. Best ratings, which are reviewed at least annually, represent independent opinions of financial strength and ability to meet obligations to policyholders and are not directed toward the protection of investors. Therefore, our A.M. Best rating should not be relied upon as a basis for an investment decision to purchase our common stock.

Illinois Casualty Company holds a financial strength rating of “B++” (Good) by A.M. Best, the fifth highest rating out of 15 rating classifications. Our most recent evaluation by A.M. Best occurred on February 23, 2016, when A.M. Best upgraded its outlook to positive from stable for Illinois Casualty’s issuer credit rating, while affirming its financial strength rating of “B++” and issuer credit rating of “bbb” (Good). Financial strength ratings are used by producers and customers as a means of assessing the financial strength and quality of insurers. Issuer credit ratings is an opinion by A.M. Best of an entity’s ability to meet its ongoing financial obligations. If our financial position deteriorates, we may not maintain our favorable financial strength and issuer credit ratings from A.M. Best. A downgrade of our rating could severely limit or prevent us from writing desirable business or from renewing our existing business. In addition, a downgrade could negatively affect our ability to implement our strategy. See “Business — A.M. Best Rating.”

Our food and beverage customers have been the target of claims and lawsuits. Proceedings of this nature, if successful, could result in our payment of substantial costs and damages.

Occasionally, patrons of our food and beverage industry insured customers file complaints or lawsuits against our insureds alleging a variety of claims arising in the ordinary course of their business, including personal injury claims, contract claims and claims alleging violations of federal and state laws. In addition, certain of our insured customers who serve alcohol are subject to state “dram shop” or similar laws that generally allow a person to sue our customer if that person was injured by a legally intoxicated person who was wrongfully served alcoholic beverages by our customer. A number of these lawsuits in the food and beverage industry have resulted in the payment of substantial damages by us on behalf of our insureds.

Additionally, states have, from time to time, explored lowering the blood alcohol content levels for criminal statutes related to driving under the influence or similar laws, removing or increasing caps for liability with respect to injuries by a legally intoxicated person, or preventing or limiting rate changes by insurance companies.

Regardless of whether any claims against our customers are valid or whether they are liable, claims may be expensive to defend and may result in significant liabilities. Defense costs, even for unfounded claims, or a judgment or other liability in excess of our reinsurance limits for any claims or any adverse publicity resulting from claims could adversely affect our business, results of operations and financial condition.

Our strategy for growing our business may not be profitable.

Over the past several years, we have made, and our current plans are to continue to make, investments in our lines of business, and we have increased expenses in order to, among other things, strengthen our product offerings and service capabilities, expand into new geographic areas, improve technology and our operating models, build expertise in our personnel, and expand our distribution capabilities, with the ultimate goal of achieving significant, sustained growth. The ability to achieve significant profitable premium growth in order to earn adequate returns on such investments and expenses, and to grow further without proportionate increases in expenses, is an important part of our current strategy. There can be no assurance that we will be successful at profitably growing our business, or that we will not alter our current strategy due to changes in our markets or an inability to successfully maintain acceptable margins on new business or for other reasons, in which case premiums written and earned, operating income and net book value could be adversely affected.

Our investment performance may suffer as a result of adverse capital market developments, which may affect our financial results and ability to conduct business.

We invest the premiums we receive from policyholders until cash is needed to pay insured claims or other expenses. For the nine months ended September 30, 2016, we had $19,000 in net realized investment gains as compared to investment gains of $81,000 for the year ended December 31, 2015 and $459,000 for the year ended December 31, 2014. Our investments will be subject to a variety of investment risks, including risks relating to general economic conditions, market volatility, interest rate fluctuations, liquidity risk and credit risk. An unexpected increase in the volume or severity of claims may force us to liquidate securities, which may cause us to incur capital losses. If we do not structure the duration of our investments to match our insurance liabilities, we may be forced to liquidate investments prior to maturity at a significant loss to cover such payments. Investment losses could significantly decrease our asset base and statutory surplus, thereby affecting our ability to conduct business. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations —Quantitative and Qualitative Information About Market Risk.”

The geographic distribution of our business exposes us to significant natural disasters, which may negatively affect our financial and operating results.

For the quarter ended September 30, 2016, approximately 37.4% of our direct premiums written originated from business written in Illinois, and therefore, we have a greater exposure to catastrophic or other significant natural or man-made losses in that geographic region. The incidence and severity of such events are inherently unpredictable. In recent years, changing climate conditions have increased the unpredictability, severity and frequency of tornados, hurricanes, and other storms.

States and regulators from time to time have taken action that has the effect of limiting the ability of insurers to manage these risks, such as prohibiting insurers from reducing exposures or withdrawing from catastrophe-prone areas, or mandating that insurers participate in residual markets. Our ability or willingness to manage our exposure to these risks may be limited due to considerations of public policy, the evolving political environment, or social responsibilities. We may choose to write business in catastrophe-prone geographic areas that we might not otherwise write for strategic purposes, such as improving our access to other underwriting opportunities.

Our ability to properly estimate reserves related to tornados and storms can be affected by the inability to access portions of the impacted areas, the complexity of factors contributing to the losses, the legal and regulatory uncertainties, and the nature of the information available to establish the reserves. These complex factors include, but are not limited to the following:

•	determining whether damages were caused by flooding versus wind;

•	evaluating general liability and pollution exposures;

•	the impact of increased demand for products and services necessary to repair or rebuild damaged properties;

•	infrastructure disruption;

•	fraud;

•	the effect of mold damage;

•	business interruption costs; and

•	reinsurance collectability.

The estimates related to catastrophes are adjusted as actual claims are filed and additional information becomes available. This adjustment could reduce income during the period in which the adjustment is made, which could have a material adverse impact on our financial condition and results of operations.

Large-scale natural disasters may have a material adverse effect on our business, financial condition and results of operations.

The Midwest has historically been at a relatively high risk of natural disasters such as tornados, blizzards and flooding. If the Midwest were to experience a large-scale natural disaster, claims incurred would likely increase and our insured’s properties may incur substantial damage, which could have a material adverse effect on our business, financial condition and results of operations.

Our results may fluctuate as a result of many factors, including cyclical changes in the insurance industry, which may lead to reduced premium volume.

Results of companies in the insurance industry, and particularly the property and casualty insurance industry, historically have been subject to significant fluctuations and uncertainties. The industry’s profitability can be affected significantly by:

•	rising levels of actual costs that are not known by companies at the time they price their products;

•	volatile and unpredictable developments, including man-made and natural catastrophes;

•	changes in reserves resulting from the general claims and legal environments as different types of claims arise and judicial interpretations relating to the scope of insurers’ liability develop; and

•	fluctuations in interest rates, inflationary pressures and other changes in the investment environment, which affect returns on invested capital and may impact the ultimate payout of losses.

Historically, the financial performance of the insurance industry has fluctuated in cyclical periods of low premium rates and excess underwriting capacity resulting from increased competition (a so-called “soft market”), followed by periods of high premium rates and a shortage of underwriting capacity resulting from decreased competition (a so-called “hard market”). Fluctuations in underwriting capacity, demand and competition, and the impact on our business of the other factors identified above, could have a negative impact on our results of operations and financial condition.

Because estimating future losses is difficult and uncertain, if our actual losses exceed our loss reserves our operating results may be adversely affected.

We maintain reserves to cover amounts we estimate will be needed to pay for insured losses and for the expenses necessary to settle claims. Estimating loss and loss expense reserves is a difficult and complex process involving many variables and subjective judgments. We regularly review our reserve estimate protocols and our overall amount of reserves. We review historical data and consider the impact of various factors such as:

•	trends in claim frequency and severity;

•	information regarding each claim for losses;

•	legislative enactments, judicial decisions and legal developments regarding damages; and

•	trends in general economic conditions, including inflation.

Our actual losses could exceed our reserves. If we determine that our loss reserves are inadequate, we will have to increase them. This adjustment would reduce income during the period in which the adjustment is made, which could have a material adverse impact on our financial condition and results of operations. Such adjustments to loss reserve estimates are referred to as “loss development.” If existing loss reserves exceed the revised estimate, it is referred to as positive loss development. Negative loss development occurs when the revised estimate of expected losses with respect to a calendar year exceed existing loss reserves. For additional information, see “Business — Loss and LAE Reserves.”

If our reinsurers do not pay our claims in accordance with our reinsurance agreements, we may incur losses.

We are subject to loss and credit risk with respect to the reinsurers with whom we deal because buying reinsurance does not relieve us of our liability to policyholders. If our reinsurers are not capable of fulfilling their financial obligations to us, our insurance losses would increase. For the nine months ended September 30, 2016, we ceded 15.8% of our gross written premiums to our reinsurers. We secure reinsurance coverage from a number of reinsurers. The lowest A.M. Best rating issued to any of our reinsurers is “A-” (Excellent), which is the fourth highest of fifteen ratings. See “Business — Reinsurance.”

The property and casualty insurance market in which we operate is highly competitive, which limits our ability to increase premiums for our products and recruit new producers.

Competition in the property and casualty insurance business is based on many factors. These factors include the perceived financial strength of the insurer, premiums charged, policy terms and conditions, services provided, reputation, financial ratings assigned by independent rating agencies and the experience of the insurer in the line of insurance to be written. We compete with stock insurance companies, mutual companies, local cooperatives and other underwriting organizations. Many of these competitors have substantially greater financial, technical and operating resources than we have. Many of the lines of insurance we write are subject to significant price competition. If our competitors price their products aggressively, our ability to grow or renew our business may be adversely affected. We pay producers on a commission basis to produce business. Some of our competitors may offer higher commissions or insurance at lower premium rates through the use of salaried personnel or other distribution methods that do not rely on independent agents. Increased competition could adversely affect our ability to attract and retain business and thereby reduce our profits from operations.

Our results of operations may be adversely affected by any loss of business from key producers.

Our products are primarily marketed by independent agents. Other insurance companies compete with us for the services and allegiance of these producers. These producers may choose to direct business to our competitors, or may direct less desirable risks to us. One producer accounted for $2.9 million or approximately 5.9% of our direct premiums written in 2015. No other producer accounted for more than 6% of our 2015 direct premiums written. If we experience a significant decrease in business from, or lose entirely, our largest producers it would have a material adverse effect on us.

Our revenues may fluctuate with our investment results and changes in interest rates.

Our investment portfolio contains a significant amount of fixed income securities. The fair values of these invested assets fluctuate depending upon economic conditions, particularly changes in interest rates. We may not be able to prevent or minimize the negative impact of interest rate changes. Additionally, unforeseen circumstances may force us to sell certain of our invested assets at a time when their fair values are less than their original cost, resulting in realized capital losses, which would reduce our net income.

Proposals to federally regulate the insurance business could affect our business.

Currently, the U.S. federal government does not directly regulate the insurance business. However, federal legislation and administrative policies in several areas can significantly and adversely affect insurance companies. These areas include financial services regulation, securities regulation, pension regulation, privacy, tort reform legislation and taxation. In addition, various forms of direct federal regulation of insurance have been proposed. These proposals generally would maintain state-based regulation of insurance, but would affect state regulation of certain aspects of the insurance business, including rates, producer and company licensing, and market conduct examinations. We cannot predict whether any of these proposals will be adopted, or what impact, if any, such proposals or, if enacted, such laws may have on our business, financial condition or results of operations.

If we fail to comply with insurance industry regulations, or if those regulations become more burdensome, we may not be able to operate profitably.

We are regulated by the Illinois Department of Insurance, as well as, to a more limited extent, the federal government and the insurance departments of other states in which we do business. For the nine months ended September 30, 2016, approximately 37.4% of our direct premiums written originated from business written in Illinois. Therefore, the cancellation or suspension of our license in Illinois, as a result of any failure to comply with the applicable insurance laws and regulations, may negatively impact our operating results.

Most insurance regulations are designed to protect the interests of policyholders rather than shareholders and other investors. These regulations relate to, among other things:

•	approval of policy forms and premium rates;

•	standards of solvency, including establishing requirements for minimum capital and surplus, and for risk-based capital;

•	classifying assets as admissible for purposes of determining solvency and compliance with minimum capital and surplus requirements;

•	licensing of insurers and their producers;

•	advertising and marketing practices;

•	restrictions on the nature, quality and concentration of investments;

•	assessments by guaranty associations and mandatory pooling arrangements;

•	restrictions on the ability to pay dividends;

•	restrictions on transactions between affiliated companies;

•	restrictions on the size of risks insurable under a single policy;

•	requiring deposits for the benefit of policyholders;

•	requiring certain methods of accounting;

•	periodic examinations of our operations and finances;

•	claims practices;

•	prescribing the form and content of reports of financial condition required to be filed; and

•	requiring reserves for unearned premiums, losses and other purposes.

The Illinois Department of Insurance also conducts periodic examinations of the affairs of insurance companies and requires the filing of annual and other reports relating to financial condition, holding company issues and other matters. These regulatory requirements may adversely affect or inhibit our ability to achieve some or all of our business objectives. Our last examination by the Illinois Department of Insurance was in February 2012.

In addition, regulatory authorities have relatively broad discretion to deny or revoke licenses for various reasons, including the violation of regulations. Further, changes in the level of regulation of the insurance industry or changes in laws or regulations themselves or interpretations by regulatory authorities could adversely affect our ability to operate our business.

Our ability to manage our exposure to underwriting risks depends on the availability and cost of reinsurance coverage.

Reinsurance is the practice of transferring part of an insurance company’s liability and premium under an insurance policy to another insurance company. We use reinsurance arrangements to limit and manage the amount of risk we retain, to stabilize our underwriting results and to increase our underwriting capacity. The availability and cost of reinsurance are subject to current market conditions and may vary significantly over time. Any decrease in the amount of our reinsurance will increase our risk of loss. We may be unable to maintain our desired reinsurance coverage or to obtain other reinsurance coverage in adequate amounts and at favorable rates. If we are unable to renew our expiring coverage or obtain new coverage, it will be difficult for us to manage our underwriting risks and operate our business profitably.

It is also possible that the losses we experience on risks we have reinsured will exceed the coverage limits on the reinsurance. If the amount of our reinsurance coverage is insufficient, our insurance losses could increase substantially.

We could be adversely affected by the loss of our existing management or key employees.

The success of our business is dependent, to a large extent, on our ability to attract and retain key employees, in particular our senior officers. Our business may be adversely affected if labor market conditions make it difficult for us to replace our current key officers with individuals having equivalent qualifications and experience at compensation levels competitive for our industry. In particular, because of the shortage of experienced underwriters and claims personnel who have experience or training in the liquor liability sector of the insurance industry, replacing key employees in that line of our business could be challenging. Our key officers include: Arron K. Sutherland, our President and Chief Executive Officer, Michael R. Smith, our Chief Financial Officer, Norman D. Schmeichel, our Vice President and Chief Information Officer, Howard J. Beck, our Chief Underwriting Officer, Julia B. Suiter, our Chief Legal Officer, Rickey Plunkett, our Director of Claims, and Kathleen S. Springer, our Director of Human Resources. These key officers have an average of more than 20 years of experience in the property and casualty insurance industry.

We do not have agreements not to compete or employment agreements with our employees, except for our employment agreement with Mr. Sutherland and change in control agreements with certain officers, including Messrs. Smith, Schmeichel, Beck, and Plunkett and Mesdames Suiter and Springer. Each of our employment agreement with Mr. Sutherland and change in control agreements has change of control provisions that provide for certain payments and the continuation of certain benefits in the event such officer is terminated without cause or such officer voluntarily quits for good reason after a change in control. See “Management —Benefit Plans and Employment Agreements.”

Losses resulting from political instability, acts of war or terrorism may negatively affect our financial and operating results.

Numerous classes of business are exposed to terrorism related catastrophic risks. The frequency, number and severity of these losses are unpredictable. As a result, we have changed our underwriting protocols to address terrorism and the limited availability of terrorism reinsurance. However, given the uncertainty of the potential threats, we cannot be sure that we have addressed all the possibilities.

The Terrorism Risk Insurance Act of 2002, as extended by the Terrorism Risk Insurance Program Reauthorization Act of 2015, is effective through December 31, 2020. Prior to the act, insurance coverage by private insurers for losses (other than workers’ compensation) arising out of acts of terrorism was severely limited. The act provides, among other things, that all licensed insurers must offer coverage on most commercial lines of business for acts of terrorism. Losses arising out of acts of terrorism that are certified as such by the Secretary of the Treasury of the United States and that exceed $120 million for calendar year 2016 will be reimbursed by the federal government subject to a limit of $100 billion in any year, which loss trigger increases each year by $20 million until it reaches $200 million in 2020 and any calendar year thereafter. Each insurance company is responsible for a deductible equal to 20% of its direct earned premiums in the previous calendar year. For 2016, our deductible is approximately $9.5 million. For losses in excess of the deductible, the federal government will reimburse 84% of the insurer’s loss, up to the insurer’s proportionate share of the $100 billion. Such reimbursement percentage will be reduced by one percentage point each year until it reaches 80%.

Notwithstanding the protection provided by reinsurance and the Terrorism Risk Insurance Act of 2002, the risk of severe losses to us from acts of terrorism has not been eliminated. Our reinsurance contracts include various limitations or exclusions limiting the reinsurers’ obligation to cover losses caused by acts of terrorism. Accordingly, events constituting acts of terrorism may not be covered by, or may exceed the capacity of, our reinsurance and could adversely affect our business and financial condition.

We could be adversely affected by any interruption to our ability to conduct business at our current location.

Our business operations could be substantially interrupted by flooding, snow, ice, and other weather-related incidents, or from fire, power loss, telecommunications failures, terrorism, or other such events. In such an event, we may not have sufficient redundant facilities to cover a loss or failure in all aspects of our business operations and to restart our business operations in a timely manner. Any damage caused by such a failure or loss may cause interruptions in our business operations that may adversely affect our service levels and business. See “Business — Technology.”

Changes in accounting standards issued by the Financial Accounting Standards Board (FASB) or other standard-setting bodies may adversely affect our consolidated financial statements.

Our consolidated financial statements are subject to the application of GAAP, which is periodically revised and/or expanded. Accordingly, we are required to adopt new or revised accounting standards from time to time issued by recognized authoritative bodies, including the FASB. It is possible that future changes we are required to adopt could change the current accounting treatment that we apply to our consolidated financial statements and that such changes could have a material effect on our financial condition and results of operations.

Assessments and premium surcharges for state guaranty funds, second injury funds and other mandatory pooling arrangements may reduce our profitability.

Most states require insurance companies licensed to do business in their state to participate in guaranty funds, which require the insurance companies to bear a portion of the unfunded obligations of impaired, insolvent or failed insurance companies. These obligations are funded by assessments, which are expected to continue in the future. State guaranty associations levy assessments, up to prescribed limits, on all member insurance companies in the state based on their proportionate share of premiums written in the lines of business in which the impaired, insolvent or failed insurance companies are engaged. Accordingly, the assessments levied on us may increase as we increase our written premiums. Some states also have laws that establish second injury funds to reimburse insurers and employers for claims paid to injured employees for aggravation of prior conditions or injuries. These funds are supported by either assessments or premium surcharges based on incurred losses. See “Business — Regulation.”

In addition, as a condition to conducting business in some states, insurance companies are required to participate in residual market programs to provide insurance to those who cannot procure coverage from an insurance carrier on a negotiated basis. Insurance companies generally can fulfill their residual market obligations by, among other things, participating in a reinsurance pool where the results of all policies provided through the pool are shared by the participating insurance companies. Although we price our insurance to account for our potential obligations under these pooling arrangements, we may not be able to accurately estimate our liability for these obligations. Accordingly, mandatory pooling arrangements may cause a decrease in our profits. At September 30, 2016, we participated in mandatory pooling arrangements in three states. As we write policies in new states that have mandatory pooling arrangements, we will be required to participate in additional pooling arrangements. Further, the impairment, insolvency or failure of other insurance companies in these pooling arrangements would likely increase the liability for other members in the pool. The effect of assessments and premium surcharges or increases in such assessments or surcharges could reduce our profitability in any given period or limit our ability to grow our business. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Other Segment.”

Risk Factors Relating to the Ownership of Our Common Stock

A small number of shareholders will collectively own a substantial portion of our common stock and voting power, and, because of restrictions on their ability to buy or sell our shares, our public float will be limited.

Collectively, the three investors purchasing shares from us pursuant to investment agreements (the Clinton-Flood Purchasers, Rock Island Investors, LLC and Tuscarora Wayne) will own or exercise voting and investment control of up to 1.4 million of our shares, or 40% of our outstanding common stock if we sold 3.5 million shares in this offering. Pursuant to their respective purchase agreement, each investor has agreed to, among other things, vote as recommended by our board of directors (subject to limited exceptions), agree to a standstill provision, including from purchasing shares of our common stock except as provided by a contractual preemptive right, for up to seven years, agreed to restrictions on their respective ability to sell their shares of our common stock. For more information regarding these purchase agreements, see “The Conversion Offering — Investor Agreements” below.

If and for so long as an investor beneficially owns two percent (2.0%) or more of the shares of our common stock and a standstill termination event has not occurred, the investor shall generally vote and cause to be voted all shares of common stock beneficially owned by such investor (a) for persons nominated and recommended by ICC Holdings’ board of directors for election as directors of ICC Holdings’ board of directors and against any person nominated for election as a director by any other person or entity, and (b) as directed or recommended by ICC Holdings’ board of directors with respect to any proposal presented at any meeting of ICC Holdings’ shareholders, including, but not limited to (i) the entire slate of directors recommended for election by the ICC Holdings’ board of directors to the shareholders of ICC Holdings at any meeting of ICC Holdings’ shareholders at which any directors are elected, (ii) any shareholder proposal submitted for a vote at any meeting of ICC Holdings’ shareholders, and (iii) any proposal submitted by ICC Holdings for a vote at any meeting of ICC Holdings’ shareholders relating (A) to the appointment of ICC Holdings’ accountants, or (B) an equity compensation plan of ICC Holdings and/or any material revisions thereto. This provision may have the effect of entrenching our board of directors and management team and may deprive you of the opportunity to sell your shares to potential acquirers at a premium over prevailing prices. As a result, other shareholders may be prevented from affecting matters involving our company, including:

•	the composition of our board of directors and, through it, any determination with respect to our business direction and policies, including the appointment and removal of officers;

•	any determinations with respect to mergers or other business combinations;

•	our acquisition or disposition of assets; and

•	our corporate financing activities.

Furthermore, this concentration of voting power could have the effect of delaying, deterring or preventing a change of control or other business combination that might otherwise be beneficial to our shareholders. This significant concentration of share ownership may also adversely affect the trading price for our common stock because investors may perceive disadvantages in owning stock in a company that is controlled by a small number of shareholders.

In addition, these investors are restricted from buying or selling shares of our common stock pursuant to their respective investment agreements and, in some cases, by restrictions under applicable securities laws. For three years following the closing, each of the investors are generally prohibited from selling any shares of our common stock. Beginning on the third anniversary of the closing date, subject to our right of first refusal in favor of us, each investor could sell no more than six and one-quarter percent (6-1/4%) of the number of shares purchased at the closing of the offering every ninety days. Upon the occurrence of a death or disability of Mr. Clinton, no more than six and one-quarter percent (6-1/4%) of the number of shares purchased at the closing of the offering by Mr. Clinton and certain other purchasers who together have subscribed to purchase up to 600,000 shares of our common stock every ninety days by their trusts, estate or spouse could be sold beginning, unless an earlier date has been approved by a majority of the members of our board of directors other than Mr. Clinton or his replacement on our board of directors, (a) one year following such occurrence, if such event occurs during the first year following the closing date, (b) six months following such occurrence, if such event occurs during the second year following the closing date, or (c) following such occurrence, if such event occurs during the third year following the closing date. Until the expiration of the standstill provision discussed below, each investor is restricted from buying any shares of our common stock other than those acquired pursuant to their respective investment agreements and pursuant to their respective preemptive right thereunder. As a result, the liquidity of our common stock relative to what it would have been had these shares been purchased by other investors may be reduced.

For so long as an investor beneficially owns two percent (2.0%) or more of the issued and outstanding shares of our common stock, these standstill provisions will continue until the earliest of (a) the seventh anniversary of the closing of the offering, or (b) the date on which ICC Holdings includes a balance sheet in a filing with the SEC in which its “adjusted shareholders’ equity” at the end of such fiscal quarter is less than 85% of the “starting shareholders’ equity”. Assuming we receive gross proceeds of $35.0 million in the offering, using information as of September 30, 2016 as the starting shareholders’ equity, the adjusted shareholders equity would have to be $9.6 million lower in order to trigger a termination of the standstill provisions. For the definition of each of these terms, see “The Conversion and Offering - Investor Agreements” below. Following the expiration of the standstill and other provisions, if these investors retain their ownership levels, such investors together may be able to exhibit significant control over us and our management and will have significant influence over matters requiring shareholder approval, including future amendments to our amended and restated articles of incorporation or other significant or extraordinary transactions. The interests of these investors may differ from the interests of our other shareholders with respect to certain matters.

Our ESOP and stock-based incentive plan will increase our costs, which will reduce our income.

Our ESOP will purchase 10.0% of the shares of common stock sold in the offering with funds borrowed from us prior to the expiration of the offering. The cost of acquiring the shares of common stock for the ESOP, and therefore the amount of the loan, will be between $2,720,000 at the minimum of the offering range and $4,088,889 at the adjusted maximum of the offering range. The loan will be repaid over a fifteen year period. We will record annual employee stock ownership plan expense in an amount equal to the fair value of the shares of common stock committed to be released to employees under the ESOP for each year. If shares of our common stock appreciate in value over time, compensation expense relating to the employee stock ownership plan will increase.

Our board of directors intends to adopt a stock-based incentive plan that we will submit to our shareholders for approval. Under this plan, we may award participants restricted shares of our common stock, restricted stock units denominated in shares of our common stock, or options to purchase shares of our common stock. Restricted stock and restricted stock unit awards will be made at no cost to the participants. Restricted stock units are payable in shares of common stock or in cash in the discretion of the compensation committee. The number of shares of common stock that may be issued pursuant to restricted stock and restricted stock unit awards (to the extent that such restricted stock unit awards are not paid in cash) or upon exercise of stock option awards under the stock-based incentive plan may not exceed 10% and 4%, respectively, of the total number of shares sold in the offering.

The costs associated with the grant of restricted stock awarded under the stock-based incentive plan will be recognized and expensed over the vesting period of the award at the fair market value of the shares on the date they are awarded. If the restricted shares of common stock to be awarded under the plan are repurchased in the open market (rather than issued directly from our authorized but unissued shares of common stock) and cost the same as the purchase price in the offering, the reduction to shareholders’ equity due to the plan would be between $2,720,000 at the minimum of the offering range and $4,088,889 at the adjusted maximum of the offering range. To the extent we repurchase such shares in the open market and the price of such shares exceeds the offering price of $10.00 per share, the reduction to shareholders’ equity would exceed the range described above. Conversely, to the extent the price of such shares is below the offering price of $10.00 per share, the reduction to shareholders’ equity would be less than the range described above. The costs associated with the grant of restricted stock unit awards to be settled in cash will similarly be recognized and expensed over their vesting period at the fair market value of the shares on the date they are awarded. However, unlike awards of restricted stock, the fair market value will be remeasured on a quarterly basis until the award vests or is otherwise settled. Therefore, in addition to reducing our net income by recording this compensation and benefit expense, increases in our stock price will increase this expense for restricted stock unit awards settled in cash, thereby further reducing our net income.

Finally, accounting rules require companies to recognize as compensation expense the award-date fair value of stock options. This compensation expense will be recognized over the appropriate service period. When we record an expense for the award of options using the fair value method, we will incur significant compensation and benefits expense, which will reduce our net income.

The implementation of the stock-based incentive plan may dilute your percentage ownership interest and may also result in downward pressure on the price of our stock.

The proposed stock-based incentive plan will be funded through either open market purchases or from the issuance of authorized but unissued shares. In the event that authorized but unissued shares are used to fund restricted stock or restricted stock unit awards and the exercise of stock option awards under the plan in an amount equal to 10% and 4%, respectively, of the shares issued in a midpoint offering, shareholders would experience a reduction in ownership interest of approximately 12.3%. In addition, the number of shares of common stock available for issuance pursuant to restricted stock or restricted stock unit awards and upon exercise of stock option awards following the approval of our stock-based incentive plan may be perceived by the market as having a dilutive effect, which could lead to a decrease in the price of our common stock.

The valuation of our common stock in the offering is not necessarily indicative of the future price of our common stock, and the price of our common stock may decline after this offering.

There can be no assurance that shares of our common stock will be able to be sold in the market at or above the $10.00 per share initial offering price in the future. The final aggregate purchase price of our common stock in the offering will be based upon an independent appraisal. The appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. The valuation is based on estimates of a number of matters, all of which are subject to change from time to time. See “The Conversion and Offering — The Valuation” for the factors considered by Feldman Financial in determining the appraisal.

The price of shares of our common stock may decline for many reasons, some of which are beyond our control, including among others:

•	Capital market conditions generally;

•	quarterly variations in our results of operations;

•	changes in expectations as to our future results of operations, including financial estimates by securities analysts and investors;

•	announcements by third parties of claims against us;

•	changes in law and regulation;

•	results of operations that vary from those expected by investors; and

•	future sales of shares of our common stock.

In addition, the stock market routinely experiences substantial price and volume fluctuations that sometimes have been unrelated or disproportionate to the operating performance of companies. As a result, the trading price of shares of our common stock may be below the initial public offering price, and you may not be able to sell your shares at or above the price you pay to purchase them.

Statutory provisions and our articles and bylaws may discourage takeover attempts on ICC that you may believe are in your best interests or that might result in a substantial profit to you.

We are subject to provisions of Pennsylvania corporate law and Illinois insurance law that hinder a change of control. Illinois law requires the Illinois Department of Insurance’s prior approval of a change of control of an insurance holding company. Under Illinois law, the acquisition of 10% or more of the outstanding voting stock of an insurer or its holding company is presumed to be a change in control. Approval by the Illinois Department of Insurance may be withheld even if the transaction would be in the shareholders’ best interest if the Illinois Department of Insurance determines that the transaction would be detrimental to policyholders.

Our articles of incorporation and bylaws also contain provisions that may discourage a change in control. These provisions include:

•	a prohibition on a person, including a group acting in concert, from acquiring voting control of more than 10% of our outstanding stock without prior approval of the board of directors;

•	a classified board of directors divided into three classes serving for successive terms of three years each;

•	the prohibition of cumulative voting in the election of directors;

•	the requirement that nominations for the election of directors made by shareholders and any shareholder proposals for inclusion on the agenda at any annual meeting must be made by notice (in writing) delivered or mailed to us not less than 90 days prior to the meeting;

•	the prohibition of shareholders’ action without a meeting and of shareholders’ right to call a special meeting;

•	unless otherwise waived by the board of directors, to be elected as a director, a person must be a shareholder of ICC Holdings, Inc. for the lesser of one year or the time that has elapsed since the completion of the conversion;

•	the requirement imposing a mandatory tender offering requirement on a shareholder that has a combined voting power of 25% or more of the votes that our shareholders are entitled to cast;

•	the requirement that certain provisions of our articles of incorporation can only be amended by an affirmative vote of shareholders entitled to cast at least 80% of all votes that shareholders are entitled to cast, unless approved by an affirmative vote of at least 80% of the members of the board of directors; and

•	the requirement that certain provisions of our bylaws can only be amended by an affirmative vote of shareholders entitled to cast at least 66 2/3%, or in certain cases 80%, of all votes that shareholders are entitled to cast.

These provisions may serve to entrench management and may discourage a takeover attempt that you may consider to be in your best interest or in which you would receive a substantial premium over the current market price. These provisions may make it extremely difficult for any one person, entity or group of affiliated persons or entities to acquire voting control of ICC, with the result that it may be extremely difficult to bring about a change in the board of directors or management. Some of these provisions also may perpetuate present management because of the additional time required to cause a change in the control of the board. Other provisions make it difficult for shareholders owning less than a majority of the voting stock to be able to elect even a single director. See “Management — Benefit Plans and Employment Agreements” and “Description of the Capital Stock.”

We will have broad discretion over the use of the net proceeds that we retain from the offering.

Although we expect to use part of the net proceeds of the offering to potentially make open market purchases of our shares for our stock incentive plan, our management will have broad discretion with respect to the use of the net proceeds that are contributed to Illinois Casualty. Except as specified above, we expect to use the net proceeds for general corporate purposes, which may include, among other things, purchasing investment securities and further expanding our insurance operations. See “Use of Proceeds.”

We believe that subscription rights have no value, but the Internal Revenue Service may disagree, and therefore eligible members may be deemed to have taxable income as a result of their receipt of the subscription rights.

Generally, the federal income tax consequences of the receipt, exercise and expiration of subscription rights are uncertain. We intend to take the position that, for U.S. federal income tax purposes, eligible members will be treated as transferring their membership interests in Illinois Casualty to ICC Holdings, Inc. in exchange for subscription rights to purchase ICC Holdings, Inc. common stock, and that any gain realized by an eligible member as a result of the receipt of a subscription right that is determined to have ascertainable fair market value on the date of such deemed exchange must be recognized and included in such eligible member’s gross income for federal income tax purposes, whether or not such right is exercised.

Feldman Financial has advised us that it believes the subscription rights will not have any fair market value. Feldman Financial has noted that the subscription rights will be granted at no cost to recipients, will be legally nontransferable and of short duration, and will provide the recipient with the right only to purchase shares of our common stock at the same price to be paid by members of the general public in the community offering. Nevertheless, Feldman Financial cannot assure us that the Internal Revenue Service will not challenge its determination that the subscription rights will not have any fair market value or that such challenge, if made, would not be successful.

You should consult your tax advisors with respect to the potential tax consequences to you of the receipt, exercise and expiration of subscription rights.

The United States federal income tax consequences of the receipt, exercise or expiration of the subscription rights granted to eligible members of Illinois Casualty, our ESOP, and the directors, officers and employees of ICC are uncertain.

For more information see “Federal Income Tax Considerations — Tax Consequences of Subscription Rights” and “Federal Income Tax Considerations — Recent Developments.”

If Illinois Casualty is not sufficiently profitable, our ability to pay dividends will be limited.

Following the conversion, we will be a separate entity with no operations of our own other than holding the stock of Illinois Casualty. We will depend primarily on dividends paid by Illinois Casualty and any proceeds from the offering that are not contributed to Illinois Casualty to pay the debt service on our existing loans and to provide funds for the payment of dividends. Following the acquisition of ICC Realty, LLC from Illinois Casualty by ICC Holdings, we may receive distributions from ICC Realty, LLC. We will receive dividends only after all of Illinois Casualty’s obligations and regulatory requirements with the Illinois Department of Insurance have been satisfied. During any twelve-month period, the amount of dividends paid by Illinois Casualty to us, without the prior approval of the Illinois Department of Insurance, may not exceed the greater of 10% of Illinois Casualty’s surplus as regards policyholders as reported on its most recent annual statement filed with the Illinois Department of Insurance or Illinois Casualty’s statutory net income as reported on such statement. We presently do not intend to pay dividends to our shareholders. If Illinois Casualty is not sufficiently profitable, our ability to pay dividends to you in the future will be limited.

Compliance with the requirements of the Securities Exchange Act and the Sarbanes-Oxley Act could result in higher operating costs and adversely affect our results of operations.

When the offering is completed, we will be subject to the periodic reporting, proxy solicitation, insider trading prohibitions and other obligations imposed under the Securities Exchange Act. In addition, certain of the provisions of the Sarbanes-Oxley Act will immediately become applicable to us. Compliance with these requirements will increase our legal, accounting and other compliance costs and the cost of directors and officer’s liability insurance, and will require management to devote substantial time and effort to ensure initial and ongoing compliance with these obligations. A key component of compliance under the Exchange Act is to produce quarterly and annual financial reports within prescribed time periods after the close of our fiscal year and each fiscal quarter. Historically, we have not been required to prepare such financial reports within these time periods. Failure to satisfy these reporting requirements may result in delisting of our common stock by the Nasdaq Capital Market, and inquiries from or sanctions by the U.S. Securities and Exchange Commission (SEC). Moreover, the provision of the Sarbanes-Oxley Act that requires public companies to review and report on the adequacy of their internal controls over financial reporting will be applicable to us in 2021. We expect these rules, regulations and requirements to significantly increase our accounting, legal, compliance and other costs and to make some activities more time-consuming and costly. We also will need to hire additional accounting, legal, compliance and administrative staff with experience working for public companies. We may be unable to hire such additional staff on terms that are favorable to us, or at all. In addition, such additional staff may not be able to provide such services at levels sufficient to comply with these requirements. Moreover, the rules that will be applicable to us as a public company after this offering could make it more difficult and expensive for us to attract and retain qualified members of our board of directors and qualified executive officers. We also anticipate that these rules will make it more expensive for us to obtain directors’ and officers’ insurance, and we may be required to incur substantially higher costs to obtain such coverage. If we fail to predict these costs accurately or to manage these costs effectively, our operating results could be adversely affected.

Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our ability to accurately report our financial results or prevent fraud.

Upon completion of the offering, we will become a public reporting company. The federal securities laws and regulations of the Exchange Act and the Sarbanes-Oxley Act will require that we file annual, quarterly and current reports, that we maintain effective disclosure controls and procedures and internal controls over financial reporting and that we certify the adequacy of our internal controls and procedures. Before this offering, we and our independent registered public accounting firm did not, and were not required to, perform an evaluation of our internal controls over financial reporting in accordance with the provisions of the Sarbanes-Oxley Act.

Our high price-to-earnings ratio may cause our stock to trade at less than $10 per share in the secondary market after completion of the offering.

Because of our relatively low returns on equity in recent reporting periods, Feldman Financial did not rely solely on the pro forma price-to-earnings ratio in performing its valuation of us. Instead, Feldman Financial relied significantly on the pro forma price-to-book ratio as a valuation metric in determining the value of the Company. As a result, the price-to-earnings ratio of our shares may be substantially higher than our peers after completion of the offering. This may result in our shares trading in the secondary market after completion of the offering at less than the $10 per share offering price.

If we do not obtain approval to list on the Nasdaq Capital Market, we may fail to complete our offering, and the price and liquidity of our stock may be adversely affected.

We have applied for listing on the Nasdaq Capital Market. In order to list, we must meet certain minimum requirements for our shareholders’ equity, net income, the market value and number of publicly held shares, the number of shareholders, and the market price of our stock. In addition, to initially list, we must have at least three market makers agree to make a market in our stock. Even if we are approved, an active trading market may not develop and similar minimum criteria is required for continued listing on the Nasdaq Capital Market, including having up to four market makers making a market in our stock under certain continued listing standards. The failure to receive approval to list or a subsequent delisting from the Nasdaq Capital Market may adversely affect the market price for our stock and reduce the liquidity of our common stock, and therefore, make it more difficult for you to sell our stock. Additionally, approval of our shares of common stock to be listed on the Nasdaq Capital Market is a closing condition with those investors with whom we have entered into purchase agreements. Failure to complete those transactions may result in our failure to complete this offering. For more information regarding the reduced liquidity as a result of our agreements with the investors, see “- Risks Related to the Ownership of Our Common Stock — A small number of shareholders will collectively own a substantial portion of our common stock and voting power, and, because of restrictions on their ability to buy or sell our shares, our public float will be limited.”

Because Stevens & Lee is acting as legal counsel to us and is an affiliate of Griffin, a conflict of interest exists which may adversely affect us.

Stevens & Lee is acting as our counsel in connection with this transaction. Griffin, an affiliate of Stevens & Lee, is acting as our underwriter in connection with this transaction. Accordingly, conflicts of interest may arise because Stevens & Lee is acting as counsel to us and is an affiliate of Griffin.

FORWARD-LOOKING INFORMATION

This document contains forward-looking statements, which can be identified by the use of such words as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “may,” “seek,” “expect” and similar expressions. These forward-looking statements include:

•	statements of goals, intentions and expectations;

•	statements regarding prospects and business strategy; and

•	estimates of future costs, benefits and results.

The forward-looking statements are subject to numerous assumptions, risks and uncertainties, including, among other things, the factors discussed under the heading “Risk Factors” that could affect the actual outcome of future events.

All of these factors are difficult to predict and many are beyond our control. These important factors include those discussed under “Risk Factors” and those listed below:

•	the potential impact of fraud, operational errors, systems malfunctions, or cybersecurity incidents;

•	future economic conditions in the markets in which we compete that are less favorable than expected;

•	our ability to expand geographically;

•	the effects of weather-related and other catastrophic events;

•	the effect of legislative, judicial, economic, demographic and regulatory events in the jurisdictions where we do business, especially changes with respect to laws, regulations and judicial decisions relating to liquor liability;

•	our ability to enter new markets successfully and capitalize on growth opportunities either through acquisitions or the expansion of our producer network;

•	financial market conditions, including, but not limited to, changes in interest rates and the stock markets causing a reduction of investment income or investment gains and a reduction in the value of our investment portfolio;

•	heightened competition, including specifically the intensification of price competition, the entry of new competitors and the development of new products by new or existing competitors, resulting in a reduction in the demand for our products;

•	the impact of acts of terrorism and acts of war;

•	the effects of terrorist related insurance legislation and laws;

•	changes in general economic conditions, including inflation, unemployment, interest rates and other factors;

•	the cost, availability and collectability of reinsurance;

•	estimates and adequacy of loss reserves and trends in loss and loss adjustment expenses;

•	changes in the coverage terms selected by insurance customers, including higher limits;

•	our inability to obtain regulatory approval of, or to implement, premium rate increases;

•	our ability to obtain reinsurance coverage at reasonable prices or on terms that adequately protect us;

•	the potential impact on our reported net income that could result from the adoption of future auditing or accounting standards issued by the Public Company Accounting Oversight Board or the Financial Accounting Standards Board or other standard-setting bodies;

•	unanticipated changes in industry trends and ratings assigned by nationally recognized rating organizations;

•	adverse litigation or arbitration results; and

•	adverse changes in applicable laws, regulations or rules governing insurance holding companies and insurance companies, and environmental, tax or accounting matters including limitations on premium levels, increases in minimum capital and reserves, and other financial viability requirements, and changes that affect the cost of, or demand for our products.

Because forward-looking information is subject to various risks and uncertainties, actual results may differ materially from that expressed or implied by the forward-looking information.

ALL SUBSEQUENT WRITTEN AND ORAL FORWARD-LOOKING INFORMATION ATTRIBUTABLE TO ICC OR ANY PERSON ACTING ON OUR BEHALF IS EXPRESSLY QUALIFIED IN ITS ENTIRETY BY THE CAUTIONARY STATEMENTS CONTAINED OR REFERRED TO IN THIS SECTION.

SELECTED FINANCIAL AND OTHER DATA

The following table sets forth selected financial data for Illinois Casualty prior to the offering. The selected statements of operations and expenses data for each of the years ended December 31, 2015 and 2014 and the selected balance sheet data as of December 31, 2015 and 2014 are derived from the audited consolidated financial statements of Illinois Casualty and its subsidiaries contained herein. The selected statements of operations and expenses data for the nine months ended September 30, 2016 and 2015 and the selected balance sheet data as of September 30, 2016 and September 30, 2015 are derived from the unaudited consolidated financial statements of Illinois Casualty and its subsidiaries contained herein. We have prepared the unaudited consolidated financial information set forth below on the same basis as our audited consolidated financial statements and have included all adjustments, consisting of only normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for such periods. You should read this data in conjunction with our financial statements and accompanying notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this prospectus.

We evaluate our insurance operations by monitoring certain key measures of growth and profitability. In addition to GAAP measures, we utilize certain non-GAAP financial measures that we believe are valuable in managing our business and for providing comparisons to our peers. These non-GAAP measures are loss and loss adjustment expense ratios, expense ratios and combined ratios, written premiums, and net written premiums to statutory surplus ratio.

These historical results are not necessarily indicative of future results, and the results for any interim period are not necessarily indicative of the results that may be expected for a full year.

The selected historical financial data of ICC Holdings, Inc. have not been presented as ICC Holdings, Inc. is a newly incorporated entity, has had no business transactions or activities to date and had no assets or liabilities during the periods presented in this section.

	At or for the years ended December 31,		At or for the nine months ended September 30,
	2015	2014	2016	2015
	(Dollars in thousands)
Statement of Operations Data:
Direct premiums written	$49,047	$46,340	$39,169	$37,387

Net premiums written	$41,631	$41,077	$33,217	$31,979

Net premiums earned	$40,220	$38,121	$31,695	$29,971
Net investment income	1,333	1,141	1,433	987
Other net realized investment gains	81	459	19	61
Other revenue	190	113	104	214
Total revenue	$41,823	$39,833	$33,251	$31,233

Expenses:
Loss and loss adjustment expense	$23,801	$22,748	$18,711	$17,878
Amortization of deferred acquisition costs	6,814	6,821	5,368	5,165
Underwriting and administrative expense	7,742	7,501	6,430	5,751
Other operating expenses	450	397	477	328
Total losses and expenses	$38,806	$37,468	$30,986	$29,123
	0	0
Income, before income taxes	$3,016	$2,365	$2,265	$2,110
Income tax expense	862	779	679	588
Net income	$2,155	$1,585	$1,586	$1,522

	At or for the years ended December 31,		At or for the nine months ended September 30,
	2015	2014	2016	2015
	(Dollars in thousands)

Balance Sheet Data (at period end):
Total investments, cash and cash equivalents	$76,260	72,917	$80,708	$74,348
Premiums receivable, net of allowance	15,638	14,522	16,758	16,733
Reinsurance receivable	19,535	25,855	15,665	23,401
Total assets	123,373	123,428	126,565	125,486
Unpaid loss and loss adjustment expenses	61,056	64,617	57,174	63,415
Unearned premiums	23,948	22,498	25,696	24,517
Total liabilities	93,208	94,393	92,901	95,564
Equity	30,166	29,035	33,664	29,922
Non-GAAP Ratios:
Loss and loss adjustment expense ratio (1)	59.18%	59.67%	59.04%	59.65%
Expense ratio (2)	36.19%	37.57%	37.22%	36.42%
Combined ratio (3)	95.37%	97.25%	96.26%	96.07%
Return on average equity	7.3%	5.7%	5.0%	4.8%

Statutory Data:
Statutory net income (loss)	$1,849	$1,381	$2,144	$1,253
Statutory surplus	$26,856	$25,193	$29,456	$26,225
Ratio of net premiums written to statutory surplus (4)	155.02%	163.05%	145.54%	158.22%

(1)	Calculated by dividing loss and loss adjustment expenses by net premiums earned.
(2)	Calculated by dividing amortization of deferred policy acquisition costs and underwriting and administrative expenses by net premiums earned.
(3)	The sum of the loss and loss adjustment expense ratio and the expense ratio. A combined ratio of under 100% indicates an underwriting profit. A combined ratio over 100% indicates an underwriting loss.
(4)	The information as of September 30, 2016 and September 30, 2015 is presented on an annualized basis.

USE OF PROCEEDS

Although the actual proceeds from the sale of our common stock cannot be determined until the offering is complete, we currently anticipate that the gross proceeds from the sale of our common stock will be between $27.2 million, at the minimum, and $40.9 million, at the adjusted maximum, of the offering range. We expect net proceeds from this offering to be between $25.9 million and $39.3 million, after payment of our offering expenses. See “Unaudited Pro Forma Financial Information — Additional Pro Forma Data” and “The Conversion and Offering — The Valuation” as to the assumptions used to arrive at such amounts. While we currently have no specific plan for a majority of the net proceeds, the principal purpose of this offering is to convert Illinois Casualty from a mutual insurance company into a stock insurance company in order to enhance our strategic and financial flexibility and to provide Illinois Casualty’s eligible members with the right to acquire an equity interest in us. Additionally, we believe that additional capital resulting from the offering should: (i) support further organic growth in direct written premium, (ii) enhance the prospect for Illinois Casualty to receive a rating upgrade from A. M. Best, (iii) permit prudent geographic expansion, and (iv) provide a more cost effective capital structure.

We expect to use the net proceeds from the offering as follows:

	Minimum	Adjusted Maximum
Net Proceeds
Gross proceeds	$27,200,000	$40,888,889
Estimated offering expenses	625,000	625,000
Estimated selling agent fees and expenses (1)	644,000	917,778

Net proceeds	$25,931,000	$39,346,112

Use of Net Proceeds
Conversion expenses	1,050,000	1,050,000
Purchase of ICC Realty, LLC	5,000,000	5,000,000
General corporate purposes	19,881,000	33,296,112

Total	$25,931,000	$39,346,112

(1)	Because of the purchase agreements with those certain investors, at this time, we do not anticipate selling shares to the public in a syndicated community offering. Commissions payable in connection with shares purchased in the syndicated community offering are higher than those payable for shares sold in the subscription and community offerings. For information regarding such commissions, see “The Conversion and Offering — Marketing and Underwriting Arrangements” below.

After the payment of our conversion and offering expenses and commissions, contingent upon approval from the Illinois Department of Insurance, we expect to purchase from Illinois Casualty its subsidiary, ICC Realty, LLC, for approximately $5 million, which we believe represents its fair market value. ICC Realty, LLC holds real estate assets consisting of our corporate headquarters building, an assisted living facility and other investment real estate. We believe that transferring ICC Realty, LLC out of Illinois Casualty in exchange for cash represents a more efficient use of capital. Under current Risk Based Capital (RBC) Calculation promulgated by the National Association of Insurance Commissioners, which has been adopted by the Illinois Department of Insurance, we are required to maintain RBC equal to 10% of the value of the real estate owned by ICC Realty, LLC, as a subsidiary of Illinois Casualty, which amounted to approximately $437,000. If $5 million were held as investments in the same proportion among cash, bonds and equity as held overall on September 30, 2016, the amount of RBC we would be required to maintain would be approximately $135,000, reducing our RBC requirements by approximately $302,000.

We expect to contribute most of the remaining net proceeds from the offering to Illinois Casualty. The net proceeds contributed to the capital of Illinois Casualty will also be used for general corporate purposes, which may include reducing our reliance on reinsurance, furthering our geographic diversification through expansion of our producer network. See “Business — Our Business Strategies and Offering Rationale.” On a short-term basis, the net proceeds contributed to Illinois Casualty will be invested primarily in U.S. government securities, other federal agency securities, and other securities consistent with our investment policy.

Also, we intend to use the net proceeds of the offering for general corporate purposes, including the possible purchase of stock to fund restricted stock awards and stock option grants. Except as described above, we currently have no specific plans, arrangements or understandings regarding the use of the net proceeds from this offering.

MARKET FOR THE COMMON STOCK

We have applied for listing of our common stock on the Nasdaq Capital Market under the symbol “ICCH,” subject to the completion of the offering.

We have never issued any capital stock to the public. Consequently, there is no established market for our common stock. The development of a public market having the desirable characteristics of depth, liquidity and orderliness depends upon the presence in the marketplace of a sufficient number of willing buyers and sellers at any given time. Neither we nor any market maker has any control over the development of such a public market. Although we have applied to have our stock listed on the Nasdaq Capital Market, an active trading market is unlikely to develop. This is, in part, because the size of the offering is small and a majority of our common stock will be held by certain investors, our management and our ESOP.

One of the requirements for initial listing of the common stock on the Nasdaq Capital Market is that there are at least three market makers for the common stock. Griffin intends to become a market maker in our common stock following the offering, but is under no obligation to do so. We cannot assure you that there will be three or more market makers for our common stock. Furthermore, we cannot assure you that you will be able to resell your shares of common stock for a price at or above $10.00 per share, or that approval for listing on the Nasdaq Capital Market will be available, as contemplated.

DIVIDEND POLICY

Payment of dividends on our common stock is subject to determination and declaration by our board of directors. Our dividend policy will depend upon our financial condition, results of operations and future prospects.

At present, we have no intention to pay dividends to our shareholders. We cannot assure you that dividends will be paid, or if and when paid, that they will continue to be paid in the future.

We initially will have no significant source of cash flow other than dividends from Illinois Casualty and the investment earnings on any net proceeds of the offering not contributed to Illinois Casualty. After we acquire ICC Realty, LLC from Illinois Casualty, we may receive distributions from ICC Realty, LLC. Therefore, the payment of dividends by us will depend significantly upon our receipt of dividends from Illinois Casualty or ICC Realty, LLC.

Illinois law sets the maximum amount of dividends that may be paid by Illinois Casualty during any twelve-month period after notice to, but without prior approval of, the Illinois Department of Insurance. This amount cannot exceed the greater of 10% of the company’s surplus as regards policyholders as reported on the most recent annual statement filed with the Illinois Department of Insurance, or the company’s statutory net income for the period covered by the annual statement as reported on such statement. As of September 30, 2016, the amount available for payment of dividends by Illinois Casualty to us in 2016 without the prior approval of the Illinois Department of Insurance is approximately $2.7 million. We cannot assure you that the Illinois Department of Insurance would approve the declaration or payment by Illinois Casualty of any dividends in excess of such amount to us. See “Business — Regulation.”

Even if we receive any dividends from Illinois Casualty, we may not declare any dividends to our shareholders because of our working capital requirements. We are not subject to regulatory restrictions on the payment of dividends to shareholders, but we are subject to the requirements of the Pennsylvania Business Corporation Law of 1988. This law generally permits dividends or distributions to be paid as long as, after making the dividend or distribution, we will be able to pay our debts in the ordinary course of business and our total assets will exceed our total liabilities plus the amount that would be needed to satisfy the preferential rights upon dissolution of holders of stock with senior liquidation rights if we were to be dissolved at the time the dividend or distribution is paid.

CAPITALIZATION

The following table displays information regarding our historical and pro forma capitalization at September 30, 2016, on a consolidated basis. The pro forma information gives effect to the sale of common stock at the minimum, midpoint, and maximum of the range of our estimated consolidated pro forma market value, as determined by the independent valuation of Feldman Financial. The pro forma information also is displayed at the maximum of the estimated valuation range plus shares issuable to the ESOP, which we refer to as the “adjusted maximum.” The various capital positions are displayed based upon the assumptions set forth under “Use of Proceeds.” For additional financial information, see the consolidated financial statements of Illinois Casualty Company and related notes beginning on page F-2 of this prospectus. The total number of shares to be issued in the offering will range from 2,720,000 shares to 4,088,889 shares. The exact number will depend on market and financial conditions. See “Use of Proceeds” and “The Conversion and Offering — Stock Pricing and Number of Shares to be Issued.”

Pro Forma Capitalization at September 30, 2016

	ICC Historical Consolidated Capitalization	Minimum	Midpoint	Maximum	Adjusted Maximum
	(Dollars in thousands, except share and per share data)
Shareholders’ equity:
Common stock, $0.01 par value per share; authorized shares 10,000,000 (1)	$—	$27	$32	$37	$41
Additional paid in capital	—	25,904	30,603	35,302	39,305
Retained earnings	31,221	31,221	31,221	31,221	31,221
Accumulated other comprehensive income (loss), net of tax	2,443	2,443	2,443	2,443	2,443
Less: common stock to be acquired by ESOP (2)	—	2,720	3,200	3,680	4,089

Total shareholders’ equity	$33,664	$56,875	$61,099	$65,323	$68,921

(1)	No effect has been given to the issuance of additional shares of common stock pursuant to the proposed stock-based incentive plan. We intend to adopt a stock-based incentive plan and will submit such plan to shareholders for their approval at a meeting of shareholders following completion of the offering. If the plan is approved by shareholders, an amount equal to 14% of the shares of common stock sold in the offering will be available for future issuance under such plan. Under such plan, 10% will be available for future awards of restricted stock and restricted stock unit awards settled in our common stock, and 4% will be available for future stock option grants. Your ownership percentage would decrease by approximately 12.3% if shares were issued from our authorized but unissued shares upon the grant of all potential restricted stock awards and the exercise of all potential stock options, and if 2,720,000 shares were sold in the offering. No decrease in your ownership percentage will occur if the shares are purchased for the plan on the open market. See “Unaudited Pro Forma Financial Information — Additional Pro Forma Data” and “Management — Benefit Plans and Employment Agreements — Stock-Based Incentive Plan.”
(2)	Assumes that 10.0% of the common stock sold in the offering will be purchased by the ESOP. The common stock acquired by the ESOP is reflected as a reduction in shareholders’ equity. Assumes the funds used to acquire the ESOP shares will be borrowed from ICC Holdings. See Note 1 to the table set forth under “Unaudited Pro Forma Financial Information — Additional Pro Forma Data” and “Management — Benefit Plans and Employment Agreements — Employee Stock Ownership Plan.”

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma condensed balance sheet as of September 30, 2016 and December 31, 2015, gives effect to the completion of the offering, including implementation of the ESOP, as if it had occurred as of those dates. The data is based on the assumption that 2,720,000 shares of common stock (the minimum number of shares required to be sold in the offering) are sold to eligible members of Illinois Casualty, our directors, officers, and employees, the investors, and the ESOP and other purchasers in the subscription offering and community offering, and that no shares are sold in the syndicated community offering.

The following unaudited pro forma condensed statement of operations for the nine months ended September 30, 2016 and for the year ended December 31, 2015, presents our operating results as if the offering was completed and the implementation of the ESOP had occurred as of January 1, 2016 and January 1, 2015, respectively.

Completion of the offering is contingent on the sale of a minimum of 2,720,000 shares of common stock in the offering. If less than 2,720,000 shares of common stock are subscribed for in the subscription offering and community offering phases, the remaining shares may be sold in the syndicated community offering phase.

The unaudited pro forma information does not claim to represent what our financial position or results of operations would have been had the offering occurred on the dates indicated. This information is not intended to project our financial position or results of operations for any future date or period. The pro forma adjustments are based on available information and certain assumptions that we believe are factually supportable and reasonable under the circumstances. The unaudited pro forma financial information should be read in conjunction with our financial statements, the accompanying notes, and the other financial information included elsewhere in this prospectus.

The pro forma adjustments and pro forma amounts are provided for informational purposes only. Our financial statements will reflect the effects of the offering only from the date it is completed.

Unaudited Pro Forma Condensed Balance Sheet

As of September 30, 2016

(Dollars in thousands)

	ICC Historical Consolidated	Pro Forma Adjustments		ICC Pro Forma Consolidated (3)
Assets
Investments and Cash
Fixed Income
Available-for-sale, at fair value (amortized cost — $63,952 at September 30, 2016)	$67,221			$67,221
Equity securities available-for-sale, at fair value (cost — $7,948 at September 30, 2016)	8,381			8,381
Preferred securities available-for-sale, at fair value (cost — $1,477 at September 30, 2016)	1,476			1,476
Cash and invested assets	3,629	$22,061	(1)	25,690

Total investments and cash	80,708	22,061		102,769

Accrued investment income	500			500
Premiums and Reinsurance receivable, net of allowances for uncollectible amounts of $100 at September 30, 2016	16,758			16,758
Ceded unearned premiums	283			283
Reinsurance balances recoverable on unpaid losses and settlement expenses, net of allowances for uncollectible amounts of $0 at September 30, 2016	15,665			15,665
Current federal income taxes	261			261
Net deferred federal income taxes	268			268
Deferred policy acquisition costs, net	4,279			4,279
Property and equipment, net of accumulated depreciation of $4,149 at September 30, 2016	5,993			5,993
Other assets	1,850			1,850

Total assets	$126,565	$22,061		$148,626

Liabilities and Shareholders’ Equity
Liabilities:
Unpaid losses and settlement expenses	$57,174			$57,174
Unearned premiums	25,696			25,696
Reinsurance balances payable	399			399
Corporate debt	3,989	$(1,150	)(4)	2,839
Accrued expenses	4,188			4,188
Other liabilities	1,455			1,455

Total liabilities	$92,901	$(1,150)		$91,751

Shareholders’ equity
Common stock (2,720,000 shares with a par value of $0.01)		27	(1)	27
Paid in Capital		25,904	(2)	25,904
Unearned compensation		(2,720)		(2,720)
Accumulated other comprehensive loss, net of taxes	2,443			2,443
Retained earnings	31,221			31,221

Total shareholders’ equity	$33,664	$23,211		$56,875

Total liabilities and shareholders’ equity	$126,565	$22,061		$148,626

(1)	The unaudited pro forma condensed balance sheet, as prepared, gives effect to the sale of common stock at the minimum of the estimated range of our consolidated pro forma market value, as determined by the independent valuation of Feldman Financial. The unaudited pro forma condensed balance sheet is based upon the assumptions set forth under “Use of Proceeds.”
(2)	Reflects the $2,720,000 loan from us to our ESOP prior to the expiration of the offering, the proceeds of which will be used to purchase 10.0% of the common stock issued in the offering at a purchase price of $10.00 per share. The amount of this borrowing has been reflected as a reduction from net proceeds to determine the estimated funds available for investment. The amount of the ESOP loan will increase to $3,200,000, $3,680,000 and $4,088,889 if 3,200,000 shares, 3,680,000 shares and 4,088,889 shares, respectively, are sold in the offering. The ESOP loan will bear interest at an annual rate equal to the current long-term Applicable Federal Rate with annual compounding in effect on the closing date of the offering and will be amortized over a fifteen year period.
(3)	No effect has been given to the issuance of additional shares in connection with the grant of options or awards of restricted stock or restricted stock units settled in our common stock under the stock-based incentive plan that we intend to adopt. Under the stock-based incentive plan, an amount equal to the aggregate of 4% of the shares of common stock sold in the offering, or 108,800, 128,000, 147,200, and 163,556 shares at the minimum, midpoint, maximum, and adjusted maximum of the estimated offering range, respectively, will be available for future issuance upon the exercise of options to be granted under the stock-based incentive plan. Also under the stock-based incentive plan an amount equal to the aggregate of 10% of the shares of common stock sold in the offering, or 272,000, 320,000, 368,000, and 408,889 shares of common stock at the minimum, midpoint, maximum, and adjusted maximum of the estimated offering range, respectively, will be purchased either through open market purchases or issued by ICC for the purposes of making awards of restricted stock or restricted stock units settled in our common stock under the stock-based incentive plan. We expect to seek shareholder approval of the plan after completion of the offering. The issuance of authorized but unissued shares of our common stock for the purpose of making awards of stock options, restricted stock, or restricted stock units under the stock-based incentive plan instead of open market purchases would dilute the voting interests of existing shareholders by approximately 12.3% at the midpoint of the offering range.
(4)	Assumes the conversion of the surplus notes issued by Illinois Casualty to John R. Klockau, a member of our board of directors, in connection with the offering. The surplus notes have an aggregate principal amount of $1.15 million.

For comparison with the above, the following table provides the net proceeds we will receive from the sale of common stock at the minimum, midpoint and maximum of the estimated valuation range and at the adjusted maximum, which includes the shares to be issued to the ESOP in the event we accept subscriptions to purchase the maximum number of shares from other purchasers in the offering.

	Minimum	Midpoint	Maximum	Adjusted Maximum
	(dollars in thousands, except share data)
Gross proceeds from the offering	$27,200	$32,000	$36,800	$40,889
Less: common stock acquired by the ESOP	2,720	3,200	3,680	4,089
Less: offering expenses	625	625	625	625
Less: underwriting commissions	644	740	836	918

Net proceeds from the offering	$23,211	$27,435	$31,659	$35,257

Total shares issued by ICC in the offering	2,720,000	3,200,000	3,680,000	4,088,889

The ESOP loan will require at least annual payments of principal and interest for a term of fifteen years. Illinois Casualty intends to make contributions to the ESOP at least equal to the principal and interest requirement of the ESOP loan. As the ESOP loan is repaid, the shareholders’ equity of ICC Holdings, Inc. will be increased. The ESOP expense reflects adoption of ASC 718-40, which requires recognition of expense based upon shares committed to be allocated under the ESOP, and the exclusion of unallocated shares from earnings per share computations. The valuation of shares committed to be allocated under the ESOP would be based upon the average market value of the shares during the year. For purposes of this calculation, the average market value was assumed to be equal to $10.00 per share. See “Management — Benefit Plans and Employment Agreements.”

Unaudited Pro Forma Condensed Balance Sheet

As of December 31, 2015

(Dollars in thousands)

	ICC Historical Consolidated	Pro Forma Adjustments		ICC Pro Forma Consolidated (3)
Assets
Investments and Cash
Fixed Income
Available-for-sale, at fair value (amortized cost — $63,995 in 2015)	$65,195			$65,195
Equity securities available-for-sale, at fair value (cost — $9,282 in 2015)	8,885			8,885
Cash and invested assets	2,180	$22,061	(1)	24,241

Total investments and cash	76,260	22,061		98,321

Accrued investment income	580			580
Premiums and Reinsurance receivable, net of allowances for uncollectible amounts of $100 in 2015	15,638			15,638
Ceded unearned premiums	57			57
Reinsurance balances recoverable on unpaid losses and settlement expenses, net of allowances for uncollectible amounts of $0 in 2015	19,535			19,535
Current federal income taxes	773			773
Net deferred federal income taxes	1,401			1,401
Deferred policy acquisition costs, net	3,983			3,983
Property and equipment, net of accumulated depreciation of $3,553 in 2015	4,241			4,241
Other assets	905			905

Total assets	$123,373	$22,061		$145,434

Liabilities and Shareholders’ Equity
Liabilities:
Unpaid losses and settlement expenses	$61,056			$61,056
Unearned premiums	23,948			23,948
Corporate debt	3,274	(1,150	)(4)	2,124
Accrued expenses	4,096			4,096
Other liabilities	834			834

Total liabilities	$93,208	$(1,150)		$92,058

Shareholders’ equity
Common stock (2,720,000 shares with a par value of $0.01)	—	27	(1)	27
Paid in Capital	—	25,904	(2)	25,904
Unearned compensation	—	(2,720)		(2,720)
Accumulated other comprehensive loss, net of taxes	530			530
Retained earnings	29,636			29,636

Total shareholders’ equity	$30,166	$23,211		$53,377

Total liabilities and shareholders’ equity	$123,373	$22,061		$145,434

(1)	The unaudited pro forma condensed balance sheet, as prepared, gives effect to the sale of common stock at the minimum of the estimated range of our consolidated pro forma market value, as determined by the independent valuation of Feldman Financial. The unaudited pro forma condensed balance sheet is based upon the assumptions set forth under “Use of Proceeds.”
(2)	Reflects the $2,720,000 loan from us to our ESOP prior to the expiration of the offering, the proceeds of which will be used to purchase 10.0% of the common stock issued in the offering at a purchase price of $10.00 per share. The amount of this borrowing has been reflected as a reduction from net proceeds to determine the estimated funds available for investment. The amount of the ESOP loan will increase to $3,200,000, $3,680,000 and $4,088,889 if 3,200,000 shares, 3,680,000 shares and 4,088,889 shares, respectively, are sold in the offering. The ESOP loan will bear interest at an annual rate equal to the current long-term Applicable Federal Rate with annual compounding in effect on the closing date of the offering and will be amortized over a fifteen year period.
(3)	No effect has been given to the issuance of additional shares in connection with the grant of options or awards of restricted stock or restricted stock units settled in our common stock under the stock-based incentive plan that we intend to adopt. Under the stock-based incentive plan, an amount equal to the aggregate of 4% of the shares of common stock sold in the offering, or 108,800, 128,000, 147,200, and 163,556 shares at the minimum, midpoint, maximum, and adjusted maximum of the estimated offering range, respectively, will be available for future issuance upon the exercise of options to be granted under the stock-based incentive plan. Also under the stock-based incentive plan an amount equal to the aggregate of 4% of the shares of common stock sold in the offering, or 272,000, 320,000, 368,000, and 408,889 shares of common stock at the minimum, midpoint, maximum, and adjusted maximum of the estimated offering range, respectively, will be purchased either through open market purchases or issued by ICC for the purposes of making awards of restricted stock or restricted stock units settled in our common stock under the stock-based incentive plan. We expect to seek shareholder approval of the plan after completion of the offering. The issuance of authorized but unissued shares of our common stock for the purpose of making awards of stock options, restricted stock, or restricted stock units under the stock-based incentive plan instead of open market purchases would dilute the voting interests of existing shareholders by approximately 12.3% at the midpoint of the offering range.
(4)	Assumes the conversion of the surplus notes issued by Illinois Casualty to John R. Klockau, a member of our board of directors, in connection with the offering. The surplus notes have an aggregate principal amount of $1.15 million.

Unaudited Pro Forma Condensed Statement of Operations

For the Nine Months Ended September 30, 2016

(dollars in thousands, except share and per share data)

	ICC Historical Consolidated	Pro Forma Adjustments		ICC Pro Forma Consolidated
Net premiums earned	$31,695			$31,695
Net investment income	1,433			1,433
Net realized investment gains	232			232
Other-than-temporary impairment charges	(213)			(213)
Other income	104			104

Consolidated revenues	33,251			33,251

Losses and settlement expenses	18,711			18,711
Policy acquisition costs	11,798			11,798
Interest expense on debt	140			140
General corporate expenses	337	136	(1)	473

Total expenses	30,986	136		31,122

Earnings before income taxes	2,265	(136)		2,129
Income tax expense (benefit):
Current	532	(46	)(2)	486
Deferred	147			147

Total income tax expense:	679	(46)		633

Net earnings	$1,586	$(90)		$1,496

Basic and Fully Diluted EPS	$—			$0.610	(4)

Notes to Unaudited Pro Forma Condensed Statements of Operations

(1)	General operating expenses include a pro forma adjustment to recognize compensation expense under the ESOP will be offset by a dollar-for-dollar reduction in expense for the Illinois Casualty Company Profit Sharing Cash Bonus Program for shares of common stock committed to be released to participants as the principal and interest of the $2,720,000 loan from us to the ESOP is repaid. The pro forma adjustment reflects the amounts repaid on the ESOP loan based on fifteen equal annual installments of principal and interest.

(2)	Adjustments to reflect the federal income tax effects in note (1) above assuming an effective federal and state income tax rate of 34%.

(3)

It is assumed that 10.0% of the shares issuable in the offering will be purchased by our ESOP. For purposes of this table, the funds used to acquire such shares are assumed to have been borrowed by the ESOP from ICC Holdings, Inc. The amount to be borrowed is reflected as a reduction to shareholders’ equity. Illinois Casualty expects to make annual contributions to the ESOP in an amount at least equal to the principal and interest requirement of the debt. Annual payments of the ESOP debt are based upon fifteen equal annual installments of principal and interest. The pro forma net earnings assumes: (i) that the contribution to the ESOP is equivalent to the debt service requirement for the nine months ended September 30, 2016; (ii) (A) that 13,600, 16,000, 18,400 and 20,444 shares at the minimum, the midpoint, the maximum and adjusted maximum of the offering range, respectively, were committed to be released at the end of the year ended December 31, 2016, at an average fair value of $10.00 per share, in accordance with ASC 718-40; and (B) for purposes of calculating the net income per share, the weighted average of the ESOP shares which have not been committed for release, equal 267,454, 314,652, 361,850 and 402,055 at the minimum, midpoint, maximum and adjusted maximum of the offering range during the nine months ended September 30, 2016, were subtracted from total shares outstanding of 2,720,000, 3,200,000, 3,680,000, and 4,088,889 at the minimum, midpoint, maximum and adjusted maximum of the offering range on such dates.

(4)	No effect has been given to the issuance of additional shares in connection with the grant of options or awards of restricted stock or restricted stock units settled in our common stock under the stock-based incentive plan that we intend to adopt. Under the stock-based incentive plan, an amount equal to the aggregate of 4% of the shares of common stock sold in the offering, or 108,800, 128,000, 147,200, and 163,556 shares at the minimum, midpoint, maximum, and adjusted maximum of the estimated offering range, respectively, will be available for future issuance upon the exercise of options to be granted under the stock-based incentive plan. Also under the stock-based incentive plan an amount equal to the aggregate of 10% of the shares of common stock sold in the offering, or 272,000, 320,000, 368,000, and 408,889 shares of common stock at the minimum, midpoint, maximum, and adjusted maximum of the estimated offering range, respectively, will be purchased either through open market purchases or issued by ICC for the purposes of making awards of restricted stock or restricted stock units settled in our common stock under the stock-based incentive plan. We expect to seek shareholder approval of the plan after completion of the offering. The issuance of authorized but unissued shares of our common stock for the purpose of making awards of stock options, restricted stock, and restricted stock units under the stock-based incentive plan instead of open market purchases would dilute the voting interests of existing shareholders by approximately 12.3% at the midpoint of the offering range.

Additional Pro Forma Data

The actual net proceeds from the sale of our common stock in the offering cannot be determined until the offering is completed. However, the offering net proceeds are currently estimated to be between $25.9 million and $39.4 million, based upon the following assumptions:

•	expenses of the conversion and offering will be $1.1 million; and

•	underwriting commissions will equal 2.0% of the gross proceeds of the offering and that no shares will be sold in the syndicated community offering.

We have prepared the following table, which sets forth our historical net income and retained earnings prior to the offering and our pro forma net income and shareholders’ equity following the offering. In preparing this table and in calculating pro forma data, the following assumptions have been made:

•	the loan from us to our ESOP to purchase an amount equal to 10.0% of the shares of common stock sold in the offering is treated as a reduction in net proceeds;

•	average weighted shares outstanding and ESOP expense have been calculated as if our common stock had been sold in the offering on January 1, 2016;

•	pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of stock, as adjusted to give effect to the purchase of shares by our ESOP; and

•	pro forma shareholders’ equity amounts, pro forma net income, and pro forma loss per share have been calculated as if our common stock had been sold in the offering on September 30, 2016, and, accordingly, no effect has been given to the assumed earnings effect of the net proceeds from the offering.

The following pro forma information may not be representative of the financial effects of the offering at the date on which the offering actually occurs and should not be taken as indicative of future results of operations. The pro forma shareholders’ equity is not intended to represent the fair market value of the common stock and may be different than amounts that would be available for distribution to shareholders in the event of liquidation.

The following table summarizes historical data and our pro forma data at September 30, 2016, based on the assumptions set forth above and in the table and should not be used as a basis for projection of the market value of the common stock following the completion of the offering.

	At or For the Nine Months Ended September 30, 2016 (dollars in thousands, except for share and per share data)
	2,720,000 shares sold at $10.00 per share (minimum of range)	3,200,000 shares sold at $10.00 per share (midpoint of range)	3,680,000 shares sold at $10.00 per share (maximum of range)	4,088,889 shares sold at $10.00 per share (adjusted maximum of range)
Pro forma offering proceeds
Gross proceeds of public offering	$27,200	$32,000	$36,800	$40,889
Less offering expenses and commissions	1,269	1,365	1,461	1,543

Net proceeds	25,931	30,635	35,339	39,346
Less ESOP shares (1)	2,720	3,200	3,680	4,089

Net proceeds after ESOP shares	$23,211	$27,435	$31,659	$35,257

Pro forma shareholders’ equity
Historical equity of ICC	33,664	33,664	33,664	33,664
Pro forma proceeds after ESOP shares	23,211	27,435	31,659	35,257

Pro forma shareholders’ equity (2)	$56,875	$61,099	$65,323	$68,921

Pro forma per share data
Total shares outstanding after the offering	2,720,000	3,200,000	3,680,000	4,088,889
Pro forma book value per share	20.91	19.09	17.75	16.86
Pro forma price-to-book value	47.8%	52.4%	56.3%	59.3%
Pro forma net income:
Historical income	1,585.5	1,585.5	1,585.5	1,585.5
ESOP and other expense, net of tax	89.8	105.6	121.4	134.9

Pro forma income	$1,495.8	$1,479.9	$1,464.1	$1,450.6

Weighted average shares outstanding (3)	2,452,546	2,885,348	3,318,150	3,686,833
Pro forma net income per share	$0.61	$0.51	$0.44	$0.39

(1)	It is assumed that 10.0% of the aggregate shares sold in the offering will be purchased by the ESOP. The funds used to acquire such shares are assumed to have been borrowed by the ESOP from us. The amount to be borrowed is reflected as a reduction to shareholders’ equity. Annual contributions are expected to be made to the ESOP in an amount at least equal to the principal and interest requirement of the debt. The pro forma net income assumes: (i) that the contribution to the ESOP is equivalent to the debt service requirements for the nine months ended September 30, 2016; and (ii) only the ESOP shares committed to be released were considered outstanding for purposes of the net income per share calculations.
(2)	No effect has been given to the issuance of additional shares in connection with the grant of options or awards of restricted stock or restricted stock units settled in our common stock under the stock-based incentive plan that we intend to adopt. Under the stock-based incentive plan, an amount equal to the aggregate of 4% of the shares of common stock sold in the offering, or 108,800, 128,000, 147,200, and 163,556 shares at the minimum, midpoint, maximum, and adjusted maximum of the estimated offering range, respectively, will be available for future issuance upon the exercise of options to be granted under the stock-based incentive plan. Also under the stock-based incentive plan an amount equal to the aggregate of 10% of the shares of common stock sold in the offering, or 272,000, 320,000, 368,000, and 408,889 shares of common stock at the minimum, midpoint, maximum, and adjusted maximum of the estimated offering range, respectively, will be purchased either through open market purchases or issued by ICC for the purposes of making awards of restricted stock or restricted stock units settled in our common stock under the stock-based incentive plan. We expect to seek shareholder approval of the plan after completion of the offering. The issuance of authorized but unissued shares of our common stock for the purpose of making awards of stock options, restricted stock and restricted stock units under the stock-based incentive plan instead of open market purchases would dilute the voting interests of existing shareholders by approximately 12.3% at the midpoint of the offering range.
(3)

It is assumed that 10.0% of the shares issuable in the offering will be purchased by our ESOP. For purposes of this table, the funds used to acquire such shares are assumed to have been borrowed by the ESOP from ICC Holdings, Inc. The amount to be borrowed is reflected as a reduction to shareholders’ equity of ICC Holdings, Inc. Annual contributions are expected to be made to the ESOP in an amount at least equal to the principal and interest requirement of the debt. The annual payment of the ESOP debt is based upon fifteen equal annual installments of principal and interest. The pro forma net earnings assumes: (i) that the contribution to the ESOP is equivalent to the debt service requirement for the year ended December 31, 2016; (ii) that 13,600, 16,000, 18,400 and 20,444 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, were committed to be released at the end of the year ended December 31, 2016, at an average fair value of $10.00 per share in accordance with ASC 718-40; and (iii) for purposes of calculating the net income per share, the weighted average of the ESOP shares which have not been committed for release, equal to 267,454, 314,652, 361,850 and 402,055 at the minimum, midpoint, maximum and adjusted maximum of the offering range during the nine months ended September 30, 2016, were subtracted from total shares outstanding of 2,720,000, 3,200,000, 3,680,000 and 4,088,889 at the minimum, midpoint, maximum and adjusted maximum of the offering range on such dates.

Unaudited Pro Forma Condensed Statement of Operations

For the Year Ended December 31, 2015

(dollars in thousands, except share and per share data)

	ICC Historical Consolidated	Pro Forma Adjustments		ICC Pro Forma Consolidated
Net premiums earned	$40,220			$40,220
Net investment income	1,333			1,333
Net realized investment gains	81			81
Other income	190			190

Consolidated revenues	41,823			41,823

Losses and settlement expenses	23,801			23,801
Policy acquisition costs	14,555			14,555
Interest expense on debt	136			136
General corporate expenses	314	181	(1)	495

Total expenses	38,806	181		38,988

Earnings before income taxes	3,016	(181)		2,835
Income tax expense (benefit):
Current	462	(62	)(2)	400
Deferred	400			400

Total income tax expense:	862	(62)		800

Net earnings	$2,155	$(120)		$2,035

Basic and Fully Diluted EPS	$—			$0.828	(4)

Notes to Unaudited Pro Forma Condensed Statements of Operations

(1)	General operating expenses include a pro forma adjustment to recognize compensation expense under the ESOP for shares of common stock committed to be released to participants as the principal and interest of the $2,720,000 loan from us to the ESOP is repaid. The pro forma adjustment reflects the amounts repaid on the ESOP loan based on fifteen equal annual installments of principal and interest.

(2)	Adjustments to reflect the federal income tax effects in note (1) above assuming an effective federal and state income tax rate of 34%.

(3)	It is assumed that 10.0% of the shares issuable in the offering will be purchased by our ESOP. For purposes of this table, the funds used to acquire such shares are assumed to have been borrowed by the ESOP from ICC Holdings, Inc. The amount to be borrowed is reflected as a reduction to shareholders’ equity. Illinois Casualty expects to make annual contributions to the ESOP in an amount at least equal to the principal and interest requirement of the debt. Annual payments of the ESOP debt are based upon fifteen equal annual installments of principal and interest. The pro forma net earnings assumes: (i) that the contribution to the ESOP is equivalent to the debt service requirement for the year ended December 31, 2015; (ii) (A) that 18,133, 21,333 24,533, and 27,259 shares at the minimum, the midpoint, the maximum and adjusted maximum of the offering range, respectively, were committed to be released at the end of the year ended December 31, 2015, at an average fair value of $10.00 per share, in accordance with ASC 718-40; and (B) for purposes of calculating the net income per share, the weighted average of the ESOP shares which have not been committed for release, equal to 263,650, 310,176, 356,702 and 396,336 at the minimum, midpoint, maximum and adjusted maximum of the offering range during the year ended December 31, 2015, were subtracted from total shares outstanding of 2,720,000, 3,200,000, 3,680,000, and 4,088,889 at the minimum, midpoint, maximum and adjusted maximum of the offering range on such dates.

(4)	No effect has been given to the issuance of additional shares in connection with the grant of options or awards of restricted stock or restricted stock units settled in our common stock under the stock-based incentive plan that we intend to adopt. Under the stock-based incentive plan, an amount equal to the aggregate of 4% of the shares of common stock sold in the offering, or 108,800, 128,000, 147,200, and 163,559 shares at the minimum, midpoint, maximum, and adjusted maximum of the estimated offering range, respectively, will be available for future issuance upon the exercise of options to be granted under the stock-based incentive plan. Also under the stock-based incentive plan an amount equal to the aggregate of 10% of the shares of common stock sold in the offering, or 272,000, 320,000, 368,000, and 408,889 shares of common stock at the minimum, midpoint, maximum, and adjusted maximum of the estimated offering range, respectively, will be purchased either through open market purchases or issued by ICC for the purposes of making awards of restricted stock or restricted stock units settled in our common stock under the stock-based incentive plan. We expect to seek shareholder approval of the plan after completion of the offering. The issuance of authorized but unissued shares of our common stock for the purpose of making awards of stock options, restricted stock, and restricted stock units under the stock-based incentive plan instead of open market purchases would dilute the voting interests of existing shareholders by approximately 12.3% at the midpoint of the offering range.

Additional Pro Forma Data

The actual net proceeds from the sale of our common stock in the offering cannot be determined until the offering is completed. However, the offering net proceeds are currently estimated to be between $23.2 million and $35.3 million, based upon the following assumptions:

•	expenses of the conversion and offering will be $1.1 million; and

•	underwriting commissions will equal 2.0% of the gross proceeds of the offering and that no shares will be sold in the syndicated community offering.

We have prepared the following table, which sets forth our historical net income and retained earnings prior to the offering and our pro forma net income and shareholders’ equity following the offering. In preparing this table and in calculating pro forma data, the following assumptions have been made:

•	the loan from us to our ESOP to purchase an amount equal to 10.0% of the shares of common stock sold in the offering is treated as a reduction in net proceeds;

•	average weighted shares outstanding and ESOP expense have been calculated as if our common stock had been sold in the offering on January 1, 2015;

•	pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of stock, as adjusted to give effect to the purchase of shares by our ESOP; and

•	pro forma shareholders’ equity amounts, pro forma net income, and pro forma loss per share have been calculated as if our common stock had been sold in the offering on December 31, 2015, and, accordingly, no effect has been given to the assumed earnings effect of the net proceeds from the offering.

The following pro forma information may not be representative of the financial effects of the offering at the date on which the offering actually occurs and should not be taken as indicative of future results of operations. The pro forma shareholders’ equity is not intended to represent the fair market value of the common stock and may be different than amounts that would be available for distribution to shareholders in the event of liquidation.

The following table summarizes historical data and our pro forma data at December 31, 2015, based on the assumptions set forth above and in the table and should not be used as a basis for projection of the market value of the common stock following the completion of the offering.

	At or For the Year Ended December 31, 2015 (dollars in thousands, except for share and per share data)
	2,720,000 shares sold at $10.00 per share (minimum of range)	3,200,000 shares sold at $10.00 per share (midpoint of range)	3,680,000 shares sold at $10.00 per share (maximum of range)	4,088,889 shares sold at $10.00 per share (adjusted maximum of range)
Pro forma offering proceeds
Gross proceeds of public offering	$27,200	$32,000	$36,800	$40,889
Less offering expenses and commissions	1,269	1,365	1,461	1,543

Net proceeds	25,931	30,635	35,339	39,346
Less ESOP shares (1)	2,720	3,200	3,680	4,089

Net proceeds after ESOP shares	$23,211	$27,435	$31,659	$35,257

Pro forma shareholders’ equity
Historical equity of ICC	30,166	30,166	30,166	30,166
Pro forma proceeds after ESOP shares	23,211	27,435	31,659	35,257

Pro forma shareholders’ equity (2)	$53,377	$57,601	$61,825	$65,423

Pro forma per share data
Total shares outstanding after the offering	2,720,000	3,200,000	3,680,000	4,088,889
Pro forma book value per share	$19.62	$18.00	$16.80	$16.00
Pro forma price-to-book value	51.0%	55.6%	59.5%	62.5%

Pro forma net income:
Historical income	$2,154.7	$2,154.7	$2,154.7	$2,154.7
ESOP and other expense, net of tax	119.7	140.8	161.9	179.9

Pro forma income	$2,035.0	$2,013.9	$1,992.8	$1,974.8

Weighted average shares outstanding (3)	2,456,350	2,889,824	3,323,298	3,692,553
Pro forma net income per share	$0.83	$0.70	$0.60	$0.53

(1)	It is assumed that 10.0% of the aggregate shares sold in the offering will be purchased by the ESOP. The funds used to acquire such shares are assumed to have been borrowed by the ESOP from us. The amount to be borrowed is reflected as a reduction to shareholders’ equity. Annual contributions are expected to be made to the ESOP in an amount at least equal to the principal and interest requirement of the debt. The pro forma net income assumes: (i) that the contribution to the ESOP is equivalent to the debt service requirements for the year ended December 31, 2015 and (ii) only the ESOP shares committed to be released were considered outstanding for purposes of the net income per share calculations.
(2)	No effect has been given to the issuance of additional shares in connection with the grant of options or awards of restricted stock or restricted stock units settled in our common stock under the stock-based incentive plan that we intend to adopt. Under the stock-based incentive plan, an amount equal to the aggregate of 4% of the shares of common stock sold in the offering, or 108,800, 128,000, 147,200, and 163,556 shares at the minimum, midpoint, maximum, and adjusted maximum of the estimated offering range, respectively, will be available for future issuance upon the exercise of options to be granted under the stock-based incentive plan. Also under the stock-based incentive plan an amount equal to the aggregate of 10% of the shares of common stock sold in the offering, or 272,000, 320,000, 368,000, and 408,889 shares of common stock at the minimum, midpoint, maximum, and adjusted maximum of the estimated offering range, respectively, will be purchased either through open market purchases or issued by ICC for the purposes of making awards of restricted stock or restricted stock units settled in our common stock under the stock-based incentive plan. We expect to seek shareholder approval of the plan after completion of the offering. The issuance of authorized but unissued shares of our common stock for the purpose of making awards of stock options, restricted stock and restricted stock units under the stock-based incentive plan instead of open market purchases would dilute the voting interests of existing shareholders by approximately 12.3% at the midpoint of the offering range.
(3)

It is assumed that 10.0% of the shares issuable in the offering will be purchased by our ESOP. For purposes of this table, the funds used to acquire such shares are assumed to have been borrowed by the ESOP from ICC Holdings, Inc. The amount to be borrowed is reflected as a reduction to shareholders’ equity of ICC Holdings, Inc. Annual contributions are expected to be made to the ESOP in an amount at least equal to the principal and interest requirement of the debt. The annual payment of the ESOP debt is based upon fifteen equal annual installments of principal and interest. The pro forma net earnings assumes: (i) that the contribution to the ESOP is equivalent to the debt service requirement for the year ended December 31, 2015; (ii) that 18,133, 21,333, 24,533, and 27,259 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, were committed to be released at the end of the year ended December 31, 2015, at an average fair value of $10.00 per share in accordance with ASC 718-40; and (iii) for purposes of calculating the net income per share, the weighted average of the ESOP shares which have not been committed for release, equal to 263,650, 310,176, 356,702, and 396,336 at the minimum, midpoint, maximum and adjusted maximum of the offering range during the year ended December 31, 2015, were subtracted from total shares outstanding of 2,720,000, 3,200,000, 3,680,000, and 4,088,889 at the minimum, midpoint, maximum and adjusted maximum of the offering range on such dates.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the financial statements and accompanying notes included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus constitutes forward-looking information that involves risks and uncertainties. Please see “Forward-Looking Information” and “Risk Factors” for more information. You should review “Risk Factors” for a discussion of important factors that could cause actual results to differ materially from the results described, or implied by, the forward-looking statements contained herein.

Overview

Illinois Casualty Company is a regional property and casualty insurance company incorporated in Illinois and focused exclusively on the food and beverage industry. On the effective date of the conversion, Illinois Casualty will become a wholly owned subsidiary of ICC Holdings, Inc. The consolidated financial statements of Illinois Casualty prior to the conversion will become the consolidated financial statements of ICC Holdings, Inc. upon completion of the conversion.

For the nine months ended September 30, 2016, we had direct written premium of $39.2 million, net premiums earned of $31.7 million, and net income from operations of $1.6 million. For the nine months ended September 30, 2015, we had direct written premium of $37.4 million, net premiums earned of $30.0 million and net income from operations of $1.5 million. For the year ended December 31, 2015, we had direct premiums written of $49.0 million, net premiums earned of $40.2 million, and net income from operations of $2.2 million. For the year ended December 31, 2014, we had direct premiums written of $46.3 million, net premiums earned of $38.1 million, and net income from operations of $1.6 million. At September 30, 2016, we had total assets of $126.6 million and equity of $33.7 million.

We are an “emerging growth company” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to: not required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act; reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; exemptions from the requirements of holding an annual non-binding advisory vote on executive compensation and nonbinding stockholder approval of any golden parachute payments not previously approved.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have taken advantage of the extended transition period provided by Section 107 of the JOBS Act. However, we may decide to comply with the effective dates for financial accounting standards applicable to emerging growth companies at a later date in compliance with the requirements in Sections 107(b)(2) and (3) of the JOBS Act. If we do so, we will prominently disclose this decision in the first periodic report or registration statement following our decision, and such decision is irrevocable.

Principal Revenue and Expense Items

We derive our revenue primarily from premiums earned, net investment income and net realized gains (losses) from investments.

Gross and net premiums written

Gross premiums written is equal to direct and assumed premiums before the effect of ceded reinsurance. Net premiums written is the difference between gross premiums written and premiums ceded or paid to reinsurers (ceded premiums written).

Premiums earned

Premiums earned is the earned portion of our net premiums written. Gross premiums written include all premiums recorded by an insurance company during a specified policy period. Insurance premiums on property and casualty insurance contracts are recognized in proportion to the underlying risk insured and are earned ratably over the duration of the policies. At the end of each accounting period, the portion of the premiums that is not yet earned is included in unearned premiums and is realized as revenue in subsequent periods over the remaining term of the policy. Our policies typically have a term of twelve months. Thus, for example, for a policy that is written on July 1, 2015, one-half of the premiums would be earned in 2015 and the other half would be earned in 2016.

Net investment income and net realized gains (losses) on investments

We invest our surplus and the funds supporting our insurance liabilities (including unearned premiums and unpaid loss and loss adjustment expenses) in cash, cash equivalents, equities, fixed maturity securities and real estate. Investment income includes interest and dividends earned on invested assets. Net realized gains and losses on invested assets are reported separately from net investment income. We recognize realized gains when invested assets are sold for an amount greater than their cost or amortized cost (in the case of fixed maturity securities) and recognize realized losses when investment securities are written down as a result of an other than temporary impairment or sold for an amount less than their cost or amortized cost, as applicable. Our portfolio of investment securities is managed by an independent third party and manager specializing in the insurance industry.

Illinois Casualty’s expenses consist primarily of:

Loss and loss adjustment expense

Loss and loss adjustment expenses represent the largest expense item and include: (1) claim payments made, (2) estimates for future claim payments and changes in those estimates for prior periods, and (3) costs associated with investigating, defending and adjusting claims.

Amortization of deferred policy acquisition costs and underwriting and administrative expenses

Expenses incurred to underwrite risks are referred to as policy acquisition expenses. Variable policy acquisition costs consist of commission expenses, premium taxes and certain other underwriting expenses that vary with and are primarily related to the writing and acquisition of new and renewal business. These policy acquisition costs are deferred and amortized over the effective period of the related insurance policies. Fixed policy acquisition costs, referred to herein as underwriting and administrative expenses are expensed as incurred. These costs include salaries, rent, office supplies, depreciation and all other operating expenses not otherwise classified separately.

Income taxes

We use the asset and liability method of accounting for income taxes. Deferred income taxes arise from the recognition of temporary differences between financial statement carrying amounts and the tax bases of our assets and liabilities. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. The effect of a change in tax rates is recognized in the period of the enactment date.

Key Financial Measures

We evaluate our insurance operations by monitoring certain key measures of growth and profitability. In addition to reviewing our financial performance based on results determined in accordance with generally accepted accounting principles in the United States (GAAP), we utilize certain non-GAAP financial measures that we believe are valuable in managing our business and for comparison to our peers. These non-GAAP measures are combined ratio, written premiums, underwriting income, the loss and loss adjustment expense ratio, the expense ratio, the ratio of net written premiums to statutory surplus and return on average equity.

We measure growth by monitoring changes in gross premiums written and net premiums written. We measure underwriting profitability by examining loss and loss adjustment expense, underwriting expense and combined ratios. We also measure profitability by examining underwriting income (loss) and net income (loss).

Loss and loss adjustment expense ratio

The loss and loss adjustment expense ratio is the ratio (expressed as a percentage) of loss and loss adjustment expenses incurred to premiums earned. We measure the loss ratio on an accident year and calendar year loss basis to measure underwriting profitability. An accident year loss ratio measures loss and loss adjustment expenses for insured events occurring in a particular year, regardless of when they are reported, as a percentage of premiums earned during that year. A calendar year loss ratio measures loss and loss adjustment expense for insured events occurring during a particular year and the change in loss reserves from prior accident years as a percentage of premiums earned during that year.

Expense ratio

The underwriting expense ratio is the ratio (expressed as a percentage) of amortization of deferred policy acquisition costs and net underwriting and administrative expenses (attributable to insurance operations) to premiums earned, and measures our operational efficiency in producing, underwriting and administering our insurance business.

GAAP combined ratio

Our GAAP combined ratio is the sum of the loss and loss adjustment expense ratio and the expense ratio and measures our overall underwriting profit. If the GAAP combined ratio is below 100%, we are making an underwriting profit. If our combined ratio is at or above 100%, we are not profitable without investment income and may not be profitable if investment income is insufficient.

Net premiums written to statutory surplus ratio

The net premiums written to statutory surplus ratio represents the ratio of net premiums written, after reinsurance ceded, to statutory surplus. This ratio measures our exposure to pricing errors in our current book of business. The higher the ratio, the greater the impact on surplus should pricing prove inadequate.

Underwriting income (loss)

Underwriting income (loss) measures the pre-tax profitability of our insurance operations. It is derived by subtracting loss and loss adjustment expense, amortization of deferred policy acquisition costs, and underwriting and administrative expenses from earned premiums. Each of these items is presented as a caption in our statements of operations.

Net income (loss) and return on average equity

We use net income (loss) to measure our profit and return on average equity to measure our effectiveness in utilizing equity to generate net income. In determining return on average equity for a given year, net income (loss) is divided by the average of the beginning and ending equity for that year.

Critical Accounting Policies

General

The preparation of financial statements in accordance with GAAP requires both the use of estimates and judgment relative to the application of appropriate accounting policies. We are required to make estimates and assumptions in certain circumstances that affect amounts reported in our financial statements and related footnotes. We evaluate these estimates and assumptions on an on-going basis based on historical developments, market conditions, industry trends and other information that we believe to be reasonable under the circumstances. There can be no assurance that actual results will conform to our estimates and assumptions and that reported results of operations will not be materially adversely affected by the need to make accounting adjustments to reflect changes in these estimates and assumptions from time to time. We believe the following policies are the most sensitive to estimates and judgments.

Investments

The Company classifies its investments in all debt and equity securities as available-for-sale.

Available-for-Sale Securities

Debt and equity securities are classified as available-for-sale and reported at fair value. Unrealized gains and losses on these securities are excluded from net earnings but are recorded as a separate component of comprehensive earnings and shareholders’ equity, net of deferred income taxes.

Other Than Temporary Impairment

Under current accounting standards, an OTTI write-down of debt securities, where fair value is below amortized cost, is triggered by circumstances where (1) an entity has the intent to sell a security, (2) it is more likely than not that the entity will be required to sell the security before recovery of its amortized cost basis or (3) the entity does not expect to recover the entire amortized cost basis of the security. If an entity intends to sell a security or if it is more likely than not the entity will be required to sell the security before recovery, an OTTI write-down is recognized in earnings equal to the difference between the security’s amortized cost and its fair value. If an entity does not intend to sell the security or it is not more likely than not that it will be required to sell the security before recovery, the OTTI write-down is separated into an amount representing the credit loss, which is recognized in earnings, and the amount related to all other factors, which is recognized in other comprehensive income. Impairment losses result in a reduction of the underlying investment’s cost basis.

The Company regularly evaluates its fixed income and equity securities using both quantitative and qualitative criteria to determine impairment losses for other-than-temporary declines in the fair value of the investments. The following are the key factors for determining if a security is other-than-temporarily impaired:

•	The extent to which the fair value is less than cost,

•	The assessment of significant adverse changes to the cash flows on a fixed income investment,

•	The occurrence of a discrete credit event resulting in the issuer defaulting on a material obligation, the issuer seeking protection from creditors under the bankruptcy laws, the issuer proposing a voluntary reorganization under which creditors are asked to exchange their claims for cash or securities having a fair value substantially lower than par value,

•	The probability that the Company will recover the entire amortized cost basis of the fixed income securities prior to maturity,

•	The ability and intent to hold fixed income securities until maturity or

•	For equity securities, the expectation of recovery to cost within a reasonable period of time.

Quantitative and qualitative criteria are considered during this process to varying degrees depending on the sector the analysis is being performed:

Corporates

The Company performs a qualitative evaluation of holdings that fall below the price threshold. The analysis begins with an opinion of industry and competitive position. This includes an assessment of factors that enable the profit structure of the business (e.g., reserve profile for exploration and production companies), competitive advantage (e.g., distribution system), management strategy, and an analysis of trends in return on invested capital. Analysts may also review other factors to determine whether an impairment exists including liquidity, asset value cash flow generation, and industry multiples.

Municipals

The Company analyzes the screened impairment candidates on a quantitative and qualitative basis. This includes an assessment of the factors that may be contributing to the unrealized loss and whether the recovery value is greater or less than current market value.

Structured Securities

The “stated assumptions” analytic approach relies on actual 6-month average collateral performance measures (voluntary prepayment rate, gross default rate, and loss severity) sourced through third party data providers or remittance reports. The analysis applies the stated assumptions throughout the remaining term of the transaction using forecasted cash flows, which are then applied through the transaction structure (reflecting the priority of payments and performance triggers) to determine whether there is a loss to the security (“Loss to Tranche”). For securities or sectors for which no actual loss or minimal loss has been observed (certain Prime Residential Mortgage Backed Securities (RMBS) and Commercial Mortgage Backed Securities (CMBS), for example), sector-based assumptions are applied or an alternative quantitative or qualitative analysis is performed.

Investment Income

Interest on fixed maturities and short-term investments is credited to earnings on an accrual basis. Premiums and discounts are amortized or accreted over the lives of the related fixed maturities. Dividends on equity securities are credited to earnings on the ex-dividend date. Realized gains and losses on disposition of investments are based on specific identification of the investments sold on the settlement date, which does not differ significantly from trade date accounting.

Cash and Cash Equivalents

Cash consists of uninvested balances in bank accounts. Cash equivalents consist of investments with original maturities of 90 days or less, primarily AAA-rated prime and government money market funds. Cash equivalents are carried at cost, which approximates fair value. The Company has not experienced losses on these instruments.

Loss and Loss Adjustment Expense Reserves

We maintain reserves for the payment of claims (incurred losses) and expenses related to adjusting those claims (loss adjustment expenses or LAE). Our loss reserves consist of case reserves, which are reserves for claims that have been reported to us, defense and cost containment expense (DCC) reserve, which includes all defense and litigation-related expenses, whether internal or external to us, and reserves for claims that have been incurred but have not yet been reported or for case reserve deficiencies or redundancies (IBNR).

When a claim is reported to us, our claims personnel establish a case reserve for the estimated amount of the ultimate payment. The amount of the loss reserve for the reported claim is based primarily upon a claim-by-claim evaluation of coverage, liability, injury severity or scope of property damage, and any other information considered pertinent to estimating the exposure presented by the claim. Each claim is settled individually based upon its merits, and some claims may take years to settle, especially if legal action is involved. Case reserves are reviewed on a regular basis and are updated as new data becomes available.

In addition to case reserves, we maintain an estimate of reserves for loss and loss adjustment expenses incurred but not reported. Some claims may not be reported for several years. As a result, the liability for unpaid loss and loss adjustment reserves includes significant estimates for IBNR.

We utilize an independent actuary to assist with the estimation of our loss and LAE reserves bi-annually. This actuary prepares estimates of the ultimate liability for unpaid losses and LAE based on established actuarial methods described below. Our management reviews these estimates and supplements the actuarial analysis with information not fully incorporated into the actuarially based estimate, such as changes in the external business environment and changes in internal company processes and strategy. We may adjust the actuarial estimates based on this supplemental information in order to arrive at the amount recorded in the financial statements.

We accrue liabilities for unpaid loss and loss adjustment expenses based upon estimates of the ultimate amount payable.

Policy Acquisition Costs

The Company defers commissions, premium taxes, and certain other costs that are incrementally or directly related to the successful acquisition of new or renewal insurance contracts. Acquisition-related costs may be deemed ineligible for deferral when they are based on contingent or performance criteria beyond the basic acquisition of the insurance contract or when efforts to obtain or renew the insurance contract are unsuccessful. All eligible costs are capitalized and charged to expense in proportion to premium revenue recognized. The method followed in computing deferred policy acquisition costs limits the amount of such deferred costs to their estimated realizable value. This deferral methodology applies to both gross and ceded premiums and acquisition costs.

Premiums

Premiums are recognized ratably over the term of the contracts, net of ceded reinsurance. Unearned premiums represent the portion of premiums written relative to the unexpired terms of coverage. Unearned premiums are calculated on a daily pro rata basis.

Reinsurance

Ceded unearned premiums and reinsurance balances recoverable on paid and unpaid losses and settlement expenses are reported separately as assets instead of being netted with the related liabilities, since reinsurance does not relieve us of our legal liability to our policyholders.

Quarterly, the Company monitors the financial condition of its reinsurers. The Company’s monitoring efforts include, but are not limited to, the review of annual summarized financial data and analysis of the credit risk associated with reinsurance balances recoverable by monitoring the A.M. Best and Standard & Poor’s (S&P) ratings. In addition, the Company subjects its reinsurance recoverables to detailed recoverable tests, including an analysis based on average default by A.M. Best rating. Based upon the review and testing, the Company’s policy is to charge to earnings, in the form of an allowance, an estimate of unrecoverable amounts from reinsurers. This allowance is reviewed on an ongoing basis to ensure that the amount makes a reasonable provision for reinsurance balances that the Company may be unable to recover.

Income Taxes

The Company files a consolidated federal income tax return. Federal income taxes are accounted for using the asset and liability method under which deferred income taxes are recognized for the tax consequences of “temporary differences” by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities, operating losses and tax credit carry forwards. The effect on deferred taxes for a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance if it is more likely than not all or some of the deferred tax assets will not be realized.

The Company considers uncertainties in income taxes and recognizes those in its financial statements as required. As it relates to uncertainties in income taxes, unrecognized tax benefits, including interest and penalty accruals, are not considered material to the consolidated financial statements. Also, no tax uncertainties are expected to result in significant increases or decreases to unrecognized tax benefits within the next 12-month period. Penalties and interest related to income tax uncertainties, should they occur, would be included in income tax expense in the period in which they are incurred.

As an insurance company, the Company is subject to minimal state income tax liabilities. On a state basis, since the majority of income is from insurance operations, the Company pays premium taxes in lieu of state income tax. Premium taxes are a component of policy acquisition costs and calculated as a percentage of gross premiums written.

Comprehensive Earnings

Comprehensive earnings include net earnings plus unrealized gains/losses on available-for-sale investment securities, net of tax. In reporting the components of comprehensive earnings on a net basis in the statement of earnings, the Company used a 34 percent tax rate.

Reserving Methods

In developing our loss and DCC reserve estimates, we relied upon five widely used and accepted loss reserving methods (described below). Based on the deemed predictive qualities of each of the applied methods, we selected estimated ultimates by year in order to determine our reserve estimates. Our estimates can be considered actuarial central estimates, which means that they represent an expected value over the range of reasonably possible outcomes.

Loss Development Methods (Paid and Incurred Loss and DCC). Loss development ultimates are determined by multiplying current reported values by cumulative loss development factors. Incremental loss development factors are determined by analyzing historical development of losses and assuming that future development will mimic historical. Cumulative development factors are calculated from the selection of incremental factors.

This method is also applied to incurred DCC to incurred loss ratios and paid DCC to paid loss ratios to estimate ultimate DCC.

Loss development methods are particularly appropriate when historical loss development patterns have been relatively stable and can be predicted with reasonable accuracy.

Expected Loss Ratio Method. The expected loss ratio method applies a selected ultimate loss ratio to premium to determine ultimate losses and LAE. Expected loss ratios for 2007 and prior were selected based on the results of the loss development methods discussed above, industry experience, actual loss experience of ICC to date and general industry conditions. Beginning with 2008, expected loss ratios have been calculated based on the prior expected loss ratios, rate changes and loss trend.

Bornhuetter-Ferguson (B-F) Methods (Paid and Incurred Loss). The Loss Development Methods rely heavily on data as of the most recent evaluation date, and a relatively small swing in early reported (or paid) losses may result in a large swing in the ultimate loss projections. Therefore, other methods may also be considered.

The B-F Methods offer a blend of stability and responsiveness by estimating ultimate losses as a weighted combination of an expected loss estimate and current loss data. The weight applied to the expected loss estimate is based on the appropriate cumulative loss development factor from the Loss Development Methods. This percentage is multiplied by expected losses to determine expected future development. This estimate of future loss development is then added to losses as of the current evaluation date to project ultimate losses.

A&OE Method. During 2012, we began to implement a new approach to reserving for unpaid Adjusting & Other Expenses (A&OE). This method is referred to as the “Wendy Johnson Method” where historical A&OE payments are measured against certain claim units to develop an average rate for projecting into future years. These claim units are defined as a means of measuring the overall level of claim activity in a year as follows:

Units =

2 x (Newly Reported Claims in Year X) +

(Number of Claims Open at Start of Year X)

Future A&OE costs are projected by inflating the selected average A&OE per unit rate, 1.0% annually, against future units calculated by claims runoff patterns.

Range of Estimates

In addition to our actuarial central estimate, we have also developed a range of estimates. This range is not designed to represent minimum or maximum possible outcomes. It is developed to represent low and high ends for a reasonable range of expected outcomes given the selection of alternative, but reasonable assumptions. Actual results may fall outside of this range.

High and low net reserve estimates were developed by stressing our expected loss ratio and loss development factor selections. By applying a factor to increase (and decrease) these assumptions, we developed high (and low) ultimate loss and DCC estimates. These estimates, along with paid and incurred loss information, result in a range of reserves. The gross reserve range is based on selected percentages which produce a range which is slightly wider than the net range.

We estimate IBNR reserves by first deriving an actuarially based estimate of the ultimate cost of total loss and loss adjustment expenses incurred by line of business as of the financial statement date. We then reduce the estimated ultimate loss and loss adjustment expenses by loss and loss adjustment expense payments and case reserves carried as of the financial statement date. The actuarially determined estimate is based upon indications from one of the above actuarial methodologies or uses a weighted average of these results. The specific method used to estimate the ultimate losses for individual lines of business, or individual accident years within a line of business, will vary depending on the judgment of the actuary as to what is the most appropriate method for a line of business’ unique characteristics. Finally, we consider other factors that impact reserves that are not fully incorporated in the actuarially based estimate, such as changes in the external business environment and changes in internal company processes and strategy.

The process of estimating loss reserves involves a high degree of judgment and is subject to a number of variables. These variables can be affected by both internal and external events, such as changes in claims handling procedures, economic inflation, legal trends, and legislative changes, among others. The impact of many of these items on ultimate costs for claims and claim adjustment expenses is difficult to estimate. Loss reserve estimation difficulties also differ significantly by line of business due to differences in claim complexity, the volume of claims, the potential severity of individual claims, the determination of occurrence date for a claim, and reporting lags (the time between the occurrence of the policyholder event and when it is actually reported to the insurer). Informed judgment is applied throughout the process, including the application of various individual experiences and expertise to multiple sets of data and analyses. We continually refine our loss reserve estimates in a regular ongoing process as historical loss experience develops and additional claims are reported and settled. We consider all significant facts and circumstances known at the time loss reserves are established.

Due to the inherent uncertainty underlying loss reserve estimates, final resolution of the estimated liability for loss and loss adjustment expenses may be higher or lower than the related loss reserves at the reporting date. Therefore, actual paid losses, as claims are settled in the future, may be materially higher or lower in amount than current loss reserves. We reflect adjustments to loss reserves in the results of operations in the period the estimates are changed.

Results of Operations

Our results of operations are influenced by factors affecting the property and casualty insurance industry in general. The operating results of the United States property and casualty insurance industry are subject to significant variations due to competition, weather, catastrophic events, regulation, general economic conditions, judicial trends, fluctuations in interest rates and other changes in the investment environment.

Our premium growth and underwriting results have been, and continue to be, influenced by market conditions. Pricing in the property and casualty insurance industry historically has been cyclical. During a soft market cycle, price competition is more significant than during a hard market cycle and makes it difficult to attract and retain properly priced commercial business. A hard market typically has a positive effect on premium growth.

The major components of operating revenues and net (loss) income are as follows (dollars in thousands):

	For the nine months ended September 30,		For the year ended December 31,
	2016	2015	2015	2014
Revenues:
Total premiums earned	$31,695	$29,971	$40,220	$38,121
Investment income, net of investment expense	1,433	987	1,333	1,141
Realized investment gains (losses), net	19	61	81	459
Other income	104	214	190	113
Total revenues	$33,251	$31,233	$41,823	$39,833
Components of net income (loss):
Underwriting (loss) income	$1,186	$1,177	$1,864	$1,050
Investment income, net of investment expense	1,433	987	1,333	1,141
Realized investment gains (losses), net	19	61	81	459
Other income	104	214	190	113
Corporate expense	337	232	314	263
Interest expense	140	96	136	134
Other expense, net
Income (loss), before income taxes	$2,265	$2,110	$3,016	$2,365
Income tax expense (benefit)	679	588	862	779
Net income (loss)	$1,586	$1,522	$2,155	$1,585
Total other comprehensive (loss) earnings	1,913	(635)	(1,024)	904
Comprehensive Earnings	$3,948	$887	$1,131	$2,489

Nine Months Ended September 30, 2016 Compared to Nine Months Ended September 30, 2015

The following summarizes our results for the nine months ended September 30, 2016 and 2015:

Premiums

Direct premiums written grew by $1.78 million, or 4.8%, from the nine months ended September 30, 2016 as compared to the same period of 2015, while net written premium grew, increasing by $1.24 million, or 3.9%, during the same period. Net premiums earned grew by $1.72 million, or 5.8%, in the nine months ended September 30, 2016 as compared to the nine months ended September 30, 2015, primarily due to increased organic growth and lower levels of premium ceded to reinsurance.

For the nine months ended September 30, 2016, we ceded to reinsurers $5.96 million of earned premiums, compared to $5.65 million of earned premiums for the nine months ended September 30, 2015. Ceded earned premiums as a percent of direct premiums written were 15.2% in the nine months ended September 30, 2016, and 15.1% in the nine months ended September 30, 2015. This slight increase in costs is a result of the Company executing a new reinsurance contract effective June 1, 2016 that covers hired and non-owned auto-exposure.

Premiums are earned ratably over the term of the policy whereas written premiums are reflected on the effective date of the policy.

Other income

Substantially all other income is derived from policies we write and represents additional charges to policyholders for services outside of the premium charge, such as installment billing or policy issuance costs. Other income decreased by $110,000 from the nine months ended September 30, 2016 as compared to the same period of 2015. Other income is down due to a write-off system development costs capitalized and abandoned in the third quarter of 2016.

Unpaid Losses and Settlement Expenses

The table below details our unpaid losses and settlement expenses (“LAE”) and loss reserves for the quarters ended September 30, 2016 and 2015.

Dollars in thousands	At September 30,
	2016	2015
Unpaid losses and LAE at beginning of the period:
Gross	$61,056	$64,617
Ceded	(19,158)	(25,822)

Net	41,898	38,795

Increase (decrease) in incurred losses and LAE:
Current year	18,901	17,871
Prior years	(190)	7

Total incurred	18,711	17,878

Loss and LAE payments for claims incurred:
Current year	(5,111)	(4,718)
Prior years	(13,990)	(11,617)

Total paid	(19,101)	(16,335)

Net unpaid losses and LAE at end of the period	$41,509	$40,337

Net unpaid losses and LAE increased $1.2 million, or 3.0%, in the nine months ended September 30, 2016 as compared to the same period in 2015. This increase was due principally to increases in net additional IBNR established in 2016.

Expense Ratio

Our expense ratio is calculated by dividing the sum of policy acquisition costs and operating expenses by net earned premiums. We use the expense ratio to evaluate the operating efficiency of our consolidated operations. Costs that cannot be readily identifiable as a direct cost of a product line remain in Corporate and Other.

Our expense ratio increased 80 basis points during the nine months ended September 30, 2016 as compared to the nine months ended September 30, 2015. This increase was principally due to the increased cost of our self-funded healthcare plan, which, as a percentage of net earned premium, was 1.92% and 1.61%, respectively, during the nine months ended September 30, 2016 and 2015, and through increased use of temporary employees by Estrella Innovative Solutions, Inc., our outsourcing subsidiary, for projects related to our conversion, which, as a percentage of net earned premium, was 1.17% and 0.56%, respectively, during the nine months ended September 30, 2016 and 2015. As earned premiums grow year-over-year on an expense structure that is less variable to premium volume, we expect a decrease in the expense ratio.

Policy Acquisition Costs

Policy acquisition costs are either variable costs we incur to issue policies, which include commissions, premium taxes, and certain underwriting expenses, or fixed period costs including underwriter compensation costs. The Company offsets the direct commissions it pays with ceded commissions it receives from reinsurers. Policy acquisition costs increased by $881,000, or 8.1%, during the nine months ended September 30, 2016 as compared to the nine months ended September 30, 2015. The percentage of policy acquisition costs to net earned premiums remained relatively flat at 37.2% and 36.4% for the quarter ended September 30, 2016 and 2015, respectively.

General Corporate Expenses

General corporate expenses consist primarily of real estate and occupancy costs, such as utilities and maintenance. These costs are largely fixed and, therefore, do not vary significantly with premium volume but do vary with the Company’s changes in properties held for investment. Accordingly, our general corporate expenses increased by $105,000, or 45.3% during the nine months ended September 30, 2016 as compared to the nine months ended September 30, 2015.

Investment Income

Net investment income increased by $446,000, or 45.2% during the nine months ended September 30, 2016 as compared to the nine months ended September 30, 2015, primarily from the composition of the investment portfolio. Average cash and invested assets during the nine months ended September 30, 2016 was $78.5 million compared to $73.6 million during the same period in 2015, an increase of $4.9 million, or 6.7%. The increase in the portfolio was primarily due to new borrowings of $1.0 million and the collection of approximately $11.0 million in reinsurance recoverables in 2016.

For additional information, see “Business — Investments” above.

Interest Expense

Interest expense increased to $140,000 for the nine months ended September 30, 2016 from $96,000 for the same period during 2015. This 45.8% increase year over year reflects the Company’s financing of certain assets under financial sales-leaseback transactions in September 2015, again in March of 2016 and most recently in September 2016. The Company does not anticipate expanding these borrowings over the next twelve months.

Income Tax Expense

Income tax expense increased by $91,000, or 15.5% during the nine months ended September 30, 2016 as compared to the nine months ended September 30, 2015.

The Company has not established a valuation allowance against any of the net deferred tax assets.

Year Ended December 31, 2015 Compared to Year Ended December 31, 2014

Premiums

Direct premiums written increased by $2.7 million, or 5.8%, primarily from organic growth from 2014 to 2015, while net written premium was essentially flat, growing by $555,000, or 1.4%, during the same period. Net premiums earned grew slightly less than direct premiums written from 2014 to 2015, growing by $2.1 million, or 5.5%.

For the year ended December 31, 2015, we ceded to reinsurers $7.8 million of written premiums, compared to $5.6 million of written premiums for the year ended December 31, 2014. Ceded earned premiums as a percent of direct premiums written were 15.7% in 2015, and 16.0% in 2014. This favorable decrease is a result of an overall softer reinsurance market pricing.

Premiums are earned ratably over the term of the policy whereas written premiums are reflected on the effective date of the policy.

Other income

Substantially all other income is derived from policies we write and represents additional charges to policyholders for services outside of the premium charge, such as installment billing or policy issuance costs. Other income grew by $77,000, or 68.1%, in 2015 as compared to 2014 primarily as a result of the growth in premium volume.

Unpaid Losses and Settlement Expenses

The table below details our unpaid losses and settlement expenses (“LAE”) and loss reserves for the years ended December 31, 2015 and 2014.

Dollars in thousands	At December 31,
	2015	2014
Unpaid losses and LAE at beginning of year:
Gross	$64,617	$57,336
Ceded	(25,822)	(20,994)

Net	38,795	36,342
Increase (decrease) in incurred losses and LAE:
Current year	24,293	22,267
Prior years	(493)	481

Total incurred	23,800	22,748
Loss and LAE payments for claims incurred:
Current year	(6,466)	(7,798)
Prior years	(14,231)	(12,497)

Total paid	(20,697)	(20,295)

Net unpaid losses and LAE at end of year	41,898	38,795
Unpaid losses and LAE at end of year:
Gross	61,056	64,617
Ceded	(19,158)	(25,822)

Net	$41,898	$38,795

Differences from the initial reserve estimates emerged as changes in the ultimate loss estimates as those estimates were updated through the reserve analysis process. The recognition of the changes in initial reserve estimates occurred over time as claims were reported, initial case reserves were established, initial reserves were reviewed in light of additional information and ultimate payments were made on the collective set of claims incurred as of that evaluation date. The new information on the ultimate settlement value of claims is updated until all claims in a defined set are settled. As a small specialty insurer with a niche product portfolio, our experience will ordinarily exhibit fluctuations from period to period. While management attempts to identify and react to systematic changes in the loss environment, management must also consider the volume of experience directly available to us and interpret any particular period’s indications with a realistic technical understanding of the reliability of those observations.

We experienced favorable development in 2015 relative to 2014’s reserve estimates in our property line of business primarily from the 2014 accident year. The largest contributor to the adverse development in the casualty line of business was liquor liability, with approximately 89.4% of the development coming from this business.

Expense Ratio

Our expense ratio is calculated by dividing the sum of policy acquisition costs and operating expenses by net earned premiums. We use the expense ratio to evaluate the operating efficiency of our consolidated operations. Costs that cannot be readily identifiable as a direct cost of a product line remain in Corporate and Other.

Our expense ratio decreased 138 basis points for the year ended December 31, 2015 as compared to 2014, due to the premium volume growth rate well exceeding the increase in the cost of our infrastructure. As our earned premiums grow year-over-year on an expense structure that is less variable to premium volume, we expect this trend to continue in the near future, but at a slower pace.

Policy Acquisition Costs

Policy acquisition costs are costs we incur to issue policies, which include commissions, premium taxes, underwriting reports, and underwriter compensation costs. The Company offsets the direct commissions it pays with ceded commissions it receives from reinsurers. Policy acquisition costs were essentially flat, increasing by $233,000, or 1.6%. The percentage of policy acquisition costs to net earned premiums was 36.2% and 37.6% for 2015 and 2014, respectively. The reduction in the ratio was mostly due to organic premium growth year over year.

Also contributing to the improvement in policy acquisition costs were small reductions in expense ratios as seen across most product lines. These efficiencies are the result of prior policies written entering the renewal stage, as renewal policies are less expensive to underwrite than new policies.

General Corporate Expenses

General corporate expenses consist primarily of employee compensation and occupancy costs, such as rent and utilities. These costs are largely fixed and, therefore, do not vary significantly with premium volume. Accordingly, our general corporate expenses increased by $51,000, or 19.4%, in 2015 as compared to 2014. The increase was due to our continued investment in our infrastructure and retaining highly qualified personnel to execute our growth strategy. Necessarily, those costs are incurred prior to our writing sufficient premium to support that expense structure. As we continue to grow we expect the expense ratio to continue to decline as our current infrastructure and personnel is adequate, with minimal additional operating costs, to write substantially more premium volume.

Investment Income

Our investment portfolio is generally highly liquid and 88.0% and 87.3% of the portfolio consisted of readily marketable, investment-grade fixed-income securities as of December 31, 2015 and 2014, respectively. The remainder of the portfolio is comprised of exchange traded funds. Net investment income is primarily comprised of interest earned and dividends paid on these securities and rental income on investment real estate, net of related investment expenses, and excludes realized gains and losses.

Net investment income increased by $192,000 for the year ended December 31, 2015 as compared to 2014, primarily from the growth of the investment portfolio. Average invested assets for 2015 was $74.6 million compared to $69.0 million for 2014, an increase of $5.6 million, or 8.1%. The increase in the portfolio was primarily due to net cash provided by operating activities of $5.7 million.

For additional information, see “Business — Investments” above.

Interest Expense

Interest expense remained flat, increasing slightly to $136,000 for the year ended December 31, 2015 from $134,000 for the year ended December 31, 2014.

Income Tax Expense

We reported an income tax expense of $862,000 in 2015, as compared to an income tax expense of $779,000 in 2014. The income tax expense increase for 2015 relates to earnings before income taxes in 2015.

The Company has not established a valuation allowance against any of the net deferred tax assets.

Financial Position

The major components of our assets and liabilities are as follows (dollars in thousands):

	As of
	September 30, 2016	December 31, 2015
Assets
Investments and cash:
Fixed income
Available-for-sale, at fair value (amortized cost — $63,952 at September 30, 2016 and $63,995 at December 31, 2015)	$67,221	$65,195
Equity securities available -for-sale, at fair value (cost — $7,948 at September 30, 2016 and $9,282 at December 31, 2015)	8,381	8,885
Preferred securities available-for-sale, at fair value (cost — $1,477 at September 30, 2016 and $0 at December 31, 2015)	1,476	—
Cash and cash equivalents	3,629	2,180

Total investments and cash	80,708	76,260

Accrued investment income	500	581
Premiums and reinsurance balances receivable, net of allowances for uncollectible amounts of $100 at September 30, 2016 and December 31, 2015	16,758	15,638
Ceded unearned premiums	283	57
Reinsurance balances recoverable on unpaid losses and settlement expenses, net of allowances for uncollectible amounts of $0 at September 30, 2016 and December 31, 2015	15,665	19,535
Current federal income taxes	261	773
Net deferred federal income taxes	268	1,401
Deferred policy acquisition costs, net	4,279	3,983
Property and equipment, at cost, net of accumulated depreciation of $4,149 at September 30, 2016 and $3,553 at December 31, 2015	5,993	4,241
Other assets	1,850	905

Total assets	$126,565	$123,373

Liabilities and Equity
Liabilities:
Unpaid losses and settlement expenses	$57,174	$61,056
Unearned premiums	25,696	23,948
Reinsurance balances payable	399	—
Corporate debt	3,989	3,274
Accrued expenses	4,188	4,096
Other liabilities	1,455	834

Total liabilities	92,901	93,208

Equity:
Accumulated other comprehensive earnings, net of tax	2,443	530
Retained earnings	31,221	29,636

Total equity	33,664	30,166

Total liabilities and equity	$126,565	$123,373

Unpaid Losses and LAE

Our reserves for unpaid loss and LAE are summarized below (dollars in thousands):

	As of September 30,		As of December 31,
	2016	2015	2015	2014
Case reserves	$21,199	$22,134	$23,139	$21,807
IBNR reserves	20,310	18,203	18,759	16,988
Net unpaid loss and LAE	41,509	40,337	41,897	38,795
Reinsurance recoverable on unpaid loss and LAE	15,665	23,078	19,158	25,822
Reserves for unpaid loss and LAE	$57,174	$63,415	$61,056	$64,617

Actuarial Ranges

The selection of the ultimate loss is based on information unique to each line of business and accident year and the judgment and expertise of our actuary and management.

The following table provides case and IBNR reserves for losses and loss adjustment expenses as of September 30, 2016 and 2015 and December 31, 2015 and 2014.

As of September 30, 2016

(dollars in thousands)	Case Reserves	IBNR Reserves	Total Reserves
Commercial liability	$16,615	$14,733	$31,348
Property	2,987	4,107	7,094
Other	1,597	1,470	3,067

Total net reserves	21,199	20,310	41,509
Reinsurance recoverables	7,992	7,673	15,665

Gross reserves	$29,191	$27,983	$57,174

As of September 30, 2015

(dollars in thousands)	Case Reserves	IBNR Reserves	Total Reserves
Commercial liability	$17,100	$13,430	$30,530
Property	3,338	3,563	6,901
Other	1,696	1,211	2,907

Total net reserves	22,134	18,203	40,338
Reinsurance recoverables	10,814	12,264	23,078

Gross reserves	$32,948	$30,468	$63,416

As of December 31, 2015

	Case Reserves	IBNR Reserves	Total Reserves	Actuarially Determined Range of Estimates
(dollars in thousands)				Low	High
Commercial liability	$17,712	$13,850	$31,562
Property	1,983	1,295	3,279
Other	3,443	3,613	7,056

Total net reserves	23,139	18,759	41,897	$37,725	$42,886
Reinsurance recoverables	10,231	8,928	19,158	13,773	17,799

Gross reserves	$33,369	$27,686	$61,056	$51,498	$60,685

As of December 31, 2014

				Actuarially Determined Range of Estimates
(dollars in thousands)	Case Reserves	IBNR Reserves	Total Reserves	Low	High
Commercial liability	$16,359	$12,987	$29,346
Property liability	2,446	1,118	3,564
Other	3,002	2,883	5,885

Total net reserves	21,807	16,988	38,795	$34,939	$39,837
Reinsurance recoverables	14,890	10,932	25,822	20,083	25,000

Gross reserves	$36,697	$27,920	$64,617	$55,022	$64,837

Our actuary determined a range of reasonable reserve estimates which reflect the uncertainty inherent in the loss reserve process. This range does not represent the range of all possible outcomes. We believe that the actuarially-determined ranges represent reasonably likely changes in the loss and LAE estimates, however actual results could differ significantly from these estimates. The range was determined by line of business and accident year after a review of the output generated by the various actuarial methods utilized. The actuary reviewed the variance around the select loss reserve estimates for each of the actuarial methods and selected reasonable low and high estimates based on his knowledge and judgment. In making these judgments the actuary typically assumed, based on his experience, that the larger the reserve the less volatility and that property reserves would exhibit less volatility than casualty reserves. In addition, when selecting these low and high estimates, the actuary considered:

•	historical industry development experience in our business line;

•	historical company development experience;

•	the impact of court decisions on insurance coverage issues, which can impact the ultimate cost of settling claims;

•	changes in our internal claims processing policies and procedures; and

•	trends and risks in claim costs, such as risk that medical cost inflation could increase.

Our actuary is required to exercise a considerable degree of judgment in the evaluation of all of these and other factors in the analysis of our loss and LAE reserves, and related range of anticipated losses. Because of the level of uncertainty impacting the estimation process, it is reasonably possible that different actuaries would arrive at different conclusions. The method of determining the reserve range has not changed and the reserve range generated by our actuary is consistent with the observed development of our loss reserves over the last few years.

The width of the range in reserves arises primarily because specific losses may not be known and reported for some period and the ultimate losses paid and loss adjustment expenses incurred with respect to known losses may be larger than currently estimated. The ultimate frequency or severity of these claims can be very different than the assumptions we used in our estimation of ultimate reserves for these exposures.

Specifically, the following factors could impact the frequency and severity of claims, and therefore, the ultimate amount of loss and LAE paid:

•	the rate of increase in labor costs, medical costs, and material costs that underlie insured risks;

•	development of risk associated with our expanding producer relationships and our growth in new states or states where we currently have small market share; and

•	impact of changes in laws or regulations.

The estimation process for determining the liability for unpaid loss and LAE inherently results in adjustments each year for claims incurred (but not paid) in preceding years. Negative amounts reported for claims incurred related to prior years are a result of claims being settled for amounts less than originally estimated (favorable development). Positive amounts reported for claims incurred related to prior years are a result of claims being settled for amounts greater than originally estimated (unfavorable development). For the years ended December 31, 2015 and 2014, we experienced favorable (unfavorable) development of $0.5 million and $(0.5) million, respectively. For the nine months ended September 30, 2016 and September 30, 2015, we experienced favorable developments of $0.2 million and $0.0 million respectively.

Potential for variability in our reserves is evidenced by this development. As further illustration of reserve variability, we initially estimated our ultimate incurred for unpaid loss and LAE net of reinsurance at the end of 2014 at $38.8 million. As of December 31, 2015, that reserve was re-estimated at $38.3 million, which is $0.5 million, or 1.3%, lower than the initial estimate.

As discussed earlier, the estimation of our reserves is based on several actuarial methods, each of which incorporates many quantitative assumptions. The judgment of the actuary plays an important role in selecting among various loss development factors and selecting the appropriate method, or combination of methods, to use for a given accident year. The ranges presented above represent the expected variability around the actuarially determined central estimate. The total range around our actuarially determined estimate varies from -5.8% to +7.1%. As shown in the table below, since 2011 the variance in our originally estimated accident year loss reserves has ranged from (0.2)% deficient to 5.6% redundant as of September 30, 2016.

Recent Variabilities of the Liability for Unpaid Loss and LAE, Net of Reinsurance Recoverables

	Accident Year Data
Dollars in thousands	2011	2012	2013	2014	2015
As originally estimated	$19,420	$19,276	$22,064	$22,267	$24,293
As estimated at September 30, 2016	18,339	19,024	21,590	22,316	23,435

Net cumulative redundancy (deficiency)	$1,081	$252	$474	$(49)	$858

% redundancy (deficiency)	5.6%	1.3%	2.1%	(0.2)%	3.5%

The table below summarizes the impact on equity from changes in estimates of unpaid loss and LAE reserves as of December 31, 2015 and 2014 (dollars in thousands):

Reserve Range for Unpaid Loss and LAE	Aggregate Loss and LAE Reserve	Percentage Change in Equity (1)
As of December 31, 2015
Low End	$37,725	9.2%
Recorded	$41,897	—
High End	$42,886	(2.2)%

As of December 31, 2014
Low End	$34,939	8.8%
Recorded	$38,795	—
High End	$39,837	(2.4%)

(1)	Net of tax

If the loss and LAE reserves were recorded at the high end of the actuarially-determined range, the loss and LAE reserves would increase by $1.0 million before taxes. This increase in reserves would have the effect of decreasing net income and equity as of December 31, 2015 by $0.7 million. If the loss and LAE reserves were recorded at the low end of the actuarially-determined range, the loss and LAE reserves at December 31, 2015 would be reduced by $4.2 million with corresponding increases in net income and equity of $2.8 million.

If the loss and LAE reserves were to adversely develop to the high end of the range, approximately $1.0 million of anticipated future payments for the loss and LAE expenses would be required to be paid, thereby affecting cash flows in future periods as the payments for losses are made.

Investments

Our fixed maturity and equity securities investments are classified as available-for-sale and carried at estimated fair value as determined by management based upon quoted market prices or a recognized pricing service at the reporting date for those or similar investments. Changes in unrealized investment gains or losses on our investments, net of applicable income taxes, are reflected directly in equity as a component of comprehensive income (loss) and, accordingly, have no effect on net income (loss). Investment income is recognized when earned, and capital gains and losses are recognized when investments are sold, or other-than-temporarily impaired.

The fair value and unrealized losses for our securities that were temporarily impaired as of September 30, 2016, December 31, 2015 and December 31, 2014 are as follows:

	Less than 12 months (dollars in thousands)		12 months or longer (dollars in thousands)		Total (dollars in thousands)
Description of securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
September 30, 2016:
U.S. Government and government agencies, authorities and municipals	$886	$(10)	$—	$—	$886	$(10)
MBS/ABS/CMBS	2,241	(8)	219	(1)	2,459	(9)
Corporate	2,601	(30)	237	(12)	2,838	(42)

Total fixed maturities	5,728	(48)	456	(13)	6,184	(61)

Common stocks, unaffiliated	398	(32)	219	(40)	617	(72)
Preferred stocks, unaffiliated	917	(14)	—	—	917	(14)

Total temporarily impaired securities	$7,043	$(94)	$675	$(53)	$7,718	$(147)

	Less than 12 months (dollars in thousands)		12 months or longer (dollars in thousands)		Total (dollars in thousands)
Description of securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
December 31, 2015:
U.S. Government and government agencies and authorities	$1,233	$(10)	$—	$—	$1,233	$(10)
MBS/ABS/CMBS	9,405	(126)	729	(18)	10,133	(144)
Corporate	11,205	(480)	1,263	(42)	12,468	(522)

Total fixed maturities	21,843	(616)	1,992	(60)	23,835	(676)

Common stocks, unaffiliated	398	(31)	3,222	(387)	3,620	(419)

Total temporarily impaired securities	$22,241	$(647)	$5,214	$(447)	$27,455	$(1,094)

	Less than 12 months (dollars in thousands)		12 months or longer (dollars in thousands)		Total (dollars in thousands)
Description of securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
December 31, 2014:
U.S. Government and government agencies and authorities	$—	$—	$293	$(4)	$293	$(4)
MBS/ABS/CMBS	1,963	(7)	4,043	(64)	6,006	(71)
Corporate	3,503	(21)	3,720	(90)	7,223	(111)

Total fixed maturities	5,466	(28)	8,056	(158)	13,522	(186)

Common stocks, unaffiliated	3,707	(110)	—	—	3,707	(110)

Total temporarily impaired securities	$9,173	$(138)	$8,056	$(158)	$17,229	$(296)

Fair values of interest rate sensitive instruments may be affected by increases and decreases in prevailing interest rates which generally translate, respectively, into decreases and increases in fair values of fixed maturity investments. The fair values of interest rate sensitive instruments also may be affected by the credit worthiness of the issuer, prepayment options, relative values of other investments, the liquidity of the instrument, and other general market conditions.

For the nine months ended September 30, 2016 and for the year ended December 31, 2015, our fixed maturity portfolio experienced unrealized gains/(losses) of $2.1 million and $(1.1) million due to changes in the interest rate environment, respectively. Most of the increase in fair value in our fixed maturity portfolio was in corporate bonds and asset-backed securities as a result of decreases in prevailing interest rates.

We monitor our investment portfolio and review securities that have experienced a decline in fair value below cost to evaluate whether the decline is other than temporary. When assessing whether the amortized cost basis of the security will be recovered, we compare the present value of the cash flows likely to be collected, based on an evaluation of all available information relevant to the collectability of the security, to the amortized cost basis of the security. The shortfall of the present value of the cash flows expected to be collected in relation to the amortized cost basis is referred to as the “credit loss.” If there is a credit loss, the impairment is considered to be other-than-temporary. If we identify that an other-than-temporary impairment loss has occurred, we then determine whether we intend to sell the security, or if it is more likely than not that we will be required to sell the security prior to recovering the amortized cost basis less any current-period credit losses. If we determine that we do not intend to sell, and it is not more likely than not that we will be required to sell the security, the amount of the impairment loss related to the credit loss will be recorded in earnings, and the remaining portion of the other-than-temporary impairment loss will be recognized in other comprehensive income (loss), net of tax. If we determine that we intend to sell the security, or that it is more likely than not that we will be required to sell the security prior to recovering its amortized cost basis less any current-period credit losses, the full amount of the other-than-temporary impairment will be recognized in earnings.

For the years ended December 31, 2015 and 2014 the Company did not take an impairment charge on any of its security holdings. For the nine months ended September 30, 2016 and 2015, the Company recorded $0.2 million and $0, respectively, in other than temporary impairment charges. Adverse investment market conditions, or poor operating results of underlying investments, could result in impairment charges in the future.

We use quoted values and other data provided by independent pricing services in our process for determining fair values of our investments. The evaluations of such pricing services represent an exit price and a good faith opinion as to what a buyer in the marketplace would pay for a security in a current sale. This pricing service provides us with one quote per instrument. For fixed maturity securities that have quoted prices in active markets, market quotations are provided. For fixed maturity securities that do not trade on a daily basis, the independent pricing service prepares estimates of fair value using a wide array of observable inputs including relevant market information, benchmark curves, benchmarking of like securities, sector groupings, and matrix pricing. The observable market inputs that our independent pricing service utilizes may include (listed in order of priority for use) benchmark yields, reported trades, broker-dealer quotes, issuer spreads, two-sided markets, benchmark securities, market bids/offers, and other reference data on markets, industry, and the economy. Additionally, the independent pricing service uses an option adjusted spread model to develop prepayment and interest rate scenarios. The pricing service did not use broker quotes in determining fair values of our investments.

Should the independent pricing service be unable to provide a fair value estimate, we would attempt to obtain a non-binding fair value estimate from a number of broker-dealers and review this estimate in conjunction with a fair value estimate reported by an independent business news service or other sources. In instances where only one broker-dealer provides a fair value for a fixed maturity security, we use that estimate. In instances where we are able to obtain fair value estimates from more than one broker-dealer, we would review the range of estimates and would select the most appropriate value based on the facts and circumstances. Should neither the independent pricing service nor a broker-dealer provide a fair value estimate, we would develop a fair value estimate based on cash flow analyses and other valuation techniques that utilize certain unobservable inputs. Accordingly, we would classify such a security as a Level 3 investment.

The fair value estimates of our investments provided by the independent pricing service at September 30, 2016 and December 31, 2015, respectively, were utilized, among other resources, in reaching a conclusion as to the fair value of our investments.

Management reviews the reasonableness of the pricing provided by the independent pricing service by employing various analytical procedures. We review all securities to identify recent downgrades, significant changes in pricing, and pricing anomalies on individual securities relative to other similar securities. This will include looking for relative consistency across securities in common sectors, durations, and credit ratings. This review will also include all fixed maturity securities rated lower than “A” by Moody’s or S&P. If, after this review, management does not believe the pricing for any security is a reasonable estimate of fair value, then it will seek to resolve the discrepancy through discussions with the pricing service. In our review we did not identify any such discrepancies for the nine months ended September 30, 2016 and 2015 and for the years ended December 31, 2015 and 2014, and no adjustments were made to the estimates provided by the pricing service for the years 2015 and 2014. The classification within the fair value hierarchy of Accounting Standards Codification (ASC) Topic 820, Fair Value Measurement, is then confirmed based on the final conclusions from the pricing review.

Deferred Policy Acquisition Costs

Certain direct acquisition costs consisting of commissions, premium taxes and certain other direct underwriting expenses that vary with and are primarily related to the production of business are deferred and amortized over the effective period of the related insurance policies as the underlying policy premiums are earned. At September 30, 2016 and 2015, and December 31, 2015 and 2014, deferred acquisition costs and the related unearned premium reserves, which does not include ceded unearned premiums, were as follows (dollars in thousands):

	September 30,		December 31,
	2016	2015	2015	2014
Deferred acquisition costs	$4,279	$4,071	$3,983	$3,801
Unearned premium reserves	$25,696	$24,517	$23,948	$22,498

The method followed in computing deferred acquisition costs limits the amount of deferred costs to their estimated realizable value, which gives effect to the premium to be earned, related investment income, loss and loss adjustment expenses, and certain other costs expected to be incurred as the premium is earned. Future changes in estimates, the most significant of which is expected loss and loss adjustment expenses, may require adjustments to deferred policy acquisition costs. If the estimation of net realizable value indicates that the deferred acquisition costs are not recoverable, they would be written off.

Income Taxes

We use the asset and liability method of accounting for income taxes. Deferred income taxes arise from the recognition of temporary differences between financial statement carrying amounts and the tax bases of our assets and liabilities. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. The effect of a change in tax rates is recognized in the period of the enactment date.

We had net deferred tax assets of $268,000 and $1.4 million at September 30, 2016 and at December 31, 2015. A valuation allowance is required to be established for any portion of the deferred tax asset for which we believe it is more likely than not that it will not be realized. At September 30, 2016 and December 31, 2015, we had no valuation allowance with respect to our deferred tax asset.

We exercise significant judgment in evaluating the amount and timing of recognition of the resulting tax liabilities and assets. These judgments require us to make projections of future taxable income. The judgments and estimates we make in determining our deferred tax assets, which are inherently subjective, are reviewed on a continual basis as regulatory and business factors change. Any reduction in estimated future taxable income may require us to record an additional valuation allowance against our deferred tax assets.

As of September 30, 2016 and December 31, 2015, we had no material unrecognized tax benefits or accrued interest and penalties. Federal tax years 2012 through 2015 are open for examination.

Other Assets

As of September 30, 2016 and December 31, 2015 other assets totaled $1.9 million and $0.9 million, respectively. Deferred stock offering and conversion expenses account for $830,000 of the increase.

Outstanding Debt

As of September 30, 2016, December 31, 2015 and 2014, outstanding debt balances totaled $4.0 million, $3.3 million and $2.8 million, respectively. On August 31, 2016, surplus notes, with an initial par value of $250,000 and remaining outstanding principal of $71,000 as of such date, matured. We incurred interest expense for the years ended December 31, 2015 and 2014 of $136,000 and $134,000, respectively. The average rate on debt in 2015 was 4.8%. The debt balance is comprised of the following:

Surplus Notes. We had $1.9 million, $1.9 million and $2.0 million of surplus notes issued, for cash, and outstanding as of September 30, 2016, December 31, 2015 and 2014, respectively. Payment of principal and interest on all surplus notes requires specific approval by the Illinois Department of Insurance. Our obligation to pay principal and interest on surplus notes is subordinate to the insurance claims of policyholders of Illinois Casualty in accordance with terms of Section 56 of the Illinois Insurance Code.

Subject to the approval of the Director of Insurance of the State of Illinois and the applicable provisions of the Illinois Insurance Code, the noteholder shall have the right at the time of a stock conversion of Illinois Casualty, upon not less than thirty (30) days’ written notice to us, to convert all or any portion of the outstanding principal amount of the note into shares of our common stock.

Additional information regarding each surplus note follows (with dollars in thousands):

Date Issued	Interest Rate (%)	Par Value (Face Amount of Notes) ($)	Carrying Value of Note ($)	Principal and/or Interest Paid During 2016 ($)	Total Principal and/or Interest Paid Through Sept. 30, 2016 ($)	Unapproved Principal and/or Interest ($)	Date of Maturity
12/31/2003	5.35%	1,600	1,600		1,031	—	12/31/2033
7/15/2004	7.00%	410	250		444	—	7/15/2034
8/31/2004	7.00%	250		73	413	—	8/31/2016

		2,260	1,850	73	1,888	—

Note holders are entitled to 1/28th of the principal each year. To date, the note holders of the surplus notes maturing on December 31, 2033 and July 15, 2034 have elected to waive principal repayment.

Leasehold Obligations. We entered into a sale leaseback arrangement in September 2015 that is accounted for as a capital lease. Under the agreement, the third party finance company purchased electronic data processing software and titled vehicles which are leased to us. These assets remain on our books due to provisions within the agreement that trigger capital lease accounting. To secure the lowest rate possible of 4.7%, we pledged bonds totaling $950,000. There was no gain or loss recognized as part of this transaction. Lease payments for 2015 totaled $64,000. The term of the electronic data processing lease is 48 months and the term of the titled vehicles lease is 36 months. The outstanding lease obligation at December 31, 2015, was $860,000.

Future minimum lease payments for the five succeeding years as of September 30, 2016 and December 31, 2015 are:

Year	September 30, 2016 Amount	December 31, 2015 Amount
2016	$227,914	$248,446
2017	660,667	248,446
2018	660,667	248,446
2019	520,064	192,353
2020	188,881	30,189

	2,258,193	967,880

Interest portion	380,609	108,062

Total	$1,877,584	$859,818

Home Office Mortgage. We maintain a mortgage on our home office. Interest is charged at a fixed rate of 2.6% and the loan matures in 2017. The building is used as collateral to secure the loan. The loan balance at year end 2015 and 2014 was $492,000 and $793,000, respectively. The interest paid on the loan in 2015 was $17,000 and $25,000 in 2014.

Payments due subsequent to September 30, 2016 and December 31, 2015 are summarized below:

Year	September 30, 2016 Amount	December 31, 2015 Amount
2016	$79,455	$317,820
2017	185,395	185,395

	264,850	503,215

Interest portion	3,156	10,900

Total	$261,694	$492,315

Revolving Line of Credit. We maintain a revolving line of credit with American Bank & Trust, which permits borrowing up to an aggregate principal amount of $2.0 million. This facility was entered into during 2013 and is renewed annually. There are no financial covenants governing this agreement. As of and during the years ended December 31, 2015 and 2014, no amounts were outstanding on this facility.

For information regarding our reinsurance program, investment portfolio, unpaid losses and settlement information, see “Business.”

Effect of Offering on Our Future Financial Condition and Results of Operations

Our future financial condition and results of operations will be affected by the offering. Upon completion of the offering, our pro forma shareholders’ equity will be between $56.9 million and $68.9 million, an increase of approximately 68.9% to 104.7% over our equity at September 30, 2016. See “Use of Proceeds,” “Capitalization” and “Unaudited Pro Forma Financial Information.” This increased capitalization should permit us to (i) increase direct premium volume to the extent competitive conditions permit, (ii) increase net premium volume by decreasing our reliance on reinsurance, and (iii) enhance investment income by increasing our investment portfolio.

ESOP

In connection with the offering, the ESOP intends to finance the purchase of 10.0% of the common stock issued in the offering with the proceeds of a loan from Illinois Casualty prior to the expiration of the offering, and Illinois Casualty will make annual contributions to the ESOP sufficient to repay that loan, which we estimate will total, on a pre-tax basis, between approximately $2,720,000 and $4,088,889. See “Management — Benefit Plans and Employment Agreements —Employee Stock Ownership Plan.”

Stock-based Incentive Plan

Under the stock-based incentive plan, we may issue a total number of shares equal to 14% of the shares of common stock that are issued in the offering. Of this amount, an amount equal to 10% of the shares of common stock issued in the offering may be used to make restricted stock and stock-settled restricted stock unit awards and 4% of the shares of common stock issued in the offering may be used to award stock options under the stock-based incentive plan. The grant-date fair value of any common stock used for restricted stock and restricted stock unit awards will represent unearned compensation. As we accrue compensation expense to reflect the vesting of such shares, unearned compensation will be reduced accordingly. We will also compute compensation expense at the time stock options are awarded based on the fair value of such options on the date they are granted. This compensation expense will be recognized over the appropriate service period. Implementation of the stock-based incentive plan is subject to shareholder approval. See “Management — Benefit Plans and Employment Agreements.”

Liquidity and Capital Resources

We generate sufficient funds from our operations and maintain a high degree of liquidity in our investment portfolio to meet the demands of claim settlements and operating expenses. The primary sources of funds are premium collections, investment earnings and maturing investments.

We maintain investment and reinsurance programs that are intended to provide sufficient funds to meet our obligations without forced sales of investments. We maintain a portion of our investment portfolio in relatively short-term and highly liquid assets to ensure the availability of funds.

Upon completion of the offering, we will immediately become subject to the proxy solicitation, periodic reporting, insider trading prohibitions and other requirements of the Exchange Act and to most of the provisions of the Sarbanes-Oxley Act of 2002. We estimate that the cost of initial compliance with the requirements of the Sarbanes-Oxley Act will be approximately $300,000 and that compliance with the ongoing requirements of the Exchange Act and the Sarbanes-Oxley Act will result in an increase of approximately $200,000 in our annual operating expenses.

Cash flows from continuing operations for the nine months ended September 30, 2016 and 2015 and for the years ended December 31, 2015 and 2014 were as follows (dollars in thousands):

	Year ended December 31,		Nine months ended September 30,
	2015	2014	2016	2015
Cash flows provided by (used in) operating activities	$5,745	$7,372	$4,165	$2,950
Cash flows provide/(used) in investing activities	(5,195)	(8,113)	(2,601)	(2,894)
Cash flows provided by (used in) financing activities	488	(364)	(114)	635

Net increase (decrease) in cash and cash equivalents	$1,038	$(1,105)	$1,450	$691

For the year ended December 31, 2015, cash flows from operating activities totaled $5.7 million compared to $7.4 million for the year ended December 31, 2014. This decrease in cash flows from operating activities was primarily due to the cutoff of reinsurance contracts on January 1, 2014 which created positive cash flow of $1.9 million in 2014. Cash flows used in investing activities totaled $5.2 million for the year ended December 31, 2015, compared to $8.1 million in 2014, primarily reflecting decreased cash flows generated from both operations and financing activities. For the nine months ended September 30, 2016, cash flows from operating activities totaled $4.2 million compared to $3.0 million for the same period in 2015. This increase in cash flows from operating activities was primarily due to a large decrease in reinsurance receivables offset by payment of losses and settlement expenses. Cash flows provided from investing activities totaled $(2.6) million for the nine months ended September 30, 2016, compared to $(2.9) million for the same period in 2015, primarily reflecting proceeds received to fund claim settlements.

Our principal source of liquidity will be dividend payments and other fees received from Illinois Casualty and ICC Realty, LLC. Illinois Casualty is restricted by the insurance laws of Illinois as to the amount of dividends or other distributions it may pay to us. Under Illinois law, there is a maximum amount that may be paid by Illinois Casualty during any twelve-month period. Illinois Casualty may pay dividends to us after notice to, but without prior approval of the Illinois Department of Insurance in an amount “not to exceed” the greater of (i) 10% of the surplus as regards policyholders of Illinois Casualty as reported on its most recent annual statement filed with the Illinois Department of Insurance, or (ii) the statutory net income of Illinois Casualty for the period covered by such annual statement. Dividends in excess of this amount are considered “extraordinary” and are subject to the approval of the Illinois Department of Insurance.

The amount available for payment of dividends from Illinois Casualty in 2016 without the prior approval of the Illinois Department of Insurance is approximately $2.7 million based upon the insurance company’s 2015 annual statement. Prior to its payment of any dividend, Illinois Casualty is required to provide notice of the dividend to the Illinois Department of Insurance. This notice must be provided to the Illinois Department of Insurance 30 days prior to the payment of an extraordinary dividend and 10 days prior to the payment of an ordinary dividend. The Illinois Department of Insurance has the power to limit or prohibit dividend payments if Illinois Casualty is in violation of any law or regulation. These restrictions or any subsequently imposed restrictions may affect our future liquidity.

The following table summarizes, as of September 30, 2016 and December 31, 2015, our future payments under contractual obligations and estimated claims and claims related payments for continuing operations.

As of September 30, 2016

	Payments due by period
	(Dollars in thousands)
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Estimated gross loss & loss adjustment expense payments	$57,174	$22,584	$22,412	$7,719	$4,460
Operating lease obligations	25	25

Total	$57,199	$22,609	$22,412	$7,719	$4,460

As of December 31, 2015

	Payments due by period
	(Dollars in thousands)
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Estimated gross loss & loss adjustment expense payments	$61,056	$24,117	$23,934	$8,243	$4,762
Operating lease obligations	21	21

Total	$61,077	$24,138	$23,934	$8,243	$4,762

The timing of the amounts of the gross loss and loss adjustment expense payments is an estimate based on historical experience and the expectations of future payment patterns. However, the timing of these payments may vary from the amounts stated above.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures, or capital reserves.

Quantitative and Qualitative Information about Market Risk

Market Risk

Market risk is the risk that we will incur losses due to adverse changes in the fair value of financial instruments. We have exposure to three principal types of market risk through our investment activities: interest rate risk, credit risk and equity risk. Our primary market risk exposure is to changes in interest rates. We have not entered, and do not plan to enter, into any derivative financial instruments for hedging, trading or speculative purposes.

Interest Rate Risk

Interest rate risk is the risk that we will incur economic losses due to adverse changes in interest rates. Our exposure to interest rate changes primarily results from our significant holdings of fixed rate investments. Fluctuations in interest rates have a direct impact on the fair value of these securities.

The average maturity of the debt securities in our investment portfolio at September 30, 2016, was 7.8 years. Our debt securities investments include U.S. government bonds, securities issued by government agencies, obligations of state and local governments and governmental authorities, and corporate bonds, most of which are exposed to changes in prevailing interest rates and which may experience moderate fluctuations in fair value resulting from changes in interest rates. We carry these investments as available for sale. This allows us to manage our exposure to risks associated with interest rate fluctuations through active review of our investment portfolio by our management and board of directors and consultation with our third party investment manager.

Fluctuations in near-term interest rates could have an impact on our results of operations and cash flows. Certain of these securities may have call features. In a declining interest rate environment these securities may be called by their issuer and replaced with securities bearing lower interest rates. If we are required to sell these securities in a rising interest rate environment we may recognize losses.

As a general matter, we attempt to match the durations of our assets with the durations of our liabilities. Our investment objectives include maintaining adequate liquidity to meet our operational needs, optimizing our after-tax investment income, and our after-tax total return, all of which are subject to our tolerance for risk.

The table below shows the interest rate sensitivity of our fixed maturity investments measured in terms of fair value (which is equal to the carrying value for all of our investment securities that are subject to interest rate changes) at September 30, 2016:

As of September 30, 2016
Hypothetical Change in Interest Rates	Estimated Change in Fair Value	Fair Value
	(Dollars in thousands)
200 basis point increase	$(6,131)	$61,091
100 basis point increase	$(3,119)	$64,102
No change	$—	$67,221
100 basis point decrease	$2,985	$70,206
200 basis point decrease	$4,383	$71,604

Credit Risk

Credit risk is the potential economic loss principally arising from adverse changes in the financial condition of a specific debt issuer. We address this risk by investing primarily in fixed maturity securities that are rated investment grade and at least 70% of our investment securities must be rated at least “A” by Moody’s or an equivalent rating quality. We also independently, and through our independent third party investment manager, monitor the financial condition of all of the issuers of fixed maturity securities in the portfolio. To limit our exposure to risk, we employ diversification rules that limit the credit exposure to any single issuer or asset class.

Equity Risk

Equity price risk is the risk that we will incur economic losses due to adverse changes in equity prices.

Impact of Inflation

Inflation increases our customers’ needs for property and casualty insurance coverage due to the increase in the value of the property covered and any potential liability exposure. Inflation also increases claims incurred by property and casualty insurers as property repairs, replacements and medical expenses increase. These cost increases reduce profit margins to the extent that rate increases are not implemented on an adequate and timely basis. We establish property and casualty insurance premiums levels before the amount of loss and loss expenses, or the extent to which inflation may impact these expenses, are known. Therefore, we attempt to anticipate the potential impact of inflation when establishing rates. Because inflation has remained relatively low in recent years, financial results have not been significantly affected by it.

Recent Accounting Pronouncements

The dates presented below, represent the implementation dates for publicly traded entities. The Company’s status as an Emerging Growth Company could delay the required adoption of each of these standards.

In January 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2016 01, Financial Instruments Overall: Recognition and Measurement of Financial Assets and Financial Liabilities. The guidance affects the accounting for equity investments, financial liabilities under the fair value option, and the presentation and disclosure requirements of financial instruments. The amendments will be applied to fiscal years beginning after December 15, 2018. Early adoption is permitted for the accounting guidance on financial liabilities under the fair value option. The Company is currently assessing the impact this new standard will have on its consolidated financial statements.

In February 2016, FASB issued ASU No. 2016 02, Leases, which will supersede the current lease requirements in ASC 840. The ASU requires lessees to recognize a right of use asset and related lease liability for all leases, with a limited exception for short term leases. Leases will be classified as either finance or operating, with the classification affecting the pattern of expense recognition in the statement of operations. Currently, leases are classified as either capital or operating, with only capital leases recognized on the balance sheet. The reporting of lease related expenses in the statements of operations and cash flows will be generally consistent with the current guidance. The new lease guidance will be effective for the Company’s year ending December 31, 2020 and will be applied using a modified retrospective transition method to the beginning of the earliest period presented. The effect of applying the new lease guidance on the consolidated balance sheet has not yet been determined.

In June 2016, FASB issued ASU No. 2016 13, Financial Instruments Credit Losses. The guidance affects the recognition of expected credit losses. Credit losses relating to available for sale securities will be recorded through an allowance for credit losses. The amendments will be applied to fiscal years beginning after December 15, 2020 and early adoption is permitted as of fiscal years beginning after December 15, 2018. The effect of applying the new guidance on accounting for credit losses has not yet been determined.

In May 2015, FASB issued ASU No. 2015-09, Disclosure about Short-Duration Contracts. The guidance addresses enhanced disclosure requirements for insurers relating to short-duration insurance contract claims and the unpaid claims liability rollforward for long and short-duration contracts. This ASU is effective for annual reporting periods beginning after December 15, 2015, and for interim periods after December 15, 2016. Early adoption is permitted. The Company has not early-adopted this ASU and while disclosures will be increased, management does not believe adoption will have a material effect on the Company’s financial statements.

In May 2014, FASB issued ASU No. 2014 09, Revenue from Contracts with Customers (Topic 606), which will supersede the current revenue recognition requirements in Topic 605, Revenue Recognition. The ASU is based on the principle that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The ASU also requires additional disclosure about the nature, amount, timing, and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. The new guidance will be effective for the Company’s year ending December 31, 2019. The effect of applying the new lease guidance on the consolidated balance sheet has not yet been determined.

BUSINESS

Overview

We are a regional, multi-line property and casualty insurance company focusing exclusively on the food and beverage industry. In 2015, we had $49.0 million in direct written premiums.

We primarily market our products through a network of approximately 130 independent agents in Illinois, Iowa, Indiana, Minnesota, Missouri, Ohio and Wisconsin. We expect to begin writing premium in Michigan as early as 2017. Illinois Casualty has been assigned a “B++” (Good) financial strength rating by A.M. Best Company, Inc. (A.M. Best), which is the fifth highest out of fifteen possible ratings. Our most recent evaluation by A.M. Best occurred on February 23, 2016, when A.M. Best upgraded its outlook to positive from stable for Illinois Casualty’s issuer credit rating, while affirming its financial strength rating of “B++” and issuer credit rating of “bbb” (Good).

We formed ICC Holdings, Inc. so that it could acquire all of the capital stock of Illinois Casualty in the conversion. Subject to approval from the Illinois Department of Insurance, as part of the conversion, we will acquire control of Illinois Casualty. Prior to the conversion, we do not expect to engage in any significant operations. After the conversion, our primary assets will be the outstanding capital stock of Illinois Casualty, the outstanding membership interests of ICC Realty, LLC and a portion of the net proceeds of this offering.

ICC will consist of a holding company, ICC Holdings, Inc., and an operating insurance company, Illinois Casualty Company, and Illinois Casualty’s three wholly-owned subsidiaries, Beverage Insurance Agency, Inc., an inactive insurance agency, Estrella Innovative Solutions, Inc., an outsourcing company, and ICC Realty, LLC, a real estate services and holding company, which will be purchased from Illinois Casualty by ICC Holdings following the conversion. Illinois Casualty Company is an Illinois insurance company.

For over 66 years, Illinois Casualty has specialized in providing customized insurance products and aggressive claims defense for customers exclusively in the food and beverage industry.

Illinois Casualty was founded as an inter-insurance exchange in 1950 based upon the recognition that establishments serving alcohol require unique insurance protection. Beginning in 1998, we expanded the scope of our product offerings beyond liquor liability to include property, general liability, umbrella, and workers compensation coverage. Our goal was to meet the full range of business insurance needs of our clients in the food and beverage industry.

In 1999, Illinois Casualty recognized the significant need to automate. Upon determining available commercial software was inadequate to meet our long-term vision, we contracted the development of an integrated platform to handle agency, policy, and vendor management. Introduced in 2001, the first module successfully improved productivity and reporting capabilities. We built on that success by adding document imaging, claims, billing, and risk management modules. As it has grown, our information management system has provided us with a unique and comprehensive ability to automate processes, track and examine risk traits, and monitor claims development. As a result, Illinois Casualty has constructed and leveraged a multi-variant pricing algorithm that allows us to better segment our business in order to more effectively price to actual exposure.

Illinois Casualty mutualized in 2004 and began to expand its territory geographically within the Midwest. We are an admitted carrier in eight states: Illinois, Iowa, Indiana, Minnesota, Michigan, Missouri, Ohio and Wisconsin. We currently issue policies in seven states, including Ohio where we began writing policies in the third quarter of 2016, and expect to begin writing premium in Michigan as early as 2017. As we expanded our territory and product lines over the last 66 years, we have maintained our focus and commitment to the food and beverage industry. As a result, we have developed unsurpassed expertise in our niche, particularly within the areas of underwriting, loss control, and claims management. Illinois Casualty continues to leverage that experience into the ongoing development of innovative insurance products and services uniquely tailored to the food and beverage industry.

Illinois Casualty Company is subject to examination and comprehensive regulation by the Illinois Department of Insurance. See “— Regulation.”

Our executive offices are located at 225 20th Street, Rock Island, Illinois 61201, and our phone number is (309) 793-1700. Our web site address is www.ilcasco.com. Information contained on our website is not incorporated by reference into this prospectus, and such information should not be considered to be part of this prospectus.

Our Business Strategies

We believe that our mission is to deliver expertly crafted insurance products and services for the food and beverage industry. Accordingly, we believe that this focus positions us to write profitable business in both hard insurance markets (where industry capital is constricted, competition is low, and premium rates are rising) and soft insurance markets (where industry capital is rising, competition is high and premium rates are falling). As part of our business process, we have developed our business strategy and focus using the following guiding principles to reflect the essence of who ICC aspires to be:

•	we endeavor to return value to our stakeholders in the form of strong financial performance and sustained surplus growth;

•	we conduct our business with the highest ethics and unquestionable integrity;

•	we recognize and reward the commitment of all of our associates who make ICC a success, by challenging our associates, by valuing them and recognizing their contribution, while cultivating a mutually supporting culture;

•	we believe that an independent agency system is mutually beneficial to both the agent and ICC because of the drive to deliver the highest quality products at competitive prices;

•	customer service, which is understanding and meeting the needs and expectations of our policyholder and agents, is at the fundamental core of our existence;

•	we believe we can succeed in the marketplace given our unique understanding of the food and beverage industry, offering customized products and aggressively defending our insureds;

•	we focus on innovation, which drives our efficiency, quality and effectiveness;

•	we identify worthy causes to support with our corporate and associate resources and promote good corporate citizenship; and

•	we strive to improve our products and processes through intelligent investment in talent and technology that meets our exacting needs and those of our customers.

In order to effectuate our mission and guiding principles, we have identified the following core strategies to achieve our long-term success:

•	design and market commercial property and casualty products customized for the food and beverage industry, through our in-depth knowledge and research of the industry;

•	pursue deliberate geographic expansion;

•	Provide and market comprehensive policies with flexible a la carte options;

•	foster true partnerships with independent agents who have a significant presence in the food and beverage industry and an appreciation for ICC’s commitment and expertise to obtain optimal market share in the food and beverage industry;

•	leverage business intelligence to maximize performance, increase operational efficiency, and price our products for sustained profitability;

•	implement an investment strategy that maximizes return within acceptable risk tolerances;

•	promote a culture of excellence that encourages teamwork and contributes to talent retention and development; and

•	maintain a robust and comprehensive enterprise risk management program, focused on upside optimization and downside mitigation.

Competitive Growth Strategies

Technology. We believe that existing and developing technology and information systems are and will continue to impact the insurance industry’s use of risk analysis in the underwriting process, provide tools for reduction of claims, and modernize the claims handling process. As part of our focus, we have internally developed a completely integrated policy management system. This system allows us to leverage loss control data for predictive analytics in both the claims and underwriting areas. For example, in the underwriting area, we create pricing models taking into account the unique characteristics of our customers, with industry-specific variables such as latest hour of close, type and frequency of on-site entertainment, and average alcoholic beverage pricing. We also have achieved better efficiency by moving to a more paperless organization and integrate off-site employees in our claims, underwriting, accounting, loss control and IT development areas. We intend to remain a leader in the industry in utilizing technology and data analysis to price our coverage based on the risk assumed, reduce accidents and provide prompt claims response.

Industry Expertise. We have been providing the food and beverage industry with insurance products and services since 1950. By leveraging our experience, we better understand our customers and their needs, which allows us to better price our products and services and defend claims aggressively and economically, using the experience of our in-house legal department and an established network of specialized defense attorneys. As a result, we are the endorsed carrier for the Missouri Restaurant Association, the Indiana Restaurant Association, the Illinois Licensed Beverage Association and the Minnesota Licensed Beverage Association. We also provide insurance agents continuing education on industry topics, such as liquor liability, kitchen fire prevention and alcohol server training. For policyholders serving liquor, we provide certified alcohol server training as a value-added service and risk elimination/mitigation tool. Our associates are also regular panel speakers at local and national claims conferences.

Enterprise Risk Management. As part of our effort to grow responsibly, we have put in place a cross-functional, multi-dimensional enterprise risk management program. The program is focused on financial, organization, operational, tactical, market and legal risks and managed at three different levels: the enterprise risk committee of our board of directors, our internal enterprise risk management committee and our internal audit committee. The focus of the enterprise risk committee of our board of directors is on oversight, top tier risk, emerging risks, and risk optimization. The internal enterprise risk committee is comprised of our senior management team, which is focused on conducting a review of all risks attendant to ICC at least annually; rating triaged risks for severity, frequency, and control; completing risk control reports for stress testing, risk tolerance, and mitigation plans; measuring and monitoring risk on an ongoing basis; and tying enterprise risk management to individual performance evaluations and compensation. Our internal audit function focuses on policy and procedure compliance and mitigation plans.

Growth Strategies

While Illinois Casualty has established a significant market share in our existing territories, we believe that there is still opportunity for growth within our existing footprint. We will continue to seek out insurance agency partners who have a commitment to our niche and an ability to sell the value represented by our products. Our long-term growth plan also involved expanding geographically into states where we believe current insurance laws provide an attractive market within our niche for our existing products and services. Current state expansion plans include Colorado, Kansas, Massachusetts, Michigan, Oregon, Pennsylvania and Tennessee. We will consider geographic expansion opportunities that allow us to leverage existing agency relationships whose footprints overlap our own. Growth opportunities will always be carefully evaluated with long term profitability at the forefront of the decision making process.

Although we do not have any current plans or intent to expand or grow our business by acquisition, we will consider opportunities that are presented to us. The completion of this offering will supply additional capital needed to support substantially increased premium volume, which we expect to result from the implementation of these growth strategies.

Reaction to Market Cycles

Many insurance companies sporadically target businesses within our niche; however, a relatively small number make a long-term commitment to the niche through changing insurance market cycles. When the insurance market is “hard” and premium growth is achievable in less specialized segments, many carriers exit this niche. Large and diversified insurance carriers have the ability to shift their focus and resources to less challenging areas. When market conditions “soften,” those same carriers often aggressively move back into our niche for premium growth. Because Illinois Casualty specializes in the niche, we do not shift resources to other market segments. Therefore, the Company generally maintains pricing stability throughout market cycles by relying on our strong loss control, underwriting, and claims expertise and our customer service commitment. We react to market cycles by adjusting our appetite for risks based on pricing and cycle conditions, but we maintain a consistent commitment to the food and beverage industry. Due to the relatively small number of insurance companies that make a long-term commitment to this niche, the insurance market does not fluctuate to the same extent as the insurance market for the general commercial market.

Our Challenges

Our business faces significant challenges that can impede our goal of growing our business while realizing operating profits, including the following:

Estimating Our Loss Reserves.

We maintain loss reserves to cover our estimated ultimate liability for unpaid losses and loss adjustment expenses for reported and unreported claims incurred as of the end of each accounting period. These reserves represent management’s estimates of what the ultimate settlement and administration of claims will cost. Pursuant to applicable insurance regulations, these reserves are reviewed by an independent actuary on at least an annual basis. Setting reserves is inherently uncertain and there can be no assurance that current or future reserves will prove adequate. If our loss reserves are inadequate, it will have an unfavorable impact on our results. A summary of the favorable and unfavorable developments in our loss reserves in the previous 10-year period is on page     .

Reliance on Independent Agents.

Our product is distributed through a contracted network of independent insurance agents. Independent agents are typically contracted with a number of insurance carriers. The producers within an agency will determine which product is most appropriate to recommend to their client or prospective client. The agency will select a product based on a variety of factors such as: premium; coverage; service including billing and claims; agency compensation and agency/company relationship. Establishing and maintaining long term financially successful agency relationships is very important to the long term success of a company.

Maintaining Our Financial Strength Ratings.

In February 2016, A.M. Best affirmed Illinois Casualty’s financial strength rating of “B++” positive outlook. A key to achieving our goal of significant growth in our premiums written, is obtaining an A.M. Best rating of “A-” or better. Increasing our capitalization and maintaining strong operating performance, are significant rating components reviewed by A.M. Best. This is combined with a review of various other rating requirements. If we are not able to increase our rating or if A.M. Best downgrades our rating, it is likely that we will not be able to compete as effectively and our ability to sell insurance policies could decline. As a result, our financial results would be adversely affected. A.M. Best reviews our rating approximately once per year.

Attracting, Developing and Retaining Experienced Personnel.

To sustain our growth as a property and casualty insurance company operating in a specialty niche market, we must continue to attract, develop and retain management, marketing, distribution, underwriting, customer service, and claims personnel with expertise in the products we offer. The loss of key personnel, or our inability to recruit, develop and retain additional qualified personnel, could materially and adversely affect our business, growth and profitability.

Competitive Strengths

Our opportunity for growth is driven by our competitive strengths, which include the following:

Use of Data and Metrics to Improve our Underwriting Results.

Our analysis of data available through both governmental and other industry resources, combined with our internal data, drive our underwriting and pricing decisions. We have developed a multi-variant risk grading system and pricing algorithm that combines both objective and subjective inputs that drive both whether to provide coverage and pricing. This information helps us avoid providing coverage to higher risk insureds while improving our overall risk profile. Every risk we insure is inspected within the first 60 days of policy binding, which permits us to cancel the policy if we determine that the insured is not an acceptable risk or pricing is inadequate. Each inspection consists of an extensive risk profile questionnaire as well as between 25 to 100 pictures of the insured’s place of business. We believe this approach reduces claims frequency.

Focus on niche food and beverage business.

We target niche markets within the food and beverage industry that support adequate pricing and believe we are able to adapt to changing market needs ahead of our competitors through our strategic focus. We develop and deliver specialty insurance products priced to meet our customers’ needs and strive to generate consistent underwriting profit. We believe that our extensive experience and expertise specific to underwriting and claims management in the food and beverage industry will allow continued loss ratio improvement in 2016 and going forward. The Company is committed to retaining this underwriting and claim handling expertise as a core competency as the volume of business increases.

Strong market presence with name recognition and long-standing distribution relationships.

We have been writing insurance for the food and beverage industry in Illinois since 1950. Approximately 39% of current total premium is written in Illinois. In the Illinois Department of Insurance 2013 Annual Cost Containment Report, Illinois Casualty was the largest writer of liquor liability insurance in the state by a significant margin.

Liquor Liability	Market Share
Illinois Casualty Co A Mutual Co	25.0%
Underwriters At Lloyds London	15.4%
Society Ins	14.5%
Badger Mutual Ins Co	10.1%
US Ins Co of America	9.7%
Founders Ins Co	6.3%
Capitol Indemnity Corp	2.3%
North Pointe Ins Co	1.6%
Specialty Risk of America	1.5%
RSUI Indemnity Co	1.2%

Great care is taken in building the ICC brand in all states of operation and the Company holds significant market share in nearly all states serviced. Illinois Casualty acknowledges that each state, each agency and each customer is unique. A commitment to quality of product and services is universally important and recognized.

Scalable operations positioned for growth.

Illinois Casualty is focused on automation and operating efficiencies across its core functional areas. We have consistently increased premium per full time equivalent employee for five consecutive years and are positioned to continue that trend with current growth plans. We believe we are well-positioned in both terms of personnel and systems to increase written premiums and to expand into new geographic markets with better than industry level profitability using the efficient operating infrastructure we have developed over the last few years.

Experienced management team.

We are managed by an experienced group of executives led by Arron K. Sutherland, our President and Chief Executive Officer. Mr. Sutherland has served in his current position since June 2010, joined ICC in 2006 and has worked in the insurance industry for over 20 years. Michael R. Smith, our Chief Financial Officer, has served with ICC since 2011. Mr. Smith has more than 20 years of experience in the financial services industry, including 15 years with insurance organizations. Howard J. Beck, our Chief Underwriting Officer, has been with ICC since 2004 and has over 24 years of underwriting experience. Norman D. Schmeichel, our Vice President — Chief Information Officer, has served with ICC since 2002. Mr. Schmeichel has more than 20 years’ experience in information technologies and 14 years’ experience in the insurance industry. Additionally, Julia B. Suiter, our Chief Legal Officer, has served with ICC since 2009 and has over 20 years’ experience in insurance defense and contract law. Rickey Plunkett, our Director of Claims, has served with ICC since 2010 and has over 35 years of experience in the claims field. Kathleen S. Springer, our Director of Human Resources, has served with ICC since 2008 and has over 20 years’ experience in benefits, compensation, and talent acquisition and more than 8 years’ experience in the insurance industry. As a group, our executive officers have on average more than 20 years’ experience in the property and casualty insurance industry.

Products

Illinois Casualty has specialized in the food and beverage industry since 1950. Our product language is based on Insurance Services Offices (ISO) forms, which is an industry standard, but tailored to the specific needs of our clients. We began by writing liquor liability or dram shop insurance and that remains a prominent line of business today. Commercial property and liability are written in a single policy as a business owners policy (BOP). Illinois Casualty also writes workers compensation and commercial umbrella policies which are written as complementary lines to the BOP and liquor liability and are not offered on a stand-alone basis. As of September 30, 2016, Illinois Casualty writes 4,798 BOP policies, 4,666 liquor liability policies, 1,771 worker’s compensation policies and 1,173 commercial umbrella policies. 90.6% of BOP policies and 89.7% of liquor liability policies are for either restaurants or taverns. While we do not currently write commercial auto insurance, we do insure risks associated with the delivery of food or beverage.

Marketing and Distribution

Our commercial insurance product is sold by over 130 independent insurance agents in Illinois, Iowa, Indiana, Minnesota, Missouri, Ohio and Wisconsin. These agencies access multiple insurance companies and are typically established businesses in the communities in which they operate. We view these agents as our primary customers because they are in a position to recommend either our insurance products or those of a competitor to their customers. We consider our relationships with these agencies to be a core strength of the Company.

We manage our producers through quarterly business reviews utilizing various internally generated reports. Our quantitative agency review (QAR) measures each agency on a variety of weighted metrics and ranks them from high to low. The measurement is updated on a weekly basis and is available for all company employees’ review.

For the year ended December 31, 2015, only three of our producers were responsible for more than 5% of our direct premiums written and our top 10 producers accounted for approximately 36.6% of direct premiums written.

Our agency partners are supported by our marketing department. These representatives also identify and train new agents. Illinois Casualty conducts regularly scheduled webinars for agents as well as onsite training on company products and services. These include technical training about our products as well as sales training to effectively market our products. We also offer our agents industry specific training that qualifies for continuing education credit for state insurance license requirements.

Agents are compensated through a fixed base commission with an opportunity for profit sharing depending on the producer’s premiums written and profitability. Agents receive commission as a percentage of premiums (generally 15% for most lines, except worker’s compensation policies which are generally at 7.5%) as their primary compensation from us. Illinois Casualty offers a contingent compensation plan as an incentive for producers to place high-quality business with us and to support our loss control efforts. We believe that the contingent compensation paid to our producers is comparable with those offered by other insurance companies and is designed to reward agents for growth and profitability.

Our marketing efforts are also supported by our Claims, Litigation, Billing, Underwriting and Loss Control Departments. As industry specialists, we are able to offer expertise in all interactions with agents and/or policyholders. For example, our claims philosophy is to provide prompt and efficient service and claims processing, resulting in a positive experience for both the agents and policyholders. We take an aggressive, defense-oriented position on third party liability claims which is recognized and appreciated by our policyholders. We believe that these positive experiences result in higher policyholder retention and create new business opportunities for our agents. While we rely on our agents for front line distribution and customer support, underwriting, billing, loss control and claim handling responsibilities are retained by us. Many of our agents have had direct relationships with us for a number of years.

Underwriting, Risk Assessment and Pricing

Our underwriting philosophy is aimed at consistently generating profits through sound risk selection, stringent loss control and pricing discipline. One key element in sound risk selection is our use of risk characteristic metrics. Through 66 years of focused underwriting, we have identified predictive metrics of data that many other insurance companies do not recognize or measure. Use of these metrics allows us to more effectively price risks, thereby improving our profitability and allowing us to compete favorably with other insurance carriers. We also are very active in leveraging our onsite loss control inspections. An example would be the monitoring of kitchen fire suppression systems servicing to reduce kitchen fire losses.

Our philosophy is to understand our industry and be disciplined in our underwriting efforts. We will not compromise profitability for top line growth.

Our competitive strategy in underwriting is:

•	Maximize the use of available information acquired through a wide variety of industry resources.

•	Allow our internal metrics and rating to establish risk pricing and use sound underwriting judgement for risk selection and pricing modification.

•	Utilize our risk grading system, which combines both objective and subjective inputs, to quantify desirability of risks and improve our overall risk profile.

•	Physically inspect every new insured within the first 60 days of policy binding with our in-house loss control representatives. Our inspection consists of an extensive risk profile questionnaire and includes 25 to 100 electronic photos of the insured’s place of business. Inspections that demonstrate that a risk is not desirable is a basis for revoking coverage.

•	Provide very high-quality service to our agents and insureds by responding quickly and effectively to information requests and policy submissions. Treat our agents as partners and have the same expectation of them.

Our underwriting department works in teams with each agent assigned to one of three teams. We underwrite our accounts by evaluating each risk with consistently applied standards. Each policy undergoes a thorough evaluation process prior to every renewal.

Our underwriting staff of 24 employees has an average of 12 years of insurance industry experience. Howard J. Beck, our Chief Underwriting Officer, has been with ICC since 2004 and has over 27 years of insurance experience with 20 years of property and casualty underwriting experience.

We strive to be disciplined in our pricing by pursuing targeted rate changes to continually improve our underwriting profitability while still being able to attract and retain profitable customers. Our pricing reviews involve evaluating our claims experience, loss trends, data acquired from inspections, applications and other data sources to identify characteristics that drive the frequency and severity of our claims. These results drive changes to rates and rating metrics as well as understanding what portions of our business are most profitable.

This knowledge and analysis enables us to price risks accurately, improve account retention, and drive profitable new business.

Claims and Litigation Management

Our claims team supports our underwriting strategy by working to provide a timely, good faith claims handling response to our policyholders. Claims excellence is achieved by timely investigation and handling of claims, settlement of meritorious claims for equitable amounts, maintenance of adequate case reserves, and control of claims loss adjustment expenses.

Claims on insurance policies are received directly from the insured or through our independent agents. Our claims department supports our producer relationship strategy by working to provide a consistently responsive level of claim service to our policyholders.

Rick Plunkett, our Director of Claims, supervises a staff of 16 employees with an average of 18 years of experience in processing property and casualty insurance claims. Mr. Plunkett joined ICC in 2010 and has over 35 years of experience in claims management.

Julia B. Suiter, our Chief Legal Officer, supervises a staff of three employees, two of whom are also attorneys. Ms. Suiter joined ICC in 2009 and has been practicing law both in-house and in private practice for 24 years.

Technology

Our technology efforts are focused on supporting our strategy of differentiating ourselves from our competitors through use of data mining, business intelligence solutions, and data analysis to determine profitability of new and existing business and to better price risks that we underwrite.

We have streamlined internal processes to achieve operational efficiencies through the implementation of a policy and claim imaging and workflow system. This system provides online access to electronic copies of policies, quotes, inspections, and any other correspondence enabling our associates to quickly and efficiently underwrite policies and adjust claims as well as respond to our producers’ inquiries.

Since the system integrates all aspects of the policy life cycle, from underwriting to billing to claims, we are able to better automate all internal workflows through electronic routing thus lowering costs and providing better service to our customers. This system allows us to leverage loss control data for predictive analytics in both the claims and underwriting areas. For example, in the underwriting area, we can create pricing models taking into account the unique characteristics of our customers, such as neighborhoods, entertainment on site and average alcoholic beverage pricing.

We have implemented best in class virus or malware protections while still enabling our employees to work from any location. We are tested on a periodic basis to ensure our protections are sufficient.

We have the ability to scale since we are almost entirely a paperless organization. This allows us to integrate off-site employees just as if they are in the office. We intend to remain a leader in the industry by utilizing technology and data analysis to price our coverage based on the risk assumed and to both reduce accidents and provide a prompt response to claims.

As part of our disaster recovery program, we utilize a third party backup system to provide a complete copy of our production systems at an off-site location that is updated on a daily basis. We also have a generator that will allow the home office to operate in the event that power or access to our headquarters is disrupted. We test this disaster recovery plan bi-annually as well as continually expand its capabilities to eliminate business interruption to the best of our ability.

Reinsurance

In accordance with insurance industry practice, we reinsure a portion of our exposure and pay to the reinsurers a portion of the premiums received on all policies reinsured. Insurance policies written by us are reinsured with other insurance companies principally to:

•	reduce net liability on individual risks;

•	mitigate the effect of individual loss occurrences (including catastrophic losses);

•	stabilize underwriting results;

•	decrease leverage; and

•	increase our underwriting capacity.

Reinsurance can be facultative reinsurance or treaty reinsurance. Under facultative reinsurance, each policy or portion of a risk is reinsured individually. Under treaty reinsurance, an agreed-upon portion of a class of business is automatically reinsured. Reinsurance also can be classified as quota share reinsurance, pro rata reinsurance or excess of loss reinsurance. Under quota share reinsurance and pro rata reinsurance, the insurance company issuing the policy cedes a percentage of its insurance liability to the reinsurer in exchange for a like percentage of premiums, less a ceding commission. The company issuing the policy in turn recovers from the reinsurer the reinsurer’s share of all loss and loss adjustment expenses incurred on those risks. Under excess of loss reinsurance, an insurer limits its liability to all or a particular portion of the amount in excess of a predetermined deductible or retention. Regardless of type, reinsurance does not legally discharge the insurance company issuing the policy from primary liability for the full amount due under the reinsured policies. However, the assuming reinsurer is obligated to reimburse the company issuing the policy to the extent of the coverage ceded.

We determine the amount and scope of reinsurance coverage to purchase each year based on a number of factors. These factors include the evaluation of the risks accepted, consultations with reinsurance intermediates and a review of market conditions, including the availability and pricing of reinsurance. A primary factor in the selection of reinsurers from whom we purchase reinsurance is their financial strength. Our reinsurance arrangements are generally renegotiated annually. We are currently negotiating our 2017 reinsurance contracts and have early indications of an overall potential increase in costs of 3 to 5%. For the year ended December 31, 2015, we ceded to reinsurers $7.8 million of written premiums, compared to $5.6 million of written premiums for the year ended December 31, 2014. For the nine months ended September 30, 2016, we ceded to reinsurers $6.2 million of written premiums, compared to $5.7 million of written premiums for the nine months ended September 30, 2015.

The chart below illustrates the reinsurance coverage under our excess of loss treaty for individual liability and property risks (with the defined terms listed below the chart):

Term	Meaning
1 @ x%	“1” refers to the number of times that we reinstate the coverage. The number prior to the “%” sign indicates the overall cost to us when reinstating coverage.

Aggregate Catastrophe	An aggregate catastrophe treaty is a reinsurance cover designed to help us manage the effects of multiple extreme weather events on our results.

Basket Retention	Excess liability insurance that attaches once retained losses for several lines of coverage (e.g., Workers compensation, Business Owners Liability, or Liquor Liability) reach a certain specified level. If we have one loss occurrence with $500,000 incurred on both a workers compensation claim and a liquor liability claim, this coverage limits our retention to $500,000 and not $500,000 per claim.

Casualty	For this chart, this refers to our liquor liability, business owners liability, workers compensation and any umbrella policies.

Clash	A reinsurance casualty excess contract requiring two or more policies to be involved in a loss for coverage to apply. We issue separate liability policies that cover liquor exposures, business owner exposures, workers compensation exposures and umbrella exposures.

Free & Unlimited	This refers to the number and cost of reinstating the reinsurance coverage. With this wording, each separate loss occurrences above the retention will be covered by the treaty.

Inures	Our Workers Compensation Reinsurance contracts are first applied to reduce the loss subject to the Casualty XOL contract and are said to inure to the benefit of the Casualty XOL contract.

MAOL	This reinsurance sublimit puts a cap on the maximum loss any one life/claimant can contribute to the reinsurance recoverable.

Per Risk	Reinsurance in which the reinsurance limit and our loss retention apply “per risk,” rather than per accident, per event, or in the aggregate.

Retention	The amount of loss and loss adjustment expense retained by us either per occurrence on casualty losses or per risk on property claims

WC	This is short for Workers Compensation.

XOL	This is short for Excess of Loss reinsurance coverage.

xs	This is short for Excess. For example, our Property per Risk tower has three separate contracts providing coverage. The top layer in that tower provides $5.0 million coverage for each risk with losses in excess of $4.0 million.

We retain the first $500,000 of workers compensation losses. Losses in excess of the $500,000 are covered under our workers compensation excess of loss program (WC XOL Tower) up to $1.0 million. Losses above the $1.0 million are then covered under the second workers compensation treaty through $10.0 million. Above $10.0 million, losses would fall back to the casualty tower for an additional $5.5 million of coverage per employee.

Casualty risks (Casualty XOL Tower) (business owners property, liability, liquor liability, umbrella) are covered for $10.5 million in loss above a $500,000 retention for each loss occurrence.

Property per risk excess of loss program (Property Per Risk XOL Tower) provides coverage above our $350,000 retention up to $9.0 million on a treaty basis and facultative for a few risks above that to their full limits.

Property catastrophe reinsurance (Section A Property Cat Occurrence) provides coverage in any one event for $10.0 million of loss in excess of our $500,000 retention.

We also have aggregate catastrophe protection (Section B Aggregate Catastrophe) in the event that catastrophe losses retained by us exceeds $1.5 million in such year. This program allows us to aggregate storms losses where losses exceed $50,000 but fall below the $500,000 occurrence retention.

The insolvency or inability of any reinsurer to meet its obligations to us could have a material adverse effect on our results of operations or financial condition. Our reinsurance providers, the majority of whom are longstanding partners who understand our business, are all carefully selected with the help of our reinsurance broker. We monitor the solvency of reinsurers through regular review of their financial statements and, if available, their A.M. Best ratings. All of our reinsurance partners have at least an “A-” rating from A.M. Best. According to A.M. Best, companies with a rating of “A-” or better “have an excellent ability to meet their ongoing obligations to policyholders.”

The following table sets forth the largest amounts of loss and loss expenses recoverable from reinsurers as of December 31, 2015 (dollars in thousands) and the current A.M. Best Rating of each as of September 30, 2016:

Reinsurance Company	Loss & Loss Expense Recoverable On Unpaid Claims	Percentage of Total Recoverable	A.M. Best Rating
Everest	$3,985	20.8%	A+
Partner	3,531	18.4%	A
Lloyd’s Syndicate Number 1414	3,120	16.3%	A
Swiss	2,575	13.4%	A+
Aspen	2,280	11.9%	A
Allied World	1,074	5.6%	A
RenaissanceRe	970	5.1%	A+
Hannover Ruckversicherungs	808	4.2%	A+
TOA	659	3.4%	A+
Endurance	108	0.6%	A
All Other	48	0.3%	A-or better

Total	$19,158	100%

Loss and LAE Reserves

We are required by applicable insurance laws and regulations to maintain reserves for payment of loss and loss adjustment expenses (LAE). These reserves are established for both reported claims and for claims incurred but not reported (IBNR), arising from the policies we have issued. The laws and regulations require that provision be made for the ultimate cost of those claims without regard to how long it takes to settle them or the time value of money. The determination of reserves involves actuarial and statistical projections of what we expect to be the cost of the ultimate settlement and administration of such claims. The reserves are set based on facts and circumstances then known, estimates of future trends in claims severity, and other variable factors such as inflation and changing judicial theories of liability.

Estimating the ultimate liability for losses and LAE is an inherently uncertain process. Therefore, the reserve for losses and LAE does not represent an exact calculation of that liability. Our reserve policy recognizes this uncertainty by maintaining reserves at a level providing for the possibility of adverse development relative to the estimation process. We do not discount our reserves to recognize the time value of money.

When a claim is reported to us, our claims personnel establish a “case reserve” for the estimated amount of the ultimate payment. This estimate reflects an informed judgment based upon general insurance reserving practices and on the experience and knowledge of our claims staff. In estimating the appropriate reserve, our claims staff considers the nature and value of the specific claim, the severity of injury or damage, and the policy provisions relating to the type of loss. Case reserves are adjusted by our claims staff as more information becomes available. It is our policy to resolve each claim as expeditiously as possible.

We maintain IBNR reserves to provide for already incurred claims that have not yet been reported and developments on reported claims. The IBNR reserve is determined by estimating our ultimate net liability for both reported and IBNR claims and then subtracting the case reserves and paid loss and LAE for reported claims.

Each quarter, we compute our estimated ultimate liability using principles and procedures applicable to the lines of business written. However, because the establishment of loss reserves is an inherently uncertain process, we cannot assure you that ultimate losses will not exceed the established loss reserves. Adjustments in aggregate reserves, if any, are reflected in the operating results of the period during which such adjustments are made.

The following table provides information about open claims, reserves, and paid loss and LAE by business line as of September 30, 2016, with dollars in millions.

As of and for the period ended September 30, 2016
Line of Business	Open Claims	Total Reserves (1)	Case Reserves	IBNR Reserves	Paid Loss and LAE
Commercial Multi-Peril (non-liability portion)	190	$5.82	$3.54	$2.28	$6.27
Commercial Multi-Peril (liability portion)	475	24.81	14.23	10.58	5.67
Workers Compensation	220	8.28	4.07	4.21	2.72
Other Liability — occurrence	198	17.81	7.12	10.69	4.44

Grand Total	1,083	$56.72	$28.95	$27.76	$19.10

(1)	Assumed reserves of $0.46 million are excluded from Total Gross Reserves. Workers Compensation ($0.45 million assumed reserve) and Umbrella Liability ($0.01 million assumed reserve) are the only lines of business that have assumed reserves.

The following table provides a reconciliation of beginning and ending unpaid losses and LAE reserve balances of ICC for the periods ended September 30, 2016 and for the years ended December 31, 2015 and 2014, prepared in accordance with GAAP with dollars in thousands.

	September 30, 2016	December 31, 2015
Unpaid losses and LAE at beginning of year:
Gross	$61,056	$64,617
Ceded	(19,158)	(25,822)

Net	41,898	38,795
Increase (decrease) in incurred losses and LAE:
Current year	18,901	24,293
Prior years	(190)	(493)
Total incurred	18,711	23,800
Loss and LAE payments for claims incurred:
Current year	(5,111)	(6,466)
Prior years	(13,990)	(14,231)

Total paid	(19,101)	(20,697)
Net unpaid losses and LAE at end of period	$41,509	$41,898

	2015	2014
Unpaid losses and LAE at beginning of year:
Gross	$64,617	$57,336
Ceded	(25,822)	(20,994)

Net	38,795	36,342
Increase (decrease) in incurred losses and LAE:
Current year	24,293	22,267
Prior years	(493)	481
Total incurred	23,800	22,748
Loss and LAE payments for claims incurred:
Current year	(6,466)	(7,798)
Prior years	(14,231)	(12,497)

Total paid	(20,697)	(20,295)
Net unpaid losses and LAE at end of year	$41,898	$38,795

The estimation process for determining the liability for unpaid losses and LAE inherently results in adjustments each year for claims incurred (but not paid) in preceding years. Negative amounts reported for claims incurred related to prior years are a result of claims being settled for amounts less than originally estimated (favorable development). Positive amounts reported for claims incurred related to prior years are a result of claims being settled for amounts greater than originally estimated (unfavorable or adverse development).

Reconciliation of Reserve for Loss and Loss Adjustment Expenses

The following table shows the development of our reserves for unpaid loss and LAE from 2006 through 2015 on a GAAP basis. The top line of the table shows the liabilities at the balance sheet date, including losses incurred but not yet reported. The upper portion of the table shows the cumulative amounts subsequently paid as of successive years with respect to the liability. The lower portion of the table shows the reestimated amount of the previously recorded liability based on experience as of the end of each succeeding year. The estimates change as more information becomes known about the frequency and severity of claims for individual years. The redundancy (deficiency) exists when the reestimated liability for each reporting period is less (greater) than the prior liability estimate. The “cumulative redundancy (deficiency)” depicted in the table, for any particular calendar year, represents the aggregate change in the initial estimates over all subsequent calendar years.

Gross deficiencies and redundancies may be significantly more or less than net deficiencies and redundancies due to the nature and extent of applicable reinsurance.

As noted in the table below, since 2006 the Company has consistently selected initial ultimate loss picks that have proven to be redundant over time.

	Year Ended December 31,
	2006	2007	2008	2009	2010	2011	2012	2013	2014	2015
	(dollars in thousands)
Liability for unpaid loss and LAE, net of reinsurance recoverables	$25,128	$33,393	$40,040	$39,932	$37,708	$36,204	$35,976	$36,340	$38,795	$41,898
Cumulative amount of liability paid through:
One year later	8,857	10,115	10,740	11,878	12,926	12,194	12,226	12,442	14,156	—
Two years later	15,014	16,146	19,865	21,240	22,003	21,128	20,870	22,678	—	—
Three years later	18,583	22,419	25,914	27,712	28,749	27,235	27,520	—	—	—
Four years later	21,645	25,498	30,217	31,840	32,561	31,167	—	—	—	—
Five years	23,061	27,696	32,210	34,044	34,429	—	—	—	—	—
Six years	24,070	28,720	33,544	35,179	—	—	—	—	—	—
Seven years	24,605	29,184	34,352	—	—	—	—	—	—	—
Eight years	24,647	29,460	—	—	—	—	—	—	—	—
Nine years	24,811	—	—	—	—	—	—	—	—	—
Liability estimated after:
One year later	27,093	33,441	37,860	38,222	36,699	35,553	35,151	36,698	38,305	—
Two years later	27,804	32,242	37,709	37,212	36,840	35,763	35,545	36,210	—	—
Three years later	26,624	32,156	36,205	37,239	37,170	36,083	35,418	—	—	—
Four years later	26,770	30,950	35,857	37,099	37,211	35,544	—	—	—	—
Five years	25,874	30,654	35,349	36,689	36,627	—	—	—	—	—
Six years	25,662	30,194	35,111	36,445	—	—	—	—	—	—
Seven years	25,574	30,059	35,201	—	—	—	—	—	—	—
Eight years	25,327	30,120	—	—	—	—	—	—	—	—
Nine years	25,281	—	—	—	—	—	—	—	—	—
Cumulative total redundancy (deficiency)
Gross liability – end of year	35,692	50,207	59,039	58,295	56,012	51,432	54,623	57,334	64,617	61,056
Reinsurance recoverable	10,564	16,814	18,999	18,363	18,304	15,228	18,647	20,994	25,822	19,158
Net liability – end of year	25,128	33,393	40,040	39,932	37,708	36,204	35,976	36,340	38,795	41,898
Gross re-estimated liability – latest	32,591	40,782	47,648	51,136	54,513	51,054	52,623	53,790	61,837
Re-estimated reinsurance recoverables – latest	7,310	10,662	12,447	14,691	17,886	15,510	17,205	17,580	23,352
Net re-estimated liability – latest	25,281	30,120	35,201	36,445	36,627	35,544	35,418	36,210	38,305
Gross cumulative redundancy (deficiency)	$3,101	$9,425	$11,391	$7,159	$1,499	$378	$2,000	$3,544	$2,780

Investments

Our investments in debt and equity securities are classified as available for sale and are carried at fair value with unrealized gains and losses reflected as a component of equity net of taxes. The goal of our investment activities is to complement and support our overall mission. As such, the investment portfolio’s goal is to maximize after-tax investment income and price appreciation while maintaining the portfolio’s target risk profile.

An important component of our operating results has been the return on invested assets. Our investment objectives are (i) to preserve and grow capital and surplus, in order to improve our competitive position and allow for expansion of insurance operations; (ii) to ensure sufficient cash flow and liquidity to fund expected liability payments and otherwise support our underwriting strategy; (iii) to provide a reasonable and stable level of income; and (iv) to maintain a portfolio which will assist in attaining the highest possible rating from A.M. Best. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations —Quantitative and Qualitative Information about Market Risk.”

In addition to any investments prohibited by the insurance laws and regulations of Illinois and any other applicable states, our investment policy prohibits the following investments and investing activities:

•	short sales;

•	purchase of securities on margin;

•	hedge funds;

•	derivatives;

•	investment in commodities;

•	mortgage derivatives such as inverse floaters, interest only strips and principal only strips;

•	options, puts and futures contracts;

•	private placements;

•	non-U.S. dollar denominated securities;

•	any security that would not be in compliance with the regulations of the Illinois Department of Insurance.

Our board of directors developed our investment policy and reviews the policy periodically. Exceptions to prohibitions discussed above are allowed with express written authority of the investment committee of Illinois Casualty’s board of directors, but under no circumstance may such exception exceed 5% of our invested assets.

Our investment portfolio is managed by an independent third party firm.

The following table sets forth information concerning our investments (dollars in thousands).

	At September 30,
	2016		2015
	Cost or Amortized Cost	Estimated Fair Value	Cost or Amortized Cost	Estimated Fair Value
U.S. treasury securities	$1,244	$1,265	$942	$952
MBS/ABS	20,542	21,149	17,771	18,096
Municipals	13,260	14,333	15,292	16,337
Industrial and Miscellaneous	28,904	30,474	27,836	28,387

Total Debt Securities	63,951	67,221	61,841	63,772

Common Securities	7,948	8,381	9,282	8,744
Preferred Securities	1,477	1,476	—	—

Total Equity Securities	9,425	9,857	9,282	8,744

Total	$73,376	$77,078	$71,124	$72,516

	At December 31,
	2015		2014
	Cost or Amortized Cost	Estimated Fair Value	Cost or Amortized Cost	Estimated Fair Value
U.S. treasury securities	$1,243	$1,233	$538	$536
MBS/ABS	17,949	18,009	18,101	18,402
Municipals	15,266	16,357	12,677	13,808
Industrial and Miscellaneous	29,537	29,596	29,044	29,879

Total Debt Securities	63,995	65,195	60,360	62,625
Equity Securities	9,282	8,885	9,061	9,151

Total	$73,277	$74,080	$69,421	$71,776

The following table summarizes the distribution of our portfolio of fixed maturity investments as a percentage of total estimated fair value based on credit ratings assigned by Standard & Poor’s Corporation (S&P) at September 30, 2016 and December 31, 2015 (dollars in thousands).

	September 30, 2016		December 31, 2015
Rating (1)	Estimated Fair Value	Percent of Total (2)	Estimated Fair Value	Percent of Total (2)
AAA	$7,885	11.7%	$6,609	10.1%
AA	27,023	40.2%	27,152	41.6%
A	19,212	28.6%	20,623	31.6%
BBB	10,849	16.1%	10,811	16.6%
BB	2,252	3.3%	—	0.0%
B	—	0.0%	—	0.0%

Total	$67,221	100.0%	$65,195	100.0%

(1)	The ratings set forth in this table are based on the ratings assigned by S&P. If S&P’s ratings were unavailable, the equivalent ratings supplied by Moody’s Investor Service, Fitch Investors Service, Inc. or the NAIC were used where available.
(2)	Represents percent of fair value for classification as a percent of the total portfolio.

The table below sets forth the maturity profile of our debt securities at September 30, 2016 and December 31, 2015. Expected maturities could differ from contractual maturities because borrowers may have the right to call or prepay obligations, with or without call or prepayment penalties (dollars in thousands).

	September 30, 2016
	Amortized Cost	Estimated Fair Value (1)
Less than one year	$1,770	$1,774
One through five years	16,287	16,879
Five through ten years	16,842	18,258
Greater than ten years	8,509	9,162
MBS/ABS	20,542	21,149

Total debt securities	$63,952	$67,221

	December 31, 2015
	Amortized Cost	Estimated Fair Value (1)
Less than one year	$1,803	$1,807
One through five years	15,147	15,412
Five through ten years	20,685	21,198
Greater than ten years	8,400	8,768
MBS/ABS	17,949	18,010

Total debt securities	$63,995	$65,195

(1)	Debt securities are carried at fair value in our financial statements beginning on page F-2.

At December 31, 2015, the average maturity of our fixed maturity investment portfolio was 6.75 years and the average duration was 4.94 years. As a result, the fair value of our investments may fluctuate significantly in response to changes in interest rates. In addition, we may experience investment losses to the extent our liquidity needs require the disposition of fixed maturity securities in unfavorable interest rate environments.

We use quoted values and other data provided by independent pricing services as inputs in our process for determining fair values of our investments. The pricing services cover substantially all of the securities in our portfolio for which publicly quoted values are not available. The pricing services’ evaluations represent an exit price, a good faith opinion as to what a buyer in the marketplace would pay for a security in a current sale. The pricing is based on observable inputs either directly or indirectly, such as quoted prices in markets that are active, quoted prices for similar securities at the measurement date, or other inputs that are observable.

Our independent third party investment manager provides us with pricing information that they obtain from independent pricing services, to determine the fair value of our fixed maturity securities. After performing a detailed review of the information obtained from the pricing service, limited adjustments may be made by the manager to the values provided.

Our average cash and invested assets, net investment income and return on average cash and invested assets for the years ended December 31, 2015 and 2014 were as follows (dollars in thousands):

	2015	2014
Average cash and invested assets	$74,589	$69,007
Net investment income	1,333	1,141
Return on average cash and invested assets (1)	1.8%	1.7%

(1) Return on average cash and invested assets for interim periods is calculated on an annualized basis.

A.M. Best Rating

A.M. Best Company, Inc. (“A.M. Best”) rates insurance companies based on factors of concern to policyholders. A.M. Best currently assigns a “B++” (Good) rating to Illinois Casualty Company. This rating is the fifth highest out of 15 rating classifications. The latest rating evaluation by A.M. Best occurred on February 23, 2016. According to the A.M. Best guidelines, companies rated “B++” are considered by A.M. Best to have “a good ability to meet their ongoing insurance obligations.” The rating evaluates the claims paying ability of a company, and is not a recommendation on the merits of an investment in our common stock.

In evaluating a company’s financial and operating performance, A.M. Best reviews:

•	the company’s profitability, leverage and liquidity;

•	its book of business;

•	the adequacy and soundness of its reinsurance;

•	the quality and estimated fair value of its assets;

•	the adequacy of its reserves and surplus;

•	its capital structure;

•	the experience and competence of its management; and

•	its marketing presence.

In its ratings report on Illinois Casualty, A.M. Best stated that Illinois Casualty’s rating reflected ICC’s improved operating results and risk-adjusted capitalization over the past five years, the ability of current management to continue to improve rates and grow premium while maintaining a slow growing policy count, ICC’s combined ratios trending in a positive direction with results under 100% for 2014 and 2015, traction gained with respect to expense initiatives, strength in loss reserves with redundancies on both an accident and calendar year basis and strong underwriting expertise and a long-standing position within the food and beverage industry in the Midwest. These factors were somewhat offset by ICC’s overall weak operating return measures. Although underwriting results are improving, the past five years have fluctuated. A.M. Best has revised ICC’s outlook to positive from stable.

Competition

Given our exclusive focus on providing insurance products and services for the food and beverage industry, the market conditions for our business and, accordingly, our competition, varies geographically based upon the states in which we operate and also by the segment of the food and beverage industry (e.g., bars versus fine dining). In the most competitive states in which we operate (Illinois, Indiana and Wisconsin), our primary competitors are insurance companies with products targeting the food and beverage industry, such as Society Mutual Insurance Company in all three states, as well as Badger Mutual Insurance Company, Wilson Mutual Insurance Company and West Bend Mutual Insurance Company in Wisconsin. In other jurisdictions, such as Iowa and Minnesota, we compete with both the carriers with products identified above (such as Badger Mutual

Insurance Company, Wilson Mutual Insurance Company and Founders Insurance Company) and excess and surplus line insurance companies (such as Scottsdale Insurance Company and Lloyd’s of London). In other jurisdictions, like Missouri, our primary competitors are larger regional and national insurance companies without a focus on the food and beverage industry (such as Allied Insurance Company, Auto-Owners Insurance Company and Travelers Insurance Company) and excess and surplus line insurance companies (such as EverGuard Insurance Services, Inc. and Lloyd’s of London). When evaluating the franchise and fine dining segment of the food and beverage industry, we compete with national insurance carriers, such as Allied Insurance Company, Travelers Insurance Company and The Hartford Insurance Company.

Despite significant competition, we believe we continue to maintain strong market share.

	Number of Eating and Drinking Places in 2015	Number of Locations Insured by ICC at September 30, 2016	Approximate Market Share (%)
Illinois	27,189	2,679	9.9
Iowa	6,129	1,342	21.9
Indiana	11,620	612	5.3
Michigan (1)	16,110	N/A	N/A
Minnesota	9,709	928	9.6
Missouri	10,903	1,024	9.4
Ohio (2)	22,023	5	NM
Wisconsin	12,170	248	2.0

Total	115,853	6,838	5.9

Total (excluding Michigan and Ohio)	77,720	6,838	8.8

Source: National Restaurant Association; ICC

(1)	We expect to begin writing premium in Michigan as early as 2017.
(2)	We began accepting business in Ohio in August 2016.

Regulation

General

We are subject to extensive regulation, particularly at the state level. The method, extent and substance of such regulation varies by state, but generally has its source in statutes and regulations that establish standards and requirements for conducting the business of insurance and that delegate regulatory authority to state insurance regulatory agencies. In general, such regulation is intended for the protection of those who purchase or use insurance products, not the companies that write the policies. These laws and regulations have a significant impact on our business and relate to a wide variety of matters including accounting methods, agent and company licensure, claims procedures, corporate governance, examinations, investing practices, policy forms, pricing, trade practices, reserve adequacy and underwriting standards.

State insurance laws and regulations require Illinois Casualty to file financial statements with state insurance departments everywhere it does business, and the operations of Illinois Casualty and its accounts are subject to examination by those departments at any time. Illinois Casualty prepares statutory financial statements in accordance with accounting practices and procedures prescribed or permitted by these departments.

Premium rate regulation varies greatly among jurisdictions and lines of insurance. In most states in which our subsidiaries write insurance, premium rates for the various lines of insurance are subject to either prior approval or limited review upon implementation. States require rates for property-casualty insurance that are adequate, not excessive, and not unfairly discriminatory.

Many jurisdictions have laws and regulations that limit an insurer’s ability to withdraw from a particular market. For example, states may limit an insurer’s ability to cancel or non-renew policies. Laws and regulations that limit cancellation and non-renewal may restrict our ability to exit unprofitable marketplaces in a timely manner.

Examinations

Examinations are conducted by the Illinois Department of Insurance every three to five years. The Illinois Department of Insurance’s last examination of Illinois Casualty was in February 2012. The examination did not result in any adjustments to our financial position. In addition, there were no substantive qualitative matters indicated in the examination report that had a material adverse impact on our operations.

NAIC Risk-Based Capital Requirements

In addition to state-imposed insurance laws and regulations, the NAIC has adopted risk-based capital requirements that require insurance companies to calculate and report information under a risk-based formula. These risk-based capital requirements attempt to measure statutory capital and surplus needs based on the risks in a company’s mix of products and investment portfolio. Under the formula, a company first determines its “authorized control level” risk-based capital. This authorized control level takes into account (i) the risk with respect to the insurer’s assets; (ii) the risk of adverse insurance experience with respect to the insurer’s liabilities and obligations, (iii) the interest rate risk with respect to the insurer’s business; and (iv) all other business risks and such other relevant risks as are set forth in the risk-based capital instructions. A company’s “total adjusted capital” is the sum of statutory capital and surplus and such other items as the risk-based capital instructions may provide. The formula is designed to allow state insurance regulators to identify weakly capitalized companies.

The requirements provide for four different levels of regulatory attention. The “company action level” is triggered if a company’s total adjusted capital is less than 2.0 times its authorized control level but greater than or equal to 1.5 times its authorized control level. At the company action level, the company must submit a comprehensive plan to the regulatory authority that discusses proposed corrective actions to improve the capital position. The “regulatory action level” is triggered if a company’s total adjusted capital is less than 1.5 times but greater than or equal to 1.0 times its authorized control level. At the regulatory action level, the regulatory authority will perform a special examination of the company and issue an order specifying corrective actions that must be followed. The “authorized control level” is triggered if a company’s total adjusted capital is less than 1.0 times but greater than or equal to 0.7 times its authorized control level; at this level the regulatory authority may take action it deems necessary, including placing the company under regulatory control. The “mandatory control level” is triggered if a company’s total adjusted capital is less than 0.7 times its authorized control level; at this level the regulatory authority is mandated to place the company under its control. The capital levels of Illinois Casualty have never triggered any of these regulatory capital levels. We cannot assure you, however, that the capital requirements applicable to Illinois Casualty will not increase in the future.

NAIC Ratios

The NAIC also has developed a set of 13 financial ratios referred to as the Insurance Regulatory Information System (IRIS). On the basis of statutory financial statements filed with state insurance regulators, the NAIC annually calculates these IRIS ratios to assist state insurance regulators in monitoring the financial condition of insurance companies. The NAIC has established an acceptable range for each of the IRIS financial ratios. If four or more of its IRIS ratios fall outside the range deemed acceptable by the NAIC, an insurance company may receive inquiries from individual state insurance departments. During each of the years ended December 31, 2015, 2014 and 2013, Illinois Casualty did not produce results outside the acceptable range for any of the IRIS tests.

Enterprise Risk Assessment

In 2012, the NAIC adopted the NAIC Amendments. The NAIC Amendments, when adopted by the various states, are designed to respond to perceived gaps in the regulation of insurance holding company systems in the United States. One of the major changes is a requirement that an insurance holding company system’s ultimate controlling person submit annually to its lead state insurance regulator an “enterprise risk report” that identifies activities, circumstances or events involving one or more affiliates of an insurer that, if not remedied properly, are likely to have a material adverse effect upon the financial condition or liquidity of the insurer or its insurance holding company system as a whole. Other changes include requiring a controlling person to submit prior notice to its domiciliary insurance regulator of its divestiture of control, having detailed minimum requirements for cost sharing and management agreements between an insurer and its affiliates and expanding of the agreements between an insurer and its affiliates to be filed with its domiciliary insurance regulator. In addition, in 2012 the NAIC adopted the Own Risk Solvency Assessment (ORSA) Model Act. The ORSA Model Act, when adopted by the various states, will require an insurance holding company system’s chief risk officer to submit at least annually to its lead state insurance regulator a confidential internal assessment appropriate to the nature, scale and complexity of an insurer, conducted by that insurer of the material and relevant risks identified by the insurer associated with an insurer’s current business plan and the sufficiency of capital resources to support those risks. Although Illinois Casualty is exempt from ORSA because of its size, ICC intends to incorporate those elements of ORSA that it believes constitute “best practices” into its annual internal enterprise risk assessment.

Market Conduct Regulation

State insurance laws and regulations include numerous provisions governing trade practices and the marketplace activities of insurers, including provisions governing the form and content of disclosure to consumers, illustrations, advertising, sales practices and complaint handling. State regulatory authorities generally enforce these provisions through periodic market conduct examinations.

Property and Casualty Regulation

Our property and casualty operations are subject to rate and policy form approval, as well as laws and regulations covering a range of trade and claim settlement practices. State insurance regulatory authorities have broad discretion in approving an insurer’s proposed rates. The extent to which a state restricts underwriting and pricing of a line of business may adversely affect an insurer’s ability to operate that business profitably in that state on a consistent basis.

State insurance laws and regulations require us to participate in mandatory property-liability “shared market,” “pooling” or similar arrangements that provide certain types of insurance coverage to individuals or others who otherwise are unable to purchase coverage voluntarily provided by private insurers. Shared market mechanisms include assigned risk plans and fair access to insurance requirement or “FAIR” plans. In addition, some states require insurers to participate in reinsurance pools for claims that exceed specified amounts. Our participation in these mandatory shared market or pooling mechanisms generally is related to the amount of our direct writings for the type of coverage written by the specific arrangement in the applicable state. We cannot predict the financial impact of our participation in these arrangements. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Other Segment.”

Guaranty Fund Laws

All states have guaranty fund laws under which insurers doing business in the state can be assessed to fund policyholder liabilities of insolvent insurance companies. Under these laws, an insurer is subject to assessment depending upon its market share in the state of a given line of business. For the nine months ended September 30, 2016 and for the years ended December 31, 2015 and 2014, we incurred approximately $60,000, $103,000 and $0, respectively, in assessments pursuant to state insurance guaranty association laws. We establish reserves relating to insurance companies that are subject to insolvency proceedings when we are notified of assessments by the guaranty associations. We cannot predict the amount and timing of any future assessments on Illinois Casualty under these laws. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Other Segment.”

Federal Regulation

The U.S. federal government generally has not directly regulated the insurance industry except for certain areas of the market, such as insurance for flood, nuclear and terrorism risks. However, the federal government has undertaken initiatives or considered legislation in several areas that may impact the insurance industry, including tort reform, corporate governance and the taxation of reinsurance companies. The Dodd-Frank Act established the Federal Insurance Office which is authorized to study, monitor and report to Congress on the insurance industry and to recommend that the Financial Stability Oversight Council designate an insurer as an entity posing risks to the U.S. financial stability in the event of the insurer’s material financial distress or failure. In December 2013, the Federal Insurance Office issued a report on alternatives to modernize and improve the system of insurance regulation in the United States, including by increasing national uniformity through either a federal charter or effective action by the states. Changes to federal legislation and administrative policies in several areas, including changes in federal taxation, can also significantly impact the insurance industry and us.

Sarbanes-Oxley Act of 2002

Enacted in 2002, the stated goals of the Sarbanes-Oxley Act of 2002, or SOX, are to increase corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. We will become subject to most of the provisions of the SOX immediately after completion of this offering.

The SOX includes very specific disclosure requirements and corporate governance rules and requires the SEC and securities exchanges to adopt extensive additional disclosure, corporate governance and other related regulations.

Terrorism Risk Insurance Act of 2002

In January 2015, Congress passed the Terrorism Risk Insurance Program Reauthorization Act of 2015, which amended and extended the Terrorism Insurance Program through December 31, 2020. Under this law, coverage provided by an insurer for losses caused by certified acts of terrorism is partially reimbursed by the United States under a formula under which the government pays 85% of covered terrorism losses exceeding a prescribed deductible. Under the new law, the government’s percentage of compensation for losses will be reduced during each program year by 1% until it equals 80%. The act limits an insurer’s exposure to certified terrorist acts (as defined by the act) to the prescribed deductible amount. The insurance industry’s aggregate deductible (currently $27.5 billion) will increase by $2 billion per calendar year until it equals $37.5 billion. Each insurer’s deductible is capped at 20% of the insurer’s direct earned premium for commercial property and casualty policies. Coverage under the act must be offered to all property, casualty and surety insureds.

The new law also amended the Gramm-Leach-Bliley Act to establish the National Association of Registered Agents and Brokers as a nonprofit corporation with the purpose of prescribing licensing and producer qualification requirements and conditions on a multi-state basis.

Privacy

As mandated by the Gramm-Leach-Bliley Act, states continue to promulgate and refine laws and regulations that require financial institutions, including insurance companies, to take steps to protect the privacy of certain consumer and customer information relating to products or services primarily for personal, family or household purposes. A recent NAIC initiative that affected the insurance industry was the adoption in 2000 of the Privacy of Consumer Financial and Health Information Model Regulation, which assisted states in promulgating regulations to comply with the Gramm-Leach-Bliley Act. In 2002, to further facilitate the implementation of the Gramm-Leach-Bliley Act, the NAIC adopted the Standards for Safeguarding Customer Information Model Regulation. Several states have now adopted similar provisions regarding the safeguarding of customer information. ICC has implemented procedures to comply with the Gramm-Leach-Bliley Act’s related privacy requirements.

OFAC

The Treasury Department’s Office of Foreign Asset Control (OFAC) maintains a list of “Specifically Designated Nationals and Blocked Persons” (the SDN List). The SDN List identifies persons and entities that the government believes are associated with terrorists, rogue nations or drug traffickers. OFAC’s regulations prohibit insurers, among others, from doing business with persons or entities on the SDN List. If the insurer finds and confirms a match, the insurer must take steps to block or reject the transaction, notify the affected person and file a report with OFAC.

JOBS Act

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, such as reduced public company reporting, accounting and corporate governance requirements. We currently avail ourselves of the reduced disclosure obligations regarding executive compensation.

Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have taken advantage of the extended transition period provided by Section 107 of the JOBS Act. However, we may decided to comply with the effective dates for financial accounting standards applicable to emerging growth companies at a later date in compliance with the requirements in Sections 107(b)(2) and (3) of the JOBS Act. If we do so, we will prominently disclose this decision in the first periodic report or registration statement following our decision, and such decision is irrevocable.

We will remain an “emerging growth company” for up to five years following our IPO, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenue exceeds $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

In addition, as an emerging growth company, we are exempt from Section 14A (a) and (b) of the Securities Exchange Act of 1934, which require shareholder approval of executive compensation and golden parachutes.

Dividends

Illinois law sets the maximum amount of dividends that may be paid by Illinois Casualty during any twelve-month period after notice to, but without prior approval of, the Illinois Department of Insurance. This amount cannot exceed the greater of 10% of the insurance company’s surplus as regards policyholders as reported on the most recent annual statement filed with the Illinois Department of Insurance, or the insurance company’s statutory net income for the period covered by the annual statement as reported on such statement. As of December 31, 2015, the amount available for payment of dividends by Illinois Casualty in 2015 without the prior approval of the Illinois Department of Insurance is approximately $2.7 million. “Extraordinary dividends” in excess of the foregoing limitations may only be paid with prior notice to, and approval of, the Illinois Department of Insurance. See “Dividend Policy.”

Holding Company Laws

Most states have enacted legislation that regulates insurance holding company systems. Each insurance company in a holding company system is required to register with the insurance supervisory agency of its state of domicile and furnish certain information. This includes information concerning the operations of companies within the holding company group that may materially affect the operations, management or financial condition of the insurers within the group. Pursuant to these laws, the Illinois Department of Insurance requires disclosure of material transactions involving Illinois Casualty and its affiliates, and requires prior notice and/or approval of certain transactions, such as “extraordinary dividends” distributed by Illinois Casualty. Under these laws, the Illinois Department of Insurance also has the right to examine us at any time.

All transactions within our consolidated group affecting Illinois Casualty must be fair and equitable. Notice of certain material transactions between Illinois Casualty and any person or entity in our holding company system will be required to be given to the Illinois Department of Insurance. Certain transactions cannot be completed without the prior approval of the Illinois Department of Insurance.

Approval of the state insurance commissioner is required prior to any transaction affecting the control of an insurer domiciled in that state. In Illinois, the acquisition of 10% or more of the outstanding voting securities of an insurer or its holding company is presumed to be a change in control. Illinois law also prohibits any person or entity from (i) making a tender offer for, or a request or invitation for tenders of, or seeking to acquire or acquiring any voting security of a Illinois insurer if, after the acquisition, the person or entity would be in control of the insurer, or (ii) effecting or attempting to effect an acquisition of control of or merger with a Illinois insurer, unless the offer, request, invitation, acquisition, effectuation or attempt has received the prior approval of the Illinois Department of Insurance.

Legal Proceedings

ICC is a party to litigation in the normal course of business. Based upon information presently available to us, we do not consider any litigation to be material. However, given the uncertainties attendant to litigation, we cannot assure you that our results of operations and financial condition will not be materially adversely affected by any litigation.

Properties

Our headquarters are located at 225 20th Street, Rock Island, Illinois. We own this approximately 24,000 square foot facility. We also own and operate investment property, including an assisted living facility which we acquired in 2016.

As of September 30, 2016, we had 92 full-time equivalent employees. None of these employees are covered by a collective bargaining agreement, and we believe that our employee relations are good.

THE CONVERSION AND OFFERING

As a mutual insurance company, Illinois Casualty does not have shareholders. It has members. The members of Illinois Casualty are the policyholders of Illinois Casualty Company. The members of Illinois Casualty are entitled to elect directors and to approve fundamental transactions such as this conversion. In an insurance company organized as a stock institution, policyholders have no governance rights, which reside with shareholders, and instead have only contractual rights under their insurance policies.

General

On February 16, 2016, the board of directors of Illinois Casualty unanimously adopted the plan of conversion, which was amended and restated on June 14, 2016 and November 14, 2016, subject to the approval of the Illinois Department of Insurance and the members of Illinois Casualty. The Illinois Department of Insurance is continuing its review our application. Approval by the Illinois Department of Insurance is not a recommendation or endorsement of the offering. The plan of conversion is also subject to the approval of the members of Illinois Casualty as of February 16, 2016, by the affirmative vote of at least two-thirds of the votes cast at a special meeting to be held on                     , 2017.

The plan of conversion provides that we will offer shares of our common stock for sale in a subscription offering to eligible members of Illinois Casualty, our employee stock ownership plan (ESOP), and the directors, officers and employees of ICC. In addition, we expect to offer the shares of common stock not subscribed for in the subscription offering, if any, for sale in a community offering commencing during or upon completion of the subscription offering and in a subsequent syndicated community offering. The community offering includes sales to certain investors who have agreed to purchase up to 1,400,000 shares of our common stock. See “— Subscription Offering and Subscription Rights”, “— Community Offering” and “— Investor Agreements”. We have the right to accept or reject, in whole or in part, any order to purchase shares of common stock received in the community offering or syndicated community offering, except for up to 1,400,000 shares of our common stock to certain investors pursuant to their respective purchase agreements.

The conversion will be accomplished by the filing of amended and restated articles of incorporation for Illinois Casualty with the Illinois Secretary of State. These amended and restated articles will, among other things, create and authorize the issuance of shares of capital stock of the converted company.

Upon the conversion, all of the outstanding shares of common stock of the converted Illinois Casualty will be issued to ICC Holdings, Inc., and Illinois Casualty will then become a wholly owned stock subsidiary of ICC Holdings, Inc. The conversion will be effected only if subscriptions and orders are received and accepted for at least 2,720,000 shares of common stock and the members of Illinois Casualty as of February 16, 2016 approve the plan of conversion. The conversion will be accounted for as a simultaneous reorganization, recapitalization and share offering that will not change the historical accounting basis of Illinois Casualty’s consolidated financial statements.

A copy of the plan of conversion is available by contacting ICC Holdings, Inc.’s principal executive offices located at 225 20th Street, Rock Island, Illinois 61201. A copy of the plan also was sent to each member of Illinois Casualty as of February 16, 2016 along with the notice of the special meeting. The plan also is filed as an exhibit to the registration statement of which this prospectus is a part. Copies of the registration statement and attachments may be obtained from the SEC. See “Additional Information.”

Illinois Conversion Act

Illinois Casualty is converting from a mutual insurance company to a stock insurance company under the Illinois law governing the conversion of mutual insurance companies (the “Illinois Conversion Act”). The Illinois Conversion Act requires the mutual insurance company to adopt a plan of conversion that grants each eligible member of the mutual insurance company subscription rights and to give eligible members the first right to purchase the capital stock of the converted stock company. The eligible members must have the subscription right, prior to the right of any other person, to purchase in the aggregate 100% of the capital stock of the converted stock company. The law defines “eligible member” as a member who, on the records of the mutual insurance company and pursuant to its articles of incorporation or bylaws, is deemed to be a holder of a membership interest in the mutual company on the date the plan of conversion is adopted. Therefore, policyholders of the converting mutual company on the date the plan is adopted must have the first right to purchase shares in the offering, and collectively they must have the right to purchase all of the shares being offered.

The Illinois Conversion Act also requires that the plan of conversion provide that if the eligible members do not purchase all of the shares being offered, the remaining shares must be sold in a public offering through an underwriter. However, if the number of shares of capital stock not subscribed for by the eligible members is so small or the additional time or expense required for a public offering would be otherwise unwarranted under the circumstances, the plan of conversion may provide for the purchase of the unsubscribed shares of capital stock by a private placement or other alternative method approved by the Director of the Illinois Department of Insurance that is fair and equitable to the eligible members. The law states that the total price of the capital stock offered for sale in the offering must be equal to the estimated pro forma market value of the converted stock company based upon an independent valuation by a qualified expert. The pro forma market value may be the value that is estimated to be necessary to attract full subscription for the shares as indicated by the independent valuation. Traditionally, as in mutual to stock conversions for both mutual insurance companies and mutual savings banks, the independent valuation expert selects a midpoint valuation and then sets the offering range, with the minimum being 15% below the midpoint valuation and the maximum being 15% above the midpoint. This results in a minimum dollar amount and a maximum dollar amount for the offering. For more information on the valuation obtained by Illinois Casualty, see “The Valuation” below.

After adoption of the plan of conversion by the mutual insurance company’s board of directors, the plan is submitted to the Illinois Department of Insurance for review and approval. The Illinois Department of Insurance shall approve the plan of conversion upon finding that: (i) the provisions of the Illinois Conversion Act have been complied with, (ii) the plan of conversion will not prejudice the interests of the members, and (iii) the plan of conversion’s method of allocating subscription rights is fair and equitable. A mutual insurance seeking approval from the Illinois Department of Insurance must file, prior to eligible members’ approval of the plan of conversion, the following documents for the Department’s review and approval: (a) the plan of conversion, including the independent evaluation of pro forma market value required by the Illinois Conversion Act; (b) the form of notice of meeting of eligible members; (c) any proxies to be solicited from eligible members in connection with this meeting; (d) the form of notice for persons whose policies are issued after adoption of the plan of conversion but before its effective date; and (e) the proposed articles of incorporation and bylaws of the converted stock company. Once filed, these documents shall be approved or disapproved by the Illinois Department of Insurance within a reasonable time. After the eligible members have approved the plan of conversion, the converted stock company shall file with the Illinois Department of Insurance the minutes of the meeting of the eligible members at which the plan of conversion was voted upon and the revised articles of incorporation and bylaws of the converted stock company. The Illinois Department of Insurance may retain, at the mutual company’s expense, any qualified expert not otherwise a part of the staff of the Illinois Department of Insurance to assist in reviewing the plan of conversion and the independent evaluation of the pro forma market value.

Offering of Common Stock

In connection with the conversion, we are offering shares of common stock to eligible members of Illinois Casualty, our ESOP, the directors, officers and employees of Illinois Casualty and the general public. The offering to eligible members, the ESOP and Illinois Casualty’s directors, officers and employees is referred to as the subscription offering because each of those constituents will receive subscription rights to purchase common stock in the following order of priority:

•	eligible members of Illinois Casualty, who are defined in the plan of conversion as the policyholders of Illinois Casualty Company under policies of insurance in place as of February 16, 2016;

•	our ESOP; and

•	the directors, officers and employees of ICC who are not eligible policyholders under the first category above.

The shares being purchased by each of the ESOP and our directors and officers are being acquired and held for investment purposes, and not for resale. Our plan of conversion and Illinois law requires that our officers and directors not sell stock purchased pursuant to the conversion within one year after the effective date of their issuance in the conversion. For more information regarding these exceptions, see “The Conversion and Offering — Proposed Management Purchases.”

Our ESOP has the right to purchase shares in this offering in an amount equal to 10.0% of the shares sold in the offering. The subscription rights of Illinois Casualty’s directors, officers and employees are subordinate to the subscription rights of the eligible members, the investors and our ESOP.

In the community offering phase, shares of common stock are being offered to members of the general public, individuals in our market area and certain investors known to historically invest in mutual-to-stock conversion offerings with preference given to, first, investors who have entered into investment agreement with us and, secondarily, policyholders under policies of insurance issued by Illinois Casualty after February 16, 2016 (who are also members of Illinois Casualty) and insurance producers who have produced business for Illinois Casualty within twelve months prior to the date of their subscription.

If subscriptions and orders are not received for all of the shares available in the subscription and community offerings, we may offer the remaining available shares to the general public in a syndicated community offering managed by Griffin on a best efforts basis. The syndicated community offering may be conducted concurrently with or subsequent to the subscription offering and community offering.

Because of the purchase agreements with certain identified investors, at this time, we do not anticipate selling more than 3,500,000 shares of common stock in this offering or selling shares to the public in a syndicated community offering. See “— The Community Offerings” and “— The Syndicated Community Offering.” Shares purchased by the ESOP and shares acquired from the conversion of outstanding surplus notes of Illinois Casualty in this offering are counted towards this 3,500,000 threshold.

The completion of this offering is subject to market conditions and other factors beyond our control. If the offering is not completed, our capital structure will remain unchanged. In that event, Illinois Casualty will continue to be a mutual insurance company, and all funds received with order forms will be promptly returned to purchasers without interest.

Effect of Offering on Members of Illinois Casualty

A policyholder of Illinois Casualty must have an effective policy of Illinois Casualty in order to be a member of Illinois Casualty. Except for those rights related to insurance coverages, the members of Illinois Casualty are entitled to vote for the election of directors and on certain other corporate transactions. These voting rights are similar to those held by shareholders. However, this membership interest, unlike shares held by shareholders, has no market value because it cannot be separated from the underlying insurance policy and, in any event, is not transferable.

Upon completion of the conversion and the issuance of all its outstanding shares of common stock, Illinois Casualty will be a stock insurance company and wholly owned subsidiary of ICC Holdings, Inc. All membership interests in Illinois Casualty held by the policyholders of Illinois Casualty will terminate. However, the conversion will have no effect on the contractual rights of the policyholders of Illinois Casualty.

If the plan of conversion is not approved by at least two-thirds of the votes cast by the members of Illinois Casualty as of February 16, 2016, or if the conversion fails to be completed for any other reason, Illinois Casualty will continue as a mutual company and Illinois Casualty’s corporate structure will be unchanged. In this case, the members of Illinois Casualty will retain the membership rights described above.

Continuity of Insurance Coverage and Business Operations

This conversion will not change the insurance protection or premiums under individual insurance policies with Illinois Casualty. During and after the conversion, the normal business of issuing insurance policies will continue without change or interruption. After the conversion, we will continue to provide services to policyholders under current policies. Each member of the board of directors of ICC Holdings, Inc. is also a member of the board of directors of Illinois Casualty and will continue to serve on such board of directors after the conversion. See “Management — Directors and Officers.” All of our officers at the time of the offering will retain their same positions after the conversion.

Voting Rights

As members, the policyholders of Illinois Casualty have certain voting rights in Illinois Casualty. After the conversion, all of the voting rights of the policyholders in Illinois Casualty will cease. Policyholders of Illinois Casualty will no longer be members of Illinois Casualty and will no longer have the right to elect the directors of Illinois Casualty or approve transactions involving Illinois Casualty. Instead, voting rights in Illinois Casualty will be held by ICC Holdings, Inc., which will own all of the outstanding capital stock of Illinois Casualty. Voting rights in ICC Holdings, Inc. will be held by the shareholders of ICC Holdings, Inc., subject to the terms of the articles of incorporation and bylaws of ICC Holdings, Inc. and to the provisions of Pennsylvania and federal law. See “Description of the Capital Stock — Common Stock” for a description of our common stock.

Subscription Offering and Subscription Rights

In accordance with the plan of conversion, rights to subscribe for the purchase of our common stock have been granted to the following persons, listed in order of priority:

•	“eligible members” (as they are referred to in the plan of conversion), which means a person or entity who is the named insured under an insurance policy issued by Illinois Casualty that is issued and in force as of the close of business on February 16, 2016;

•	our ESOP; and

•	the directors, officers and employees of Illinois Casualty as of the closing date of the offering.

At February 16, 2016, Illinois Casualty had approximately 6,635 eligible members, which equaled the number of policyholders of Illinois Casualty as of that date.

All subscriptions received will be subject to the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and to the maximum and minimum purchase limitations set forth in the plan of conversion and as described below under “— Limitations on Purchases of Common Stock.”

Priority 1: Eligible Members. Each eligible member will receive, without payment, nontransferable subscription rights to purchase shares, subject to the overall purchase limitations described below. See “— Limitations on Purchases of Common Stock.”

If there are not sufficient shares available to satisfy all subscriptions by eligible members, shares will be allocated first among subscribing eligible members so as to permit each such eligible member, to the extent possible, to purchase the lesser of: (i) the number of shares for which he or she subscribed, or (ii) 1,000 shares. Any shares remaining after such allocation will be allocated among the subscribing eligible members whose subscriptions remain unfilled on a pro rata basis based on the amount that each eligible member subscribed to purchase, provided that no fractional shares will be issued.

Priority 2: ESOP. The ESOP will receive, without payment, second priority, nontransferable subscription rights to purchase, in the aggregate, that number of shares equal to 10.0% of the shares of common stock to be issued in the offering. The ESOP intends to purchase 10.0% of the shares of common stock, or between 272,000 shares and 408,889 shares, based on the minimum and adjusted maximum of the offering range, respectively. Subscriptions by the ESOP will not be aggregated with shares of common stock purchased directly by or which are otherwise attributable to any other participants in the offering, including subscriptions of any of Illinois Casualty’s directors, officers, or employees. Any oversubscription by the eligible members will not reduce the number of shares that the ESOP may purchase in the offering. In that event, the number of shares to be issued in the offering will be increased by such number of shares as is necessary to permit the ESOP to purchase 10.0% of the total number of shares issued in the offering. See “Management — Benefit Plans and Employment Agreements — Employee Stock Ownership Plan,” and “— Limitations on Purchases of Common Stock.”

Priority 3: Directors, Officers, and Employees. To the extent that there are sufficient shares remaining after satisfaction of all subscriptions by eligible members, the investors and the ESOP, then each of Illinois Casualty’s directors, officers, and employees will each receive, without payment, third priority, nontransferable subscription rights to purchase up to 5% of the total shares of common stock sold in the offering. The ability of the directors, officers, and employees to purchase common stock under this category is in addition to rights that are otherwise available to them under the plan of conversion if they fall within higher priority categories, provided that they do not exceed the 5% share limitation on purchases set forth in the preceding sentence. See “— Limitations on Purchases of Common Stock.” For information as to the number of shares proposed to be purchased by the directors and executive officers, see “— Proposed Management Purchases.”

In the event of an oversubscription among the directors, officers, or employees, any available shares will be allocated on a pro rata basis based on the amount that each person subscribed to purchase.

Community Offering

To the extent that shares remain available for purchase after satisfaction of all subscriptions of eligible members, the ESOP, and the directors, officers and employees in the subscription offering described above, we expect to accept offers received in the community offering to the extent of any remaining shares, including to the investors. The community offering, if any, will commence at the same time as, during, or promptly after the subscription offering and will end no later than 45 days after the end of the subscription offering.

In the community offering, after satisfying our contractual obligations to certain investors pursuant to their respective purchase agreements, we, in our sole and absolute discretion, may give preference to orders received from named insureds under policies of insurance issued by Illinois Casualty after February 16, 2016 (who are also members of Illinois Casualty) and insurance producers who have produced business for Illinois Casualty within twelve months prior to the date of their subscription before proceeding to accept orders from the general public.

Subject to the preferences described above and our contractual obligation to certain investors pursuant to their respective purchase agreements with us, the common stock offered in the community offering will be offered and sold in a manner designed to achieve a wide distribution of the common stock. In the event of oversubscription, subject to the preferences described above, the terms of the plan of conversion, our contractual obligation to sell up to 1,400,000 shares of our common stock to certain investors pursuant to their respective purchase agreements and our right to otherwise accept or reject, in our sole discretion, any order received in the community offering, any available shares will be allocated so as to permit each person whose order is accepted in the community offering to purchase, to the extent possible, the lesser of 1,000 shares and the number of shares subscribed for by such person. Thereafter, any available shares will be allocated among accepted orders that have not been filled on a pro rata basis based on the amount each person subscribed to purchase.

The opportunity to submit an order for shares of common stock in the community offering is subject to our right, in our sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration of the community offering.

Investors. We have entered into agreements with certain investors to purchase up to 1,400,000 shares of our common stock. Their purchase obligations would be satisfied prior to the sale of any shares to any other participants in the community offering or syndicated community offering. For additional information, see “The Conversion and Offering — Investor Agreements” and “Risk Factors- Risks Related to the Ownership of Our Common Stock — A small number of shareholders will collectively own a substantial portion of our common stock and voting power, and, because of restrictions on their ability to buy or sell our shares, our public float will be limited.”

Syndicated Community Offering

As a final step in the offering, if there are any shares of common stock not purchased in the subscription and community offerings, they may be offered for sale to the public in a syndicated community offering. This syndicated community offering would be commenced at our sole discretion. A syndicated community offering would be made through a group of registered broker-dealers to be formed and managed by Griffin on our behalf. We would reserve the right to reject orders in whole or part in our sole discretion in a syndicated community offering. Neither Griffin nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering. However, Griffin has agreed to use its best efforts in the sale of shares in any syndicated community offering.

The price at which common stock would be sold in the syndicated community offering would be $10.00 per share. Shares of common stock purchased in the syndicated community offering would be combined with purchases in the subscription and community offerings for purposes of this offering’s maximum purchase limitation of 5% of the total shares sold in the offering.

If a syndicated community offering is held, Griffin will serve as sole book-running manager. In such capacity, Griffin may form a syndicate of other broker-dealers who are Financial Industry Regulatory Authority member firms. Neither Griffin nor any registered broker-dealer will have any obligation to take or purchase any shares of common stock in the syndicated community offering. The syndicated community offering will be conducted in accordance with certain Securities and Exchange Commission rules applicable to best efforts offerings. Generally, under those rules, Griffin, in its capacity as a broker-dealer, will deposit funds it receives prior to closing from interested investors into a separate noninterest-bearing bank account. If and when all the conditions for the closing are met, funds for common stock sold in the syndicated community offering will be promptly delivered to us. If the offering is consummated, but some or all of an interested investor’s funds are not accepted by us, those funds will be returned to the interested investor promptly, without interest. If the offering is not consummated, funds in the account will be promptly returned, without interest, to the potential investor. Normal customer ticketing will be used for order placement. In the syndicated community offering, order forms will not be used.

A syndicated community offering, if necessary, will terminate no more than 45 days after the end of the subscription offering.

Stock Pricing and Number of Shares to be Issued

The plan of conversion requires that the purchase price of the common stock be based on a valuation of our estimated consolidated pro forma market value. The valuation must be in the form of a range consisting of a midpoint valuation, a valuation fifteen percent (15%) above the midpoint valuation and a valuation fifteen percent (15%) below the midpoint valuation. Feldman Financial has determined that, as of April 29, 2016, our estimated consolidated pro forma market value is between $27.2 million and $36.8 million.

Under the plan of conversion, the total purchase price of the common stock to be sold in the offering must be compatible with the pro forma market value of Illinois Casualty, on a consolidated basis.

We determined to offer the common stock in the offering at the price of $10 per share to ensure a sufficient number of shares are available for purchase by policyholders. In addition, Griffin advised us that the $10 per share offering price is commonly used in mutual-to-stock conversions of other insurance companies, savings banks and savings associations that use the subscription rights model. These were the only factors considered by our board of directors in determining to offer shares of common stock at $10 per share. The purchase price will be $10 per share regardless of any change in the consolidated pro forma market value of Illinois Casualty, as determined by Feldman Financial.

We may issue between 2,720,000 and 3,680,000 shares (exclusive of the purchase by the ESOP) of our common stock in the offering. This range was determined by dividing the $10.00 price per share into the range of Feldman Financial’s valuation. Our ESOP will purchase between 272,000 and 408,889 shares of common stock in the offering.

If we proceed with a new offering using an updated valuation, people who submitted subscriptions or orders will be promptly notified by mail of the updated valuation and revised offering range. In that case, people will be given an opportunity to confirm existing subscriptions or orders or to place new subscriptions and orders. See “— Resolicitation.” Subscriptions and orders may not be withdrawn for any reason if the updated valuation is within the estimated valuation range of the earlier valuation.

There is a difference of approximately $9.6 million between the low end and the high end of the estimated valuation range of Feldman Financial’s valuation. As a result, the percentage interest in ICC that a subscriber for a fixed number of shares of common stock will have is approximately 1.3% greater if 2,720,000 shares are sold than if 3,680,000 shares are sold. In addition, assuming that the actual consolidated market value of Illinois Casualty will be within the broad estimated valuation range, this consolidated market value may be materially more or less than the total amount of subscriptions and orders received. Therefore, purchasers, in total and on a per share basis, may pay more for the common stock than the actual market value.

We cannot assure you that the market price for the common stock immediately following the offering will equal or exceed $10 per share. Also, you should be aware that, prior to the completion of the offering, you will not have available to you information concerning the final updated valuation. The final updated valuation will be filed with the Securities and Exchange Commission as part of a post-effective amendment to the registration statement of which this prospectus forms a part. See “Additional Information.”

If Subscriptions Received in the Subscription Offering Meet or Exceed the Maximum Number of Shares Offered

If, after the subscription offering, the number of shares subscribed for by eligible members, the ESOP, and the directors, officers and employees of Illinois Casualty in the subscription offering is equal to or greater than 4,088,889 shares, the offering will be promptly completed. If we sell more than 3,500,000 shares in the offering, the investors have no obligation to purchase any shares of our common stock. We will, upon completion of the offering, issue shares of common stock to the subscribing participants, including to our ESOP. However, except for the shares purchased by the ESOP, the number of shares of common stock issued will not exceed the 3,680,000 shares of common stock being offered. In the event of an oversubscription in the subscription offering, shares of common stock will be allocated among the subscribing participants in the priorities set forth in the plan of conversion. No fractional shares of common stock will be issued.

If Subscriptions Received in the Subscription Offering Meet or Exceed the Required Minimum

If the number of shares of common stock subscribed for by eligible members, the ESOP, the investors and Illinois Casualty’s directors, officers and employees in the subscription offering is equal to or greater than 2,720,000 shares, but less than 3,500,000 shares, then we may choose to promptly complete the offering. However, prior to doing so, we will have the right in our absolute discretion to accept, in whole or in part, or reject orders received from any or all persons in the community offering. We also will have the right to offer shares of common stock to purchasers in a syndicated community offering.

If the number of shares of common stock subscribed for by eligible members, the ESOP, and Illinois Casualty’s directors, officers and employees in the subscription offering is equal to or greater than 3,500,000 shares, but less than 3,680,000 shares, then we may choose to promptly complete the offering. However, prior to doing so, we will have the right in our absolute discretion to accept, in whole or in part, or reject orders received from any or all persons in the community offering. We also will have the right to offer shares of common stock to purchasers in a syndicated community offering. If we sell more than 3,500,000 shares in our offering, the investors do not have an obligation to purchase any shares. See “— Investor Agreements.”

In any event, on the effective date we will issue to those persons purchasing in the subscription offering shares of common stock in an amount sufficient to satisfy the accepted subscriptions in full, including the subscription of the ESOP for 10.0% of the shares issued in the offering. No more than 408,889 shares of common stock will be issued in the offering (including the shares issued to the ESOP). No fractional shares of common stock will be issued.

If Subscriptions Received in the Subscription Offering Do Not Meet or Exceed the Maximum

If the number of shares of common stock subscribed for by eligible members, the ESOP, the investors and Illinois Casualty’s directors, officers and employees in the subscription offering is less than 3,680,000 shares, we may, in our sole and absolute discretion, accept other orders. We may accept orders received from purchasers in the community offering, and we may sell shares of common stock to purchasers in a syndicated community offering so that the aggregate number of shares of common stock sold in this offering is no greater than 4,088,889 shares (including shares issued to the ESOP). At that time, the offering will be promptly completed. If we sell more than 3,500,000 shares in our offering, the investors do not have an obligation to purchase any shares. See “— Investor Agreements.”

Upon completion of the offering we will first issue to subscribing eligible members and directors, officers and employees of Illinois Casualty shares of common stock in an amount sufficient to satisfy their subscriptions in full. Next, we will satisfy the purchase obligation of the investors, if applicable. Subsequently, we will issue to persons whose orders in the community offering (and if we conduct a syndicated community offering, to persons whose orders in the syndicated community offering) are accepted, sufficient additional shares of common stock so that the total number of shares of common stock to be issued in the offering, including the shares to be issued to the ESOP, will be equal to at least 2,720,000 shares. No fractional shares of common stock will be issued. In order to raise additional capital, we may in our sole and absolute discretion elect to issue in excess of 2,720,000 shares of common stock by accepting orders of purchasers in the community offering and any syndicated community offering. The number of shares of common stock issued in the offering cannot exceed 4,088,889 shares of common stock (including shares issued to the ESOP). See “— Community Offering” and “— Syndicated Community Offering” above.

If Subscriptions and Orders Received in All phases of the Offering Combined Do Not Meet the Required Minimum

If properly completed subscriptions and orders, including shares to be purchased by the ESOP and those investors with whom we have entered into purchase agreements, for less than 2,720,000 shares are received, then we may choose to cancel this offering and return all funds received in the offering, without interest, or we may cause a new valuation of the consolidated pro forma market value of Illinois Casualty to be performed, and based on this valuation commence a new offering of the common stock. If we elect to commence a new offering, the funds received from each purchaser will be returned to such purchaser, without interest.

Resolicitation

In the event that we request Feldman Financial to provide us with an updated valuation, and such valuation does not fall within the estimated valuation range, and we determine to proceed with the offering, we will return the funds received to the purchasers, without interest, and we will resolicit those who have previously subscribed for shares in the subscription and community offerings and any syndicated community offering.

We will also resolicit purchasers in the event that the offering is extended beyond                     , 2017.

The Valuation

The plan of conversion requires that the aggregate purchase price of the common stock must be based on the appraised estimated consolidated pro forma market value of the common stock, as determined on the basis of an independent valuation. This pro forma market value may be that value that is estimated to be necessary to attract full subscription for the shares, as indicated by the valuation. It also may be stated as a range of pro forma market values.

The plan of conversion requires that the valuation be made by an independent appraiser experienced in the valuation of insurance companies and that the purchase price of our common stock be based on the appraised estimated consolidated pro forma market value of Illinois Casualty, as determined on the basis of such independent valuation. On January 22, 2016, we retained Feldman Financial to prepare this valuation. Feldman Financial is engaged regularly in the valuation of insurance companies and other financial institutions. There is no pre-existing relationship between Feldman Financial and Illinois Casualty.

Feldman Financial will be paid a fixed fee of $65,000 plus out-of-pocket expenses. This fee is not contingent on the completion of the offering. We agreed, among other things, to indemnify Feldman Financial from and against any and all loss or expenses, including reasonable attorney’s fees, in connection with its appraisal and other services, except if such loss or expenses are the result of a lack of good faith or gross negligence on the part of Feldman Financial. Additionally, we have agreed to pay Feldman Financial a fixed fee of $10,000 for each update of the valuation we may request.

Feldman Financial made its appraisal in reliance upon the information contained in this document and information provided by management of Illinois Casualty, including the financial statements. Feldman Financial also considered the following factors, among others:

•	the operating results and financial condition of Illinois Casualty and current economic conditions;

•	certain historical, financial and other information relating to Illinois Casualty;

•	a comparative evaluation of the operating and financial statistics of Illinois Casualty with those of other similarly situated publicly traded insurance companies located in Illinois and other regions of the United States;

•	the aggregate size of the offering of the common stock of ICC Holdings, Inc. as determined by Feldman Financial;

•	the impact of the conversion offering on our net worth and earnings potential as determined by Feldman Financial;

•	the trading market for securities of comparable companies and general conditions in the market for such securities; and

•	the value which Feldman Financial estimates to be necessary to attract a full subscription of our common stock.

In conducting its analysis of Illinois Casualty, Feldman Financial placed emphasis on various financial and operating characteristics of Illinois Casualty, including our lines of business and competitive position in the industry, our relative size and premium volume, our operating results in recent years, and our ratio of equity capital to total assets. In addition to the factors listed above, in its review of the appraisal provided by Feldman Financial, our board of directors reviewed the methodologies and the appropriateness of the assumptions used by Feldman Financial and determined that such assumptions were reasonable.

In preparing the appraisal, Feldman Financial visited our corporate headquarters and conducted discussions with our management concerning our business and future prospects. Feldman Financial reviewed and discussed with our management our audited GAAP financial statements for the years ended December 31, 2015 and 2014.

In deriving its estimate of the estimated consolidated pro forma market value of Illinois Casualty, Feldman Financial utilized the comparative market valuation approach. The comparative market valuation approach estimates a value by reviewing the relevant market pricing characteristics of comparable companies that are publicly traded. Feldman Financial selected a group of publicly traded insurance companies based on criteria relating to financial performance, degree of marketability and liquidity and operating characteristics, among other factors. In determining the composition of the comparative group, Feldman Financial focused exclusively on publicly traded insurance companies based in the U.S. and identified by SNL Financial as being in the property and casualty segment, which we call the Public P&C Insurance Group. Feldman Financial narrowed its focus to comparable companies based on asset size of between $100 million and $1.6 billion, primary market segment identified as property and casualty by SNL Financial, publicly traded for at least one year, not subject to an announced or pending acquisition, product lines and operating in niche market lines of business. Feldman Financial excluded insurance companies that would result in an undue geographic concentration in one state or whose product lines were not sufficiently broad. Feldman Financial focused principally on companies concentrated in the lower quartile of public property and casualty insurance companies based on asset size. Accordingly, Feldman Financial identified the following comparative group:

Comparative Group

Atlas Financial Holdings, Inc.

Baldwin & Lyons, Inc.

Donegal Group Inc.

EMC Insurance Group Inc.

Federated National Holding Company

First Acceptance Corporation

Hallmark Financial Services, Inc.

HCI Group Inc.

Kingstone Companies, Inc.

National Security Group, Inc.

Unico American Corporation

United Insurance Holdings Corp.

Feldman Financial reviewed the trading market price ratios of the comparable companies for the purpose of developing valuation ratio benchmarks to reach an estimate of value for Illinois Casualty. The principal valuation measures considered by Feldman Financial were the price-to-book value and price-to-earnings ratios. Feldman Financial also considered the price-to-assets ratio. Based on the quantitative and qualitative comparisons of Illinois Casualty with the selected group of publicly traded companies, Feldman Financial applied adjusted market pricing ratios to our pro forma financial data to determine our estimated consolidated pro forma market value. The market pricing ratios determined by Feldman Financial took into account market value adjustments for our earnings prospects, our management, liquidity of our shares of common stock, subscription interest, stock market conditions, dividend outlook and the new issue discount warranted for an equity securities offering.

The following table sets forth the publicly traded insurance companies used by Feldman Financial in its comparative market valuation approach and certain financial data reviewed by Feldman Financial regarding these companies and Illinois Casualty as of or for the last twelve months (LTM) ended December 31, 2015.

Dollars in millions	Total Assets ($)	Total Policy Reserves ($)	Total Equity ($)	LTM Asset Growth (%)	Policy Reserves/ Equity (x)	Cash & Investments/ Assets (%)	Total Equity/ Assets (%)	Tang. Equity/ Assets (%)
Illinois Casualty	123.4	61.1	30.2	(0.04)	2.02	61.81	24.45	24.45
Comparative Group
Comparative Group Median	637.6	295.1	238.5	8.09	1.74	68.06	31.91	31.16
Comparative Group Mean	708.5	399.0	225.9	12.97	1.72	69.76	33.20	31.94
Public P&C Insurance
Public P&C Insurance Median	3,292.2	1,979.3	851.2	2.48	1.88	70.84	30.05	27.36
Public P&C Insurance Mean	35,040.2	15,826.7	10,377.2	6.02	2.30	69.06	30.14	28.37

The following table sets forth for the publicly traded insurance companies used by Feldman Financial certain market valuation data reviewed by Feldman Financial regarding these companies based on closing market prices as of April 29, 2016.

Dollars in millions	Total Assets ($)	Total Market Value ($)	Price/ Book Value (%)	Price/ Tang. Book (%)	Price/ LTM EPS(1) (x)	Price/ Total Revenue (x)	Price/ Total Assets (%)	Total Equity/ Assets (%)	Current Div. Yield (%)
Illinois Casualty (Fully Converted)
Pro Forma Minimum	146.2	27.2	51.3	51.3	10.7	0.64	18.61	36.24	0.00
Pro Forma Midpoint	150.4	32.0	55.9	55.9	12.4	0.76	21.28	38.03	0.00
Pro Forma Maximum	154.6	36.8	59.9	59.9	14.1	0.87	23.80	39.72	0.00
Comparative Group
Comparative Group Median	637.6	243.9	101.3	106.4	10.4	1.04	39.34	31.91	1.24
Comparative Group Mean	708.5	244.0	110.7	117.9	11.0	0.98	36.96	33.20	1.75
Public P&C Insurance
Public P&C Insurance Median	3,292.2	1,082.6	129.6	132.3	14.6	1.09	35.25	30.05	1.82
Public P&C Insurance Mean	35,040.2	12,663.3	132.6	144.4	15.8	1.29	47.94	30.14	1.82

(1)	LTM EPS corresponds to earnings per share for the last twelve months ended December 31, 2015.

Feldman Financial determined that the price-to-earnings ratio was not the most reliable valuation ratio due to our relatively low average returns on equity and assets in recent reporting periods. Thus, the price-to-book value ratio takes on significant meaning as a valuation metric. Feldman Financial also relied upon the price-to-assets ratio to confirm its valuation conclusion was reasonable. Based on its comparative analyses, Feldman Financial concluded that our estimated consolidated pro forma market value at the midpoint warranted a discount in the range of approximately 40% to 50% relative to the comparative group based on the price-to-book value ratio.

Feldman Financial’s valuation appraisal of our estimated consolidated pro forma market value was prepared as of April 29, 2016. Feldman Financial has agreed to update its valuation at the conclusion of the offering, and otherwise as requested by us. These updates will consider developments in general stock market conditions, current stock market valuations for selected insurance companies, the results of the subscription offering, and the recent financial condition and operating performance of Illinois Casualty.

On the basis of the foregoing, Feldman Financial gave its opinion, as of April 29, 2016, that the estimated consolidated pro forma market value of our common stock ranged from a minimum of $27.2 million to a maximum of $36.8 million with a midpoint of $32.0 million. We determined that the common stock should be sold at $10.00 per share, resulting in a range of 2,720,000 to 3,680,000 shares of common stock being offered in the offering, which amount may be increased to 4,088,889 shares solely to accommodate the purchase by the ESOP of 10.0% of the shares sold in the subscription offering. The offering range may be amended if required or if necessitated by subsequent developments in our financial condition or market conditions generally. In the event the offering range is updated to amend the value of Illinois Casualty below $27.2 million or above $36.8 million, and we decide to proceed with the offering, the new appraisal will be filed with the SEC by post-effective amendment to the registration statement of which this prospectus is a part.

No sale of shares of common stock in the offering may be consummated unless Feldman Financial first confirms that nothing of a material nature occurred that, taking into account all relevant factors, would cause it to conclude that the purchase price is materially incompatible with the estimate of the consolidated pro forma market value of our outstanding common stock upon completion of the offering. If this confirmation is not received, Illinois Casualty may cancel the offering, extend the offering period and establish a new estimated offering range and/or estimated price range, extend, reopen or hold a new offering or take any other action we deem necessary.

Depending upon market or financial conditions, the total number of shares of common stock offered may be increased or decreased without a resolicitation of subscribers, provided that the aggregate gross proceeds are not below the minimum or more than the maximum of the offering range. In the event market or financial conditions change so as to cause the aggregate purchase price of the shares to be below the minimum of the offering range, purchasers will be resolicited and be permitted to continue their orders, in which case they will need to confirm their subscriptions prior to the expiration of the resolicitation offering or their subscription funds will be promptly refunded, or be permitted to modify or rescind their subscriptions. If the number of shares of common stock issued in the offering is increased due to an increase in the offering range to reflect changes in market or financial conditions, persons who subscribed for the maximum number of shares will be given the opportunity to subscribe for the adjusted maximum number of shares. See “— Limitations on Purchases of Common Stock.”

An increase in the number of shares of common stock as a result of an increase in the estimated consolidated pro forma market value would decrease both a purchaser’s ownership interest and our pro forma shareholders’ equity on a per share basis while increasing pro forma shareholders’ equity on an aggregate basis. A decrease in the number of shares of common stock would increase both a purchaser’s ownership interest and our pro forma shareholders’ equity on a per share basis while decreasing pro forma shareholders’ equity on an aggregate basis. The effect on pro forma net income and pro forma net income per share of any increase or decrease in the number of shares issued will depend on the manner in which we use the proceeds from the offering. See “Unaudited Pro Forma Financial Information.”

The appraisal report of Feldman Financial is an exhibit to the registration statement of which this prospectus is a part, and is available for inspection in the manner set forth under “Additional Information.”

The Illinois Department of Insurance is not required to approve the valuation prepared by Feldman Financial in connection with this offering.

The valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing common stock. In preparing the valuation, Feldman Financial relied upon and assumed the accuracy and completeness of financial, statistical and other information provided to it by Illinois Casualty. Feldman Financial did not independently verify the financial statements and other information provided to it by Illinois Casualty, nor did Feldman Financial value independently our assets and liabilities. The valuation considers Illinois Casualty only as a going concern and should not be considered as an indication of our liquidation value. The valuation is necessarily based upon estimates of a number of matters, all of which are subject to change from time to time. We cannot assure you that persons purchasing common stock will be able to sell such shares at or above the initial purchase price. Copies of the valuation report of Feldman Financial setting forth the method and assumptions for its valuation are on file and available for inspection at our principal executive offices. Any subsequent updated valuation report of Feldman Financial will be available for inspection.

Offering Deadline

The stock offering will expire at noon, Central Time, on                     , 2017, unless on or prior to that date our board of directors extends the offering, which we may do without notice to you. Subscription rights not exercised prior to the termination date of this offering will be void. If this offering is extended more than 45 days after the original expiration date, we will return all of the funds received from purchasers, without interest, and we will resolicit subscribers offering them the opportunity to submit new orders. We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel your order and return your payment without interest.

Subscriptions and orders for common stock will not be accepted by us until we receive subscriptions and orders for at least 2,720,000 shares of common stock. If we have not received subscriptions and orders for at least 2,720,000 shares of common stock by the expiration date of this offering, all funds delivered to us for the purchase of stock in this offering will be promptly returned to purchasers without interest.

Use of Order Forms in This Offering

Any person or entity who wants to subscribe for or order shares of common stock in this offering must sign and complete the stock order form and return it to us so that it is received (not postmarked) no later than noon, Central Time, on                     , 2017, together with full payment for all shares for which the order is made. The stock order form should be mailed to the Stock Information Center at 607 Washington Street, Reading, Pennsylvania 19603. Payment by check or money order must accompany the stock order form. No cash, wire transfers, or third party checks will be accepted. All checks or money orders must be made payable to “            , escrow agent.” Unless the subscription offering is extended, all subscription rights under the offering will expire at noon, Central Time, on the termination date of this offering, whether or not we have been able to locate each person or entity entitled to subscription rights. Once tendered, orders to purchase common stock in the offering cannot be modified or revoked without our consent.

No prospectus will be mailed any later than five days prior to the termination date of this offering, or hand delivered any later than two days prior to such date. This procedure is intended to ensure that each purchaser receives a prospectus at least 48 hours prior to the termination of the offering in accordance with Rule 15c2-8 under the Securities Exchange Act of 1934. Execution of the stock order form will confirm receipt or delivery in accordance with Rule 15c2-8. Stock order forms will be distributed only with or preceded by a prospectus. Photocopies and facsimile copies of stock order forms will not be accepted.

A subscription right may be exercised only by the eligible member, director, officer, or employee to whom it is issued and only for his or her own account. The subscription rights granted under our plan of conversion are nontransferable. Each eligible member, director, officer, or employee subscribing for shares of common stock is required to represent that he or she is purchasing the shares for his or her own account. Each eligible member, director, officer, or employee also must represent that he or she has no agreement or understanding with any other person or entity for the sale or transfer of the shares. We are not aware of any restrictions that would prohibit eligible members who purchase shares of common stock in the offering and who are not executive officers or directors of Illinois Casualty from freely transferring shares after the offering. See “— Limitations on Resales” herein.

We shall have the absolute right, in our sole discretion, and without liability to any person, to reject any stock order form, including but not limited to a stock order form that is:

•	not timely received;

•	improperly completed or executed;

•	is not accompanied by payment in full for the shares of common stock subscribed for in the form; or

•	submitted by a person who we believe is making false representations or who we believe may be violating, evading or circumventing the terms and conditions of the plan of conversion.

We may, but are not required to, waive any incomplete, inaccurate or unsigned stock order form. We also may require the submission of a corrected stock order form or the remittance of full payment for the shares of common stock subscribed for by any date that we specify. Our interpretations of the terms and conditions of the plan of conversion and determinations concerning the acceptability of the stock order forms will be final, conclusive and binding upon all persons. We (and our directors, officers, employees and agents) will not be liable to any person or entity in connection with any interpretation or determination.

Payment for Shares

When you submit a completed stock order form to us, you must include payment in full for all shares of common stock covered by such order form. Payment may be made by check or money order in U.S. dollars and must be made payable to “                    , escrow agent.” Payments will be placed in an escrow account at                     , who will serve as the escrow agent. The escrow account will be administered by the escrow agent. An executed stock order form, once received by us, may not be modified or rescinded without our consent. Funds accompanying stock order forms will not be released to us until the offering is completed.

The ESOP will not be required to pay for shares at the time it subscribes, but will be required to pay for its shares at or before the completion of this offering.

Delivery of Certificates

Certificates representing shares of the common stock will not be mailed by our transfer agent. Instead, your shares will be held in book-entry form, with the transfer agent mailing receipts reflecting the shares of common stock subscribed to the persons entitled thereto at the addresses indicated on the order forms by such persons as soon as practical following completion of the offering. Accordingly, you may not be able to sell the shares even though trading of the common stock will have begun.

Stock Information Center

If you have any questions regarding the offering, please call the Stock Information Center at                     , Monday through Friday from 10:00 a.m. to 4:00 p.m., Central Time or email us at offering@ICCholdingsinc.com. The Stock Information Center will be closed on weekends and bank holidays. Our Stock Information Center is located at 607 Washington Street, Reading, Pennsylvania 19603. Additional copies of the materials will be available from the Stock Information Center.

Marketing and Underwriting Arrangements

We have engaged Griffin as a marketing agent in connection with the offering of the common stock in the offering. Griffin has agreed to use its best efforts to assist us with the solicitation of subscriptions and purchase orders for shares of common stock in the offering.

Stevens & Lee is acting as our counsel in connection with the offering. Griffin is an indirect, wholly owned subsidiary of Stevens & Lee. You should be aware that conflicts of interest may arise in connection with this transaction.

Pursuant to our engagement letter with Stevens & Lee, Stevens & Lee has agreed to perform its services in connection with the offering for a fixed fee of $350,000 plus out-of-pocket expenses not to exceed $20,000. Griffin received an amount equal to a refundable retainer fee to cover out-of-pocket expenses actually incurred up to $75,000, which shall be reimbursed if actual expenses incurred are less than this amount, and will receive 2.0% of the aggregate dollar amount of stock sold in the subscription and community offering, which shall be deemed a commission payable to Griffin for its services.

In the event the offering is abandoned for any reason and, if the Financial Industry Regulatory Authority determines that Stevens & Lee is a related person pursuant to FINRA Rule 5110(f)(2)(D), Stevens & Lee will repay us its fixed legal fees of $350,000 in connection with this offering.

In the event of a syndicated community offering, a syndicate of broker-dealers managed by Griffin will be formed for purposes of completing the syndicated community offering. We have agreed to pay Griffin a fee of 6.5% of the aggregate dollar amount of stock sold in the syndicated community offering.

The following table sets forth commissions payable to Griffin at the minimum and maximum number of shares sold in the offering, assuming that no shares are sold in a syndicated community offering:

	Minimum (2,720,000 shares)		Maximum (4,088,889 shares)
Commissions	$644,000	(1)	$917,778	(1)

(1)	Includes the $75,000 in fees already paid to Griffin, which will be credited against any commissions payable to Griffin or reimbursed if actual expenses incurred are less than this amount.

Fees to Griffin and to any other broker-dealer may be deemed to be underwriting fees. Griffin and any other broker-dealers may be deemed to be underwriters. If the offering is not consummated or Griffin ceases under certain circumstances to provide assistance to us, Griffin will be reimbursed for its reasonable out-of-pocket expenses in an amount not to exceed $75,000. Pursuant to its engagement letter, Griffin shall have the right to receive the commissions of 2.0% with respect to the aggregate dollar amount of stock sold in the subscription and community offering and a fee of 6.5% of the aggregate dollar amount of stock sold in the syndicated community offering entered into during the eighteen months following the termination of the engagement letter.

The Griffin engagement letter also contains customary indemnification provisions. We have agreed to indemnify Griffin for its liabilities, costs and expenses, including legal fees, incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in this prospectus, including liabilities under the Securities Act of 1933.

             will perform records management services and escrow agent services for us in the offering.                      will receive a fee for this service, plus reimbursement of reasonable out-of-pocket expenses incurred in performing this service.

Our directors and executive officers may participate in the solicitation of offers to purchase common stock in this offering. Questions from prospective purchasers will be directed to executive officers or registered representatives. Our employees have been instructed not to solicit offers to purchase common stock or provide advice regarding the purchase of common stock. We will rely on Rule 3a4-1 under the Exchange Act, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with his or her participation in this offering.

Limitations on Purchases of Common Stock

The plan of conversion provides for certain limitations on the purchase of shares in the offering:

•	no person or entity may purchase fewer than 50 shares of common stock in the offering;

•	no purchaser may purchase more than 5% of the total shares of common stock sold in the offering; and

•	no purchaser, together with such purchaser’s affiliates and associates or a group acting in concert, may purchase more than 5% of the total shares of common stock sold in the offering.

Therefore, if any of the following persons purchase stock, their purchases when combined with your purchases cannot exceed 5% of the total shares of common stock sold in the offering:

•	any corporation or organization (other than an affiliate of Illinois Casualty) of which you are an officer or partner or the beneficial owner of 10% or more of any class of equity securities;

•	any trust or other estate in which you have a substantial beneficial interest or as to which you serve as trustee or in a similar fiduciary capacity;

•	any of your relatives or your spouse, or any relative of your spouse, who lives at home with you;

•	any person or entity who you control, who controls you, or who together with you is controlled by the same third party;

•	any person or entity who is knowingly participating with you in a joint activity or interdependent conscious parallel action toward a common goal; or

•	any person or entity with whom you are combining or pooling voting or other interests in the securities of an issuer for a common purpose pursuant to any agreement or relationship.

The above 5% share purchase limit does not apply to the ESOP, which intends to purchase 10.0% of the total number of shares of common stock issued in the offering, or the investors with whom we have entered into purchase agreements.

There are approximately 6,635 eligible members of Illinois Casualty, as determined by reference to the number of policyholders of Illinois Casualty as of February 16, 2016. If subscriptions by eligible members for common stock exceed the maximum of the estimated valuation range set forth in Feldman Financial’s valuation, we will be obligated to sell to eligible members the maximum number of shares offered. Except as set forth below under “— Proposed Management Purchases,” we are unable to predict the number of eligible members that may participate in the subscription offering or the extent of any participation.

Shares of common stock to be purchased and held by the ESOP and allocated to a participant in the ESOP will not be aggregated with shares of common stock purchased by the participant or any other purchase of common stock in the offering for purposes of the purchase limitations discussed above.

Each officer and director of Illinois Casualty, together with their respective affiliates and associates, may not purchase, in total, more than five percent (5%) of the shares of common stock issued in the offering. An associate is defined as:

•	any corporation or organization (other than an affiliate of Illinois Casualty) of which the officer or director is an officer or partner or the beneficial owner of 10% or more of any class of equity securities;

•	any trust or other estate in which the officer or director has a substantial beneficial interest or as to which he or she serves as trustee or in a similar fiduciary capacity; or

•	any of the officer’s or director’s relatives or his or her spouse, or any relative of the spouse, who lives at home with the officer or director.

Our directors will not be deemed to be associates of one another or a group acting in concert with other directors solely as a result of membership on our board of directors.

Subject to any required regulatory approval and the requirements of applicable law, we may increase or decrease any of the purchase limitations at any time. If the individual purchase limitation is increased, we will permit any person or entity who subscribed for the maximum number of shares of common stock to purchase an additional number of shares up to the revised maximum. These additional shares will be subject to the rights and preferences of any person or entity who has priority subscription rights. If the individual purchase limitation or the number of shares of common stock to be sold is decreased, the order of any person or entity who subscribed for the maximum number of shares will be decreased to the new maximum. In the event that we change the maximum purchase limitation, we will distribute a prospectus supplement or revised prospectus to each person who placed an order for the previous maximum number of shares that an individual could purchase.

Each person or entity purchasing common stock in the offering will be deemed to confirm that the purchase does not conflict with the purchase limitations under the plan of conversion or otherwise imposed by law. If any person or entity violates the purchase limitations, we will have the right to purchase from that person or entity, at the purchase price of $10.00 per share, all shares acquired by the person or entity in excess of the purchase limitation. If the person or entity has sold these excess shares, we are entitled to receive the difference between the aggregate purchase price paid by the person or entity for the excess shares and the proceeds received by the person from the sale of the excess shares. This right of ICC to purchase excess shares is assignable.

Subject to our contractual obligations to the investors, we have the right in our sole and absolute discretion and without liability to any purchaser, underwriter or any other person or entity to determine which orders, if any, to accept in the community offering or in the syndicated community offering. We have the right to accept or reject any order in whole or in part for any reason or for no reason. We also have the right to determine whether and to what extent shares of common stock are to be offered or sold in a syndicated community offering.

Proposed Management Purchases

The following table lists the approximate number of shares of common stock that each of the directors and executive officers of Illinois Casualty and its subsidiaries and their affiliates and associates intend to purchase in the offering. The directors and executive officers listed below do not have any agreements or obligation to purchase the amounts shown below. Each director or executive officer may elect to purchase an amount greater or less than those shown below, except that his or her purchase may not exceed 5% of the total shares sold in the offering. The table also shows the number of shares to be purchased by all directors and executive officers as a group, including the shares that all of their affiliates and associates intend to purchase, and other related information. For purposes of the following table, we have assumed that sufficient shares will be available to satisfy subscriptions in all categories.

				Percent (%)
Name	Amount ($)		Number of Shares (1)(2)	Minimum	Midpoint	Maximum	Adjusted Maximum
Directors:
Gerald J. Pepping	100,000		10,000	*	*	*	*
Scott T. Burgess (3)	—		—	—	—	—	—
James R. Dingman	100,000		10,000	*	*	*	*
Joel K. Heriford	—		—	—	—	—	—
John R. Klockau	1,150,000	(4)	115,000	4.2	3.6	3.1	2.8
Daniel H. Portes	100,000		10,000	*	*	*	*
Christine C. Schmitt	100,000		10,000	*	*	*	*
Mark J. Schwab	200,000		20,000	*	*	*	*
Arron K. Sutherland	400,000		40,000	1.5	1.3	1.1	1.0

Executive Officers:
Michael R. Smith	120,000		12,000	*	*	*	*
Norman D. Schmeichel	150,000		15,000	*	*	*	*
Howard J. Beck	250,000		25,000	*	*	*	*
Julia B. Suiter	25,000		2,500	*	*	*	*
Rickey Plunkett	25,000		2,500	*	*	*	*
Kathleen Springer	25,000		2,500	*	*	*	*

All Directors and Executive Officers as a Group ( 15 persons)	2,695,000		269,500	9.9	8.4	7.3	6.6

(1)	Does not include shares that will be allocated to employees under the ESOP. Under the ESOP, our employees will be allocated over time, in the aggregate, shares in an amount equal to 10.0% of the common stock issued in the offering (which equals between 272,000 shares if 2,720,000 shares are sold in the offering and 408,889 shares if 4,088,889 shares are sold in the offering).
(2)	Does not include shares that would be issuable upon the exercise of options or the vesting of restricted stock awards granted under our proposed stock-based incentive plan. Under the stock-based incentive plan, we expect to grant to directors, executive officers and other employees options to purchase common stock and restricted stock awards in an aggregate amount equal to 14% of the shares issued in the offering (which equals between 380,800 shares if 2,720,000 shares are sold in the offering, and 572,444 shares if 4,088,889 shares are sold in the offering).
(3)	Mr. Burgess is a Senior Managing Director of Griffin and is refraining from purchasing shares in our offering.
(4)	Will be converting his surplus note issued by Illinois Casualty to acquire shares of our common stock.

Additionally, Illinois law governing the conversion of mutual property and casualty insurance companies states that the plan of conversion must provide, and our plan of conversion accordingly requires, that a director or officer may not sell stock purchased pursuant to the conversion within one year after their issuance in the conversion. For information regarding limitations on resales by our directors and officers under the federal securities laws, see “The Conversion and Offering — Limitation on Resales.”

Limitations on Resales

The common stock issued in the offering will be freely transferable under the Securities Act of 1933. However, the transfer of shares issued to our directors and officers will be restricted for a period of one year after their issuance in the conversion. The directors and officers of ICC and the investors also are subject to additional resale restrictions under Rule 144 of the Securities Act of 1933. Shares of common stock issued to directors and officers the investors will bear a legend giving appropriate notice of these restrictions. We will give instructions to the transfer agent for the common stock regarding these transfer restrictions. Any shares issued to the directors and officers of ICC as a stock dividend, stock split or otherwise with respect to restricted stock will be subject to the same restrictions. Shares acquired by the directors and officers after the completion of the offering will be subject to the requirements of Rule 144. See “Management — Directors and Officers” and “The Conversion and Offering — Investor Agreements.”

Amendment or Termination of Plan of Conversion

The plan of conversion may be amended or terminated at any time by our board of directors in its sole discretion.

Investor Agreements

General. On September 7, 2016, we entered into purchase agreements with three investors pursuant to which the investors agreed severally, and subject in each case to certain conditions, to acquire from ICC Holdings at the subscription price of $10.00 per share up to 1,400,000 shares of our common stock. The subscription commitments of the investors are: (a) a group of investors, including R. Kevin Clinton, or the Clinton-Flood Purchasers, who have collectively agreed to purchase up to 800,000 shares of our common stock, (b) Rock Island Investors, LLC, which has agreed to purchase up to 400,000 shares of our common stock, and (c) Tuscarora Wayne Insurance Company, or Tuscarora Wayne, which has agreed to purchase up to 200,000 shares of our common stock. At this time, we do not anticipate selling to each of these investors less than their respective full commitment. In connection with closing these agreements, we will appoint Mr. Clinton to ICC Holdings’ board of directors, which is also a closing condition in connection with our purchase agreement with the Clinton-Flood Purchasers.

Termination. Each purchase agreement provides that it may be terminated by the investor only upon the occurrence of the following events:

•	a material breach of the agreement by us that has not been cured within fifteen days after written notice by the investor;

•	if, by action by Illinois Casualty’s board of directors, Illinois Casualty shall have decided to abandon the plan of conversion;

•	if the plan of conversion shall have failed to receive the requisite approval of the Department or the requisite vote for approval and adoption by the eligible members;

•	the closing has not occurred by December 31, 2017, provided that the investor shall not have failed to perform the covenants, agreements and conditions to be performed by it which has been the primary cause of, or resulted in, the failure of the closing to occur by December 31, 2017; or

•	if any governmental entity, including the Department, shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by their respective agreement and such order, decree, ruling or other action shall have become final and nonappealable.

Conditions to Closing. Each purchase agreement contains customary representations and warranties of ICC Holdings and Illinois Casualty, on the one hand, and the investor, on the other hand. The conditions to each investor’s closing obligations include, among other things:

•	the gross proceeds from the offering, including the purchases by the other investors and assuming the purchase by such investor pursuant to its agreement, is equal to or less than $35.0 million;

•	since the date of such agreement, a material adverse effect shall not have occurred with respect to ICC Holdings or Illinois Casualty and no change or event shall have occurred that would reasonably be expected to have, individually or in the aggregate, a material adverse effect with respect to ICC Holdings or Illinois Casualty;

•	no judgment, injunction, decree or other legal restraint shall be outstanding, nor shall any action, suit, claim, investigation or other legal proceeding be pending that would reasonably be expected to prohibit, or have the effect of rendering unachievable, the consummation of the offerings or the transactions contemplated by such agreement;

•	at least two-thirds of the votes cast by the eligible members voting at the meeting of the eligible members called for such purpose shall have voted to adopt and approve the plan of conversion and the transactions contemplated thereunder;

•	all consents and approvals of the Department and any other regulatory body or agency necessary to consummate the transactions contemplated by such agreement shall have been obtained and all notice and waiting periods required by law to pass after receipt of such approvals or consents shall have passed; and

•	our shares of common stock shall have been authorized for listing on the Nasdaq Capital Market.

Subscription. If we sell more than 3,500,000 shares in our offering, the investors do not have an obligation to purchase any shares. Therefore, we do not anticipate selling more than 3,500,000 shares of our common stock. Shares purchased by the ESOP and shares acquired from the conversion of outstanding surplus notes of Illinois Casualty in this offering are counted towards this 3,500,000 threshold.

If eligible members subscribe for less than 3,680,000 shares, but together with the ESOP, directors, officers and employees subscribe for more than 2,100,000 shares but less than 3,500,000 shares, in which case there would not be a sufficient number of shares of common stock to satisfy the purchase obligations of the investors in full, we would satisfy as much of the subscription obligation of the Clinton-Flood Purchasers as possible with any remaining available shares sold to Rock Island Investors, LLC and Tuscarora Wayne based upon their pro rata subscription commitment.

If eligible members, together with directors, officers and employees, subscribe for less than 2,100,000 shares, we will satisfy the purchase obligations of each investor in full.

Post-Closing Covenants of Investors. For three years following the closing, each of the investors are generally prohibited from selling any shares of our common stock. Beginning on the third anniversary of the closing date, subject to our right of first refusal described below, each investor could sell no more than six and one-quarter percent (6-1/4%) of the number of shares purchased at the closing of the offering every ninety days. Upon the occurrence of a death or disability of Mr. Clinton, no more than six and one-quarter percent (6-1/4%) of the number of shares purchased at the closing of the offering by Mr. Clinton and certain other purchasers who together have subscribed to purchase up to 600,000 shares of our common stock every ninety days by their trusts, estate or spouse could be sold beginning, unless an earlier date has been approved by a majority of the members of our board of directors other than Mr. Clinton or his replacement on our board of directors, (a) one year following such occurrence, if such event occurs during the first year following the closing date, (b) six months following such occurrence, if such event occurs during the second year following the closing date, or (c) following such occurrence, if such event occurs during the third year following the closing date.

Between the third anniversary and the earliest of (a) the seventh anniversary of the closing of the offering, or (b) the first date upon which the investor no longer beneficially owns shares of the common stock representing more than five percent (5%) of the issued and outstanding shares of our common stock, prior to any sale of shares of our common stock to any third party, other than those persons or entities specifically permitted by their respective purchase agreements, each investor shall provide ICC Holdings with notice and the right for either ICC Holdings or the ESOP to purchase all or any portion of such shares to be offered by the investor at a price per share equal to the greater of (i) the average of the daily volume weighted average price of a share of our common stock on the NASDAQ Stock Market for the 20 trading days immediately preceding the date of the sale notice, or (ii) the product obtained by multiplying the percentage set forth in the chart below and ICC Holdings’ then book value as calculated in accordance with GAAP for the most recent quarter preceding the date of such notice by at least forty-five (45) days. The chart for the foregoing sentence is as follows:

Time Period for Receipt of Public Sale Notice		Percentage
Beginning on the third anniversary of the Closing Date and ending on the day immediately prior to the fourth anniversary of the Closing Date	-	85%
Beginning on the fourth anniversary of the Closing Date and ending on the day immediately prior to the fifth anniversary of the Closing Date	-	90%
Beginning on the fifth anniversary of the Closing Date and thereafter	-	95%

If ICC Holdings and the ESOP fail (A) to exercise the foregoing right with respect to such shares offered by such investor within thirty (30) days after receipt of such notice, or (B) to complete the purchase of such shares offered by such investor (including obtaining any required regulatory approvals) within seventy-five (75) days of receipt of such notice, the investor may sell such shares offered by such investor in the market subject to the ninety day volume limit discussed above. Any repurchase by ICC Holdings is subject to the prior approval of the Department, to the extent required under applicable Illinois law governing mutual-to-stock conversions or distributions by Illinois Casualty. Any purchase by the ESOP is subject to the satisfaction any fiduciary duty imposed by Employee Retirement Income Security Act of 1974, as amended, or regulations promulgated thereunder on the trustee(s) of the ESOP.

If and for so long as an investor beneficially owns two percent (2.0%) or more of the issued and outstanding shares of our common stock and a “standstill termination event,” which is defined below, has not occurred, such investor agrees that, without the prior written consent of ICC Holdings’ board of directors as specifically expressed in a resolution adopted by a majority of its entire membership (other than a designee of any of the investors), the investor, its affiliates and associates and any person or entity acting at their direction or on their behalf will be subject to a standstill provision, which includes, among other things:

•	with respect to us and our common stock, making, engaging or in any way participating in, directly or indirectly, any solicitation of proxies or consents;

•	seek to advise, encourage or influence any person or entity with respect to the voting our common stock;

•	seek, propose, or make any statement with respect to any merger, consolidation, business combination, tender or exchange offer, sale or purchase of assets, sale or purchase of securities, dissolution, liquidation, restructuring, recapitalization or similar transaction involving ICC Holdings or any of its affiliates or associates;

•

except as otherwise permitted by their respective purchase agreements, acquire, offer or propose to acquire, or agree to acquire (except by way of stock dividends, stock splits, reverse stock splits or other distributions or offerings made available to holders of any shares of our common stock generally), directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person or entity, by joining a partnership, limited partnership, syndicate or other “group” (within the meaning of Section 13(d)(3) of the Exchange Act) or otherwise, any shares of our common stock, equity securities, or any loans, debt securities, or assets of ICC Holdings or any of its subsidiaries, or rights or options to acquire interests in any of the loans, debt securities, equity securities or assets of ICC Holdings or any of its subsidiaries; (v) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any shares of our common stock;

•	act alone or in concert with others to control or seek to control, or influence or seek to influence, the management, our board of directors or policies of ICC Holdings;

•	make any demand or request for any shareholder list, or any related material, or for the books and records of ICC Holdings or its affiliates;

•	seek, alone or in concert with others, election or appointment to or representation on, or nominate or, except as otherwise permitted by their respective purchase agreement, propose the nomination of any candidate to, our board of directors, or seek the removal of any member of our board of directors, in a manner inconsistent with their respective purchase agreement;

•	have any discussions or communications, or enter into any arrangements, understanding or agreements (whether written or oral) with, or knowingly instigate, advise, finance, assist or encourage, any other person or entity in connection with any of the foregoing (including by granting any waiver to any legal, financial, public relations, proxy solicitation or other firm that represented or was engaged by the such investor, their respective affiliates, associates or any of their legal counsel with respect to ICC Holdings, which waiver would permit any such firm to represent any person or entity in connection with matters relating to ICC Holdings), or make any investment in or enter into any arrangement with any other person or entity that engages, or offers or proposes to engage, in any of the foregoing;

•	make or disclose any statement regarding any intent, purpose, plan or proposal with respect to our board of directors, ICC Holdings, our management, policies or affairs or any of our securities or assets or their respective purchase agreement that is inconsistent with the provisions of their respective purchase agreement, including any intent, purpose, plan or proposal that is conditioned on, or would require waiver, amendment, nullification or invalidation of, any provision of their respective purchase agreement or take any action that could require ICC Holdings to make any public disclosure relating to any such intent, purpose, plan, proposal or condition; or

•	otherwise take, or solicit, cause or encourage others to take, any action inconsistent with any of the foregoing.

For purposes of the purchase agreements, a “standstill termination event” means the earliest of (a) the seventh anniversary of the closing of the offering, or (b) the date on which ICC Holdings includes a balance sheet in a filing with the SEC in which its “adjusted shareholders’ equity” (defined below) at the end of such fiscal quarter is less than 85% of the “starting shareholders’ equity” (defined below). ICC Holdings’ “adjusted shareholders’ equity” shall mean the amount equal to (x) ICC Holdings’ shareholders’ equity (determined without regard to its accumulated other comprehensive income), each as calculated in accordance with GAAP, as reported in any Quarterly Report on Form 10-Q or Annual Report on Form 10-K filed by ICC Holdings with the SEC, less (y) the net proceeds from any offering of ICC Holdings’ equity securities following the closing of the offering, plus (z) the aggregate purchase amount of all repurchases of ICC Holdings’ equity securities since the closing of the offering through the date of such filing with the SEC by ICC Holdings, Illinois Casualty, their respective subsidiaries or the ESOP. ICC Holdings’ “starting shareholders’ equity” shall mean the amount equal to (i) Illinois Casualty’s members’ equity (determined without regard to its accumulated other comprehensive income), as calculated in accordance with GAAP, for the fiscal quarter ending immediately prior to the closing of the offering, plus (ii) the net proceeds from the offering, including the net proceeds from the investors. Assuming we receive gross proceeds of $35.0 million in the offering, using information as of September 30, 2016 as the starting shareholders’ equity, the adjusted shareholders equity would have to be $9.6 million lower in order to trigger a termination of the standstill provisions.

The investors will be entitled to preemptive rights that would allow them to maintain their percentage ownership in certain subsequent offerings of our common stock or securities convertible into our common stock. This right will not apply to, and shall terminate upon the earlier of (a) the first date upon which such investor no longer beneficially owns shares of our common stock representing more than five percent (5%) of the issued and outstanding shares of our common stock immediately prior to a subsequent issuance of our common stock or securities convertible into our common stock contemplated by the purchase agreements, (b) the date of any breach by such investor of any obligation under its purchase agreement that remains uncured after fifteen (15) days’ notice thereof, or (c) a standstill termination event.

If and for so long as an investor beneficially owns two percent (2.0%) or more of the shares of our common stock and a standstill termination event has not occurred, the investor shall generally vote and cause to be voted all shares of common stock beneficially owned by such investor (a) for persons nominated and recommended by ICC Holdings’ board of directors for election as directors of ICC Holdings’ board of directors and against any person nominated for election as a director by any other person or entity, and (b) as directed or recommended by ICC Holdings’ board of directors with respect to any proposal presented at any meeting of ICC Holdings’ shareholders, including, but not limited to (i) the entire slate of directors recommended for election by the ICC Holdings’ board of directors to the shareholders of ICC Holdings at any meeting of ICC Holdings’ shareholders at which any directors are elected, (ii) any shareholder proposal submitted for a vote at any meeting of ICC Holdings’ shareholders, and (iii) any proposal submitted by ICC Holdings for a vote at any meeting of ICC Holdings’ shareholders relating (A) to the appointment of ICC Holdings’ accountants, or (B) an equity compensation plan of ICC Holdings and/or any material revisions thereto.

Clinton-Flood Purchasers’ Board Designee. If and for so long as the Clinton-Flood Purchasers together beneficially own two percent (2.0%) of the issued and outstanding shares of our common stock and a standstill termination event has not occurred, our nominating and governance committee and our board of directors will nominate, recommend and support Mr. Clinton, or any replacement director selected in the process described below, for election at each annual meeting of our shareholders. We agree to solicit proxies for Mr. Clinton, or any replacement director, in any year in which such person is nominated and include such person in the slate of nominees for election as directors of our board of directors in the same manner as it does for all of the other nominees for election as directors of our board of directors.

We and the Clinton-Flood Purchasers agree that if Mr. Clinton is unable to serve as a director, resigns as a director or is removed as a director, and the Clinton-Flood Purchasers are otherwise entitled to a director pursuant to the provisions described in the paragraph above, the Clinton-Flood Purchasers shall have the ability to recommend a candidate for approval by our board of directors pursuant to the process described in the paragraph below, in good faith after exercising its fiduciary duties, which approval shall not be unreasonably withheld, to serve as a replacement on the our board of directors for Mr. Clinton or any successor to Mr. Clinton’s Board seat appointed pursuant to its purchase agreement with us.

Within a reasonable period of time following such occurrence, our nominating and governance committee shall, within fifteen business days of receipt, select, and recommend to our board of directors, a nominee from a list of not less than three persons submitted by the Clinton-Flood Purchasers. To be eligible for inclusion on the list submitted to our nominating and governance committee, each potential candidate (i) has business experience appropriate for service on the board of directors of an insurance company and a public company, (ii) is an individual of high caliber and national reputation (to the extent reasonably available), (iii) would, to the Clinton-Flood Purchasers’ knowledge, be an “independent director” as defined in the applicable NASDAQ Marketplace Rule and meet the criteria for independence set forth in Rule 10A-3(b)(1) under the Exchange Act, (iv) would not require disclosure of any agreement or arrangement pursuant to Nasdaq Marketplace Rule 5250(b)(3), and (v) has no previous material business or personal relationship with ICC Holdings, Illinois Casualty or, to the Clinton-Flood Purchasers’ knowledge, any of their respective affiliates or associates. No person shall be on any list submitted to our nominating and governance committee if any member of the Clinton-Flood Purchasers has reason to believe that it is unlikely that such person would serve as a director if requested. We have agreed that, if Annette Flood is included in any such list, she would receive the recommendation of our nominating and governance committee and be appointed as a replacement director by our board of directors. If our nominating and governance committee, within fifteen business days of receipt of such list, declines to recommend any of the individuals on the list, the purchase agreement with the Clinton-Flood Purchasers contains a procedure for the Clinton-Flood Purchasers to submit additional lists of candidates for consideration by our nominating and governance committee. In the event that our nominating and governance committee has not selected a candidate to serve as the replacement director following delivery by the Clinton-Flood Purchasers of the third list, within fifteen business days of receipt of such determination, we and the Clinton-Flood Purchasers shall request a list of five persons meeting the criteria described above from the National Association of Corporate Directors. The Clinton-Flood Purchasers shall choose at least three candidates from such list and include them in a final list submitted to our nominating and governance committee. Our nominating and governance committee shall, within fifteen business days of receipt of such list, consider each candidate included and recommend one candidate for appointment by our board of directors.

FEDERAL INCOME TAX CONSIDERATIONS

General

The statements of United States federal income tax law, or legal conclusions with respect to United States federal income tax law, in the following discussion constitute the opinion of Stevens & Lee on the material federal income tax considerations with respect to:

•	Illinois Casualty upon the conversion of Illinois Casualty from a mutual holding company to a stock holding company;

•	eligible members that are U.S. Persons that hold their membership interests in Illinois Casualty as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (which we refer to as the Code), of the receipt, exercise and lapse of subscription rights to purchase shares of the common stock of ICC Holdings, Inc. (which we refer to as our common stock) in the subscription offering;

•	eligible members that are U.S. Persons that purchase shares of our common stock in the subscription offering upon the exercise of subscription rights and hold their shares of our common stock as a capital asset within the meaning of Section 1221 of the Code, of the acquisition, ownership and disposition of shares of our common stock purchased in the subscription offering; and

•	other investors that are U.S. Persons that purchase shares of our common stock in the community offering and hold their shares of our common stock as a capital asset within the meaning of Section 1221 of the Code, of the acquisition, ownership and disposition of shares of our common stock purchased in the community offering.

The following discussion is based, primarily, on private letter rulings that have been issued by the Internal Revenue Service to certain corporations unrelated to ICC that have engaged in transactions that are analogous to the conversion. Under the Code, private letter rulings are directed only to the taxpayer that requested the rulings and they may not be used or cited as precedent by other taxpayers. In addition, some of the discussion below under “— Tax Consequences of Subscription Rights,” is outside the scope of the private letter rulings that have been issued by the Internal Revenue Service and is based on the Code, Treasury regulations promulgated under the Code, judicial authorities, published positions of the Internal Revenue Service and other applicable authorities, all as in effect on the date of this discussion and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. No assurance can be given that the Internal Revenue Service would not assert, or that a court would not sustain, a position contrary to any part of the discussion under “— Tax Consequences of Subscription Rights,” below.

The following discussion is directed solely to eligible members of Illinois Casualty that are U.S. Persons and hold membership interests in a qualifying policy as a capital asset within the meaning of Section 1221 of the Code and other investors that are U.S. Persons that purchase shares of our common stock in the community offering and hold their shares of our common stock as a capital asset within the meaning of Section 1221 of the Code , and it does not purport to address all of the United States federal income tax consequences that may be applicable to Illinois Casualty or to the individual circumstances of particular categories of eligible members of Illinois Casualty or other investors, in light of their specific circumstances. For example, if a partnership holds membership interests in a qualifying policy, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership that holds membership interests in a qualifying policy, you should consult your tax advisor. In addition, the following discussion does not address aspects of United States federal income taxation that may be applicable to eligible members of Illinois Casualty or other investors subject to special treatment under the Code, such as financial institutions, insurance companies, pass-through entities, regulated investment companies, real estate investment trusts, financial asset securitization investment trusts, dealers or traders in securities, or tax-exempt organizations, or any aspect of the U.S. alternative minimum tax or state, local or foreign tax consequences of the proposed transactions.

For purposes of this discussion, the term “U.S. Person” means (a) a citizen or resident of the United States, (b) a corporation, or entity treated as corporation, created or organized in or under the laws of the United States or any political subdivision thereof, (c) an estate the income of which is subject to United States federal income taxation regardless of its source, (d) a trust if either (i) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. Persons have the authority to control all substantial decisions of such trust, or (ii) the trust has a valid election in effect to be treated as a U.S. Person for United States federal income tax purposes, or (e) any other person or entity that is treated for United States federal income tax purposes as if it were one of the foregoing.

This discussion does not constitute tax advice and is not intended to be a substitute for careful tax planning. Each eligible member is urged to consult its own tax advisor with respect to the U.S. federal, state, local and non-U.S. income and other tax consequences of the receipt, exercise and lapse of subscription rights to purchase shares of our common stock in the subscription offering. Each prospective purchaser of shares of our common stock is urged to consult its own tax advisor with respect to the U.S. federal, state, local and non-U.S. income and other tax consequences of the acquisition, ownership and disposition of shares of our common stock purchased pursuant to this offering.

The Conversion

For federal income tax purposes:

•	the conversion of Illinois Casualty from a mutual insurance company to a stock insurance company will be a reorganization within the meaning of Section 368(a) of the Code;

•	Illinois Casualty in its post-conversion stock form will constitute one and the same taxable entity as Illinois Casualty in its pre-conversion mutual form;

•	neither Illinois Casualty in its pre-conversion mutual form nor Illinois Casualty in its post-conversion stock form will recognize gain or loss as a result of the conversion; and

•	the tax attributes of Illinois Casualty in its pre-conversion mutual form will remain unchanged as tax attributes of Illinois Casualty in its post-conversion stock form. Thus, Illinois Casualty’s basis in its assets, holding period for its assets, net operating loss carryovers, if any, capital loss carryovers, if any, earnings and profits and accounting methods will not be changed by reason of the conversion.

Tax Consequences of Subscription Rights

Generally, the federal income tax consequences of the receipt, exercise and lapse of subscription rights are uncertain. They present novel issues of tax law that are not adequately addressed by any direct authorities. Nevertheless, it is the opinion of Stevens & Lee that, for U.S. federal income tax purposes:

•	eligible members will be treated as transferring their membership interests in Illinois Casualty to ICC Holdings, Inc. in exchange for subscription rights to purchase ICC Holdings, Inc. common stock;

•	any gain realized by an eligible member as a result of the receipt of a subscription right with a fair market value must be recognized, whether or not such right is exercised;

•	the amount of gain that must be recognized by an eligible member as a result of the receipt of a subscription right will equal the fair market value of such subscription right;

•	any gain recognized by an eligible member as a result of the receipt of a subscription right with a fair market value should constitute a capital gain, which will be long term capital gain if the eligible member has held its membership interests for more than one year; and

•

if an eligible member is required to recognize gain on the receipt of a subscription right and does not exercise such subscription right, (i) the eligible member should recognize a corresponding loss upon the expiration or lapse of such member’s unexercised subscription right, (ii) the amount of that loss should equal the gain previously recognized upon receipt of the unexercised subscription right, and (iii) if the common stock that an eligible member would have received upon exercise of the lapsed subscription right would have constituted a capital asset in the hands of that eligible member, the resulting loss upon expiration of the subscription right should constitute a capital loss.

Feldman Financial has advised us that it believes the subscription rights will not have any fair market value. Feldman Financial has noted that the subscription rights will be granted at no cost to recipients, will be legally nontransferable and of short duration, and will provide the recipient with the right only to purchase shares of our common stock at the same price to be paid by members of the general public in the community offering. Feldman Financial cannot assure us, however, that the Internal Revenue Service will not challenge Feldman Financial’s determination or that such challenge, if made, would not be successful. Nevertheless, eligible members are encouraged to consult with their tax advisors about the U.S. federal, state, local and non-U.S. income and other tax consequences of the receipt, exercise and lapse of subscription rights to purchase shares of our common stock in the subscription offering. See also “— Recent Developments” below.

Tax Consequences to Purchasers of Our Common Stock in the Offering

Basis and Holding Period. The adjusted tax basis of a share of our common stock purchased by an eligible member pursuant to the exercise of a subscription right will equal the sum of the amount of cash paid for such share plus the basis, if any, of the subscription right that is exercised to purchase such share, taking into account the income and gain, if any, recognized by such eligible member on the receipt of such subscription right, less any prior return of capital distributions in respect of such stock. In all other cases, a holder’s adjusted tax basis in its shares of our common stock generally will equal the U.S. holder’s acquisition cost less any prior return of capital distributions in respect of such stock. The holding period of a share of our common stock purchased by an eligible member through the exercise of a subscription right will begin on the date on which the subscription right is exercised. In all other cases, the holding period of common stock purchased by an eligible member or other investor in the community offering will begin on the date following the date on which the stock is purchased.

Dividends and Distributions. If we pay cash distributions to holders of shares of our common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the holder’s adjusted tax basis in its shares of our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of its shares of our common stock and will be treated as described under “— Gain or Loss on Sale, Exchange or Other Taxable Disposition of Common Stock” below.

Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gain plus, for such holders with a modified adjusted gross income in excess of specified amounts, the 3.8% tax on net investment income.

Gain or Loss on Sale, Exchange or Other Taxable Disposition of Common Stock. In general, a holder of shares of our common stock must treat any gain or loss recognized upon a sale, exchange or other taxable disposition of such shares (which would include a dissolution and liquidation) as capital gain or loss. Any such capital gain or loss will be long-term capital gain or loss if the holder’s holding period for its shares of our common stock so disposed of exceeds one year. In general, a holder will recognize gain or loss in an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the holder’s adjusted tax basis in its shares of our common stock so disposed of. Long-term capital gain realized by a non-corporate holder generally will be subject to a maximum federal income tax rate of 20% plus, for such holders with a modified adjusted gross income in excess of specified amounts, the 3.8% tax on net investment income. The deduction of capital losses is subject to limitations, as is the deduction for losses realized upon a taxable disposition by a holder of its shares of our common stock if, within a period beginning 30 days before the date of such disposition and ending 30 days after such date, such holder has acquired (by purchase or by an exchange on which the entire amount of gain or loss was recognized by law), or has entered into a contract or option so to acquire, substantially identical stock or securities.

Recent Tax Developments

We call to your attention that there is a conflict among the courts as to whether a policyholder has a tax basis in membership rights that gets transferred to shares of stock received by the policyholder in the course of a demutualization of an insurance company. In Eugene A. Fisher v. U.S. 102 AFTR2d 2008-5608 (Ct Fed Cl 2008), aff’d 105 AFTR2d 2010-357 (CA Fed Cir 2009), the court held that the policyholder did have a basis in membership rights attributable to premium payments made by the policyholder and that the basis in the membership rights was transferred to the shares of stock received by the policyholder in a demutualization of the insurance company. The opinion in the Fisher case is contrary to the long-standing published position of the Internal Revenue Service that the basis of stock received by a policyholder in the course of a mutual insurance company’s demutualization in a series of transactions that constitute a reorganization within the meaning of Section 368(a) of the Code is zero. The Fisher decision is also based upon facts that may be peculiar to that case. In another case, the lower court held, similar to Fisher, that shares received in a demutualization acquired a basis from a portion of the payment of policy premiums by the policyholder prior to demutualization. See, Dorrance v. U.S., 110 AFTR2d 2012-5176 (DC AZ 2012). However, that decision was recently reversed on appeal. See, Dorrance v. U.S., 116 AFTR2d 2015-6992 (C.A 9, Dec. 30, 2015). In addition, another case which had held that a portion of the taxpayer’s premium payments should be allocated to shares received in a demutualization was also recently reversed on appeal. See Reuben v. U.S., 111 AFTR2d 2013-620 (C.D. Cal. 2013), reversed, 117 AFTR2d 2016-XXXX (CA 9, Jan. 1, 2016).

The legal precedents regarding whether a policyholder has a tax basis in membership rights are complex and conflicting, and may depend upon the facts applicable to the particular situation. Furthermore, the plan of conversion and the law considered by the courts in the above cases are potentially distinguishable from Illinois Casualty’s plan of conversion and the corresponding state law. Nevertheless, if the principles articulated by the court in Fisher above were determined to be applicable to the subscription offering, an eligible member could have a tax basis in its membership rights from premium payments made by the eligible member, and that tax basis would (a) reduce any gain attributable to the fair market value of the subscription rights received by the eligible member that are redeemed, and (b) be added to the basis of the shares of our common stock purchased by an eligible member pursuant to the exercise of subscription rights.

You should consult your tax advisors with respect to the potential tax consequences to you of the receipt, exercise and lapse of subscription rights and the determination of your adjusted tax basis in your shares of our common stock, based on your particular circumstances.

Information Reporting and Backup Withholding.

We must report annually to the Internal Revenue Service and to each holder the amount of dividends or other distributions we pay to such holder on its shares of our common stock and the amount of tax withheld with respect to those distributions, regardless of whether withholding is required.

The gross amount of dividends and proceeds from the disposition of shares of our common stock paid to a holder that fails to provide the appropriate certification in accordance with applicable U.S. Treasury regulations generally will be subject to backup withholding at the applicable rate (currently 28 percent).

Backup withholding is not an additional tax. Any amounts we withhold under the backup withholding rules may be refunded or credited against the holder’s U.S. federal income tax liability, if any, by the Internal Revenue Service if the required information is furnished to the Internal Revenue Service in a timely manner.

DUE TO THE INDIVIDUAL NATURE OF TAX CONSEQUENCES, EACH ELIGIBLE MEMBER AND EACH OTHER PROSPECTIVE PURCHASER OF SHARES OF OUR COMMON STOCK IN THE OFFERING IS URGED TO CONSULT HIS OR HER TAX AND FINANCIAL ADVISOR.

MANAGEMENT

Directors and Officers

Our board of directors consists of Gerald J. Pepping, Scott T. Burgess, James R. Dingman, Joel K. Heriford, John R. Klockau, Daniel H. Portes, Christine C. Schmitt, Mark J. Schwab, and Arron K. Sutherland, each of whom also presently serves as a director of Illinois Casualty Company. Effective upon completion of this offering, our board of directors will be divided into three classes serving for successive terms of three years each, and each holds office until their respective successors have been elected and qualified or until death, resignation or removal. We have not yet determined the classes in which our directors will serve.

Our executive officers are elected annually and, subject to the terms of their respective employment agreements, if any, hold office until their respective successors have been elected and qualified or until death, resignation or removal by the board of directors. Annually, the director nominees are reviewed by the nominating/governance committee and are selected by the board of directors.

The following table sets forth certain information regarding our current directors.

	Age at November 1, 2016	Director Since (1)	Position with ICC
Gerald J. Pepping	58	2007	Chairman of the Board and Director
Scott T. Burgess	68	2014	Director
James R. Dingman	62	2009	Director
Joel K. Heriford	59	2004	Director
John R. Klockau	65	2004	Director
Daniel H. Portes	62	2010	Director
Christine C. Schmitt	59	2015	Director
Mark J. Schwab	66	2008	Director
Arron K. Sutherland	48	2007	President, CEO and Director

(1)	Indicates year first elected as a director of Illinois Casualty.

The business experience of each nonemployee director for at least the past five years is set forth below.

Gerald J. Pepping. Mr. Pepping is an attorney with Pepping, Balk, Kincaid & Olson, Ltd. where he has been a partner since 1989. Mr. Pepping is a member of the Illinois State Bar Association, Iowa State Bar Association and Rock Island County Bar Association. He received his CPA in 1980 and is a member of the Iowa Society of CPA’s. Mr. Pepping is licensed to practice law in Illinois and Iowa and is licensed to practice before the U.S. District Court Central District of Illinois, the U.S. Seventh Court of Appeals and the U.S. Tax Court. Mr. Pepping graduated from the University of Iowa with a BBA in Accounting with highest distinction and received his Juris Doctorate from the University Of Illinois College Of Law. Mr. Pepping’s legal and business experience provide the Board of Directors with valuable insight into issues relevant to our business. This experience is important in qualifying him for service as a member of the Board of Directors and as Chairman of the Board of Directors.

Scott T. Burgess. Mr. Burgess is a Senior Managing Director of Griffin Financial since 2011, providing insurance carriers with a broad range of strategic, financial and transactional investment banking services. From 2003 to 2011, he was a Treaty Producer and Senior Vice President of Willis Group, a global reinsurance specialist. He worked with Munich Reinsurance America, Inc. (originally American Re-insurance Company) from 1980 to 2003. Mr. Burgess began his career at Chubb & Son, Inc. in various underwriting and management positions. He also serves on the board of directors of Tuscarora Wayne Mutual Group, Inc., Susquehanna Capital Corp., Tuscarora Wayne Insurance Company, Keystone National Insurance Company and Lebanon Valley Insurance Company. Mr. Burgess attended the U.S. Air Force Academy and holds a B.S., Marketing from the University of Maine. Through Mr. Burgess’ experience in the insurance industry and service on other corporate boards, he has dealt with a wide range of issues including reinsurance, risk management, and strategic planning. These attributes were significant in the decision to appoint him as a member of the Board of Directors.

James R. Dingman. Mr. Dingman has served for over twenty years as CEO of BankORION, an independent community bank with 7 offices and $400 million in assets. Mr. Dingman currently serves as Chairman and CEO of BankORION and its holding company, Orion Bancorporation, Inc. For all of those years, he has managed the bank investment portfolio, which is currently in excess of $150 million. Mr. Dingman is a graduate of the University of Iowa, holds a Master’s Degree from St. Ambrose University, and graduated with distinction from the Southwestern Graduate School of Banking. He has served in a Board capacity for several local organizations, including the Community Bankers Association of Illinois. Through Mr. Dingman’s extensive financial experience and other activities, he has dealt with a wide range of issues including audit and financial reporting, risk management, and strategic planning. These experiences qualify him to service as a member of our Board of Directors.

Joel K. Heriford. Mr. Heriford is an attorney with Burch & Cracchiolo, P.A. in Phoenix, Arizona. Mr. Heriford previously practiced law with the law firms of Stanley, Lande & Hunter P.C. in Davenport, Iowa, and Wessels, Stojan & Stephens, P.C., Rock Island, Illinois. Mr. Heriford graduated from Illinois State University, Normal, Illinois (B.S. Accounting), and from De Paul University College of Law (J.D.). Mr. Heriford is also a Certified Public Accountant (Inactive), and previously worked with an international accounting firm prior to attending law school. Mr. Heriford is admitted to practice law in Arizona, Illinois and Iowa. Mr. Heriford’s legal and accounting experience provide the Board of Directors with valuable insight into issues relevant to our business. These experiences qualify him for service as a member of the Board of Directors.

John R. Klockau. Mr. Klockau attended Shimer College in Waukegan, Illinois. He began his insurance career in 1972 with Illinois Casualty Company. He served in a variety of capacities before being named to the position of President in 1989, from which he resigned in July of 2009. Mr. Klockau is recognized as an expert in the investigation, negotiation and settlement of dram shop claims. Mr. Klockau serves on the Board of Directors of Rockford Mutual Insurance Company and is involved in various community activities. Through Mr. Klockau’s experience in the insurance industry, he has dealt with a wide range of issues including reinsurance, risk management, and strategic planning. These attributes were significant in the decision to appoint him as a member of the Board of Directors.

Daniel H. Portes. Mr. Portes is the Chairman and owner of Management Resources Group (MRG), a talent management company located in Davenport, Iowa. MRG specializes in senior level executive retained search, outplacement, coaching, assessments, organizational development, team building and conflict resolution. Mr. Portes possesses over 31 years of management experience. He is an active member of a number of community boards and organizations, and is past chairman of the Iowa Quad Cities Chamber of Commerce and was named the 2000-2001 Community Leader of the Year. He has served on the Davenport School District and Putnam Museum boards and is a past president of Temple Emanuel. Currently he serves on the board of directors for the Quad City Chamber of Commerce. Mr. Portes was in the leadership role in the passage of the local option sales tax initiative for Scott County Public Schools. Mr. Portes’ business experience provides the Board of Directors with valuable insight into issues relevant to our business, including executive compensation. This experience is important in qualifying him for service as a member of the Board of Directors.

Christine C. Schmitt. Ms. Schmitt is CFO North America Insurance Operations of AmTrust North America, a subsidiary of AmTrust Financial Services, Inc., a publicly traded holding company and provider of specialty property and casualty insurance focusing on workers’ compensation and commercial package coverage for small business, specialty risk and extended warranty coverage sold throughout the United States and Internationally with over $20 billion in assets. She oversees financial management reporting and systems for the 25+ North America insurance companies and a liaison with auditors, actuaries and financial operations. From 2012 to June 2016, she was Treasurer and Controller for Fidelity & Guaranty Life Insurance Company. From 2011 to 2015, she also served as a director and Chair of the Audit Committee of Michigan Millers Mutual Insurance Company. Ms. Schmitt previously served as Senior Vice President & CFO for FinCor Holdings, Inc., a medical professional liability insurance company, and MEEMIC Insurance Company, a personal lines insurance company, and was an audit manager at PricewaterhouseCoopers LLP. She is a Certified Public Accountant and Chartered Global

Management Accountant and is a member of Financial Executives International, National Association for Female Executives, American Institute of CPA’s and Michigan Association of CPA’s. Ms. Schmitt has a BS, Business Administration, Accounting major, from Wayne State University. The financial acumen that Ms. Schmitt obtained through her insurance industry experience and service on other corporate boards were attributes important in qualifying her for service as a member of the Board of Directors.

Mark J. Schwab. Mr. Schwab is retired and was, until December 2016, a Client Advisor and former Area President of Trissel, Graham & Toole division of Arthur J. Gallagher insurance agency, Davenport, Iowa. He is a graduate of the University of Iowa and has taught insurance at St. Ambrose University. He started his career as a field claims adjuster and later was a commercial liability and workers compensation claims supervisor. Mr. Schwab holds the Chartered Property and Casualty Underwriter and Associate in Risk Management designations. He has served as president of the Quad City Chapter of CPCU, Quad Cities Claims Association, Quad Cities Insurance Education Council and Independent Insurance Agents of Scott County. Mr. Schwab was the 2003-05 board chair for United Way of the Quad-Cities. Through Mr. Schwab’s experience in the insurance industry, he has dealt with a wide range of issues including risk management, agency relationships and strategic planning. This experience was significant in the decision to appoint him as a member of the Board of Directors.

Following the conversion, pursuant to our contractual agreement with one of the investor groups, we will appoint R. Kevin Clinton to the board of directors. His business experience is set forth below.

R. Kevin Clinton. Mr. Clinton has been a professor and Director of the Actuarial Science Program of Michigan State University since August 2015. From November 2013 to April 2015, he served as the State Treasurer of the State of Michigan and a member of the Governor’s cabinet. Mr. Clinton was part of the team that brought the City of Detroit out of bankruptcy. From April 2011 to November 2013, he served as the Commissioner of Insurance of the State of Michigan and Director of the Michigan Department of Insurance and Financial Services (MDIFS), which regulates state insurance companies, banks, credit unions and other financial institutions. Mr. Clinton was President and Chief Executive Officer of American Physicians Capital, Inc., a publicly traded insurance company, from 2004 until its sale to The Doctors Company in October 2010. He was Vice President and Chief Operating Officer of that company from 2001 to 2003. From 1997 to 2001, Mr. Clinton was President and Chief Executive Officer of MEEMIC Insurance Company, a personal lines insurer which converted from a mutual to stock company and became a publicly traded company in 1999. From 1990 to 1997, he worked at ProNational Insurance Company, holding the positions of Chief Financial Officer from 1996 to 1997 and Vice President of Underwriting from 1990 to 1995. Mr. Clinton was a consulting actuary from 1986 to 1990. He was the Chief Actuary of the State of Michigan Insurance Bureau, which is now part of the MDIFS, from 1982 to 1986. Mr. Clinton graduated from the University of Michigan (B.S. Business Administration; Masters of Actuarial Science), and was inducted as a Fellow of the Casualty Actuarial Society in 1982.

In order to determine which of our directors are independent, we have elected to utilize the standards for independence established under the NASDAQ listing standards. Under this standard, an independent director is a person other than an executive officer or employee of ICC or any other individual having a relationship which, in the opinion of the board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The following persons will not be considered independent:

•	a director who is, or at any time during the past three years was, employed by us;

•	a director who accepted or who has a spouse, parent, child or sibling, whether by blood, marriage or adoption, or any other person who resides in his home, hereinafter referred to as a “Family Member”, who accepted any compensation from us in excess of $120,000 during any period of twelve consecutive months within the three years preceding the determination of independence (other than compensation for board or board committee service; compensation paid to a Family Member who is an employee (other than an executive officer) of Illinois Casualty; or benefits under a tax-qualified retirement plan, or non-discretionary compensation).

•	a director who is a Family Member of an individual who is, or at any time during the past three years was, employed by us as an executive officer;

•	a director who is, or has a Family Member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which we made, or from which we received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more (excluding payments arising solely from investments in our securities; or payments under non-discretionary charitable contribution matching programs).

•	a director of ICC who is, or has a Family Member who is, employed as an executive officer of another entity where at any time during the past three (3) years any of our executive officers served on the compensation committee of such other entity; or

•	a director who is, or has a Family Member who is, a current partner of our outside auditor, or was a partner or employee of the company’s outside auditor who worked on our audit at any time during any of the past three (3) years.

Under this criteria, all directors except Arron K. Sutherland are independent. Illinois insurance law requires that one-third of the members of each committee of the board be independent, except for the audit, nominating, and compensation committees, which may only include independent directors.

Director Compensation

In 2016, each of our directors received a fee of $3,500 for each board meeting attended, other than the October 2016 board meeting for which members of our compensation committee received a fee of $3,500 and all other non-employee directors received a fee of $1,750.

For 2017, each of our directors will receive a fee of $3,500 for each board meeting attended. Additionally, certain of our non-employee directors may receive additional compensation in connection with the added responsibility and work related to our conversion.

The table below summarizes the total compensation paid to our non-employee directors for the fiscal year ended December 31, 2016.

	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Gerald J. Pepping	$15,750	$0	$0	$0	$0	$0	$15,750
Scott T. Burgess	$15,750	$0	$0	$0	$0	$0	$15,750
James R. Dingman	$15,750	$0	$0	$0	$0	$0	$15,750
Joel K. Heriford	$17,500	$0	$0	$0	$0	$0	$17,500
John R. Klockau	$15,750	$0	$0	$0	$0	$0	$15,750
Daniel H. Portes	$17,500	$0	$0	$0	$0	$0	$17,500
Christine C. Schmitt	$17,500	$0	$0	$0	$0	$0	$17,500
Mark J. Schwab	$17,500	$0	$0	$0	$0	$0	$17,500

Committees of the Board of Directors

Compensation Committee. Our compensation committee consists of Messrs. Portes (Committee Chairman), Heriford and Schwab and Ms. Schmitt. All of the directors are independent under the criteria established under the NASDAQ listing standards. All of the directors are “non-employee directors,” as required under the Exchange Act. The compensation committee will:

•	review, evaluate and approve the compensation and benefit plans and policies of ICC employees, including its officers;

•	review, evaluate and approve the compensation and benefit plans and policies for our officers and directors;

•	grant stock options and restricted stock and restricted stock unit awards to employees, management and directors under our proposed stock-based incentive plan;

•	be responsible for producing an annual report on executive compensation for inclusion in our proxy statement and for ensuring compliance of compensation and benefit programs with all other legal, tax and regulatory requirements;

•	assist the board of directors in the performance of its responsibilities relating to succession planning for its principal executive officer; and

•	make recommendations to our board of directors regarding these matters.

Audit Committee. The Audit Committee consists of Messrs. Heriford (Committee Chairman), Dingman, and Portes and Ms. Schmitt. In addition, our board of directors has determined that Ms. Schmitt is an audit committee financial expert within the meaning of SEC regulations. Under the independence criteria utilized by the NASDAQ listing rules, the Audit Committee members must meet additional criteria to be deemed independent. An Audit Committee member may not, other than in his or her capacity as a member of the Committee, the board of directors, or any other board of directors’ committee (i) accept directly or indirectly any consulting, advisory, or other compensatory fee from ICC other than the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with ICC (provided such compensation is not contingent in any way on continued service); or (ii) be an affiliated person of ICC as defined in Exchange Act Rule 10A-3(e)(1). All of the directors of the Audit Committee are independent under this criteria.

The Audit Committee will:

•	be responsible for the selection, retention, oversight and termination of our independent registered public accounting firm;

•	approve the non-audit services provided by the independent registered public accounting firm;

•	review the results and scope of the audit and other services provided by our independent registered public accounting firm;

•	approve the estimated cost of the annual audit;

•	establish procedures to facilitate the receipt, retention and treatment of complaints received from third parties regarding accounting, internal accounting controls, or auditing matters;

•	establish procedures to facilitate the receipt, retention, and treatment of confidential, anonymous submissions of concerns regarding questionable accounting or auditing matters by ICC employees;

•	review and approve all related party transactions and transactions raising potential conflicts of interest;

•	review the annual financial statements and the results of the audit with management and the independent registered public accounting firm;

•	review with management and the independent registered public accounting firm the adequacy of our system of internal control over financial reporting, including their effectiveness at achieving compliance with any applicable laws or regulations;

•	review with management and the independent registered public accounting firm the significant recommendations made by the independent registered public accounting firm with respect to changes in accounting procedures and internal control over financial reporting; and

•	report to the board of directors on the results of its review and make such recommendations as it may deem appropriate.

Nominating and Governance Committee. The Nominating and Governance Committee of the board of directors consists of Messrs. Schwab (Committee Chairman), Burgess, and Portes. All of the directors are independent as defined under the NASDAQ listing standards. The Nominating and Governance Committee will:

•	make independent recommendations to the board of directors as to best practices for board governance and evaluation of board performance;

•	produce a Code of Ethics and submit it for board approval, and periodically review the Code of Ethics for necessary revisions;

•	identify suitable candidates for board membership, and in such capacity will consider any nominees recommended by shareholders;

•	propose to the board a slate of directors for election by the shareholders at each annual meeting; and

•	propose candidates to fill vacancies on the board based on qualifications it determines to be appropriate.

Enterprise Risk Management Committee. The Enterprise Risk Management Committee consists of Messrs. Sutherland (Committee Chairman), Burgess, Portes, and Schwab. The purpose of the Enterprise Risk Management Committee is to review and make recommendations to the Board with respect to financial, reputational and other issues and risks of the company. In particular, the Enterprise Risk Management Committee will:

•	review investment policies, strategies, transactions and performance; and

•	conduct an annual enterprise risk management review and assessment of proposed strategic plans and initiatives.

Executive Committee. The Executive Committee consists of Messrs. Pepping (Committee Chairman), Klockau, and Sutherland. The purpose and duties of the Executive Committee are to handle legal formalities and technicalities concerning administrative operations. The Executive Committee will:

•	oversee budget review;

•	provide capital spending approval;

•	propose capital structure policy;

•	oversee merger, acquisition and divestiture review;

•	provide debt issuance approval; and

•	review qualification of commercial and investment bankers.

Compensation Committee Interlocks and Insider Participation

The members of the compensation committee of our board of directors are currently Messrs. Portes (Committee Chairman), Heriford and Schwab and Ms. Schmitt.

The compensation committee does not include any current or former officers or current employees of ICC. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Officers

Our Named Executive Officers

Arron K. Sutherland, age 48, serves as the President — Chief Executive Officer of the Company and also serves on the Board of Directors. He has served as the CEO since 2010 and formerly as Chief Financial Officer from 2006 to 2010. Mr. Sutherland has more than 20 years’ experience in the insurance and finance industry and holds a CPA and CPCU designation. Prior to joining ICC, he was employed for more than 15 years in the accounting field including ten years of P&C experience with Frankenmuth Financial Group. Mr. Sutherland received his B.A. in Accounting from Michigan State University and his M.B.A. from Saginaw State University.

Michael R. Smith, age 49, serves as the Chief Financial Officer, a position he has held since May 2016. Previously, he served as the Vice President of Finance since January 2015. Mr. Smith joined the Company originally in 2011 as the Assistant Vice President of Finance until July 2013. He served as Vice President and Controller at CGB Enterprises, Inc. from July 2013 to January 2015. Mr. Smith has more than 20 years’ experience in the financial industry including 15 years in the insurance industry and holds a CPA and CPCU designation. Prior to joining the Company he worked for several insurance organizations including GF&C Holding Company, The Financial Group, Insurall, and Continental National Indemnity. Mike received his B.S.B.A. in Accounting from Xavier University and his M.B.A. in Finance from Xavier University.

Norman D. Schmeichel, age 47, serves as the Vice President and Chief Information Officer of the Company, a position he has held since 2011. Mr. Schmeichel has over 14 years’ experience in the insurance industry. He started with ICC in 2002 as the Associate Director of IT, and served as the Assistant Vice President of IT from 2007 to 2011. Mr. Schmeichel has over 20 years’ experience in development of enterprise solutions. He oversees the Company’s IT, Actuarial Services, and Products and Process operations. Mr. Schmeichel holds a B.A. in Economics from Northern Illinois University.

Howard J. Beck, age 57, serves as the Chief Underwriting Officer, a position he has held since May 2016. Previously, he served as the Vice President of Underwriting since 2014. He joined the Company in 2004 as Program Manager and has served as Marketing Manager and Director of Underwriting. Mr. Beck has over 24 years’ experience in the insurance industry and holds a CPCU. Prior to joining the Company, he was employed for over 12 years with both company and agency operations, working with Sentry Select, John Deere Insurance, and Lohman Brothers Agency. Mr. Beck oversees the Company’s Underwriting, Marketing and Loss Control operations. Mr. Beck received a B.S. in Finance from Northern Illinois University and his M.B.A. from University of St. Thomas.

Julia B. Suiter, age 49, serves as Chief Legal Officer of the Company, a position she has held since May 2016. Previously, she had been our Chief Litigation Counsel since 2011. She joined the Company in 2009 as Litigation Manager. Prior to joining the Company, Mrs. Suiter practiced in the areas of construction law, products liability, contract law, employment law, and insurance defense for more than 15 years. Prior to joining ICC, she served as Operations Counsel for KONE Inc., where she was also responsible for the company’s corporate compliance program, and taught the “Legal Environment of Business” course as an adjunct professor at St. Ambrose University. Julia holds a B.A. in Criminal Justice from Indiana University and a J.D. from Indiana University School of Law.

Other Executive Officers

Rickey Plunkett, age 61, serves as the Director of Claims, a position he has held since 2011. He joined the Company in 2010 as Claims Manager. He has more than 35 years’ experience in the insurance industry. Prior to joining the Company, Mr. Plunkett worked as Claims Program Manager for General Casualty Insurance Company. He holds the CPCU, CIC, and SCLA designations. Mr. Plunkett received his B.A. from Indiana State University.

Kathleen S. Springer, age 48, serves as the Director of Human Resources, a position she has held since 2011. She joined the Company in 2008 as the Human Resources Manager. Mrs. Springer has over 20 years’ experience the human resources field and holds both a SPHR and SHRM-SCP designation. Prior to joining ICC, she was employed in HR management with K’s Merchandise and Service Merchandise Corp. Mrs. Springer oversees the Company’s Administrative Services and Human Resources operations. Mrs. Springer received her B.A. from Western Illinois University.

Retirement and Other Personal Benefits. We provide our named executive officers, and in some circumstances our other employees, with certain retirement and other fringe benefits, as we describe below.

We provide all of our employees, including our named executive officers, with tax-qualified retirement benefits through our 401(k) retirement plan. All employees who meet the age and service requirements are eligible to participate in the 401(k) plan on a non-discriminatory basis. We match the employee’s contributions at 100% up to the first 4% of the employee’s compensation. Participants are 100% vested in the company-match contributions. Messrs. Sutherland, Smith, Schmeichel, and Beck and Ms. Suiter are fully vested in our matching contributions.

Stock-Based Plans. In connection with the offering, we adopted an ESOP, which will purchase 10.0% of the total stock outstanding following the offering. The ESOP will provide all of our employees who meet the age and service requirements with a stake in the future performance of our common stock. The ESOP will be an equity based plan available to all ranks of employees and will align our employees’ interests, including our named executive officers, with our shareholders.

Our board of directors will adopt a stock-based incentive plan, which will permit us to make stock or stock-based awards in the form of incentive stock options, nonqualified options, and restricted stock and restricted stock units to directors and selected employees. We expect that the stock-based incentive plan will assist us in attracting, motivating, and retaining persons who will be in a position to substantially contribute to our financial success. The stock-based incentive plan has a term of ten years (unless our board of directors terminates the stock-based incentive plan earlier). The stock-based incentive plan will be administered by our compensation committee, who will determine the vesting period and other terms for the option, restricted stock, and restricted stock unit awards under the plan.

Summary Compensation Table

The following table sets forth information regarding the total annual compensation of our named executive officers for the fiscal years ended December 31, 2016 and 2015.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)	Option Awards ($)	Bonus ($) (1)		Non-Equity Incentive Plan Compensation ($) (1)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (2)	Total ($)

Arron K. Sutherland
President and Chief	2016	320,099	—	—	—		—	—	18,988	339,087
Executive Officer	2015	285,000	—	—	47,300		33,885	68,000	19,806	453,991

Michael R. Smith
Chief Financial	2016	153,077	—	—	6,000	(3)	—	—	8,121	167,198
Officer	2015	135,577	—	—	6,000		16,405	—	19,239	177,221

Norman D. Schmeichel
Vice President and
Chief Information	2016	171,769	—	—	1,000		—	—	7,971	180,740
Officer	2015	166,481	—	—	4,500		20,144	—	7,919	199,044

Howard Beck
Chief Underwriting	2016	126,077	—	—	1,000		—	—	9,729	136,806
Officer	2015	117,880	—	—	1,000		14,263	—	11,072	144,215

Julia B. Suiter
Chief Legal	2016	127,500	—	—	1,000		—	—	7,500	136,000
Officer	2015	118,495	—	—	4,600		14,338	—	7,053	144,486

(1)	The amounts of discretionary performance bonuses and awards under the Illinois Casualty Company Profit Sharing Cash Bonus Program has not yet been determined for 2016. See “— Benefit Plans and Employment Agreements — Bonus” below for more information. Each of our executive officers other than Mr. Sutherland received a holiday bonus of $1,000 during 2016.
(2)	For 2016, consists of (a) for Mr. Sutherland, our 401(k) plan matching contributions in the amount of $10,600; life, accidental death & dismemberment, short-term and long-term disability, long-term care and supplemental disability insurance premiums of $5,229; and country club membership dues; (b) for Mr. Smith, our 401(k) plan matching contributions in the amount of $6,553; life, accidental death & dismemberment, and short-term and long-term disability insurance premiums of $872; and country club membership dues; (c) for Mr. Schmeichel, our 401(k) plan matching contributions in the amount of $7,051; and life, accidental death & dismemberment, and short-term and long-term disability insurance premiums of $920; (d) for Mr. Beck, our 401(k) plan matching contributions in the amount of $5,253; life, accidental death & dismemberment, short-term and long-term disability, and long-term care insurance premiums of $3,035; and country club membership dues in the amount of $1,441; and (e) for Ms. Suiter, our 401(k) plan matching contributions in the amount of $5,284; life, accidental death & dismemberment, short-term and long-term disability, and long-term care insurance premiums of $1,883; and fitness subsidy reimbursement.
(3)	Mr. Smith received a $5,000 retention bonus during 2016.

Benefit Plans and Employment Agreements

General. Arron K. Sutherland is party to an employment agreement with Illinois Casualty. Our other named executive officers are parties to change in control agreements. In connection with the offering, our board of directors has approved the employee stock ownership plan. Our board of directors intends to adopt a stock-based incentive plan that must be approved by our shareholders at a meeting after completion of the conversion. In addition, we have an existing a 401(k) and profit sharing plan in which our executive officers are eligible to participate.

Employee Stock Ownership Plan. In connection with the offering, we have adopted an employee stock ownership plan, or ESOP, for the exclusive benefit of participating employees, to be implemented upon the completion of the offering. Participating employees are all of our employees, who have completed at least ninety days of service with ICC. As of September 30, 2016, there were 85 employees eligible to participate in the ESOP. We will submit to the IRS an application for a letter of determination as to the tax-qualified status of the ESOP. We expect that the ESOP will receive a favorable letter of determination from the IRS.

The ESOP intends to borrow funds from us in order to be able to purchase an amount of shares equal to 10.0% of the common stock issued in the offering. This loan will bear an interest rate equal to the long-term Applicable Federal Rate with annual compounding on the closing date of the offering. Depending on the number of shares issued in the offering, the ESOP loan will require the ESOP to make annual payments of between approximately $             and $            , for a term of fifteen years. The loan will be secured by our shares of common stock purchased by the ESOP. Shares purchased with the ESOP loan proceeds will be held in a suspense account for allocation among participants as the ESOP loan is repaid. We are required to contribute sufficient funds to the ESOP to enable the ESOP to meet its loan obligations.

Contributions to the ESOP and shares released from the suspense account will be allocated pro-rata among participants based upon a participant’s eligible compensation as a percentage of the eligible compensation of all participants in the ESOP, multiplied by a factor based upon a participant’s combined age plus years of service as of each December 31. Eligible compensation will include the participant’s annual wages within the meaning of Section 3401(a) of the Code and all other payments of compensation reported on the participant’s Form W-2, plus any amounts withheld under a plan qualified under Sections 125, 401(k), or 132(f)(4) of the Code and sponsored by ICC Holdings, Inc. or one of its affiliates. Eligible compensation will be determined without regard to any rules under Section 3401(a) of the Code that limit wages based on the nature or location of the participant’s employment or services performed. Participants must have at least 1,000 hours of service in a calendar year and be employed on the last day of the calendar year in order to receive an allocation. A participant becomes 100% vested in his or her right to ESOP benefits only after completing four years of service with ICC (25% per year beginning with the participant’s second year of service). For vesting purposes, a year of service means any year in which an employee completes at least 1,000 hours of service. Vesting will be accelerated to 100% upon a participant’s attainment of normal retirement age (age 65), death, or disability. Forfeitures will be reallocated to participants on the same basis as other contributions, or, at our discretion, used to pay administrative expenses. Vested benefits are payable upon a participant’s retirement, death, disability, or separation from service, and will be paid in a lump sum as whole shares of common stock (with cash paid in lieu of fractional shares), unless the distributee elects cash. Any dividends paid on allocated shares are expected to be credited to participant accounts within the ESOP or paid to participants, and any dividends on unallocated shares are expected to be used to repay the principal of and interest on the ESOP loan.

As sponsor of the ESOP, ICC, through its board of directors, will administer the ESOP itself or engage a third party administrator to provide, among other services, participant recordkeeping and account maintenance services. An unaffiliated bank or trust company will be appointed as custodian and trustee of the ESOP. The ESOP trustee must vote all allocated shares held in the ESOP in accordance with the instructions of the participants. Unallocated shares and allocated shares for which no timely direction is received will be voted by the ESOP trustee in accordance with the terms of the ESOP’s trust agreement.

Stock -Based Incentive Plan. Our board of directors will adopt a stock-based incentive plan. The plan will be subject to shareholder approval.

The purpose of the stock-based incentive plan will be to assist us in attracting, motivating, and retaining persons who will be in a position to substantially contribute to our financial success. The stock-based incentive plan will assist us in this effort by providing a compensation vehicle directly tied to the performance of our common stock. The stock-based incentive plan will have a term of ten years (unless our board of directors terminates the stock-based incentive plan earlier).

The stock-based incentive plan will permit us to make stock or stock-based awards in the form of incentive stock options, nonqualified stock options, restricted common stock, and restricted common stock units to directors and employees. Our non-employee directors will not be eligible to receive awards of incentive stock options under the plan, because, under the Internal Revenue Code, incentive stock options may only be granted to employees. The stock-based incentive plan will be administered by the compensation committee.

The aggregate number of shares of common stock that can be awarded under the stock-based incentive plan will be limited to 14% of the number of shares issued in the offering. No more than 4% of the number of shares of common stock issued in the offering will be issuable under the stock-based incentive plan upon exercise of stock options, and no more than 10% of the number of shares of common stock issued in the offering will be issuable under the stock-based incentive plan as restricted stock awards or through the vesting of restricted stock unit awards. Under the stock-based incentive plan, the compensation committee will determine whether the participant will receive either common stock or cash upon the vesting of a restricted stock unit award.

We may purchase shares of our common stock in the open market to hold as treasury shares for use in issuing stock upon the exercise of stock options, the vesting of a restricted stock unit award not paid in cash, or making restricted stock awards, or we may issue new shares from our authorized but unissued common stock. If we purchase all of the common stock eligible to be issued under the stock-based incentive plan in the open market, the number of shares purchased will be between 380,800 shares and 572,444 shares, and if we purchase all of the shares at $10.00 per share, the cost would be between $3,808,000 and $5,724,440. By purchasing some or all of the shares to be issued under the stock-based incentive plan in the open market, ICC can reduce the dilution to net income per share and the percentage of shares held by then existing shareholders as the result of the issuance of common stock upon exercise of stock options and vesting of restricted stock awards under the stock-based incentive plan.

All awards granted under the stock-based incentive plan will be subject to vesting, pre-established performance criteria, or other conditions as the compensation committee may in its discretion set, subject to the terms of the stock-based incentive plan document. The failure to satisfy any vesting, performance criteria, or other conditions may result in the forfeiture, lapse, or other loss of the benefit of an award under the stock-based incentive plan. An award agreement between ICC and the officer, director or employee will evidence the terms of each award, including these conditions.

Vesting of awards may accelerate upon a Change in Control (as defined in the stock-based incentive plan) and, in certain circumstances, upon a participant’s death or disability. In addition, the compensation committee may exercise its discretion to waive a vesting period (but not any performance goals) or forfeiture provision with respect to an award.

Each option issued under the stock-based incentive plan will entitle the option holder upon vesting, to purchase a number of shares of our common stock, at a price per share, specified in the agreement issued to him or her. Incentive stock options afford favorable tax treatment to recipients upon compliance with certain restrictions under Section 422 of the Code. Nonqualified stock options are options that do not qualify for the favorable tax treatment of Section 422 of the Code.

Under the stock-based incentive plan, the exercise price of each stock option must be at least 100% of the fair market value of a share of common stock on the date of award, except that the exercise price of an incentive stock option awarded to an individual who beneficially owns more than 10% of the voting power from all classes of our stock must be at least 110% of the fair market value on the date of award. If our stock is traded on the Nasdaq Capital Market, as we expect, the fair market value will be the closing sales price on the day the option is awarded, and if no such price is available for that day, the exercise price will be determined by reference to the closing sales price on the preceding day on which prices were quoted.

No taxable income will be recognized by the option holder upon exercise of an incentive stock option, although it may increase the option holder’s alternative minimum tax liability, if applicable. Incentive stock options do not result in tax deductions to ICC unless the option holder fails to comply with Section 422 of the Code, which requires the option holder to hold shares acquired through exercise of an incentive stock option for two years from the date on which the option is awarded and for more than one year from the date on which the shares are issued upon exercise of the option. If the option holder complies with these requirements, any gain or loss on the subsequent sale of such shares will be long-term capital gain or loss. Generally, if the option holder sells such shares before the expiration of either of these holding periods, then at the time of the sale, the option holder will realize taxable ordinary income equal to the lesser of: (i) the excess of the shares’ fair market value on the date of exercise over the exercise price, or (ii) the option holder’s actual gain, if any, on the purchase and sale. The option holder’s additional gain or any loss upon any such sale will be a capital gain or loss, which will be long-term or short-term, depending upon whether he held the shares for more or less than one year.

Upon the exercise of a nonqualified stock option, the option holder will recognize ordinary income upon the exercise of the nonqualified option in an amount equal to the excess of the then fair market value of the stock acquired over the exercise price. ICC will generally be entitled to a federal income tax deduction equal to the amount reportable as income by the option holder.

Restricted stock is common stock that will be awarded under the stock-based incentive plan at no cost to the recipient. Restricted stock will be nontransferable and forfeitable until the holder’s interest in the stock vests. Upon vesting and release of the restricted stock, the holder will recognize ordinary income equal to the then fair market value of the shares received, unless a special election has been timely filed with the Internal Revenue Service to recognize as income the value of the restricted stock on the award date. When the holder sells the shares, capital gain and loss rates will apply. ICC will be entitled to a federal income tax deduction equal to the amount reportable as income by the holder.

Restricted stock units are awards denominated in shares of our common stock that, upon vesting, are settled, in the discretion of the compensation committee, (a) in cash, based on the fair market value of our common stock on the date of vesting; (b) in our common stock; or (c) a combination of cash and our common stock. Upon vesting of the restricted stock units the holder will recognize ordinary income equal to the amount of cash received plus, the then fair market value of unrestricted shares received. When the holder sells shares acquired pursuant to the vesting of a restricted stock unit award, capital gain and loss rates will apply. ICC will be entitled to a federal income tax deduction equal to the amount reportable by the holder.

Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to such covered employee exceeds $1,000,000. Compensation attributable to awards made under the stock-based incentive plan, when combined with all other types of compensation received by a covered employee from ICC, may cause this limitation to be exceeded in any particular year. Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation. In accordance with treasury regulations promulgated under Section 162(m) of the Code, awards will qualify as performance-based compensation if the award is granted by the compensation committee comprised solely of “outside directors” and either (i) with respect to stock options, the plan contains a per-employee limitation on the number of shares for which such options may be granted during a specified period, the per-employee limitation is approved by the shareholders, and the exercise price of the option is no less than the fair market value of the shares on the date of award, or (ii) the award is subject to the achievement (as specified in writing by the compensation committee) of one or more objective performance goal or goals that the compensation committee establishes in writing while the outcome is substantially uncertain, and the shareholders approve the performance goal or goals. It is our intention to have awards under the stock-based incentive plan to executive officers constitute “performance-based compensation” in accordance with the provisions of

Section 162(m) of the Code, but the compensation committee may approve awards that do not qualify for maximum deductibility when it deems it to be in the best interest of ICC.

We expect that the initial grant of awards under the stock-based incentive plan will take place on the date of shareholder approval. We have not made any final decision concerning the number or type of awards that will be made to any director or officer at this time. We will not make any awards under the stock-based incentive plan before receiving shareholder approval.

401(k) Retirement Plan. We currently sponsor a 401(k) plan. Full-time, active employees, including our named executive officers, are eligible to participate in the plan on the first of the month immediately following ninety days of service. As of September 30, 2016, 85 of our employees were eligible to participate in the plan. Under the plan, participants receive matching contributions from ICC equal to one hundred percent of the employee’s contribution up to four percent of their eligible compensation. Participants in the plan are always fully vested in their contribution as well as the matching contributions they receive from us. An employee reaches a year of service when they have worked 1,000 hours in the applicable calendar year. Once amounts under the plan are distributed, the participant will have taxable income for the amounts distributed. Participants taking distributions when they are under the age of 59 1/2 could be subject to an additional 10% excise tax on the income distributed.

As of December 31, 2016, Messrs. Sutherland, Smith, Schmeichel, and Beck and Ms. Suiter were each 100% vested in the 401(k) plan. For the year ended December 31, 2015, Messrs. Sutherland, Smith, Schmeichel, and Beck and Ms. Suiter received $10,600, $6,533, $7,051, $5,253, and $5,284, respectively, in contributions to the plan from ICC.

Executive Employment Agreement. Mr. Sutherland is party to an employment agreement with Illinois Casualty and ICC Holdings. Mr. Sutherland’s employment agreement, effective October 1, 2016, is terminable upon 60 days prior written notice. The employment agreement includes non-compete and non-solicitation covenants that last during his term of employment and two years thereafter. Pursuant to his employment agreement, Mr. Sutherland receives a base salary of $320,000, which is increased annually to reflect a cost of living increase based upon information published by the Bureau of Labor Statistics of the United States Department of Labor plus any other discretionary increases agreed by the board of directors or compensation committee from time to time. Mr. Sutherland is also eligible to receive (i) an annual discretionary performance-based bonus, (ii) paid annual personal time off in accordance with the benefits provided to other employees, and (iii) country club membership for the purpose of conducting company business, with Illinois Casualty owning the equity portion. He is also entitled to participate in all retirement plans and health, life, disability and other insurance programs offered by Illinois Casualty to its other employees. Mr. Sutherland will be entitled to participate in the pool of shares of our common stock designated to be awarded to our management team in accordance with the terms our equity incentive plan. Additionally, Illinois Casualty will provide Mr. Sutherland with company-funded disability income that, when coordinated with our group disability plans, will provide him with 75% of his base salary for the first 180 days of his disability. During the term of his employment agreement and for two years following his termination, Mr. Sutherland is subject to a covenant not to compete, a covenant not to solicit customers and a covenant not to solicit our key employees. This employment agreement replaced an employment agreement between Mr. Sutherland and Illinois Casualty originally entered into in August 2012.

In November 2012, we entered into a deferred compensation agreement with Mr. Sutherland. The agreement requires Illinois Casualty to make payments to Mr. Sutherland beginning at retirement, which is set at age 62. In the event of separation of service without cause prior to age 62, benefits under this agreement vest 25% in November 2017, 50% in November 2022, 75% in November 2027, and 100% on January 1, 2032. In the event of Mr. Sutherland’s death prior to retirement, benefits become fully vested and are payable to his beneficiaries. Using a discount rate of 4.95%, the fully vested obligation under the agreement would total approximately $1,548,000 on January 1, 2032. As of December 31, 2016, the accrued liability related to this agreement totaled $153,676.

The compensation committee enters into employment agreements with executive officers when it determines that such an agreement is desirable to obtain some measure of assurance as to the executive’s continued employment in light of prevailing market competition for the position held by the executive officer, or where the compensation committee determines that an employment agreement is necessary and appropriate in light of the executive’s prior experience or with our practices with respect to similar situated employees.

Base Salary. Messrs. Sutherland, Smith, Schmeichel, and Beck and Ms. Suiter will each receive an annual base salary of $320,000, $155,500, $172,250, $128,000, and $130,000, respectively, in 2017. The base salary of each of the named executive officers is reviewed periodically for merit or cost-of-living increases and may be increased pursuant to the policies then in effect related to executive compensation. Pursuant to the terms of Mr. Sutherland’s employment agreement, the base compensation paid to him in any calendar year may not be less than the base compensation paid to Mr. Sutherland in the previous year, except for a reduction which is proportionate to a company-wide reduction in executive or senior management pay, exclusive of eliminated or unfilled positions.

The base salary is intended to provide fixed compensation to the executive officer that reflects his job responsibilities, experience, value to Illinois Casualty, and demonstrated performance. The base salary for each executive in any future employment agreements or any amounts paid over the base salary amount under this current or any future employment agreements will be determined by the compensation committee based on its subjective evaluation of a variety of factors, including, but not limited to:

•	the nature and responsibility of the position;

•	the impact, contribution, expertise and experience of the executive;

•	to the extent available and relevant, competitive market information; and

•	the importance of retaining the executive along with the competitiveness of the market for the executive’s talent and services.

Bonus. Our executive officers are entitled to participate in the Illinois Casualty Company Profit Sharing Cash Bonus Program that we maintain and offer to our employees, and may receive an additional bonus or bonuses as the board of directors deems appropriate. The Profit Sharing Cash Bonus Program is focused on delivering return on average equity, premium growth and controlling operating expenses by focusing on the following components of our operations: the GAAP combined ratio, renewal hit ratio, direct written premium and statutory surplus. The calculation of the GAAP combined ratio is described above under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Financial Measures” above. The renewal hit ratio measures our success in retaining policies at renewal by comparing the number of renewals offered against the number of renewal binders received. This ratio is calculated by dividing the number of renewal binders received by the sum of such renewals and the number of renewals offered but ultimately expired. For 2016, the targets were a GAAP combined ratio of 96.8%, a renewal hit ratio of 91.0%, direct written premiums of $52.5 million, and statutory surplus of $27.82 million. The potential for each employee’s bonus is based upon each employee’s position and base salary for that year. For 2016, the bonus potential for each of our executive officers was 15% of his or her base salary in 2016, excluding any fees for service on the board of directors, which for Mr. Sutherland is $20,000. Our results for 2016 have not been determined, which we do not expect to occur until early March 2017. Our executive officers will also receive discretionary performance bonuses related to 2016 in early February 2017, which amounts have not yet been determined. However, when each of these awards have been finalized, we will update the information included in the summary compensation table and this narrative as soon as it is available. Additionally, each of our executive officers other than Mr. Sutherland received a holiday bonus of $1,000 during 2016, and Mr. Smith received a retention bonus of $5,000 during 2016.

Benefits and Perquisites. Messrs. Sutherland, Smith, Schmeichel, and Beck and Ms. Suiter are each entitled to participate in insurance, vacation, and other fringe benefit programs that ICC maintains for its other employees. We provide several types of insurance to eligible employees: health, life, short term disability, long-term disability, accident, identity theft, and chronic illness. In addition, we pay 100% of the premiums for long-term care insurance for the benefit of Messrs. Sutherland and Beck and Ms. Suiter. This program has been discontinued for current employees, but has been grandfathered for certain of our employees, with the amount of our contribution originally based upon level and length of employment. We provide these benefits to help alleviate the financial costs and loss of income arising from illness, disability or death, and to allow employees to take advantage of reduced insurance rates available for group policies.

The Company provides a cell phone to all officers and designated staff in order to provide superior service to our customers.

Benefits Provided in Connection with Termination. If Mr. Sutherland’s employment is terminated as a result of his death, his estate or designated beneficiary will receive any base salary and expenses accrued and owing to Mr. Sutherland as of the date of termination of employment and all benefits due and owing to, or in respect of, Mr. Sutherland under all benefit plans, in accordance with their terms. We refer to these benefits as accrued obligations.

If Mr. Sutherland’s employment is terminated by Illinois Casualty for Cause or by Mr. Sutherland without Good Reason, Mr. Sutherland will receive his accrued obligations, and Illinois Casualty will make available to Mr. Sutherland and his qualified dependents continued coverage under its insurance plans, as required by the Consolidated Omnibus Budget Reconciliation Act (COBRA), with Mr. Sutherland financially responsible for such coverage.

If Mr. Sutherland’s employment is terminated as a result of his disability, by ICC Holdings other than for Cause or as a consequence of his death or normal retirement under our retirement plans and practices, or by Mr. Sutherland for Good Reason, Mr. Sutherland will receive his accrued obligations, and Illinois Casualty will make available to Mr. Sutherland and his qualified dependents continued coverage under its insurance plans, as required by COBRA, with Mr. Sutherland financially responsible for such coverage. Additionally, following the execution of a general release in our favor, Mr. Sutherland will be entitled a lump sum payment equal to twelve months of base salary payable within thirty days following termination of employment. Also, beginning on the thirteenth month following termination of his employment and continuing through the eighteenth month following such termination, Mr. Sutherland will receive monthly payments equal to his base salary, which may be offset by any sources of employment or consulting or similar-type sources of income.

In the event of a “Change in Control Good Reason,” as defined in his employment agreement, Mr. Sutherland will receive his accrued obligations, and ICC Holdings will make available to Mr. Sutherland and his qualified dependents continued coverage under its insurance plans, as required by COBRA, with Mr. Sutherland financially responsible for such coverage. Additionally, in the event that ICC Holdings or Illinois Casualty is sold or merged with another entity during the term of Mr. Sutherland’s employment and, as a result of that sale or merger, his employment is terminated, Mr. Sutherland will also receive a lump sum payment equal to twenty-four months of base salary payable within thirty days following termination of employment.

For purposes of Mr. Sutherland’s employment agreement, (a) Cause shall mean (i) his material breach of his employment agreement, (ii) his gross negligence in the performance or non-performance of any of his material duties or responsibilities under his employment agreement, (iii) the refusal of Mr. Sutherland to implement or adhere to policies or directives of Illinois Casualty’s board of directors, (iv) his dishonesty, fraud or willful misconduct with respect to, or disparagement of, the business or affairs of Illinois Casualty, (v) conduct of a criminal nature or involving moral turpitude (as such term is defined in his employment agreement) under the provisions of any federal, state or local laws or ordinance or transgression which may have an adverse impact on Illinois Casualty’s reputation and standing in the community (as determined by Illinois Casualty in good faith and fair dealing), and/or (vi) his absence from work for five consecutive days for any reason other than vacation, approved leave of absence (such approval not to be unreasonably withheld) or disability or illness pursuant to Illinois Casualty policy or law; (b) Good Reason shall mean Illinois Casualty materially breaches the provisions

Mr. Sutherland’s employment agreement and he provides at least twenty days prior written notice to Illinois Casualty of the existence of such breach and his intent to terminate his employment agreement; however, no such termination shall be effective if such breach is cured during such period; (c) Change in Control shall mean the occurrence of any of the following: (i) a merger, consolidation, or division involving Illinois Casualty and/or ICC Holdings, (ii) a sale, exchange, transfer, or other disposition of substantially all of the assets of Illinois Casualty and/or ICC Holdings; (iii) a “person” or “group” (each within the meaning of Section 13(d) of the Exchange Act) becomes the “beneficial owner” (within the meaning of Section 13(d) of the Exchange Act) of fifty percent (50%) or more of the outstanding shares of our common stock and/or Illinois Casualty’s common stock; or (iv) any other change in control similar in effect to any of the foregoing and specifically designated in writing as a “Change in Control” by the board of directors of Illinois Casualty and/or ICC Holdings; and (d) Change in Control Good Reason shall mean the occurrence of the following at any time during the term of Mr. Sutherland’s employment agreement: (i) within six months prior to, or one year after, a Change in Control, Illinois Casualty terminates his employment (other than for Cause), or (ii) within one year after such Change in Control any of the following occur, if taken without Mr. Sutherland’s express written consent: (A) a material diminution in his authority, duties or other terms or conditions of employment as the same exist on the date of the Change in Control; (B) any reassignment of Mr. Sutherland to a location greater than one hundred seventy-five miles from the location of his office on the date of the Change in Control, unless such new location is closer his primary residence than the location of the Change in Control; (C) any material diminution in his base salary; (D) any failure to provide Mr. Sutherland with any benefits enjoyed by him under any of ICC Holdings’ or Illinois Casualty’s retirement, health, life, disability, or other material employee plans in which Mr. Sutherland participated at the time of the Change in Control, or the taking of any action that would materially reduce any of such benefits in effect at the time of the Change in Control except for any reductions in benefits or other actions resulting from change to or reductions in benefits applicable to employee’s generally; or (E) any other material breach of his employment agreement.

In October 2016, we entered into change in control agreements with each of Messrs. Smith, Schmeichel, and Beck, and Ms. Suiter, which provides for severance benefits upon the executive’s termination of employment in connection with a change in control. The definition of change in control is the same as contained in Mr. Sutherland’s employment agreement. Each change in control agreement is for a term ending on December 31, 2017 that is automatically renewed for an additional one-year term thereafter unless either party gives their respective notice of intent not to renew at least sixty days prior to January 1st of the subsequent year. Each change in control agreement also provides that the executive may not compete with our business or solicit any of our customers or employees for one year following the termination of such executive’s employment for any reason and during the term of the change in control agreement.

For purposes of the change in control agreement, (a) cause shall mean (i) the executive’s material breach of their respective change in control agreement or any other agreement with ICC Holdings or Illinois Casualty, as applicable, to which such executive is a party, (ii) the executive’s material failure to adhere to any written policy of ICC Holdings or Illinois Casualty generally applicable to their respective employees if such executive has been given thirty days written notice of such failure and a reasonable opportunity to comply with such policy or cure such executive’s failure to comply; (iii) the executive’s appropriation or attempted appropriation of a business opportunity of ICC Holdings or Illinois Casualty, including attempting to secure or securing any business or personal profit in connection with any transaction entered into on behalf of ICC Holdings or Illinois Casualty, as applicable; (iv) the executive’s misappropriation or attempted misappropriation of any of the funds or property (including any intellectual property) of ICC Holdings or Illinois Casualty; (v) the executive’s conviction of, or the entering of a guilty plea or plea of no contest with respect to, a felony or the equivalent thereof involving dishonesty or breach of trust and the penalty for such offense could be imprisonment for more than one year; or (vi) the executive’s conviction of an offense involving moral turpitude (as such term is defined in the change in control agreement) under the provisions of any federal, state or local laws or ordinances, or such executive’s use of alcohol, narcotics or illegal drugs to such an extent that will cause a material detrimental effect on ICC Holdings or Illinois Casualty; and good reason shall mean the occurrence of a change in control and the following at any time during the term of the change in control agreement: (i) within six months prior to, or one year after, a Change in Control, ICC Holdings or Illinois Casualty terminates the executive’s employment (other than for Cause), or (ii) any other material breach of the executive’s change in control agreement.

If a good reason occurs, the executive has ninety days thereafter to notify ICC Holdings and Illinois Casualty of such occurrence. If ICC Holdings and/or Illinois Casualty, as applicable, fail to cure such situation within thirty days after such notice, the executive is entitled to, within thirty days from the later of the date of termination of employment or delivery of the notice of termination, a lump sum cash payment equal to sum of (a) one times the executive’s base salary in effect as of the delivery date of the notice of termination and (b) one times the average cash bonus paid to the such executive within the current calendar year and two calendar years preceding the year in which the notice of termination is delivered. Additionally, upon such occurrence, during the period commencing from the date of termination of employment until the end of the twelfth month after such date, the executive shall be permitted to continue participation in, and ICC Holdings and/or Illinois Casualty, as applicable, shall maintain the same level of contribution for, such executive’s participation in their respective medical/health insurance in effect with respect to such executive during the one year period prior to such executive’s termination of employment or, if ICC Holdings and/or Illinois Casualty, as applicable, is not permitted to provide such benefits because such executive is no longer an employee or as a result of any applicable legal requirement, such executive shall receive a dollar amount, on or within thirty days following the dater of termination of employment, equal to the cost to ICC Holdings and/or Illinois Casualty, as applicable, of obtaining such benefits (or substantially similar benefits).

Transactions with related persons, promoters and certain control persons

Mr. Klockau holds, in his individual capacity, two surplus notes issued by Illinois Casualty with an aggregate principal amount of $1.15 million. For more information regarding our surplus notes, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Financial Position — Surplus Notes” above. The first note is for $1.0 million and bears interest at 5.35% per annum. The second note is for $150,000 and bears interest at 7.00% per annum. Mr. Klockau was paid interest in the amount of $[            ] during 2016.

Mr. Burgess is one of ten members of the board of directors of Tuscarora Wayne. On September 7, 2016, we entered into purchase agreements with Tuscarora Wayne pursuant to which it agreed, and subject to certain conditions, to acquire from us at the subscription price of $10.00 per share up to 200,000 shares of our common stock. For more information regarding our agreement with Tuscarora Wayne, see “The Conversion Offering — Investor Agreements” above. Additionally, Mr. Burgess is a Senior Managing Director of Griffin, which is serving as our underwriter in connection with this offering. We expect to pay Griffin (i) the fees equal to 2.0% of the shares sold in the subscription offering and the community offering, and (ii) other expenses payable in this offering of up to $10,000. For more information, see “The Conversion and Offering — Marketing and Underwriting Arrangements.”

Except as set forth above, since January 1, 2014, we have not engaged in any transactions with, loaned money to or incurred any indebtedness to, or otherwise proposed to engage in transactions with, loan money to or incur any indebtedness to, any related person, promoter or control person in an amount that in the aggregate exceeds $120,000.

We maintain a written policy which discourages our officers, directors, and employees from having a financial interest in any transaction between ICC and a third party. When we engage in transactions involving our officers, directors or employees, their immediate family members, or affiliates of these parties, our officers, directors and employees are required to give notice to us of their interest in such a transaction and refrain from participating in material negotiations or decisions with respect to that transaction. Directors with an interest in such a transaction are expected to disqualify themselves from any vote by the board of directors regarding the transaction.

When considering whether we should engage in a transaction in which our officers, directors or employees, their immediate family members, or affiliates of these parties, may have a financial interest, our board of directors considers the following factors:

•	whether the transaction is fair and reasonable to us;

•	the business reasons for the transaction;

•	whether the transaction would impair the independence of a director;

•	whether the transaction presents a conflict of interest, taking into account the size of the transaction, the financial position of the director, officer or employee, the nature of their interest in the transaction and the ongoing nature of the transaction; and

•	whether the transaction is material, taking into account the significance of the transaction in light of all the circumstances.

RESTRICTIONS ON ACQUISITION OF ICC HOLDINGS, INC.

The articles of incorporation and bylaws we intend to adopt prior to the offering contain provisions that are intended to encourage potential acquirers to negotiate directly with our board of directors, but which also may deter a non-negotiated tender or exchange offer for our stock or a proxy contest for control of ICC Holdings, Inc. Certain provisions of Pennsylvania law also may discourage non-negotiated takeover attempts or proxy contests. In addition, the terms of the employment agreement with Mr. Sutherland and the change in control agreements with our other executive officers (see “Management —Benefit Plans and Employment Agreements”) may be viewed as having the effect of discouraging these efforts.

All of these provisions may serve to entrench existing management. These provisions also may deter institutional interest in and ownership of our stock and, accordingly, may depress the market price for, and liquidity of, the common stock.

Following is a description of these provisions and the purpose and possible effects of these provisions. We do not presently intend to propose additional anti-takeover provisions for our articles of incorporation or bylaws. Because of the possible adverse effect these provisions may have on shareholders, this discussion should be read carefully.

Antitakeover Provisions of Our Articles of Incorporation and Bylaws and under Pennsylvania Law

1. Prohibition of Ownership and Voting of Shares in Excess of 10%. Our articles of incorporation impose limitations upon the ability of certain shareholders and groups of shareholders to acquire or vote shares of our stock. The articles of incorporation prohibit any person (whether an individual, company or a group acting in concert, as defined) from acquiring voting control, as defined. Voting control is generally defined as the beneficial ownership at any time of shares with more than 10% of the total voting power of the outstanding stock of ICC Holdings, Inc. These provisions would not apply to the purchase of shares by underwriters in connection with a public offering or by these certain investors with whom we have entered into purchase agreements. A group acting in concert includes persons seeking to combine or pool their voting power or other interests in common stock for a common purpose. Such a group does not include actions by the board of directors acting solely in their capacity as the Board.

Under this provision, shares of common stock, if any, owned in excess of 10% will not be entitled to vote on any matter or take other shareholder action. For purposes of determining the voting rights of other shareholders, these excess shares are essentially treated as no longer outstanding. As a result, where excess shares are present, other shareholders will realize a proportionate increase in their voting power, but this 10% voting restriction will not be applicable to other shareholders if their voting power increases above 10% as a result of application of this provision to another shareholder.

The potential effect of this voting rights limitation is significant. Any person or group acting in concert owning more than 10% of the outstanding common stock will generally be unable to exercise voting rights proportionate to their equity interest. When operating in conjunction with other provisions in our articles of incorporation described below, the practical effect of the limitation on voting rights may be to render it virtually impossible for any one shareholder or group acting in concert to determine the outcome of any shareholder vote.

The 10% voting rights limitation may make it extremely difficult for any one person or group of affiliated persons to acquire voting control of ICC Holdings, Inc., with the result that it may be extremely difficult to bring about a change in the board of directors or management. This provision may have the effect of discouraging holders of large amounts of shares from purchasing additional shares, or would be holders who may desire to acquire enough shares to exercise control from purchasing any shares. As a result, this provision may have an adverse effect on the liquidity and market price of the shares.

2. Classified Board of Directors. Our articles of incorporation provide for a classified board of directors of between 3 and 15 members, which number is fixed by the board of directors, divided into three classes serving for successive terms of three years each. This provision is designed to assure experience, continuity, and stability in the board’s leadership and policies. We believe that this can best be accomplished by electing each director to a three-year term and electing only approximately one-third of the directors each year.

The election of directors for staggered terms significantly extends the time required to make any change in control of the board of directors and may tend to discourage any surprise or non-negotiated takeover bid for control of ICC Holdings, Inc. Under the articles of incorporation, it will take at least two annual meetings for holders of a majority of ICC Holdings, Inc.’s voting securities to make a change in control of the board of directors because only a minority (approximately one-third) of the directors will be elected at each meeting. In addition, because certain actions require more than majority approval of the board of directors, as described herein, it may take as many as three annual meetings for a controlling block of shareholders to obtain complete control of the board and ICC Holdings, Inc.’s management.

This provision may tend to perpetuate present management because of the additional time required to change control of the board. Because the provision will increase the amount of time required for a takeover bidder to obtain control without the cooperation of the board even if the takeover bidder were to acquire a majority of the outstanding stock, it may tend to discourage certain tender offers, perhaps including some tender offers that the shareholders may believe would be in their best interests. The classified board provision will apply to all elections of directors and, accordingly, it will make it more difficult for shareholders to change the composition of the board if the shareholders believe such a change would be desirable, even in the absence of any third party’s acquisition of voting control. This is especially true in light of the denial of cumulative voting described below.

3. No Cumulative Voting. Cumulative voting entitles a shareholder to multiply the number of votes to which the shareholder is entitled by the number of directors to be elected, with the shareholder being able to cast all votes for a single nominee or distribute them among the nominees as the shareholder sees fit. The Pennsylvania Business Corporation Law provides that shareholders are entitled to cumulate their votes for the election of directors, unless a corporation’s articles of incorporation provide otherwise.

Cumulative voting is specifically prohibited in the articles of incorporation because we believe that each director should represent and act in the interest of all shareholders and not any special shareholder or group of shareholders. In light of current acquisition techniques and activity, minority representation could be disruptive and could impair the efficient management of ICC Holdings, Inc. for the benefit of shareholders generally. In addition, the absence of cumulative voting also will tend to deter greenmail, in which a substantial minority shareholder uses his holdings as leverage to demand that a corporation purchase his shares at a significant premium over the market value of the stock to prevent the shareholder from obtaining or attempting to obtain a seat on the board of directors. In the absence of cumulative voting, a majority of the votes cast in any election of directors can elect all of the directors of the class in any given year.

The absence of cumulative voting, coupled with a classified board of directors, will also deter a proxy contest designed to win representation on the board of directors or remove management because a group or entity owning less than a majority of the voting stock may be unable to elect a single director. Although this will make removal of incumbent management more difficult, we believe deterring proxy contests will avoid the significant cost, in terms of money and management’s time, in opposing such actions.

4. Nominations for Directors and Shareholder Proposals. Our bylaws require that nominations for the election of directors made by shareholders (as opposed to those made by the board of directors) and any shareholder proposals for the agenda at any annual meeting generally must be made by notice (in writing) delivered or mailed to the Secretary not less than 90 days prior to the meeting of shareholders at which directors are to be elected.

We believe that this procedure will assure that the board of directors and shareholders will have an adequate opportunity to consider the qualifications of all nominees for directors and all proposals, and will permit the shareholders’ meetings to be conducted in an orderly manner. It may have the effect, however, of deterring nominations and proposals other than those made by the board of directors.

5. Mergers, Sale of Assets, Liquidation Approval. Our articles of incorporation provide that any merger, consolidation, sale of assets or similar transaction involving ICC Holdings, Inc. requires the affirmative vote of shareholders entitled to cast at least 80% of the votes which all shareholders are entitled to cast, unless the transaction is approved in advance by two-thirds of the members of the board of directors. If the transaction is approved in advance by two-thirds of the members of the Board, approval by the affirmative vote of a majority of the votes cast by holders of outstanding voting stock at a meeting at which a quorum was present would be required.

The articles of incorporation also provide that liquidation or dissolution of ICC Holdings, Inc. requires the affirmative vote of shareholders entitled to cast at least 80% of the votes that all shareholders are entitled to cast, unless such transaction is approved by two-thirds of the members of the board of directors.

We believe that in a merger or other business combination, the effects on our employees and our customers and the communities we serve might not be considered by a tender offeror when merging ICC Holdings, Inc. into an entity controlled by an offeror as the second part of a two-step acquisition. By requiring approval of a merger or similar transaction by the affirmative vote of shareholders holding 80% or more of the combined voting power of outstanding stock of ICC Holdings, Inc., it will be extremely difficult for a group or person owning a substantial block of ICC Holdings, Inc. stock, after a successful tender or exchange offer, to accomplish a merger or similar transaction without negotiating an agreement acceptable to the board of directors. Accordingly, the board of directors will be able to protect the interests of the remaining shareholders as well as our employees and the customers and communities that we serve. If Board approval is not obtained, the proposed transaction must be on terms sufficiently attractive to obtain approval by a vote of shareholders holding 80% or more of the combined voting power of outstanding ICC Holdings, Inc. capital stock.

The 80% approval requirement could result in the Board and management being able to exercise a stronger influence over any proposed takeover by refusing to approve the proposed business combination and obtaining sufficient votes, including votes controlled directly or indirectly by management, to preclude the 80% approval requirement.

Because this provision will tend to discourage nonnegotiated takeover bids and will encourage other takeover bidders to negotiate with the Board, it also will tend to assist the Board and, therefore, management in retaining their present positions. In addition, if the Board does not grant its prior approval, a takeover bidder may still proceed with a tender offer or other purchases of ICC Holdings, Inc. stock although any resulting acquisition of ICC Holdings, Inc. may be more difficult and more expensive. Because of the increased expense and the tendency of this provision to discourage competitive bidders, the price offered to shareholders may be lower than if this provision were not present in the articles of incorporation.

6. Qualifications for Directors. Our articles of incorporation provide that, unless waived by the board of directors, a person must be a shareholder of ICC Holdings, Inc. for the lesser of one year or the time that has elapsed since the completion of the conversion, before he or she can be elected to the board of directors. This provision is designed to discourage non-shareholders who are interested in buying a controlling interest in ICC Holdings, Inc. for the purpose of having themselves elected to the Board, by requiring them to wait for such period before being eligible for election.

7. Mandatory Tender Offer by 25% Shareholder. Our articles of incorporation require any person or entity that acquires stock of ICC Holdings, Inc. with a combined voting power of 25% or more of the total voting power of outstanding capital stock, to offer to purchase, for cash, all outstanding shares of ICC Holdings, Inc.’s voting stock at a price equal to the highest price paid within the preceding twelve months by such person or entity for shares of the respective class or series of ICC Holdings, Inc. stock. In the event this person or entity did not purchase any shares of a particular class or series of stock within the preceding twelve months, the price per share for such class or series of ICC Holdings, Inc. stock would be the fair market value of such class or series of stock as of the date on which such person acquires 25% or more of the combined voting power of outstanding ICC Holdings, Inc. stock. This provision will not apply to any person or entity if two-thirds of the members of the board of directors approve such acquisition prior to such acquisition occurring. Our board of directors will approve the acquisition of shares of our common stock by the Clinton-Flood Purchasers, exempting them from this prohibition.

Our board of directors believes that any person or entity who acquires control of ICC Holdings, Inc. in a nonnegotiated manner should be required to offer to purchase all shares of voting stock remaining outstanding after the assumption of control, at a price not less than the amount paid to acquire the control position.

A number of companies have been the subject of tender offers for, or other acquisitions of, 20% or more of their outstanding shares of common stock. In many cases, such purchases have been followed by mergers in which the tender offeror or other purchaser has paid a lower price for the remaining outstanding shares than the price it paid in acquiring its original interest in the company and has paid in a potentially less desirable form in the merger (often securities of the purchaser that do not have an established trading market at the time of issuance). The statutory right of the remaining shareholders of a company to dissent in connection with certain mergers and receive the fair value of their shares in cash may involve significant expense and uncertainty to dissenting shareholders and may not be meaningful because the appraisal standard to be applied under Pennsylvania law does not take into account any appreciation in the stock price due to the merger. This provision in the articles of incorporation is intended to prevent these potential inequities.

In many situations, the provision would require that a purchaser pay shareholders a higher price for their shares or structure the transaction differently than might be the case without the provision. Accordingly, we believe that, to the extent a merger were involved as part of a plan to acquire control of ICC Holdings, Inc., adoption of the provision would increase the likelihood that a purchaser would negotiate directly with our board of directors. We further believe that our Board is in a better position than our individual shareholders to negotiate effectively on behalf of all shareholders and that the Board is likely to be more knowledgeable than any individual shareholder in assessing the business and prospects of ICC Holdings, Inc. Accordingly, we are of the view that negotiations between the board of directors and a would-be purchaser will increase the likelihood that shareholders, as a whole, will receive a higher average price for their shares.

The provision will tend to discourage any purchaser whose objective is to seek control of ICC Holdings, Inc. at a relatively low price by offering a lesser value for shares in a subsequent merger than it paid for shares acquired in a tender or exchange offer. The provision also should discourage the accumulation of large blocks of shares of ICC Holdings, Inc. voting stock, which the board of directors believes to be disruptive to the stability of our vitally important relationships with our employees and customers and the communities that we serve, and which could precipitate a change of control of ICC Holdings, Inc. on terms unfavorable to the other shareholders.

Tender offers or other private acquisitions of stock are usually made at prices above the prevailing market price of a company’s stock. In addition, acquisitions of stock by persons attempting to acquire control through market purchases may cause the market price of the stock to reach levels that are higher than otherwise would be the case. This provision may discourage any purchases of less than all of the outstanding shares of voting stock of ICC Holdings, Inc. and may thereby deprive shareholders of an opportunity to sell their stock at a higher market price. Because of having to pay a higher price to other shareholders in a merger, it may become more costly for a purchaser to acquire control of ICC Holdings, Inc. Open market acquisitions of stock may be discouraged by the requirement that any premium price paid in connection with such acquisitions could increase the price that must be paid in a subsequent merger. The provision may therefore decrease the likelihood that a tender offer will be made for less than all of the outstanding voting stock of ICC Holdings, Inc. and, as a result, may adversely affect those shareholders who would desire to participate in such a tender offer.

8. Prohibition of Shareholders’ Action Without a Meeting and of Shareholders’ Right To Call a Special Meeting. Our bylaws prohibit shareholder action without a meeting (i.e., the written consent procedure is prohibited) and prohibit shareholders from calling a special meeting. Therefore, in order for shareholders to take any action, it will require prior notice, a shareholders’ meeting and a vote of shareholders.

Special meetings of shareholders can only be called by the chair of the board of directors, the Chief Executive Officer or the board of directors. Therefore, without the cooperation of the chair of the board of directors, the Chief Executive Officer or the board of directors, any shareholder will have to wait until the annual meeting of shareholders to have a proposal submitted to the shareholders for a vote.

These provisions are intended to provide the board of directors and non-consenting shareholders with the opportunity to review any proposed action, express their views at the meeting and take any necessary action to protect the interests of our shareholders and ICC Holdings, Inc. before the action is taken, and to avoid the costs of holding multiple shareholder meetings each year to consider proposals of shareholders. These provisions also will preclude a takeover bidder who acquires a majority of outstanding ICC Holdings, Inc. stock from completing a merger or other business combination of ICC Holdings, Inc. without granting the board of directors and the remaining shareholders an opportunity to make their views known and vote at an annual shareholders’ meeting. The delay caused by the necessity for an annual shareholders’ meeting may allow us to take preventive actions, even if you believe such actions are not in the best interests of the shareholders.

9. Amendment of Articles of Incorporation. The Pennsylvania Business Corporation Law provides that the articles of incorporation of a Pennsylvania business corporation (such as ICC Holdings, Inc.) may be amended by the affirmative vote of a majority of the votes cast by all shareholders entitled to vote, except as otherwise provided by the corporation’s articles of incorporation. Our articles of incorporation provide that the following provisions of the articles can only be amended by an affirmative vote of shareholders entitled to cast at least 80% of all votes that shareholders are entitled to cast, or by an affirmative vote of 80% of the members of the board of directors and of shareholders entitled to cast at least a majority of all votes that shareholders are entitled to cast:

(i)	those establishing a classified board of directors;

(ii)	the prohibition on cumulative voting for directors;

(iii)	the prohibition on shareholders calling special meetings;

(iv)	the provision regarding the votes required to amend the articles of incorporation;

(v)	the provision that no shareholder shall have preemptive rights;

(vi)	the provisions that require 80% shareholder approval of certain actions;

(vii)	the prohibition on acquiring or voting more than 10% of the voting stock;

(viii)	the provision regarding the votes required to amend the bylaws; and

(ix)	the requirement of a 25% shareholder to purchase all remaining shareholders’ stock.

On other matters, the articles of incorporation can be amended by an affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon at a meeting at which a quorum is present.

10. Amendment of Bylaws. Generally, our articles of incorporation vest authority to make and amend the bylaws in the board of directors, acting by a vote of a majority of the entire board. In addition, except as described below, shareholders may amend the bylaws by an affirmative vote of the holders of 66-2/3% of the outstanding voting stock. However, the provision of the bylaws concerning directors’ liability and indemnification of directors, officers and others may not be amended to increase the exposure of directors to liability or decrease the degree of indemnification except by a two-thirds vote of the entire board of directors or 80% of all votes of shareholders entitled to be cast.

This provision is intended to provide additional continuity and stability in our policies and governance so as to enable us to carry out our long range plans. The provision also is intended to discourage non-negotiated efforts to acquire from ICC Holdings , Inc., since a greater percentage of outstanding voting stock will be needed before effective control over its affairs could be exercised. The board of directors will have relatively greater control over the bylaws than the shareholders because, except with respect to the director liability and indemnification provisions, the board could adopt, alter, amend or repeal the bylaws upon a majority vote by the directors.

Pennsylvania Fiduciary Duty Provisions

The Pennsylvania Business Corporation Law provides that:

(a) the board of directors, committees of the board, and directors individually, can consider, in determining whether a certain action is in the best interests of the corporation:

(1) the effects of any action upon any or all groups affected by such action, including shareholders, employees, suppliers, customers and creditors of the corporation, and upon communities in which offices or other establishments of the corporation are located;

(2) the short-term and long-term interests of the corporation, including benefits that may accrue to the corporation from its long-term plans and the possibility that these interests may be best served by the continued independence of the corporation;

(3) the resources, intent and conduct (past, stated and potential) of any person seeking to acquire control of the corporation; and

(4) all other pertinent factors;

(b) the board of directors need not consider the interests of any particular group as dominant or controlling;

(c) directors, absent any breach of fiduciary duty, bad faith or self-dealing, are presumed to be acting in the best interests in the corporation, including with respect to actions relating to an acquisition or potential acquisition of control, and therefore they need not satisfy any greater obligation or higher burden of proof with respect to such actions;

(d) actions relating to acquisitions of control that are approved by a majority of disinterested directors are presumed to satisfy the directors’ fiduciary obligations unless it is proven by clear and convincing evidence that the directors did not assent to such action in good faith after reasonable investigation; and

(e) the fiduciary duty of directors is solely to the corporation and not its shareholders, and may be enforced by the corporation or by a shareholder in a derivative action, but not by a shareholder directly.

One of the effects of these fiduciary duty provisions may be to make it more difficult for a shareholder to successfully challenge the actions of our board of directors in a potential change in control context. Pennsylvania case law appears to provide that the fiduciary duty standard under the Pennsylvania Business Corporation Law grants directors the almost unlimited statutory authority to reject or refuse to consider any potential or proposed acquisition of the corporation.

Other Provisions of Pennsylvania Law

The Pennsylvania Business Corporation Law also contains provisions that have the effect of impeding a change in control. As permitted by the Pennsylvania Business Corporation Law, we have elected to provide in our articles of incorporation that these provisions will not apply to us.

DESCRIPTION OF OUR CAPITAL STOCK

General

Our articles of incorporation authorize the issuance of 10,000,000 shares of common stock, $0.01 par value per share, and 1,000,000 shares of preferred stock, with a par value, if any, to be fixed by the board of directors. In the offering, we expect to issue between 2,720,000 and 4,088,889 shares of common stock. No shares of preferred stock will be issued in connection with the offering.

Common Stock

Voting Rights. The holders of common stock will possess exclusive voting rights in ICC Holdings, Inc., except if and to the extent shares of preferred stock issued in the future have voting rights. Each holder of shares of common stock will be entitled to one vote for each share held of record on all matters submitted to a vote of holders of shares of common stock. See “Restrictions on Acquisition of ICC Holdings, Inc. — Antitakeover Provisions of Our Articles of Incorporation and Bylaws.” Shareholders are not entitled to cumulate their votes for election of directors.

Dividends. Under the Pennsylvania Business Corporation Law, we may only pay dividends if solvent and if payment of such dividend would not render us insolvent. Funds for the payment of dividends initially must come from either proceeds of this offering retained by us or dividends paid to us by Illinois Casualty. Therefore, the restrictions on Illinois Casualty’s ability to pay dividends affect our ability to pay dividends. See “Dividend Policy” and “Business — Regulation.”

Transfer. Shares of common stock are freely transferable except for shares that are held by affiliates. Shares issued to our directors and officers in the offering will be restricted as to transfer for a period of six months from the effective date of the offering. Generally, shares held by affiliates must be transferred in accordance with the requirements of Rule 144 of the Securities Act of 1933.

Liquidation. In the event of any liquidation, dissolution or winding up of Illinois Casualty, ICC Holdings, Inc., as holder of all of the capital stock of Illinois Casualty, would be entitled to receive all assets of Illinois Casualty after payment of all debts and liabilities. In the event of a liquidation, dissolution or winding up of ICC Holdings, Inc., each holder of shares of common stock would be entitled to receive a portion of the Company’s assets, after payment of all of the Company’s debts and liabilities. If any preferred stock is issued, the holders thereof are likely to have a priority in liquidation or dissolution over the holders of the common stock.

Other Characteristics. Holders of the common stock will not have preemptive rights under our articles of incorporation bylaws or Pennsylvania law with respect to any additional shares of common stock that may be issued. However, we have agreed to provide contractual preemptive rights to those investors who have entered into purchase agreements with us. See “The Conversion and Offering — Investor Agreements.” The common stock is not subject to call for redemption, and the outstanding shares of common stock, when issued and upon our receipt of their full purchase price, will be fully paid and nonassessable.

Preferred Stock

None of the 1,000,000 shares of preferred stock that our board has authorized will be issued in the offering. When our articles of incorporation are filed, the board of directors will be authorized, without shareholder approval, to issue preferred stock or rights to acquire preferred stock, and to fix and state the par value, voting powers, number, designations, preferences or other special rights of such shares or rights, and the qualifications, limitations and restrictions applicable to any such series of preferred stock. The preferred stock may rank prior to the common stock as to dividend rights or liquidation preferences, or both, and may have full or limited voting rights. The board of directors has no present intention to issue any of the preferred stock.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for the common stock is                             .

LEGAL MATTERS

The legality of our common stock will be passed upon for us by Stevens & Lee, P.C., King of Prussia, Pennsylvania. Griffin is an affiliate of Stevens & Lee.

EXPERTS

The consolidated financial statements and schedules of Illinois Casualty Company and subsidiary as of December 31, 2015 and 2014, and for each of the years in the two year period ended December 31, 2015, have been included herein, in reliance upon the report of BKD, LLP, an independent registered public accounting firm, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.

Feldman Financial has consented to the publication in this document of the summary of its report to us setting forth its opinion as to the estimated consolidated pro forma market value of our common stock to be outstanding upon completion of the offering and its opinion with respect to subscription rights.

ADDITIONAL INFORMATION

We have filed with the SEC a Registration Statement on Form S-1 under the Securities Act of 1933 with respect to the shares of our common stock offered in this document. As permitted by the rules and regulations of the SEC, this prospectus does not contain all of the information set forth in the Registration Statement. Such information can be examined without charge at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. The public may obtain more information on the operations of the Public Reference Room by calling the SEC at 1-800-732-0330. The registration statement also is available through the SEC’s website on the internet at http://www.sec.gov. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement are, of necessity, brief descriptions thereof and are not necessarily complete.

In connection with the offering, we will register our common stock with the SEC under Section 12(b) of the Securities Exchange Act of 1934, and, upon such registration, we and the holders of our stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and shareholders with 10% or more of the voting power, the annual and periodic reporting requirements and certain other requirements of the Securities Exchange Act of 1934.

Report of Independent Registered Public Accounting Firm

Audit Committee, Board of Directors and Policyholders

Illinois Casualty Company

Rock Island, Illinois

We have audited the accompanying consolidated balance sheets of Illinois Casualty Company as of December 31, 2015 and 2014, and the related consolidated statements of earnings and comprehensive earnings, equity and cash flows for each of the years then ended. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing auditing procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. Our audits also included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Illinois Casualty Company as of December 31, 2015, and 2014, and the results of its operations and its cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ BKD, LLP

Cincinnati, Ohio

August 12, 2016

Illinois Casualty Company (A Mutual Insurance Company)

Consolidated Balance Sheets

	December 31,
	2015	2014
Assets
Investments and cash:
Fixed income
Available-for-sale, at fair value (amortized cost - $63,994,827 in 2015 and $60,360,266 in 2014)	$65,195,308	$62,624,511
Equity securities available-for-sale, at fair value (cost - $9,282,252 in 2015 and $9,061,020 in 2014)	8,884,951	9,151,235
Short-term investments, at cost which approximates fair value	—	—
Cash and cash equivalents	2,179,511	1,141,656

Total investments and cash	76,259,770	72,917,402

Accrued investment income	580,786	539,018
Premiums and reinsurance balances receivable, net of allowances for uncollectible amounts of $100,000 in 2015 and $50,000 in 2014	15,637,909	14,521,889
Ceded unearned premiums	57,304	17,852
Reinsurance balances recoverable on unpaid losses and settlement expenses, net of allowances for uncollectible amounts of $0 in 2015 and $0 in 2014	19,535,058	25,855,033
Current federal income taxes	773,206	284,773
Net deferred federal income taxes	1,400,652	1,273,390
Deferred policy acquisition costs, net	3,982,734	3,800,544
Property and equipment, at cost, net of accumulated depreciation of $3,553,073 in 2015 and $3,025,596 in 2014	4,241,099	3,605,898
Other assets	904,864	612,554

Total assets	123,373,382	123,428,353

Liabilities and Equity
Liabilities:
Unpaid losses and settlement expenses	61,055,626	64,617,010
Unearned premiums	23,948,476	22,497,605
Reinsurance balances payable	—	—
Corporate debt	3,273,560	2,785,710
Accrued expenses	4,096,190	3,745,775
Other liabilities	833,795	747,399

Total liabilities	93,207,647	94,393,499

Equity:
Accumulated other comprehensive earnings, net of tax	530,097	1,553,944
Retained earnings	29,635,638	27,480,910

Total equity	30,165,735	29,034,854

Total liabilities and equity	$123,373,382	$123,428,353

See accompanying notes to consolidated financial statements.

Illinois Casualty Company (A Mutual Insurance Company)

Consolidated Statements of Earnings and Comprehensive Earnings

	Year ended December 31,
	2015	2014
Net premiums earned	$40,219,861	$38,120,785
Net investment income	1,332,520	1,140,920
Net realized investment gains	80,527	458,539
Other income	189,902	112,515

Consolidated revenues	41,822,810	39,832,759

Losses and settlement expenses	23,800,514	22,748,378
Policy acquisition costs	14,555,411	14,322,597
Interest expense on debt	136,295	133,779
General corporate expenses	314,120	263,482

Total expenses	38,806,340	37,468,236

Earnings before income taxes	3,016,470	2,364,523
Income tax expense (benefit):
Current	461,567	678,779
Deferred	400,175	100,370

Total income tax expense:	861,742	779,149

Net earnings	$2,154,728	$1,585,374

Other comprehensive earnings (loss), net of tax
Unrealized gains and losses on investments:
Unrealized holding (losses) gains arising during the period, net of income tax benefit (expense) of $500,057 in 2015 and $(621,429) in 2014	$(970,699)	$1,206,302
Reclassification adjustment for (gains) losses included in net income, net of income tax expense of $27,379 in 2015 and $155,903 in 2014	(53,148)	(302,636)

Total other comprehensive (loss) earnings	(1,023,847)	903,666

Comprehensive earnings	$1,130,881	$2,489,040

See accompanying notes to consolidated financial statements.

Illinois Casualty Company (A Mutual Insurance Company)

Consolidated Statements of Policyholders’ Equity

	Retained earnings	Accumulated other comprehensive income	Total equity
Balance, January 1, 2014	$25,895,536	$650,278	$26,545,814

Net earnings	1,585,374	—	1,585,374
Other comprehensive earnings, net of tax	—	903,666	903,666

Balance, December 31, 2014	27,480,910	1,553,944	29,034,854

Net earnings	2,154,728	—	2,154,728

Other comprehensive loss, net of tax	—	(1,023,847)	(1,023,847)

Balance, December 31, 2015	$29,635,638	$530,097	$30,165,735

See accompanying notes to consolidated financial statements.

Illinois Casualty Company (A Mutual Insurance Company)

Consolidated Statements of Cash Flows

	Years ended December 31,
	2015	2014
Cash flows from operating activities:
Net earnings	$2,154,728	$1,585,374
Adjustments to reconcile net earnings to net cash provided by operating activities
Net realized investment gains	(80,527)	(458,539)
Depreciation	505,555	511,294
Deferred income tax	400,175	100,370
Amortization of bond premium and discount	278,496	316,580
Change in:
Accrued investment income	(41,768)	3,361
Premiums and reinsurance balances receivable (net of direct write-offs and commutations)	(1,116,020)	(111,665)
Other assets	(292,310)	(156,530)
Reinsurance balances payable	—	(529,861)
Ceded unearned premium	(39,452)	1,851,155
Reinsurance balances recoverable on unpaid losses	6,319,975	(4,861,206)
Deferred policy acquisition costs	(182,190)	(481,705)
Accrued expenses	350,415	1,287,244
Unpaid losses and settlement expenses	(3,561,384)	7,281,244
Unearned premiums	1,537,267	1,105,831
Current federal income tax	(488,433)	(71,221)

Net cash provided by operating activities	5,744,527	7,371,726

Cash flows from investing activities:
Purchase of:
Fixed income, available-for-sale	(13,319,250)	(13,264,238)
Equity securities, available-for-sale	(221,233)	(13,204,658)
Property and equipment	(644,805)	(717,104)
Other: Property held for investment income	(561,051)	—
Proceeds from sales, maturities, and calls of:
Fixed income, available-for-sale	9,486,713	13,149,603
Equity securities, available-for-sale	—	5,903,997
Property and equipment	65,104	19,747

Net cash used in investing activities	(5,194,522)	(8,112,653)

Cash flows from financing activities:
Proceeds from sale leaseback	911,527	—
Repayments of borrowed funds	(423,677)	(364,157)

Net cash provided in (used) in financing activities	487,850	(364,157)

Net increase (decrease) in cash	1,037,856	(1,105,084)

Cash and cash equivalent at beginning of year	1,141,656	2,246,740

Cash and cash equivalents at end of year	$2,179,511	$1,141,655

Supplemental disclosures:
Federal income tax paid	$950,000	$750,000

Interest paid	$136,506	$133,654

See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A.	DESCRIPTION OF BUSINESS

Illinois Casualty Company (A Mutual Insurance Company) (herein, “the Company”) is a specialty insurance carrier primarily underwriting commercial multi-peril, liquor liability, workers’ compensation, and umbrella liability coverages for the food and beverage industry. The Company writes business in Illinois, Iowa, Indiana, Minnesota, Missouri, and Wisconsin and markets through independent agents. Approximately 36 percent and 37 percent of the premium is written in Illinois for the years ended December 31, 2015 and 2014, respectively. The Company has three wholly owned subsidiaries, Beverage Insurance Agency, Estrella Innovative Solutions, Inc., and ICC Realty, LLC.; however the Company operates as a single segment.

B.	PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION

The accompanying consolidated financial statements were prepared in conformity with U.S. generally accepted accounting principles (GAAP), which differ in some respects from those followed in reports to insurance regulatory authorities. The consolidated financial statements include the accounts of our subsidiaries. All significant intercompany balances and transactions have been eliminated.

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet, revenues and expenses for the periods then ended, and the accompanying notes to the financial statements. Such estimates and assumptions could change in the future as more information becomes known which could impact the amounts reported and disclose herein. The most significant of these amounts is the liability for unpaid losses and settlement expenses. Other estimates include investment valuation and other than temporary impairments (OTTIs), the collectability of reinsurance balances, recoverability of deferred tax assets, and deferred policy acquisition costs. These estimates and assumptions are based on management’s best estimates and judgment. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, which management believes to be reasonable under the circumstances. Management adjusts such estimates and assumptions when facts and circumstances dictate. Although recorded estimates are supported by actuarial computations and other supportive data, the estimates are ultimately based on expectations of future events. As future events and their effects cannot be determined with precision, actual results could differ significantly from these estimates. Changes in those estimates resulting from continuing changes in the economic environment will be reflected in the consolidated financial statements in future periods.

C.	PROSPECTIVE ACCOUNTING STANDARDS

The dates presented below, represent the implementation dates for publicly traded entities. The Company’s status as an Emerging Growth Company could delay the required adoption of each of these standards.

In January 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2016-01, Financial Instruments Overall: Recognition and Measurement of Financial Assets and Financial Liabilities. The guidance affects the accounting for equity investments, financial liabilities under the fair value option, and the presentation and disclosure requirements of financial instruments. The amendments will be applied to fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Early adoption is permitted for the accounting guidance on financial liabilities under the fair value option. The Company is currently assessing the impact this new standard will have on its consolidated financial statements.

In February 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2016-02, Leases, which will supersede the current lease requirements in ASC 840. The ASU requires lessees to recognize a right of use asset and related lease liability for all leases, with a limited exception for short term leases. Leases will be classified as either finance or operating, with the classification affecting the pattern of expense recognition in the statement of operations. Currently, leases are classified as either capital or operating, with only capital leases recognized on the balance sheet. The reporting of lease related expenses in the statements of operations and cash flows will be generally consistent with the current guidance. The new lease guidance will be effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years and will be applied using a modified retrospective transition method to the beginning of the earliest period presented. The effect of applying the new lease guidance on the consolidated balance sheet has not yet been determined.

In June 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2016-13, Financial Instruments Credit Losses. The guidance affects the recognition of expected credit losses. Credit losses relating to available for sale securities will be recorded through an allowance for credit losses. The amendments will be applied to fiscal years beginning after December 15, 2019, and early adoption is permitted as of fiscal years beginning after December 15, 2018. The effect of applying the new guidance on accounting for credit losses has not yet been determined.

In May 2015, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2015-09, Disclosure about Short-Duration Contracts. The guidance addresses enhanced disclosure requirements for insurers relating to short-duration insurance contract claims and the unpaid claims liability rollforward for long and short-duration contracts. This ASU is effective for annual reporting periods beginning after December 15, 2015, and for interim periods after December 15, 2016. Early adoption is permitted. The Company has not early-adopted this ASU and while disclosures will be increased, management does not believe adoption will have a material effect on the Company’s financial statements.

In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers (Topic 606), which will supersede the current revenue recognition requirements in Topic 605, Revenue Recognition. The ASU is based on the principle that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The ASU also requires additional disclosure about the nature, amount, timing, and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. The new guidance will be effective for annual reporting periods beginning after December 15, 2016 including interim periods within that reporting period. The effect of applying the new guidance has not yet been determined.

D.	INVESTMENTS:

The Company classifies its investments in all debt and equity securities as available-for-sale.

AVAILABLE-FOR-SALE SECURITIES

Debt and equity securities are classified as available-for-sale and reported at fair value. Unrealized gains and losses on these securities are excluded from net earnings but are recorded as a separate component of comprehensive earnings and shareholders’ equity, net of deferred income taxes.

OTHER THAN TEMPORARY IMPAIRMENT

Under current accounting standards, an OTTI write-down of debt securities, where fair value is below amortized cost, is triggered by circumstances where (1) an entity has the intent to sell a security, (2) it is more likely than not that the entity will be required to sell the security before recovery of its amortized cost basis or (3) the entity does not expect to recover the entire amortized cost basis of the security. If an entity intends to sell a security or if it is more likely than not the entity will be required to sell the security before recovery, an OTTI write-down is recognized in earnings equal to the difference between the security’s amortized cost and its fair value. If an entity does not intend to sell the security or it is not more likely than not that it will be required to sell the security before recovery, the OTTI write-down is separated into an amount representing the credit loss, which is recognized in earnings, and the amount related to all other factors, which is recognized in other comprehensive income. Impairment losses result in a reduction of the underlying investment’s cost basis.

The Company regularly evaluates its fixed income and equity securities using both quantitative and qualitative criteria to determine impairment losses for other-than-temporary declines in the fair value of the investments. The following are the key factors for determining if a security is other-than-temporarily impaired:

•	The extent to which the fair value is less than cost,

•	The assessment of significant adverse changes to the cash flows on a fixed income investment,

•	The occurrence of a discrete credit event resulting in the issuer defaulting on a material obligation, the issuer seeking protection from creditors under the bankruptcy laws, the issuer proposing a voluntary reorganization under which creditors are asked to exchange their claims for cash or securities having a fair value substantially lower than par value,

•	The probability that the Company will recover the entire amortized cost basis of the fixed income securities prior to maturity,

•	The ability and intent to hold fixed income securities until maturity or

•	For equity securities, the expectation of recovery to cost within a reasonable period of time.

Quantitative and qualitative criteria are considered during this process to varying degrees depending on the sector the analysis is being performed:

Corporates

The Company performs a qualitative evaluation of holdings that fall below the price threshold. The analysis begins with an opinion of industry and competitive position. This includes an assessment of factors that enable the profit structure of the business (e.g., reserve profile for exploration and production companies), competitive advantage (e.g., distribution system), management strategy, and an analysis of trends in return on invested capital. Analysts may also review other factors to determine whether an impairment exists including liquidity, asset value cash flow generation, and industry multiples.

Municipals

The Company analyzes the screened impairment candidates on a quantitative and qualitative basis. This includes an assessment of the factors that may be contributing to the unrealized loss and whether the recovery value is greater or less than current market value.

Structured Securities

The “stated assumptions” analytic approach relies on actual 6-month average collateral performance measures (voluntary prepayment rate, gross default rate, and loss severity) sourced through third party data providers or remittance reports. The analysis applies the stated assumptions throughout the remaining term of the transaction using forecasted cashflows, which are then applied through the transaction structure (reflecting the priority of payments and performance triggers) to determine whether there is a loss to the security (“Loss to Tranche”). For securities or sectors for which no actual loss or minimal loss has been observed (certain Prime Residential Mortgage Backed Securities (RMBS) and Commercial Mortgage Backed Securities (CMBS), for example), sector-based assumptions are applied or an alternative quantitative or qualitative analysis is performed.

Investment Income

Interest on fixed maturities and short-term investments is credited to earnings on an accrual basis. Premiums and discounts are amortized or accreted over the lives of the related fixed maturities. Dividends on equity securities are credited to earnings on the ex-dividend date. Realized gains and losses on disposition of investments are based on specific identification of the investments sold on the settlement date, which does not differ significantly from trade date accounting.

E.	CASH AND CASH EQUIVALENTS

Cash consists of uninvested balances in bank accounts. Cash equivalents consist of investments with original maturities of 90 days or less, primarily AAA-rated prime and government money market funds. Cash equivalents are carried at cost, which approximates fair value. The Company has not experienced losses on these instruments.

F.	REINSURANCE

Ceded unearned premiums and reinsurance balances recoverable on paid and unpaid losses and settlement expenses are reported separately as assets instead of being netted with the related liabilities, since reinsurance does not relieve us of our legal liability to our policyholders.

Quarterly, the Company monitors the financial condition of its reinsurers. The Company’s monitoring efforts include, but are not limited to, the review of annual summarized financial data and analysis of the credit risk associated with reinsurance balances recoverable by monitoring the A.M. Best and Standard & Poor’s (S&P) ratings. In addition, the Company subjects its reinsurance recoverables to detailed recoverable tests, including an analysis based on average default by A.M. Best rating. Based upon the review and testing, the Company’s policy is to charge to earnings, in the form of an allowance, an estimate of unrecoverable amounts from reinsurers. This allowance is reviewed on an ongoing basis to ensure that the amount makes a reasonable provision for reinsurance balances that the Company may be unable to recover.

G.	POLICY ACQUISITION COSTS

The Company defers commissions, premium taxes, and certain other costs that are incrementally or directly related to the successful acquisition of new or renewal insurance contracts. Acquisition-related costs may be deemed ineligible for deferral when they are based on contingent or performance criteria beyond the basic acquisition of the insurance contract or when efforts to obtain or renew the insurance contract are unsuccessful. All eligible costs are capitalized and charged to expense in proportion to premium revenue recognized. The method followed in computing deferred policy acquisition costs limits the amount of such deferred costs to their estimated realizable value. This deferral methodology applies to both gross and ceded premiums and acquisition costs.

H.	PROPERTY AND EQUIPMENT

Property and equipment are presented at cost, less accumulated depreciation, and are depreciated using accelerated methods for financial statement purposes for a period based on their economic life. Computer equipment is depreciated over 3 years and equipment over a range of 5 to 7 years. Buildings are depreciated over 39 years and related improvements over 15 years. Annually, the Company reviews the major asset classes held for impairment. For the years ended December 31, 2015 and 2014, the Company recognized no impairments. Property and equipment are summarized as follows:

	December 31,
	2015	2014

Automobiles	$460,790	$440,924
Furniture and fixtures	474,213	376,328
Computer equipment and software	2,690,705	2,253,432
Real estate and related improvements	4,168,464	3,560,810

Total cost	7,794,172	6,631,494

Accumulated depreciation	3,553,073	3,025,596

Net property and equipment	$4,241,099	$3,605,898

I.	UNPAID LOSSES AND SETTLEMENT EXPENSES

The liability for unpaid losses and settlement expenses represents estimates of amounts needed to pay reported and unreported claims and related expenses. The estimates are based on certain actuarial and other assumptions related to the ultimate cost to settle such claims. Such assumptions are subject to occasional changes due to evolving economic, social, and political conditions. All estimates are periodically reviewed and, as experience develops and new information becomes known, the reserves are adjusted as necessary. Such adjustments are reflected in the results of operations in the period in which they are determined. Due to the inherent uncertainty in estimating reserves for losses and settlement expenses, there can be no assurance that the ultimate liability will not exceed recorded amounts. If actual liabilities do exceed recorded amounts, there will be an adverse effect. Based on the current assumptions used in estimating reserves, we believe that our overall reserve levels at December 31, 2015, make a reasonable provision to meet our future obligations. See note 7 for a further discussion of unpaid losses and settlement expenses.

J.	PREMIUMS

Premiums are recognized ratably over the term of the contracts, net of ceded reinsurance. Unearned premiums represent the portion of premiums written relative to the unexpired terms of coverage. Unearned premiums are calculated on a daily pro rata basis.

K.	GENERAL CORPORATE EXPENSE

General corporate expenses consist primarily of real estate and occupancy costs, such as utilities and maintenance. These costs are largely fixed and therefore, do not vary significantly with premium volume.

L.	INCOME TAXES

The Company files a consolidated federal income tax return. Federal income taxes are accounted for using the asset and liability method under which deferred income taxes are recognized for the tax consequences of “temporary differences” by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities, operating losses and tax credit carry forwards. The effect on deferred taxes for a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance if it is more likely than not all or some of the deferred tax assets will not be realized.

The Company considers uncertainties in income taxes and recognizes those in its financial statements as required. As it relates to uncertainties in income taxes, unrecognized tax benefits, including interest and penalty accruals, are not considered material to the consolidated financial statements. Also, no tax uncertainties are expected to result in significant increases or decreases to unrecognized tax benefits within the next 12-month period. Penalties and interest related to income tax uncertainties, should they occur, would be included in income tax expense in the period in which they are incurred.

As an insurance company, the Company is subject to minimal state income tax liabilities. On a state basis, since the majority of income is from insurance operations, the Company pays premium taxes in lieu of state income tax. Premium taxes are a component of policy acquisition costs and calculated as a percentage of gross premiums written.

M.	COMPREHENSIVE EARNINGS

Comprehensive earnings include net earnings plus unrealized gains/losses on available-for-sale investment securities, net of tax. In reporting the components of comprehensive earnings on a net basis in the statement of earnings, the Company used a 34 percent tax rate. Other comprehensive earnings (loss), as shown in the consolidated statements of earnings and comprehensive earnings, is net of tax (benefit) expense of $(527,437) and $465,525 for 2015 and 2014, respectively.

The following table provides the reclassifications out of accumulated other comprehensive income for the periods presented:

Details about Accumulated Other Comprehensive Income Component	Amounts Reclassified from Accumulated Other Comprehensive Income For the Years Ended December 31,		Affected Line Item in the Statement where Net Income is Presented
	2015	2014

Unrealized gains on available-for-sale investments
	$(80,527)	$(458,539)	Net realized gains (losses) on investments
	27,379	155,903	Income tax expense

	$(53,148)	$(302,636)	Net of tax

N.	RISKS AND UNCERTAINTIES:

Certain risks and uncertainties are inherent to day-to-day operations and to the process of preparing the Company’s consolidated financial statements. The more significant risks and uncertainties, as well as the Company’s attempt to mitigate, quantify, and minimize such risks, are presented below and throughout the notes to the consolidated financial statements.

Catastrophe Exposures

The Company’s insurance coverages include exposure to catastrophic events. All catastrophe exposures are monitored by quantifying exposed policy limits in each region and by using computer-assisted modeling techniques. Additionally, the Company limits its risk to such catastrophes through restraining the total policy limits written in each region and by purchasing reinsurance. The Company’s major catastrophe exposure is to losses caused by tornado and hail to commercial properties throughout the Midwest. In 2014, the Company had protection of $4.5 million in excess of $500,000 first-dollar retention.

The catastrophe reinsurance treaty renewed on January 1, 2015, and the Company increased its limits to secure protection of $9.5 million in excess of $500,000 first-dollar retention. The catastrophe program is actively managed to keep net retention in line with risk tolerances and to optimize the risk/return trade off.

Reinsurance

Reinsurance does not discharge the Company from its primary liability to policyholders, and to the extent that a reinsurer is unable to meet its obligations, the Company would be liable. On a quarterly basis, the financial condition of prospective and existing reinsurers is monitored. As a result, the Company purchases reinsurance from a number of financially strong reinsurers. Accordingly, no allowance for reinsurance balances deemed uncollectible has been made. See further discussion of reinsurance exposures in note 5.

Investment Risk

The investment portfolio is subject to market, credit, and interest rate risks. The equity portfolio will fluctuate with movements in the overall stock market. While the equity portfolio has been constructed to have lower downside risk than the market, the portfolio is sensitive to movements in the market. The bond portfolio is affected by interest rate changes and movement in credit spreads. The Company attempts to mitigate its interest rate and credit risks by constructing a well-diversified portfolio with high-quality securities with varied maturities. Downturns in the financial markets could have a negative effect on the portfolio. However, the Company attempts to manage this risk through asset allocation, duration, and security selection.

Liquidity Risk

Liquidity is essential to the Company’s business and a key component of the concept of asset-liability matching. The Company’s liquidity may be impaired by an inability to collect premium receivable or reinsurance recoverable balances in a timely manner, an inability to sell assets or redeem investments, unforeseen outflows of cash or large claim payments, or an inability to access debt. Liquidity risk may arise due to circumstances that the Company may be unable to control, such as a general market disruption, an operational problem that affects third parties or the Company, or even by the perception among market participants that the Company, or other market participants, are experiencing greater liquidity risk.

The Company’s A.M. Best rating is important to its liquidity. A reduction in credit ratings could adversely affect the Company’s liquidity and competitive position, by increasing borrowing costs or limiting access to the capital markets.

External Factors

The Company is highly regulated by the state of Illinois and by the states in which it underwrites business. Such regulations, among other things, limit the amount of dividends, impose restrictions on the amount and types of investments, and regulates rates insurers may charge for various coverages. The Company is also subject to insolvency and guarantee fund assessments for various programs designed to ensure policyholder indemnification. Assessments are generally accrued during the period in which it becomes probable that a liability has been incurred from an insolvency and the amount of the related assessment can be reasonably estimated.

The National Association of Insurance Commissioners (NAIC) has developed Property/Casualty Risk-Based Capital (RBC) standards that relate an insurer’s reported statutory surplus to the risks inherent in its overall operations. The RBC formula uses the statutory annual statement to calculate the minimum indicated capital level to support asset (investment and credit) risk and underwriting (loss reserves, premiums written and unearned premium) risk. The NAIC model law calls for various levels of regulatory action based on the magnitude of an indicated RBC capital deficiency, if any. As of December 31, 2015, the Company determined that its capital levels are well in excess of the minimum capital requirements for all RBC action levels and that its capital levels are sufficient to support the level of risk inherent in its operations. See note 9 for further discussion of statutory information and related insurance regulatory restrictions.

In addition, ratings are a critical factor in establishing the competitive position of insurance companies. The Company is rated by A.M. Best. This rating reflects their opinion of the insurance company’s financial strength, operating performance, strategic position, and ability to meet its obligations to policyholders.

2.	INVESTMENTS

A summary of net investment income for the years ended December 31, 2015 and 2014 is as follows:

NET INVESTMENT INCOME

	2015	2014
Interest on fixed income securities	$2,014,504	$1,979,066
Rental Income	20,055	—
Dividends on equity securities	312,751	167,395
Interest on cash and short-term investments	11,351	9,458

Gross investment income	2,358,661	2,155,919
Less investment expenses	(1,026,141)	(1,014,999)

Net investment income	$1,332,520	$1,140,920

The following is a summary of the proceeds from sales, maturities, and calls of available-for-sale securities and the related gross realized gains and losses for the years ended December 31, 2015 and 2014.

SALES

	Proceeds	Gains	Losses	Net realized gain
2015
Fixed income	$9,486,713	$80,527	$—	$80,527
Equities	$—	$—	$—	$—
2014
Fixed income	$13,149,603	$173,903	$(45,535)	$128,368
Equities	$5,903,997	$361,924	$(31,753)	$330,171

The amortized cost and estimated fair value of fixed income securities at December 31, 2015, by contractual maturity, are shown as follows:

	Amortized Cost	Fair Value

Available-for-sale:
Due in one year or less	$1,802,962	$1,806,504
Due after one year through five years	15,146,664	15,412,009
Due after five years through 10 years	20,685,635	21,197,891
Due after 10 years	8,410,710	8,767,829
Asset and mortgage backed securities without a specific due date	17,948,856	18,011,075

Total available-for-sale	$63,994,827	$65,195,308

Expected maturities may differ from contractual maturities due to call provisions on some existing securities. At December 31, 2015, the net unrealized appreciation of available-for-sale fixed income and equity securities totaled $803,180. At December 31, 2014, the net unrealized appreciation of available-for-sale fixed income and equity securities totaled $2,354,461.

In addition, the following table is a schedule of amortized costs and estimated fair values of investments in fixed income and equity securities as of December 31, 2015 and 2014:

	Cost or Amortized Cost		Gross Unrealized
		Fair Value	Gains	Losses
2015
Available-for-sale:
U.S. government	$1,242,679	$1,233,023	$—	$(9,656)
MBS/ABS/CMBS	17,948,856	18,010,566	205,253	(143,543)
Corporate	29,537,101	29,595,269	580,469	(522,301)
Municipal	15,266,191	16,356,450	1,090,259	—

Total fixed income	63,994,827	65,195,308	1,875,981	(675,500)
Equity securities*	9,282,252	8,884,951	21,200	(418,501)

Total available-for-sale	$73,277,079	$74,080,259	$1,897,181	$(1,094,001)

	Cost or Amortized Cost		Gross Unrealized
		Fair Value	Gains	Losses
2014
Available-for-sale:
U.S. government	$538,010	$536,382	$1,962	$(3,590)
MBS/ABS/CMBS	18,100,687	18,402,127	372,867	(71,427)
Corporate	29,044,704	29,878,139	944,347	(110,912)
Municipal	12,676,865	13,807,863	1,130,998	—

Total fixed income	60,360,266	62,624,511	2,450,174	(185,929)

Equity securities*	9,061,020	9,151,235	200,614	(110,399)

Total available-for-sale	$69,421,286	$71,775,746	$2,650,788	$(296,328)

*	Equity securities consist of exchange traded funds (“ETF”) made up of Dividends Select, the S & P 500, and one bond ETF.

MORTGAGE-BACKED, COMMERCIAL MORTGAGE-BACKED AND ASSET-BACKED SECURITIES

All of the Company’s collateralized securities carry an average credit rating of AA+ by one or more major rating agency and continue to pay according to contractual terms. Included within MBS/ABS/CMBS are residential mortgage backed securities of $9,201,791 and $8,503,800 and commercial mortgage backed securities of $6,874,455 and $7,592,922 at December 31, 2015 and 2014, respectively.

For all fixed income securities at a loss at December 31, 2015, management believes it is probable that the Company will receive all contractual payments in the form of principal and interest. In addition, the Company is not required to, nor does it intend to sell these investments prior to recovering the entire amortized cost basis of each security, which may be maturity. Management does not consider these investments to be other-than-temporarily impaired at December 31, 2015.

CORPORATE BONDS

Net unrealized gains in the corporate bond portfolio decreased $775,267 in 2015 from a gain of $833,435 in 2014 to a gain of $58,168 in 2015 as interest rates increased during the year. Of particular interest, the risk premiums associated with energy sector holdings increased near year-end. The wider credit spreads in energy were largely due to a rapid decline in oil and a repricing of risk for related companies. The corporate bond portfolio has an overall rating of AA-.

MUNICIPAL BONDS

As of December 31, 2015 and 2014, municipal bonds totaled $16,356,450 and $13,807,863, respectively with a gross and net unrealized gain of $1,090,259 and $1,130,998, respectively. The decrease was due to slightly higher interest rates. As of December 31, 2015, approximately 20 percent of the municipal fixed income securities in the investment portfolio were general obligations of state and local governments, 40 percent were revenue based, 32 percent were pre-refunded, and the remaining 8 percent were Taxable. The municipal bond portfolio has an overall rating of AA-.

EQUITY SECURITIES

The equity portfolio consists of exchange traded funds (ETF). Net unrealized gains in the equity portfolio decreased $487,516 and $72,944 in 2015 and 2014, respectively. Given the intent to hold and expectation of recovery to cost within a reasonable period of time, the Company does not consider any of its equities to be other-than-temporarily impaired.

Under current accounting standards, an OTTI write-down of debt securities, where fair value is below amortized cost, is triggered by circumstances where (1) an entity has the intent to sell a security, (2) it is more likely than not that the entity will be required to sell the security before recovery of its amortized cost basis or (3) the entity does not expect to recover the entire amortized cost basis of the security. If an entity intends to sell a security or if it is more likely than not the entity will be required to sell the security before recovery, an OTTI write-down is recognized in earnings equal to the difference between the security’s amortized cost and its fair value. If an entity does not intend to sell the security or it is not more likely than not that it will be required to sell the security before recovery, the OTTI write-down is separated into an amount representing the credit loss, which is recognized in earnings, and the amount related to all other factors, which is recognized in other comprehensive income.

Part of the evaluation of whether particular securities are other-than-temporarily impaired involves assessing whether the Company has both the intent and ability to continue to hold equity securities in an unrealized loss position. For fixed income securities, management considers the intent to sell a security (which is determined on a security-by-security basis) and whether it is more likely than not that is will be required to sell the security before the recovery of the amortized cost basis. Significant changes in these factors could result in a charge to net earnings for impairment losses. Impairment losses result in a reduction of the underlying investment’s cost basis.

ANALYSIS

The following table is also used as part of the impairment analysis and displays the total value of securities that were in an unrealized loss position as of December 31, 2015 and 2014. The table segregates the securities based on type, noting the fair value, cost (or amortized cost), and unrealized loss on each category of investment as well as in total. The table further classifies the securities based on the length of time they have been in an unrealized loss position.

	December 31, 2015			December 31, 2014
	< 12 Mos.	12 Mos & Greater	Total	< 12 Mos.	12 Mos & Greater	Total
U.S. Treasury
Fair value	$1,233,023	$—	$1,233,023	$—	$292,572	$292,572
Cost or amortized cost	1,242,679	—	1,242,679	—	296,162	296,162

Unrealized Loss	(9,656)	—	(9,656)	—	(3,590)	(3,590)

MBS/ABS/CMBS
Fair value	9,404,729	728,591	10,133,320	1,962,502	4,043,188	6,005,690
Cost or amortized cost	9,530,244	746,619	10,276,863	1,969,544	4,107,573	6,077,117

Unrealized Loss	(125,515)	(18,028)	(143,543)	(7,042)	(64,385)	(71,427)

Corporate
Fair value	11,205,004	1,263,357	12,468,361	3,503,440	3,719,901	7,223,341
Cost or amortized cost	11,685,419	1,305,243	12,990,662	3,524,450	3,809,803	7,334,253

Unrealized Loss	(480,415)	(41,886)	(522,301)	(21,010)	(89,902)	(110,912)

Subtotal, fixed income
Fair value	21,842,756	1,991,948	23,834,704	5,465,942	8,055,661	13,521,603
Cost or amortized cost	22,458,342	2,051,862	24,510,204	5,493,994	8,213,538	13,707,532

Unrealized Loss	(615,586)	(59,914)	(675,500)	(28,052)	(157,877)	(185,929)

Equity Securities
Fair value	398,194	3,222,192	3,620,386	3,707,255	—	3,707,255
Cost or amortized cost	429,530	3,609,357	4,038,887	3,817,654	—	3,817,654

Unrealized Loss	(31,336)	(387,165)	(418,501)	(110,399)	—	(110,399)

Total
Fair value	22,240,950	5,214,140	27,455,090	9,173,197	8,055,661	17,228,858
Cost or amortized cost	22,887,872	5,661,219	28,549,091	9,311,648	8,213,538	17,525,186

Unrealized Loss	$(646,922)	$(447,079)	$(1,094,001)	$(138,451)	$(157,877)	$(296,328)

As of December 31, 2015 and 2014, the Company held equity securities that were in unrealized loss positions. The total unrealized loss on these securities in 2015 and 2014 was $418,501 and $110,399, respectively.

The fixed income portfolio contained 62 securities in an unrealized loss position as of December 31, 2015. Of these 62 securities, 7 have been in an unrealized loss position for 12 consecutive months or longer and represent $59,914 in unrealized losses. All fixed income securities in the investment portfolio continue to pay the expected coupon payments under the contractual terms of the securities. Credit-related impairments on fixed income securities that we do not plan to sell, and for which we are not more likely than not to be required to sell, are recognized in net earnings. Any non-credit related impairment is recognized in comprehensive earnings. Based on management’s analysis, the fixed income portfolio is of a high credit quality and it is believed it will recover the amortized cost basis of the fixed income securities. Management monitors the credit quality of the fixed income investments to assess if it is probable that the Company will receive its contractual or estimated cash flows in the form of principal and interest. There were no OTTI losses recognized in other comprehensive earnings in the periods presented. Key factors considered in the evaluation of credit quality include:

•	Changes in technology that may impair the earnings potential of the investment;

•	The discontinuance of a segment of business that may affect future earnings potential;

•	Reduction or elimination of dividends;

•	Specific concerns related to the issuer’s industry or geographic area of operation;

•	Significant or recurring operating losses, poor cash flows and/or deteriorating liquidity ratios; and

•	Downgrades in credit quality by a major rating agency.

Based on management’s analysis, it was concluded that the securities in an unrealized loss position were not other-than-temporarily impaired at December 31, 2015, and 2014.

During 2015 and 2014, the Company did not recognize any impairment losses.

As required by law, certain fixed maturity investments amounting to $2,950,105 and $2,262,657 at December 31, 2015 and 2014, respectively, were on deposit with either regulatory authorities or banks. In addition, $947,554 was pledged in 2015 as part of a capital lease arrangement.

3.	FAIR VALUE DISCLOSURES

Fair value is defined as the price in the principal market that would be received for an asset to facilitate an orderly transaction between market participants on the measurement date. We determined the fair value of certain financial instruments based on their underlying characteristics and relevant transactions in the marketplace. GAAP guidance requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The guidance also describes three levels of inputs that may be used to measure fair value.

The following are the levels of the fair value hierarchy and a brief description of the type of valuation inputs that are used to establish each level:

•	Level 1 is applied to valuations based on readily available, unadjusted quoted prices in active markets for identical assets.

•	Level 2 is applied to valuations based upon quoted prices for similar assets in active markets, quoted prices for identical or similar assets in inactive markets; or valuations based on models where the significant inputs are observable (e.g., interest rates, yield curves, prepayment speeds, default rates, loss severities) or can be corroborated by observable market data.

•	Level 3 is applied to valuations that are derived from techniques in which one or more of the significant inputs are unobservable. Financial assets are classified based upon the lowest level of significant input that is used to determine fair value.

As a part of the process to determine fair value, management utilizes widely recognized, third-party pricing sources to determine fair values. Management has obtained an understanding of the third-party pricing sources’ valuation methodologies and inputs. The following is a description of the valuation techniques used for financial assets that are measured at fair value, including the general classification of such assets pursuant to the fair value hierarchy.

Corporate, Agencies, and Municipal Bonds: The pricing vendor employs a multi-dimensional model which uses standard inputs including (listed in order of priority for use) benchmark yields, reported trades, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, market bids/offers and other reference data. The pricing vendor also monitors market indicators, as well as industry and economic events. All bonds valued using these techniques are classified as Level 2. All Corporate, Agencies, and Municipal securities are deemed Level 2.

Mortgage-backed Securities (MBS)/Collateralized Mortgage Obligations (CMO) and Asset-backed Securities (ABS): The pricing vendor evaluation methodology includes principally interest rate movements and new issue data. Evaluation of the tranches (non-volatile, volatile, or credit sensitivity) is based on the pricing vendors’ interpretation of accepted modeling and pricing conventions. This information is then used to determine the cash flows for each tranche, benchmark yields, pre-payment assumptions and to incorporate collateral performance. To evaluate CMO volatility, an option adjusted spread model is used in combination with models that simulate interest rate paths to determine market price information. This process allows the pricing vendor to obtain evaluations of a broad universe of securities in a way that reflects changes in yield curve, index rates, implied volatility, mortgage rates, and recent trade activity. MBS/CMO and ABS with corroborated and observable inputs are classified as Level 2. All MBS/CMO and ABS holdings are deemed Level 2.

U.S. Treasury Bonds and Common Stock: U.S. treasury bonds and exchange traded equities have readily observable price levels and are classified as Level 1 (fair value based on quoted market prices). All common stock holdings are deemed Level 1.

Due to the relatively short-term nature of cash, cash equivalents, and the mortgage on the home office, their carrying amounts are reasonable estimates of fair value. The surplus notes are carried at face value and given that there is no readily available market for these to trade in, management believes that face value accurately reflects fair value. Cash and cash equivalents are classified as Level 1 of the hierarchy. The mortgage on the home office and the surplus notes are carried at Level 2 of the hierarchy.

Assets measured at fair value on a recurring basis as of December 31, 2015, are as summarized below:

	Quoted in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
2015
Available-for-sale:
U.S. treasury	$1,233,023	$—	$—	$1,233,023
MBS/ABS/CMBS	—	18,010,566	—	18,010,566
Corporate	—	29,595,269	—	29,595,269
Municipal	—	16,356,450	—	16,356,450
Equities	8,884,951	—	—	8,884,951

	$10,117,974	$63,962,285	$—	$74,080,259

Assets measured at fair value on a recurring basis as of December 31, 2014, are as summarized below:

	Quoted in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
2014
Available-for-sale:
U.S. treasury	$536,382	$—	$—	$536,382
MBS/ABS/CMBS	—	18,402,127	—	18,402,127
Corporate	—	29,878,139	—	29,878,139
Municipal	—	13,807,863	—	13,807,863
Equities	9,151,235	—	—	9,151,235

	$9,687,617	$62,088,129	$—	$71,775,746

As noted in the previous tables, the Company did not have any assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) as of December 31, 2015 and 2014. Additionally, there were no securities transferred in or out of levels 1 or 2 during the years ended December 31, 2015 and 2014.

4.	POLICY ACQUISITION COSTS

Policy acquisition costs deferred and amortized to income for the years ended December 31 are summarized as follows:

	2015	2014
Deferred policy acquisition costs (DAC), beginning of year	$3,800,544	$3,318,839
Deferred:
Direct commission	6,885,761	6,479,631
Premium taxes	620,726	702,728
Ceding commissions	(851,412)	(208,048)
Underwriting	341,006	328,548

Net deferred	6,996,081	7,302,859

Amortized	6,813,891	6,821,154

DAC, end of year	$3,982,734	$3,800,544

Policy acquisition costs:
Amortized to expense	$6,813,891	$6,821,154
Period costs:
Contingent commission	1,528,651	1,361,570
Other underwriting expenses	6,212,869	6,139,873

Total policy acquisition costs	$14,555,411	$14,322,597

5.	DEBT

As of December 31, 2015 and 2014, outstanding debt balances totaled $ 3,273,560 and $2,785,710, respectively. The Company incurred interest expense for the years ended December 31, 2015 and 2014 of $136,295 and $133,799, respectively. The average rate on debt in 2015 was 4.50 percent. The debt balance is comprised of the following:

Surplus Notes

The Company has $1,921,428 and $1,992,857 of surplus notes issued, for cash, and outstanding as of December 31, 2015 and 2014, respectively. Payment of principal and interest on all surplus notes requires specific approval by the Illinois Department of Insurance. The Company’s obligation to pay principal and interest on surplus notes is subordinate to the insurance claims of policyholders of the Company in accordance with terms of Section 56 of the Illinois Insurance Code.

Subject to the approval of the Director of Insurance of the State of Illinois and the applicable provisions of the Illinois Insurance Code, the noteholder shall have the right at the time of a stock conversion of the Company, upon not less than thirty (30) days’ written notice to the Company, to convert all or any portion of the outstanding principal amount of the note into common shares of the Company.

Additional information regarding each surplus note follows:

Date Issued	Interest Rate	Par Value (Face Amount of Notes)	Carrying Value of Note	Principal and/or Interest Paid Current Year	Total Principal and/or Interest Paid	Unapproved Principal and/or Interest	Date of Maturity

12/31/2003	5.35%	1,600,000	1,600,000	85,600	1,031,200	—	12/31/2033
7/15/2004	7.00%	410,000	250,000	17,500	443,707	—	7/15/2034
8/31/2004	7.00%	250,000	71,428	74,998	340,304	—	8/31/2016

		2,260,000	1,921,428	178,098	1,815,211	—

Note holders are entitled to 1/28th of the principal each year. To date, the note holders of the surplus notes maturing on 12/31/2033 and 7/15/2034 have elected to waive principal repayment.

Leasehold Obligations

The Company entered into a sale leaseback arrangement in September 2015 that is accounted for as a capital lease. Under the agreement, Pacific Western Equipment Finance Company purchased electronic data processing software and titled vehicles which are leased to the Company. These assets remain on the Company’s books due to provisions within the agreement that trigger capital lease accounting. To secure the lowest rate possible of 4.7 percent, the Company pledged bonds totaling $947,554. There was no gain or loss recognized as part of this transaction. Lease payments for 2015 totaled $64,182. The term of the electronic data processing lease is 48 months and the term of the titled vehicles lease is 36 months. The outstanding lease obligation at December 31, 2015, was $859,818.

Future minimum lease payments for the five succeeding years as of December 31, 2015 are:

Year	Amount
2016	$248,446
2017	248,446
2018	248,446
2019	192,353
2020	30,189

967,880

Interest portion	108,062

Total	$859,818

Home Office Mortgage

The Company maintains a mortgage on its home office. Interest is charged at a fixed rate of 2.6 percent and the loan matures in 2017. The building is used as collateral to secure the loan. The loan balance at year end 2015 and 2014 was $492,315 and $792,853, respectively. The interest paid on the loan in 2015 was $17,153 and $25,430 in 2014.

Payments due subsequent to December 31, 2015 are summarized below:

Year	Amount
2016	$317,820
2017	185,395

503,215

Interest portion	10,900

Total	$492,315

The Company maintains a revolving line of credit with American Bank & Trust, which permits borrowing up to an aggregate principal amount of $2.0 million. This facility was entered into during 2013 and is renewed annually. There are no financial covenants governing this agreement. As of and during the years ended December 31, 2015 and 2014, no amounts were outstanding on this facility.

6.	REINSURANCE

In the ordinary course of business, the Company assumes and cedes premiums and selected insured risks with other insurance companies, known as reinsurance. A large portion of the reinsurance is put into effect under contracts known as treaties and, in some instances, by negotiation on each individual risk (known as facultative reinsurance). In addition, there are several types of treaties including quota share, excess of loss and catastrophe reinsurance contracts that protect against losses over stipulated amounts arising from any one occurrence or event. The arrangements allow the Company to pursue greater diversification of business and serve to limit the maximum net loss to a single event, such as a catastrophe. Through the quantification of exposed policy limits in each region and the extensive use of computer-assisted modeling techniques, management monitors the concentration of risks exposed to catastrophic events.

Through the purchase of reinsurance, the Company also generally limits its net loss on any individual risk to a maximum of $500,000, although certain treaties contain an annual aggregate deductible before reinsurance applies.

Premiums, written and earned, along with losses and settlement expenses incurred for the years ended December 31 are summarized as follows:

	2015	2014
WRITTEN
Direct	$49,047,060	$46,339,636
Reinsurance assumed	346,280	335,174
Reinsurance ceded	(7,762,059)	(5,598,098)

Net	$41,631,281	$41,076,712

EARNED
Direct	$47,616,234	$45,253,225
Reinsurance assumed	326,234	316,813
Reinsurance ceded	(7,722,607)	(7,449,253)

Net	$40,219,861	$38,120,785

LOSS AND SETTLEMENT EXPENSES INCURRED
Direct	$28,462,833	$34,236,132
Reinsurance assumed	220,831	214,223
Reinsurance ceded	(4,883,150)	(11,701,977)

Net	$23,800,514	$22,748,378

The reinsurance assumed business consists of assigned risk pools, which require the Company to participate in certain workers’ compensation and other liability pools, as a result of their licensure and premium writings in the various states in which it does business.

At December 31, 2015 and 2014, respectively, the Company had prepaid reinsurance premiums and recoverables on paid and unpaid losses and settlement expenses totaling $19,158,224 and $25,822,425. More than 98 percent of the Company’s reinsurance recoverables are due from companies with financial strength ratings of “A” or better by A.M. Best.

The following table displays net reinsurance balances recoverable, after consideration of collateral, from the Company’s top 10 reinsurers as of December 31, 2015. These reinsurers all have financial strength ratings of “A” or better by A.M. Best. Also shown are the amounts of written premium ceded to these reinsurers during the calendar year 2015.

(in 000’s of US dollars)	A.M. Best Rating	S & P Rating	Net Reinsurer Exposure as of December 31, 2015	Percent of Total	Ceded Premiums Written	Percent of Total

Everest Reinsurance Company	A+	A+	4,081	20.4%	1,944	25.0%
Partner Reinsurance Company	A+	A+	3,511	17.6%	1,221	15.7%
Lloyd’s Syn Number 1414	A	A+	3,121	15.6%	68	0.9%
Swiss Reinsurance	A+	AA-	2,575	12.9%	1,133	14.6%
Aspen Insurance UK Ltd	A	A	2,269	11.4%	868	11.2%
Platinum Underwriters	A	A-	1,494	7.5%	1	0.0%
Allied World Reinsurance	A	A	1,121	5.6%	861	11.1%
Hannover Ruckversicherungs	A+	AA-	929	4.7%	769	9.9%
Toa Reinsurance Company	A+	A+	652	3.3%	—	0.0%
Endurance	A	A	96	0.5%	174	2.2%
All other reinsurers*			122	0.5%	723	9.4%

			19,971	100.0%	7,762	100.0%

Ceded unearned premiums and reinsurance balances recoverable on paid losses and settlement expenses are reported separately as an asset, rather than being netted with the related liability, since reinsurance does not relieve the Company of its liability to policyholders. Such balances are subject to the credit risk associated with the individual reinsurer. On a quarterly basis, the financial condition of the Company’s reinsurers is monitored. As part of the monitoring efforts, management reviews annual summarized financial data and publically available information. The credit risk associated with the reinsurance balances recoverable is analyze by monitoring the A.M. Best and S&P ratings of the reinsurers. In addition, the Company subjects its reinsurance recoverables to detailed recoverability tests, including one based on average default by A.M. Best rating.

Once regulatory action (such as receivership, finding of insolvency, order of conservation or order of liquidation) is taken against a reinsurer, the paid and unpaid recoverable for the reinsurer are specifically identified and written off through the use of the allowance for estimated unrecoverable amounts from reinsurers. When such a balance is written off, it is done in full. The Company then re-evaluates the remaining allowance and determines whether the balance is sufficient as detailed above, and if needed, an additional allowance is recognized and income charged. The Company had no allowance recorded related to uncollectible amounts on paid and unpaid recoverables at December 31, 2015 and 2014. The Company has no receivables with a due date that extends beyond 90 days from the date of billing that are not included in the allowance for uncollectible amounts.

7.	UNPAID LOSSES AND SETTLEMENT EXPENSES

The following table is a reconciliation of the Company’s unpaid losses and settlement expenses (LAE) for the years 2015 and 2014.

(in 000’s US dollars)	2015	2014
Unpaid losses and LAE at beginning of year:
Gross	$64,617	$57,336
Ceded	(25,822)	(20,994)

Net	38,795	36,342

Increase (decrease) in incurred losses and LAE:
Current year	24,293	22,267
Prior years	(493)	481

Total incurred	23,800	22,748

Loss and LAE payments for claims incurred:
Current year	(6,466)	(7,798)
Prior years	(14,231)	(12,497)

Total paid	(20,697)	(20,295)

Net unpaid losses and LAE at end of year	41,898	38,795

Unpaid losses and LAE at end of year:
Gross	61,056	64,617
Ceded	(19,158)	(25,822)

Net	$41,898	$38,795

(in 000’s US dollars)	2015	2014
Supplemental ceded unpaid losses and LAE at end of year disclosure:
Reinsurance balances recoverable on unpaid losses and settlement expenses, net of allowances for uncollectible amounts of $0 in 2015 and $0 in 2014	$(19,535)	$(25,855)
Reinsurance balances payable	377	33

	$(19,158)	$(25,822)

Differences from the initial reserve estimates emerged as changes in the ultimate loss estimates as those estimates were updated through the reserve analysis process. The recognition of the changes in initial reserve estimates occurred over time as claims were reported, initial case reserves were established, initial reserves were reviewed in light of additional information and ultimate payments were made on the collective set of claims incurred as of that evaluation date. The new information on the ultimate settlement value of claims is updated until all claims in a defined set are settled. As a small specialty insurer with a niche product portfolio, the Company’s experience will ordinarily exhibit fluctuations from period to period. While management attempts to identify and react to systematic changes in the loss environment, they must also consider the volume of experience directly available to the Company and interpret any particular period’s indications with a realistic technical understanding of the reliability of those observations.

A discussion of significant components of reserve development for the two most recent calendar years follows:

2015

The Company experienced favorable development relative to prior years’ reserve estimates in its property line of business primarily from the 2014 accident year. The largest contributor to the adverse development in the casualty line of business was Liquor Liability, with approximately 89.4 percent of the development coming from this business.

2014

The Company experienced favorable development relative to prior years’ reserve estimates in its property line of business primarily from the 2013 accident year. The largest contributor to the adverse development in the casualty line of business was BOP Liability, with approximately half of the development coming from the 2013 accident year.

8.	INCOME TAXES

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are summarized as follows at December 31:

	2015	2014
Deferred tax assets:
Tax discounting of claim reserves	$830,440	$1,231,812
Unearned premium reserve	1,660,239	1,561,989
AMT credit carryforward	166,535	471,644
Deferred compensation	275,992	72,243
Provision for uncollectible accounts	34,000	17,000
Other	478,386	456,434

Deferred tax assets before allowance	3,445,592	3,811,122

Less valuation allowance	—	—

Total deferred tax assets	$3,445,592	$3,811,122

Deferred tax liabilities:
Net unrealized appreciation of securities	$273,080	$800,516
Deferred policy acquisition costs	1,354,130	1,292,195
Property and equipment	23,271	64,789
Other	394,459	380,232

Total deferred tax liabilities	2,044,940	2,537,732

Net deferred tax asset	$1,400,652	$1,273,390

Income tax expense attributable to income from operations for the years ended December 31, 2015 and 2014, differed from the amounts computed by applying the U.S. federal tax rate of 34 percent to pretax income from continuing operations as demonstrated in the following table:

	2015	2014
Provision for income taxes at the statutory federal tax rates	$1,025,600	$803,938
Increase (reduction) in taxes resulting from:
Tax-exempt interest income	(174,808)	(164,482)
15% proration of tax exempt interest & dividends received deduction	26,222	24,672
Officer life insurance, net	3,474	3,338
Nondeductible expenses	35,313	27,500
Prior year true-ups and other	(54,059)	84,183

Total	$861,742	$779,149

The Company’s effective tax rate was 28.6 percent and 33.0 percent for 2015 and 2014, respectively. Effective rates are dependent upon components of pretax earnings and the related tax effects.

The Company has recorded its deferred tax assets and liabilities using the statutory federal tax rate of 34 percent. Management believes it is more likely than not that all deferred tax assets will be recovered given the carry back availability as well as the results of future operations, which will generate sufficient taxable income to realize the deferred tax asset. In addition, it is believed that when these deferred items reverse in future years, taxable income will be taxed at an effective rate of 34 percent.

Federal and state income taxes paid in 2015 and 2014 amounted to $950,000 and $750,000, respectively. As of December 31, 2015, the Company does not have any capital or operating loss carryforwards. Periods still subject to Internal Revenue Service (IRS) audit include 2012 through current year. There are currently no open tax exams.

9.	EMPLOYEE BENEFITS

401(K) AND BONUS AND INCENTIVE PLANS

The Company maintains a 401(k) and bonus and incentive plans covering executives, managers, and associates. Excluding the 401(k), at the CEO’s discretion, funding of these plans is primarily dependent upon reaching predetermined levels of combined ratio, growth in statutory surplus, growth in direct written premium, and overall renewal retention ratios. Bonuses are earned as the Company generates earnings in excess of this required return. While some management incentive plans may be affected somewhat by other performance factors, the larger influence of corporate performance ensures that the interests of the executives, managers, and associates corresponds with those of the stakeholders.

The 401(k) plan offers a matching percentage up to 4 percent of eligible compensation, as well as a profit sharing percentage of each employee’s compensation. Participants are 100 percent vested in the matching percentage and vest at a rate of 25 percent per year for the profit sharing distribution. Additionally, bonuses may be awarded to executives, managers, and associates through company incentive plans, provided certain financial or operational goals are met. Annual expenses for these incentive plans totaled $776,390 and $751,675 for 2015 and 2014, respectively.

DEFERRED COMPENSATION

In November 2012, the Company entered into a deferred compensation agreement with an executive of the Company. The agreement requires the Company to make payments to the executive beginning at retirement (age 62). In the event of separation of service without cause prior to age 62, benefits under this agreement vest 25 percent in November 2017, 50 percent in November 2022, 75 percent in November 2027, and 100 percent on January 1, 2032. In the event of death prior to retirement, benefits become fully vested and are payable to the executive’s beneficiaries. Using a discount rate of 4.34 percent, the fully vested obligation under the agreement would total approximately $1,548,000 on January 1, 2032. As of December 31, 2015 and 2014, the accrued liability related to this agreement totaled $173,676 and $105,676, respectively. The Company’s expense related to this plan was $68,000 and $69,992 in 2015 and 2014, respectively.

10.	STATUTORY INFORMATION AND DIVIDEND RESTRICTIONS

The statutory financial statements of the Company are presented on the basis of accounting practices prescribed or permitted by the Illinois Department of Insurance, which has adopted the National Association of Insurance Commissioners (“NAIC”) statutory accounting practices as the basis of its statutory accounting practices. The Company did not use any permitted statutory accounting practices that differ from NAIC prescribed statutory accounting practices. In converting from statutory to GAAP, typical adjustments include deferral of policy acquisition costs, the inclusion of statutory non-admitted assets and the inclusion of net unrealized holding gains or losses in equity relating to available for sale investment securities, and the reclassification of surplus notes from equity to debt.

The NAIC has Risk-based capital (“RBC”) requirements that require insurance companies to calculate and report information under a risk-based formula, which measures statutory capital and surplus needs based upon a regulatory definition of risk relative to the company’s balance sheet and mix of products. As of December 31, 2015 and 2014, the Company had RBC amounts in excess of the authorized control level RBC, as defined by the NAIC. Illinois Casualty Company (ICC), had an authorized control level RBC of $6,175,978 and $6,156,557 as of December 31, 2015 and 2014, respectively, compared to actual statutory capital and surplus of $26,855,678 and $25,193,388, respectively, for these same periods.

Year-end statutory surplus for 2015 and 2014 presented in the table below includes $115 and $33,064 of Estrella Innovative Solutions, LLC common stock (cost basis of $170,078 and $160,078) held by Illinois Casualty Company. This investment is eliminated in the GAAP consolidated financial statements.

The following table includes selected information for our insurance subsidiary for the year ending and as of December 31:

(in 000’s US dollars)	2015	2014

Net income, statutory basis	$1,849,291	$1,381,055
Surplus, statutory basis	$26,855,678	$25,193,388

No Illinois domiciled company may pay any extraordinary dividend or make any other extraordinary distribution to its security holders until: (a) 30 days after the Director has received notice of the declaration thereof and has not within such period disapproved the payment, or (b) the Director approves such payment within the 30-day period. For purposes of this subsection, an extraordinary dividend or distribution is any dividend or distribution of cash or other property whose fair market value, together with that of other dividends or distributions, made within the period of 12 consecutive months ending on the date on which the proposed dividend is scheduled for payment or distribution exceeds the greater of: (a) 10% of the company’s surplus as regards policyholders as of the 31st day of December next preceding, or (b) the net income of the company for the 12-month period ending the 31st day of December next preceding, but does not include pro rata distributions of any class of the company’s own securities.

The Company did not pay any dividends to security holders in 2015 or 2014. It did however, make cash dividend payments in the amount of $1,452 and $1,315 in 2015 and 2014, respectively, to Wisconsin policyholders in accordance with policy contractual obligations.

11.	RELATED PARTY

Mr. John R. Klockau, a director of the Company, holds two surplus note from the Company totaling $1,150,000. The first note is for $1,000,000 and bears interest at 5.35%. The second note is for $150,000 and bears interest at 7.00%. Mr. Klockau was paid interest in the amount of $64,000 in both 2015 and 2014. Additionally, Mr. Klockau is a claims consultant and was paid $14,011 and $14,181 in 2015 and 2014, respectively, related to his services to the Company.

Mr. Scott T. Burgess is a director of the Company and a Senior Managing Director of Griffin Financial Group. Mr. Burgess was paid $2,284 and $1,092 in 2015 and 2014, respectively. Griffin Financial Group was paid $75,000 and $0 in 2015 and 2014, respectively.

12.	COMMITMENTS AND CONTINGENT LIABILITIES

The Company is party to numerous claims, losses, and litigation matters that arise in the normal course of business. Many of such claims, losses, or litigation matters involve claims under policies that the Company underwrites as an insurer. Management believes that the resolution of these claims and losses will not have a material adverse effect on the Company’s financial condition, results of operations, or cash flows.

The Company has operating lease obligations related to managing the business. Expenses associated with the unexpired portion of the agreements totals approximately $21,000 per year. Minimum future rental payments under non-cancellable agreements are as follows:

Year	Payments

2016	21,153

Rent expense totaled $32,457 and $26,738 in 2015 and 2014, respectively.

13.	SUBSEQUENT EVENTS

Subsequent events have been evaluated through the date the financial statements were issued. On February 16, 2016, the Board of Directors approved a plan of demutualization. The Company is currently organized as a mutual insurance company and has prepared these financial statements for use in its filing with the US Securities and Exchange Commission in order to complete the plan of demutualization.

Illinois Casualty Company (A Mutual Insurance Company)

Condensed Consolidated Balance Sheets

	As of
	September 30, 2016	December 31, 2015
	(Unaudited)
Assets
Investments and cash:
Fixed income
Available-for-sale, at fair value (amortized cost - $63,951,572 at 9/30/2016 and $63,994,827 at 12/31/2015)	$67,221,099	$65,195,308
Equity securities available -for-sale, at fair value (cost - $7,948,256 at 9/30/2016 and $9,282,252 at 12/31/2015)	8,380,847	8,884,951
Preferred Stocks available -for-sale, at fair value (cost - $1,477,320 at 9/30/2016 and $0 at 12/31/2015	1,476,460	—
Cash and cash equivalents	3,629,106	2,179,511

Total investments and cash	80,707,512	76,259,770

Accrued investment income	499,862	580,786
Premiums and reinsurance balances receivable, net of allowances for uncollectible amounts of $100,000 at 9/30/2016 and 12/31/2015	16,757,643	15,637,909
Ceded unearned premiums	283,168	57,304
Reinsurance balances recoverable on unpaid losses and settlement expenses, net of allowances for uncollectible amounts of $0 at 9/30/2016 and 12/31/2015	15,665,259	19,535,058
Current federal income taxes	261,211	773,206
Net deferred federal income taxes	268,233	1,400,652
Deferred policy acquisition costs, net	4,279,445	3,982,734
Property and equipment, at cost, net of accumulated depreciation of $4,149,474 at 9/30/2016 and $3,553,073 at 12/31/2015	5,992,623	4,241,099
Other assets	1,850,120	904,864

Total assets	$126,565,076	$123,373,382

Liabilities and Equity
Liabilities:
Unpaid losses and settlement expenses	$57,174,128	61,055,626
Unearned premiums	25,696,488	23,948,476
Reinsurance balances payable	398,674	—
Corporate debt	3,989,278	3,273,560
Accrued expenses	4,187,640	4,096,190
Other liabilities	1,454,865	833,795

Total liabilities	92,901,073	93,207,647

Equity:
Accumulated other comprehensive earnings, net of tax	2,442,830	530,097
Retained earnings	31,221,173	29,635,638

Total equity	33,664,003	30,165,735

Total liabilities and equity	$126,565,076	$123,373,382

See accompanying notes to consolidated financial statements.

Illinois Casualty Company (A Mutual Insurance Company)

Condensed Consolidated Statements of Earnings and Comprehensive Earnings (Unaudited)

	For the Three-Month Periods Ended September 30,
	2016	2015
Net premiums earned	$10,848,363	$10,753,630
Net investment income	663,111	293,481
Net realized investment gains	93,561	27,015
Other-Than-Temporary Impairment Charges	(212,731)	—
Other income	28,058	77,370

Consolidated revenues	11,420,362	11,151,496

Losses and settlement expenses	6,154,162	6,130,112
Policy acquisition costs	4,254,640	3,898,694
Interest expense on debt	48,563	31,969
General corporate expenses	137,109	84,758

Total expenses	10,594,474	10,145,533

Earnings before income taxes	825,888	1,005,963
Income tax expense:
Current	55,204	196,977
Deferred	75,716	75,878

Total income tax expense	130,920	272,855

Net earnings	$694,968	$733,108

Other comprehensive earnings (loss), net of tax	93,301	(82,215)

Comprehensive earnings	$788,269	$650,893

See accompanying notes to consolidated financial statements.

Illinois Casualty Company (A Mutual Insurance Company)

Condensed Consolidated Statements of Earnings and Comprehensive Earnings (Unaudited)

	For the Nine-Month Periods Ended September 30,
	2016	2015
Net premiums earned	$31,694,591	$29,970,981
Net investment income	1,433,005	987,432
Net realized investment gains	231,779	60,708
Other-Than-Temporary Impairment Charges	(212,731)	—
Other income	103,919	213,809

Consolidated revenues	33,250,563	31,232,930

Losses and settlement expenses	18,711,078	17,877,504
Policy acquisition costs	11,797,914	10,916,682
Interest expense on debt	140,185	96,425
General corporate expenses	336,581	232,035

Total expenses	30,985,758	29,122,646

Earnings before income taxes	2,264,805	2,110,284
Income tax expense:
Current	532,199	427,455
Deferred	147,071	160,707

Total income tax expense	679,270	588,162

Net earnings	$1,585,535	$1,522,122

Other comprehensive earnings (loss), net of tax	1,912,733	(634,982)

Comprehensive earnings	$3,498,268	$887,140

See accompanying notes to consolidated financial statements.

Illinois Casualty Company (A Mutual Insurance Company)

Condensed Consolidated Statements of Cash Flows (Unaudited)

	For the Nine-Month Periods Ended September 30,
	2016	2015
Cash flows from operating activities:
Net earnings	$1,585,535	$1,522,122
Adjustments to reconcile net earnings to net cash provided by operating activities
Net realized investment gains	(231,779)	(60,708)
Other-Than-Temporary Impairment Charges	212,731	—
Depreciation	597,247	410,822
Deferred income tax	147,071	160,707
Amortization of bond premium and discount	171,148	278,498
Change in:
Accrued investment income	80,924	30,623
Premiums and reinsurance balances receivable (net of direct write-offs)	(1,119,734)	(2,211,104)
Reinsurance balances payable	398,674	—
Ceded unearned premium	(225,864)	(11,392)
Reinsurance balances recoverable on unpaid losses	3,869,799	2,453,729
Deferred policy acquisition costs	(296,711)	(270,378)
Accrued expenses	91,450	(152,002)
Unpaid losses and settlement expenses	(3,881,498)	(1,202,374)
Unearned premiums	1,748,012	2,019,191
Current federal income tax	511,995	177,455
Other	505,701	(195,372)

Net cash provided by operating activities	4,164,701	2,949,817

Cash flows from investing activities:
Purchases of:
Fixed income, available-for-sale	(9,803,432)	(10,270,826)
Equity securities, available-for-sale	(388,740)	(221,233)
Preferred stock, available-for-sale	(1,477,320)	—
Property and equipment	(818,476)	(712,466)
Property held for investment	(1,628,344)	(345,541)
Proceeds from sales, maturities and calls of:
Fixed income, available-for-sale	9,827,239	8,644,323
Equity securities, available-for-sale	1,590,088	—
Property and equipment	98,049	11,984

Net cash provided by (used in) investing activities	(2,600,936)	(2,893,759)

Cash flows from financing activities:
Proceeds from bank loan	500,000	—
Proceeds from sale leaseback	777,643	921,527
Repayments of borrowed funds	(561,926)	(287,039)
Demutualization and initial public offering costs	(829,887)	—

Net cash provided by (used in) financing activities	(114,170)	634,488

Net increase in cash	1,449,595	690,546

Cash and cash equivalents at beginning of period	2,179,511	1,141,656

Cash and cash equivalents at end of period	3,629,106	$1,832,202

See accompanying notes to consolidated financial statements.

Notes to Unaudited Condensed Consolidated Financial Statements

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A.	DESCRIPTION OF BUSINESS

Illinois Casualty Company (A Mutual Insurance Company) (herein, “the Company”) is a specialty insurance carrier primarily underwriting commercial multi-peril, liquor liability, workers’ compensation, and umbrella liability coverages for the food and beverage industry. The Company writes business in Illinois, Iowa, Indiana, Minnesota, Missouri, and Wisconsin and markets through independent agents. Approximately 36 percent and 34 percent of premium is written in Illinois for the three-months ended September 30, 2016 and 2015, respectively. Approximately 37 percent and 36 percent of the premium is written in Illinois for the nine-months ended September 30, 2016 and 2015, respectively. The Company has three wholly owned subsidiaries, Beverage Insurance Agency, Estrella Innovative Solutions, Inc., and ICC Realty, LLC.; however the Company operates as a single segment.

B.	BASIS OF PRESENTATION

The unaudited condensed consolidated interim financial statements have been prepared in accordance with U.S. generally accepted accounting principles (GAAP) for interim financial reporting and with the instructions to Form 10-Q. Accordingly, they do not include all of the disclosures required by GAAP for complete financial statements. As such, these unaudited condensed consolidated interim financial statements should be read in conjunction with the Company’s December 31, 2015, audited financial statements. The condensed consolidated balance sheet at December 31, 2015, was derived from the audited consolidated balance sheet of the Company as of that date. Management believes that the disclosures are adequate to make the information presented not misleading, and all normal and recurring adjustments necessary to present fairly the financial position at September 30, 2016, and the results of operations of the Company and its subsidiaries for all periods presented have been made. The results of operations for any interim period are not necessarily indicative of the operating results for a full year.

The preparation of the unaudited condensed consolidated interim financial statements requires management to make estimates and assumptions relating to the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the unaudited condensed consolidated interim financial statements, and the reported amounts of revenue and expenses during the period. These amounts are inherently subject to change and actual results could differ significantly from these estimates.

C.	PROSPECTIVE ACCOUNTING STANDARDS

The dates presented below, represent the implementation dates for publicly traded entities. The Company’s status as an Emerging Growth Company could delay the required adoption of each of these standards.

In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers (Topic 606), which will supersede the current revenue recognition requirements in Topic 605, Revenue Recognition. The ASU is based on the principle that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The ASU also requires additional disclosure about the nature, amount, timing, and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. The new guidance will be effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. Management does not believe adoption will have a material effect on the Company’s financial statements.

In May 2015, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2015-09, Disclosure about Short-Duration Contracts. The guidance addresses enhanced disclosure requirements for insurers relating to short-duration insurance contract claims and the unpaid claims liability rollforward for long and short-duration contracts. This ASU is effective for annual reporting periods beginning after December 15, 2015, and for interim periods after December 15, 2016. Early adoption is permitted. The Company has not early-adopted this ASU and while disclosures will be increased, management does not believe adoption will have a material effect on the Company’s financial statements.

In January 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2016-01, Financial Instruments Overall: Recognition and Measurement of Financial Assets and Financial Liabilities. The guidance affects the accounting for equity investments, financial liabilities under the fair value option, and the presentation and disclosure requirements of financial instruments. The amendments will be applied to fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Early adoption is permitted for the accounting guidance on financial liabilities under the fair value option. The Company is currently assessing the impact this new standard will have on its consolidated financial statements.

In February 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2016-02, Leases, which will supersede the current lease requirements in Topic 840, Leases. The ASU requires lessees to recognize a right of use asset and related lease liability for all leases, with a limited exception for short term leases. Leases will be classified as either finance or operating, with the classification affecting the pattern of expense recognition in the statement of operations. Currently, leases are classified as either capital or operating, with only capital leases recognized on the balance sheet. The reporting of lease related expenses in the statements of operations and cash flows will be generally consistent with the current guidance. The new lease guidance will be effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years and will be applied using a modified retrospective transition method to the beginning of the earliest period presented. The effect of applying the new lease guidance on accounting for leases has not yet been determined.

In June 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2016-13, Financial Instruments Credit Losses. The guidance affects the recognition of expected credit losses. Credit losses relating to available for sale securities will be recorded through an allowance for credit losses. The amendments will be applied to fiscal years beginning after December 15, 2019, and early adoption is permitted as of fiscal years beginning after December 15, 2018. The effect of applying the new guidance on accounting for credit losses has not yet been determined.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows – Classification of Certain Cash Receipts and Cash Payments. The ASU was issued to reduce the diversity in practice of how certain cash receipts and payments, for which current guidance is silent, are classified in the statement of cash flows. The update addresses eight specific issues, including contingent consideration payments made after a business combination, distributions received from equity method investees and the classification of cash receipts and payments that have aspects of more than one class of cash flows. This ASU is effective for annual and interim reporting periods beginning after December 15, 2017. Early adoption is permitted. Upon adoption, the update will be applied using the retrospective transition method. Management has not yet completed the analysis of how adopting this ASU will affect the Company’s financial statements, but does not expect a material impact on the statement of cash flows.

D.	PROPERTY AND EQUIPMENT

Property and equipment are presented at cost, less accumulated depreciation, and are depreciated for financial statement purposes for a period based on their economic life. Computer equipment is depreciated using accelerated methods over 3 years and equipment over a range of 5 to 7 years. Buildings are depreciated over 39 years and related improvements over 15 years. Annually, the Company reviews the major asset classes held for impairment. For the periods ended September 30, 2016 and December 31, 2015, the Company recognized no impairments. Property and equipment are summarized as follows:

	As of
	September 30, 2016	December 31, 2015
Automobiles	$697,930	$460,790
Furniture and fixtures	490,964	474,213
Computer equipment and software	3,107,736	2,690,705
Real estate and related improvements	5,845,468	4,168,464

Total cost	10,142,098	7,794,172
Accumulated depreciation	(4,149,474)	(3,553,073)

Net property and equipment	$5,992,623	$4,241,099

E.	DEFERRED STOCK OFFERING COSTS

The Company is deferring direct costs incurred related to the issuance of common stock as a part of a proposed conversion from a mutual insurance company to a stock company as further described in the prospectus. Upon issuance of the common stock, the deferred costs will be offset against the proceeds. If it is determined that the proposed offering is not probable of closing, the deferred costs will be expensed in the period that the determination is made. As of September 30, 2016 and December 31, 2015 the Company has deferred $829,887 and $0 respectively. Deferred costs are included in other assets in the Condensed Consolidated Balance Sheet and in Demutualization and initial public offering costs in the financing section of the Condensed Consolidated Statement of Cash Flows.

F.	COMPREHENSIVE EARNINGS

Comprehensive earnings include net earnings plus unrealized gains/losses on available-for-sale investment securities, net of tax. In reporting the components of comprehensive earnings on a net basis in the statement of earnings, the Company used a 34 percent tax rate. Other comprehensive earnings (loss), as shown in the consolidated statements of earnings and comprehensive earnings, is net of tax expense of $48,064 and tax benefit of $42,353 for the three-months ended September 30, 2016 and 2015, respectively. Other comprehensive earnings (loss), as shown in the consolidated statements of earnings and comprehensive earnings, is net of tax expense of $985,347 and tax benefit of $327,112 for the nine-months ended September 30, 2016 and 2015, respectively.

The following table illustrates the components of other comprehensive earnings for each period presented in the condensed consolidated interim financial statements.

	Three-Month Periods Ended September 30,
	2016			2015
	Pre-tax	Tax	After-tax	Pre-tax	Tax	After-tax
Other comprehensive earnings (loss), net of tax
Unrealized gains and losses on investments:
Unrealized holding (losses) gains arising during the period	$22,195	$(7,546)	$14,649	$(97,553)	$33,168	$(64,385)
Reclassification adjustment for (gains) losses included in net income	119,170	(40,518)	78,652	(27,016)	9,185	(17,830)

Total other comprehensive (loss) earnings	$141,365	$(48,064)	$93,301	$(124,569)	$42,353	$(82,215)

	Nine-Month Periods Ended September 30,
	2016			2015
	Pre-tax	Tax	After-tax	Pre-tax	Tax	After-tax
Other comprehensive earnings (loss), net of tax
Unrealized gains and losses on investments:
Unrealized holding (losses) gains arising during the period	$2,917,129	$(991,824)	$1,925,305	$(901,385)	$306,471	$(594,914)
Reclassification adjustment for (gains) losses included in net income	(19,048)	6,476	(12,572)	(60,708)	20,641	(40,067)

Total other comprehensive (loss) earnings	$2,898,081	$(985,347)	$1,912,733	$(962,093)	$327,112	$(634,981)

The following table provides the reclassifications out of accumulated other comprehensive income for the periods presented:

	Amounts Reclassified from Accumulated Other Comprehensive Income
Details about Accumulated Other Comprehensive Income Component	Three-Months Ended September 30,		Nine-Months Ended September 30,		Affected Line Item in the Statement where Net Income is Presented
	2016	2015	2016	2015

Unrealized gains on available-for-sale investments
	$(93,561)	$(27,016)	$(231,779)	$(60,708)	Net realized gains (losses) on investments
	212,731	—	212,731	—	Other-than-temporary impairment charges
	(40,518)	9,185	6,476	20,641	Income tax expense

	$78,652	$(17,830)	$(12,572)	$(40,067)	Net of tax

2.	INVESTMENTS

The Company’s investments include fixed income debt securities and common and preferred stock equity securities. As disclosed elsewhere in this prospectus, all of the Company’s investments are presented as available-for-sale, which are carried at fair value. When available, quoted market prices are obtained to determine fair value for the Company’s investments. If a quoted market price is not available, fair value is estimated using a secondary pricing source or using quoted market prices of similar securities. The Company has no investment securities for which fair value is determined using Level 3 inputs as defined in note 3 to the unaudited condensed consolidated interim financial statements, “Fair Value Disclosures”. Realized gains and losses on disposition of investments are based on specific identification of the investments sold on the settlement date, which does not differ significantly from trade date accounting.

The following is a summary of recognized other-than-temporary impairments, the proceeds from sales, maturities, and calls of available-for-sale securities and the related gross realized gains and losses for the three-months ended September 30, 2016 and 2015.

	For the Three Months Ended September 30,
	Proceeds	Gains	Losses	Net realized gain/(loss)
2016
Fixed income	$2,331,480	$13,483	$(5)	$13,478
Equities	$1,590,088	$73,186	$(205,834)	$(132,648)
2015
Fixed income	$2,324,395	$27,015	$—	$27,015
Equities	$—	$—	$—	$—

The following is a summary of recognized other-than-temporary impairments, the proceeds from sales, maturities, and calls of available-for-sale securities and the related gross realized gains and losses for the nine-months ended September 30, 2016 and 2015.

	For the Nine Months Ended September 30,
	Proceeds	Gains	Losses	Net realized gain/(loss)
2016
Fixed income	$9,827,239	$162,325	$(10,629)	$151,696
Equities	$1,590,088	$73,186	$(205,834)	$(132,648)
2015
Fixed income	$8,644,323	$60,708	$—	$60,708
Equities	$—	$—	$—	$—

The amortized cost and estimated fair value of fixed income securities at September 30, 2016, by contractual maturity, are shown as follows:

	Amortized Cost	Fair Value
Available-for-sale:
Due in one year or less	$1,770,135	$1,773,905
Due after one year through five years	16,287,351	16,879,074
Due after five years through 10 years	16,842,489	18,257,612
Due after 10 years	20,542,449	9,161,674
Asset and mortgage backed securities without a specific due date	20,542,449	21,148,834

Total available-for-sale	$63,951,572	$67,221,099

Expected maturities may differ from contractual maturities due to call provisions on some existing securities.

In addition, the following table is a schedule of cost or amortized cost and estimated fair values of investments in fixed income and equity securities as of September 30, 2016 and December 31, 2015:

	Cost or Amortized Cost		Gross Unrealized
		Fair Value	Gains	Losses
2016
Available-for-sale:
U.S. treasury	$1,244,075	$1,265,438	$21,363	$—
MBS/ABS/CMBS	20,542,449	21,148,834	615,607	(9,222)
Corporate	28,904,230	30,474,142	1,611,502	(41,590)
Municipal	13,260,818	14,332,685	1,082,291	(10,424)

Total fixed income	63,951,572	67,221,099	3,330,763	(61,236)
Common Equity/ETF securities*	7,948,256	8,380,847	504,122	(71,531)
Preferred Stocks	1,477,320	1,476,460	12,880	(13,740)

Total available-for-sale	$73,377,148	$77,078,406	$3,847,765	$(146,507)

	Cost or Amortized Cost		Gross Unrealized
		Fair Value	Gains	Losses
2015
Available-for-sale:
U.S. treasury	$1,242,679	$1,233,023	$—	$(9,656)
MBS/ABS/CMBS	17,948,856	18,010,566	205,253	(143,543)
Corporate	29,537,101	29,595,269	580,469	(522,301)
Municipal	15,266,191	16,356,450	1,090,259	—

Total fixed income	63,994,827	65,195,308	1,875,981	(675,500)
Common Equity/ETF securities*	9,282,252	8,884,951	21,200	(418,501)

Total available-for-sale	$73,277,079	$74,080,259	$1,897,181	$(1,094,001)

*	All common stock holdings are exchange traded funds (“ETF”) consisting of a dividend select fund, an energy fund, a bond fund, a European hedged fund, and a S&P 500 fund.

Included within MBS/ABS/CMBS, as defined in Note 3 “Fair Value Disclosures”, are residential mortgage backed securities of $10,923,883 and $9,201,791 and commercial mortgage backed securities of $7,641,618 and $6,874,455 at September 30, 2016 and December 31, 2015, respectively.

ANALYSIS

The following table is also used as part of the impairment analysis and displays the total value of securities that were in an unrealized loss position as of September 30, 2016 and December 31, 2015. The table segregates the securities based on type, noting the fair value, cost (or amortized cost), and unrealized loss on each category of investment as well as in total. The table further classifies the securities based on the length of time they have been in an unrealized loss position.

	September 30, 2016			December 31, 2015
	< 12 Mos.	12 Mos & Greater	Total	< 12 Mos.	12 Mos & Greater	Total
U.S. Treasury
Fair value	$—	$—	$—	$1,233,023	$—	$1,233,023
Cost or amortized cost	—	—	—	1,242,679	—	1,242,679

Unrealized Loss	—	—	—	(9,656)	—	(9,656)

MBS/ABS/CMBS
Fair value	2,240,874	218,603	2,459,477	9,404,729	728,591	10,133,320
Cost or amortized cost	2,248,926	219,773	2,468,699	9,530,244	746,619	10,276,863

Unrealized Loss	(8,052)	(1,170)	(9,222)	(125,515)	(18,028)	(143,543)

Corporate
Fair value	2,600,688	237,410	2,838,098	11,205,004	1,263,357	12,468,361
Cost or amortized cost	2,630,199	249,489	2,879,688	11,685,419	1,305,243	12,990,662

Unrealized Loss	(29,511)	(12,079)	(41,590)	(480,415)	(41,886)	(522,301)

Subtotal, fixed income
Fair value	5,727,867	456,013	6,183,880	21,842,756	1,991,948	23,834,704
Cost or amortized cost	5,775,854	469,262	6,245,116	22,458,342	2,051,862	24,510,204

Unrealized Loss	(47,987)	(13,249)	(61,236)	(615,586)	(59,914)	(675,500)

Common Equity/ETF Securities
Fair value	397,676	218,891	616,567	398,194	3,222,192	3,620,386
Cost or amortized cost	429,530	258,568	688,098	429,530	3,609,357	4,038,887

Unrealized Loss	(31,854)	(39,677)	(71,531)	(31,336)	(387,165)	(418,501)

Preferred Stock
Fair value	917,180	—	917,180	—	—	—
Cost or amortized cost	930,920	—	930,920	—	—	—

Unrealized Loss	(13,740)	—	(13,740)	—	—	—

Total
Fair value	7,042,723	674,904	7,717,627	22,240,950	5,214,140	27,455,090
Cost or amortized cost	7,136,304	727,830	7,864,134	22,887,872	5,661,219	28,549,091

Unrealized Loss	$(93,581)	$(52,926)	$(146,507)	$(646,922)	$(447,079)	$(1,094,001)

The following table shows the composition and the credit quality of the fixed income securities in an unrealized loss position at September 30, 2016. The table includes comparable credit quality ratings by Standard and Poor’s Rating Services, Inc. and Moody’s Investors Service.

Comparable Rating	Amortized Cost	Fair Value	Unrealized Loss	Percent to Total
AAA	$1,366,946	$1,359,012	$(7,934)	13.0%
AA	1,902,706	1,896,743	(5,963)	9.7%
A	1,094,324	1,087,817	(6,507)	10.6%
BBB	881,798	864,770	(17,028)	27.8%
BB+ and Below	999,342	975,538	(23,804)	38.9%

Total	$6,245,116	$6,183,880	$(61,236)	100.0%

The fixed income portfolio contained 25 securities in an unrealized loss position as of September 30, 2016. Of these 25 securities, 2 have been in an unrealized loss position for 12 consecutive months or longer and represent $13,249 in unrealized losses. All fixed income securities in the investment portfolio continue to pay the expected coupon payments under the contractual terms of the securities. Credit-related impairments on fixed income securities that we do not plan to sell, and for which we are not more likely than not to be required to sell, are recognized in net earnings. Any non-credit related impairment is recognized in comprehensive earnings. Based on management’s analysis, the fixed income portfolio is of a high credit quality and it is believed it will recover the amortized cost basis of the fixed income securities. Management monitors the credit quality of the fixed income investments to assess if it is probable that the Company will receive its contractual or estimated cash flows in the form of principal and interest. The Company recognized other-than-temporary impairment (OTTI) on one fixed income security in the amount of $0 and $6,897 during the three-month and nine-month periods ended September 30, 2016. The Company did not recognize any OTTI on the fixed income investment portfolio during the three-month and six-month periods ended September 30, 2015.

As of September 30, 2016, the Company held one equity fund that was in an unrealized loss position for 12 consecutive months or longer. The unrealized loss of this fund was $39,677. Based on management’s analysis, it was concluded that the securities in an unrealized loss position were not other-than-temporarily impaired at September 30, 2016, or December 31, 2015. The Company recognized other-than-temporary impairment (OTTI) on one common stock security in the amount of $205,834 during the three-month and nine-month periods ended September 30, 2016. The Company did not recognize any OTTI on equity funds during the three-month and nine-month periods ended September 30, 2016 and 2015.

3.	FAIR VALUE DISCLOSURES

Fair value is defined as the price in the principal market that would be received for an asset to facilitate an orderly transaction between market participants on the measurement date. The fair value of certain financial instruments is determined based on their underlying characteristics and relevant transactions in the marketplace. GAAP guidance requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The guidance also describes three levels of inputs that may be used to measure fair value.

The following are the levels of the fair value hierarchy and a brief description of the type of valuation inputs that are used to establish each level:

•	Level 1 is applied to valuations based on readily available, unadjusted quoted prices in active markets for identical assets.

•	Level 2 is applied to valuations based upon quoted prices for similar assets in active markets, quoted prices for identical or similar assets in inactive markets; or valuations based on models where the significant inputs are observable (e.g. interest rates, yield curves, prepayment speeds, default rates, loss severities) or can be corroborated by observable market data.

•	Level 3 is applied to valuations that are derived from techniques in which one or more of the significant inputs are unobservable. Financial assets are classified based upon the lowest level of significant input that is used to determine fair value.

As a part of the process to determine fair value, management utilizes widely recognized, third-party pricing sources to determine fair values. Management has obtained an understanding of the third-party pricing sources’ valuation methodologies and inputs. The following is a description of the valuation techniques used for financial assets that are measured at fair value, including the general classification of such assets pursuant to the fair value hierarchy.

Corporate, Agencies, and Municipal Bonds: The pricing vendor employs a multi-dimensional model which uses standard inputs including (listed in order of priority for use) benchmark yields, reported trades, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, market bids/offers and other reference data. The pricing vendor also monitors market indicators, as well as industry and economic events. All bonds valued using these techniques are classified as Level 2. All Corporate, Agencies, and Municipal securities are deemed Level 2.

Mortgage-backed Securities (MBS)/Collateralized Mortgage Obligations (CMO) and Asset-backed Securities (ABS): The pricing vendor evaluation methodology includes principally interest rate movements and new issue data. Evaluation of the tranches (non-volatile, volatile, or credit sensitivity) is based on the pricing vendors’ interpretation of accepted modeling and pricing conventions. This information is then used to determine the cash flows for each tranche, benchmark yields, pre-payment assumptions and to incorporate collateral performance. To evaluate CMO volatility, an option adjusted spread model is used in combination with models that simulate interest rate paths to determine market price information. This process allows the pricing vendor to obtain evaluations of a broad universe of securities in a way that reflects changes in yield curve, index rates, implied volatility, mortgage rates, and recent trade activity. MBS/CMO and ABS with corroborated and observable inputs are classified as Level 2. All MBS/CMO and ABS holdings are deemed Level 2.

U.S. Treasury Bonds and Exchange Traded Funds: U.S. treasury bonds and exchange traded equities have readily observable price levels and are classified as Level 1 (fair value based on quoted market prices). All common stock holdings are deemed Level 1.

Preferred Stock: Preferred stocks do not have readily observable prices, but do have quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets in markets that are not active; and inputs other than quoted prices are classified as Level 2. All preferred stock holdings are deemed Level 2.

Due to the relatively short-term nature of cash, cash equivalents, and the mortgage on the home office, their carrying amounts are reasonable estimates of fair value. The surplus notes and debt obligations reported under Note 4 “Debt”, are carried at face value and given that there is no readily available market for these to trade in, management believes that face value accurately reflects fair value. Cash and cash equivalents are classified as Level 1 of the hierarchy. The mortgage on the home office and the surplus notes are classified as Level 2 of the hierarchy.

Assets measured at fair value on a recurring basis as of September 30, 2016, are as summarized below:

	Quoted in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Available-for-sale:
U.S. treasury	$1,265,438	$—	$—	$1,265,438
MBS/ABS/CMBS	—	21,148,834	—	21,148,834
Corporate	—	30,474,142	—	30,474,142
Municipal	—	14,332,685	—	14,332,685
Common Equity/ETF securities	8,380,847	—	—	8,380,847
Preferred Stocks	—	1,476,460	—	1,476,460

	$9,646,285	$65,955,661	$—	$77,078,406

Assets measured at fair value on a recurring basis as of December 31, 2015, are as summarized below:

	Quoted in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
2015
Available-for-sale:
U.S. treasury	$1,233,023	$—	$—	$1,233,023
MBS/ABS/CMBS	—	18,010,566	—	18,010,566
Corporate	—	29,595,269	—	29,595,269
Municipal	—	16,356,450	—	16,356,450

Equities	8,884,951	—	—	8,884,951

	$10,117,974	$63,962,285	$—	$74,080,259

As noted in the previous tables, the Company did not have any assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) as of September 30, 2016 and December 31, 2015. Additionally, there were no securities transferred in or out of levels 1 or 2 during the nine-month periods ended September 30, 2016 and 2015.

4.	DEBT

Long-term debt consists of the following as of the periods referenced below:

	September 30, 2016	December 31, 2015
Surplus notes	$1,850,000	$1,921,428
Capital lease obligations	1,377,584	859,818
Debt obligation	500,000	—
Home office mortgage	261,694	492,314

Total	$3,989,278	$3,273,560

Surplus Notes

The Company paid $71,429 in principal and $1,429 in interest on the surplus notes.

Capital Lease Obligations

The Company entered into a sale leaseback transaction in 2016 for a total of $798,770 that is accounted for as a capital lease. Under the agreement, BofI Federal Bank purchased electronic data processing software, vehicles and other assets which are leased to the Company. These assets remain on the Company’s books due to provisions within the agreement that triggers capital lease accounting. To secure the lowest rate possible of 4.7 percent, the Company pledged additional bonds totaling $829,871 during 2016, bringing the total pledged to $1,800,728 and $970,857 as of September 30, 2016 and 2015 respectively. There was no gain or loss recognized as part of this transaction. Lease payments for relating to the Capital lease obligation were $334,227 and $2,070 as of September 30 2016 and 2015 respectively. The term of the agreements entered into in 2016 are 36 months. The outstanding lease obligation at September 30, 2016 and 2015, is $1,877,584 and $930,569, respectively. Interest paid on all sale leaseback transactions for the three months ended September 30, 2016 and 2015, is $20,261 and $409, respectively. Interest paid on all sale leaseback transactions for the nine months ended September 30, 2016 and 2015, is $53,222 and $409, respectively.

Debt Obligation

Additionally, the Company entered into a debt agreement in 2016 for a total of $500,000. The term of the loan is 36 months, but the Company has the option to prepay after 12 months. The loan bears interest at 4.7 percent. Interest paid for the three months ended September 30, 2016 and 2015 is $0 and $0, respectively. Interest paid for the nine months ended September 30, 2016 and 2015 is $0 and $0, respectively.

Home Office Mortgage

Interest paid for the three months ended September 30, 2016 and 2015, is $21,128 and $8,812, respectively. Interest paid for the nine months ended September 30, 2016 and 2015, is $27,916 and $13,806, respectively.

5.	REINSURANCE

In the ordinary course of business, the Company assumes and cedes premiums and selected insured risks with other insurance companies, known as reinsurance. A large portion of the reinsurance is put into effect under contracts known as treaties and, in some instances, by negotiation on each individual risk (known as facultative reinsurance). In addition, there are several types of treaties including quota share, excess of loss and catastrophe reinsurance contracts that protect against losses over stipulated amounts arising from any one occurrence or event. The arrangements allow the Company to pursue greater diversification of business and serve to limit the maximum net loss to a single event, such as a catastrophe. Through the quantification of exposed policy limits in each region and the extensive use of computer-assisted modeling techniques, management monitors the concentration of risks exposed to catastrophic events.

Premiums, written and earned, along with losses and settlement expenses incurred for the periods presented is summarized as follows:

	Three-Month Periods Ended September 30,
	2016	2015
WRITTEN
Direct	$13,291,126	$12,542,940
Reinsurance assumed	100,850	119,558
Reinsurance ceded	(2,122,878)	(1,537,009)

Net	$11,269,098	$11,125,489

EARNED
Direct	$12,863,943	$12,176,341
Reinsurance assumed	94,350	115,939
Reinsurance ceded	(2,109,930)	(1,538,650)

Net	$10,848,363	$10,753,630

LOSS AND SETTLEMENT EXPENSES INCURRED
Direct	$8,567,418	$7,605,909
Reinsurance assumed	27,474	85,650
Reinsurance ceded	(2,440,730)	(1,561,447)

Net	$6,154,162	$6,130,112

	Nine-Month Periods Ended September 30,
	2016	2015
WRITTEN
Direct	$39,169,359	$37,386,586
Reinsurance assumed	232,235	252,861
Reinsurance ceded	(6,184,856)	(5,660,668)

Net	$33,216,738	$31,978,779

EARNED
Direct	$37,416,387	$35,362,450
Reinsurance assumed	237,196	257,806
Reinsurance ceded	(5,958,992)	(5,649,275)

Net	$31,694,591	$29,970,981

LOSS AND SETTLEMENT EXPENSES INCURRED
Direct	$25,815,514	$23,257,286
Reinsurance assumed	83,424	146,815
Reinsurance ceded	(7,187,860)	(5,526,597)

Net	$18,711,078	$17,877,504

6.	UNPAID LOSSES AND SETTLEMENT EXPENSES

The following table is a reconciliation of the Company’s unpaid losses and settlement expenses (LAE) for the periods ending September 30, 2016, and December 31, 2015:

	As of
(in 000’s US dollars)	September 30, 2016	December 31, 2015
Unpaid losses and LAE at beginning of the period:
Gross	$61,056	$64,617
Ceded	(19,158)	(25,822)

Net	41,898	38,795

Increase (decrease) in incurred losses and LAE:
Current year	18,901	24,293
Prior years	(190)	(493)

Total incurred	18,711	23,800

Loss and LAE payments for claims incurred:
Current year	(5,111)	(6,466)
Prior years	(13,990)	(14,231)

Total paid	(19,101)	(20,697)

Net unpaid losses and LAE at end of the period	$41,509	$41,898

Unpaid losses and LAE at end of the period:
Gross	57,174	61,056
Ceded	(15,665)	(19,158)

Net	$41,509	$41,898

7.	INCOME TAXES

The Company’s effective tax rate for the nine-month period ended September 30, 2016, was 30.1 percent, compared to 27.9 percent for the same period in 2015. The Company’s effective tax rate for the three-month period ended September 30, 2016, was 16.4 percent, compared to 27.1 percent for the same period in 2015. During the three months ended September 30, 2016, the Company revised its estimate of nondeductible expenses, resulting in a significant decrease in the Company’s effective tax rate for the 2016 three-month period as compared to the same period in 2015. Effective rates are dependent upon components of pretax earnings and the related tax effects.

Income tax expense for the three-month periods and the nine-month periods ended September 30, 2016 and 2015, differed from the amounts computed by applying the U.S. federal tax rate of 34 percent to pretax income from continuing operations as demonstrated in the following tables:

	For the Three-Month Periods Ended September 30,
	2016	2015
Provision for income taxes at the statutory federal tax rates	$280,802	$342,027
Increase (reduction) in taxes resulting from:
Tax-exempt interest income	(38,644)	(46,037)
15% proration of tax exempt interest & Dividends received deduction	9,894	6,906
Officer life insurance, net	(14,606)	5,836
Nondeductible expenses	(90,801)	7,914
Prior year true-ups and other	(15,722)	(43,789)

Total	$130,920	$272,855

	For the Nine-Month Periods Ended September 30,
	2016	2015
Provision for income taxes at the statutory federal tax rates	$770,034	$717,497
Increase (reduction) in taxes resulting from:
Tax-exempt interest income	(121,240)	(128,599)
15% proration of tax exempt interest	22,283	19,290
Officer life insurance, net	(3,019)	(2,278)
Nondeductible expenses	30,853	30,223
Prior year true-ups and other	(19,638)	(47,968)

Total	$679,270	$588,162

The Company has recorded its deferred tax assets and liabilities using the statutory federal tax rate of 34 percent. Management believes it is more likely than not that all deferred tax assets will be recovered given the net operating loss (NOL) carry back availability as well as the results of future operations, which will generate sufficient taxable income to realize the deferred tax asset. In addition, it is believed that when these deferred items reverse in future years, taxable income will be taxed at an effective rate of 34 percent.

Federal and state income taxes paid in 2016 and 2015 amounted to $0 and $950,000, respectively. As of September 30, 2016 and December 31, 2015, the Company does not have any capital or operating loss carryforwards. Periods still subject to Internal Revenue Service (IRS) audit include 2012 through current year. Generally, the IRS can include returns filed within the last three years in an audit. Additional years can be added if a substantial error is identified. Generally, if a substantial error is identified, the IRS will not go back more than the last six years. There are currently no open tax exams.

8.	RELATED PARTY

Mr. John R. Klockau, a director of the Company, holds two surplus notes from the Company totaling $1,150,000. The first note is for $1,000,000 and bears interest at 5.35 percent. The second note is for $150,000 and bears interest at 7.00 percent. The Company has accrued interest in the amount of $48,000 as of September 30, in both 2016 and 2015. Additionally, Mr. Klockau is a claims consultant and was paid $8,012 and $9,810 as of September 30, 2016 and 2015, respectively, related to his services to the Company.

Mr. Scott T. Burgess is a director of the Company and a Senior Managing Director of Griffin Financial Group. Mr. Burgess was paid $1,074 and $476 as of September 30, 2016 and 2015, respectively. Griffin Financial Group was paid $9,704 and $0 as of September 30, 2016 and 2015, respectively. Griffin and Stevens & Lee are affiliated. Stevens & Lee is a full-service law firm that was paid $628,516 and $0 as of September 30, 2016 and 2015, respectively.

Report of Independent Registered Public Accounting Firm on

Financial Statement Schedules

Audit Committee, Board of Directors and Policyholders

Illinois Casualty Company

Rock Island, Illinois

In connection with our audit of the consolidated financial statements of Illinois Casualty Company for each of the two years in the period ended December 31, 2015, we have also audited Schedules III, IV, V, and VI on pages F-48 through F-52. These financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statement schedules based on our audits of the basic financial statements. The schedules are presented for purposes of complying with the Securities and Exchange Commission’s rules and regulations and are not a required part of the consolidated financial statements.

In our opinion, the financial statement schedules referred to above, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information required to be included therein.

/s/ BKD, LLP

Cincinnati, Ohio

August 12, 2016

ILLINOIS CASUALTY COMPANY AND SUBSIDIARY

Schedule III — Supplemental Insurance Information

Years ended December 31, 2015 and 2014

(Dollars in thousands)

	Deferred policy acquisition costs	Future policy benefits, losses, claims and loss expenses	Unearned premiums	Other policy and benefits payable	Net premium earned
December 31, 2015
Commercial Business	3,983	61,056	23,948		40,220

Total	$3,983	$61,056	$23,948	$—	$40,220

December 31, 2014
Commercial Business	3,801	64,617	22,498		38,121

Total	$3,801	$64,617	$22,498	$—	$38,121

ILLINOIS CASUALTY COMPANY AND SUBSIDIARY

Schedule III — Supplemental Insurance Information

Years ended December 31, 2015 and 2014

(Dollars in thousands)

	Net investment income	Benefits, claims, losses and settlement expenses	Amortization of DPAC	Other operating expenses	Premium written
December 31, 2015
Commercial Business	1,333	23,801	6,814	8,192	49,047

Total	$1,333	$23,801	$6,814	$8,192	$49,047

December 31, 2014
Commercial Business	1,141	22,748	6,821	7,899	46,340

Total	$1,141	$22,748	$6,821	$7,899	$46,340

See note 18 of the notes to the consolidated financial statements.

See accompanying notes to consolidated financial statements and report of independent registered public accounting firm.

ILLINOIS CASUALTY COMPANY AND SUBSIDIARY

Schedule IV — Reinsurance

Years ended December 31, 2015 and 2014

(Dollars in thousands)

Premiums Earned	Gross Amount	Ceded to Other Companies	Assumed From Other Companies	Net Amount	Percentage of Amount Assumed to Net
2015	$47,616	$7,723	$326	$40,219	0.8%
2014	$45,253	$7,449	$317	$38,121	0.8%

See accompanying notes to consolidated financial statements and report of independent registered public accounting firm.

ILLINOIS CASUALTY COMPANY AND SUBSIDIARY

Schedule V — Allowance for Uncollectible Premiums and Other Receivables

Years ended December 31, 2015 and 2014

(Dollars in thousands)

	2015	2014
Beginning balance	50	—
Additions	50	50
Deletion	—	—

Ending balance	100	50

See accompanying notes to consolidated financial statements and report of independent registered public accounting firm.

ILLINOIS CASUALTY COMPANY AND SUBSIDIARY

Schedule VI — Supplemental Information

Years ended December 31, 2015 and 2014

(Dollars in thousands)

	Deferred policy acquisition costs	Reserve for Losses and loss adj. expenses	Discount if any deducted in column C	Unearned premium	Net earned premiums	Net investment income
2015	$3,983	$61,056	$—	$23,948	$40,220	$1,333
2014	$3,801	$64,617	$—	$22,498	$38,121	$1,141

	Losses and LAE Incurred		Amortization of DPAC	Paid losses and adjustment expenses	Net written premiums
	Current year	Prior year
2015	$23,801	$22,748	$6,814	$20,697	$41,631
2014	$22,748	$21,062	$6,821	$20,295	$41,077

See accompanying notes to consolidated financial statements and report of independent registered public accounting firm.

ICC HOLDINGS, INC.

UP TO 3,680,000 SHARES COMMON STOCK

PROSPECTUS

GRIFFIN FINANCIAL GROUP, LLC

                    , 2017

Until                     , 2017, all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters.

PART II INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by us in connection with the registration of our common stock hereunder. All amounts are estimated, except for the SEC registration fee and the CUSIP assignment fee. We also expect to incur an estimated $250,000 in conversion expenses, which will include legal expenses, filing fees with the Illinois Department of Insurance, and printing, postage, and mailing charges. See “The Conversion and Offering” for a description of our obligation with respect to such expenses.

SEC registration fee	$4,118
CUSIP assignment fee	25,000
Printing, postage and mailing	150,000
Legal fees and expenses	350,000
Underwriting expenses	775,000
Accounting fees and expenses	300,000
Valuation fees and expenses	65,000
Transfer and offering agent fees and expenses	50,000
Miscellaneous	145,882

Total	$1,865,000

Item 14. Indemnification of Directors and Officers.

Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees, and agents of the corporation against liabilities they may incur in such capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a bylaw amendment, approved by shareholders, providing for the elimination of a director’s liability for monetary damages for any action taken or any failure to take any action unless the director has breached or failed to perform the duties of his office, and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

Our bylaws provide for (i) the indemnification of the directors, officers, employees, and agents of ICC Holdings, Inc. and its subsidiaries to the fullest extent permitted by Pennsylvania law and (ii) the elimination of a directors’ liability for monetary damages to the fullest extent permitted by Pennsylvania law unless the director has breached or failed to perform the duties of his or her office under Subchapter B of Chapter 17 of the Pennsylvania Business Corporation Law, and such breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

We also maintain an insurance policy insuring our directors, officers and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.

In the agency agreement with Griffin, Griffin agrees to indemnify our officers, directors and controlling persons against certain liabilities, including liabilities under the Securities Act of 1933 under certain conditions and with respect to certain limited information.

Item 15. Recent Sales of Unregistered Securities.

None.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits

1.1	Form of Agency Agreement among ICC Holdings, Inc., Illinois Casualty Company and Griffin Financial Group, LLC*

2.1	Plan of Conversion from mutual to stock form of Illinois Casualty Company, dated as of February 16, 2016, as amended and restated November 14, 2016*

3.1	Form of Amended and Restated Articles of Incorporation of ICC Holdings, Inc.*

3.2	Form of Amended and Restated Bylaws of ICC Holdings, Inc.*

4.1	Form of certificate evidencing shares of common stock of ICC Holdings, Inc.*

5.1	Opinion of Stevens & Lee regarding stock of ICC Holdings, Inc. being issued*

8.1	Opinion of Stevens & Lee regarding certain United States federal income tax issues*

10.1	Employment Agreement among ICC Holdings, Inc., Illinois Casualty Company and Arron K. Sutherland*

10.2	Form of Change of Control Agreement among ICC Holdings, Inc., Illinois Casualty Company and an employee*

10.3	ICC Holdings, Inc. Employee Stock Ownership Plan*

10.4	Purchase Agreement among ICC Holdings, Inc., Illinois Casualty Company, and certain investors, including R. Kevin Clinton*

10.5	Purchase Agreement among ICC Holdings, Inc., Illinois Casualty Company, and Rock Island Investors, LLC*

10.6	Purchase Agreement among ICC Holdings, Inc., Illinois Casualty Company, and Tuscarora Wayne*

10.7	Illinois Casualty Company Profit Sharing Cash Bonus Program*

10.8	Property Per Risk First and Second Excess of Loss Reinsurance Contract between Illinois Casualty Company and certain reinsurers†

10.9	Combined Property Catastrophe and Aggregate Catastrophe First and Second Excess of Loss Reinsurance Contract between Illinois Casualty Company and certain reinsurers†

10.10	Casualty Excess of Loss Reinsurance Contract between Illinois Casualty Company and certain reinsurers†

10.11	Property Facultative Per Risk Excess of Loss Reinsurance Contract between Illinois Casualty Company and certain reinsurers†

10.12	Cyber Protection Insurance Quota Share Reinsurance Contract between Illinois Casualty Company and certain reinsurers†

10.13	Workers Compensation First, Second, and Third Excess of Loss Reinsurance Contract between Illinois Casualty Company and certain reinsurers†

21.1	Subsidiaries of ICC Holdings, Inc.*

23.1	Consent of R. Kevin Clinton*

23.2	Consent of Feldman Financial Advisors, Inc.*

23.3	Consent of Stevens & Lee (contained in Exhibits 5.1 and 8.1)

23.4	Consent of BKD, LLP*

24.1	Power of Attorney (contained on signature page to Draft Registration Statement on Form S-1)

99.1	Form of Illinois Casualty Company Member Proxy Materials*

99.2	Pro Forma Valuation Appraisal Report, valued as of April 29, 2016, prepared for Illinois Casualty Company by Feldman Financial Advisors, Inc.*

99.3	Letter, dated April 29, 2016, to Illinois Casualty Company from Feldman Financial Advisors, Inc. regarding fair value of subscription rights*

99.4	Form of Stock Order Form*

99.5	Form of Escrow Agreement*

*	Previously filed.
†	Confidential treatment requested.

(b) Financial Statement Schedules

The following schedules have been filed as a part of this Registration Statement and are included in the Registrant’s audited Financial Statements included in the prospectus at page F-1.

Schedule III — Supplemental Insurance Information

Schedule IV — Reinsurance

Schedule V — Allowance for Uncollectible Premiums and Other Receivables

Schedule VI — Supplemental Information

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any fact or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the forgoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rock Island, State of Illinois, on February 1, 2017.

ICC HOLDINGS, INC.

By:	/s/ Arron K. Sutherland
Arron K. Sutherland, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Arron K. Sutherland Arron K. Sutherland	President and Chief Executive Officer (Principal Executive Officer)	February 1, 2017

* Joel K. Heriford	Director	February 1, 2017

* Gerald J. Pepping	Director	February 1, 2017

* Mark J. Schwab	Director	February 1, 2017

* Scott T. Burgess	Director	February 1, 2017

* James R. Dingman	Director	February 1, 2017

* John R. Klockau	Director	February 1, 2017

* Daniel H. Portes	Director	February 1, 2017

* Christine C. Schmitt	Director	February 1, 2017

/s/ Michael R. Smith Michael R. Smith	Chief Financial Officer (Principal Financial and Accounting Officer)	February 1, 2017

By:	/s/ Arron K. Sutherland
Arron K. Sutherland
As Attorney-in-Fact

EXHIBIT INDEX

1.1	Form of Agency Agreement among ICC Holdings, Inc., Illinois Casualty Company and Griffin Financial Group, LLC*

2.1	Plan of Conversion from mutual to stock form of Illinois Casualty Company, dated as of February 16, 2016, as amended and restated November 14, 2016*

3.1	Articles of Incorporation of ICC Holdings, Inc.*

3.2	Bylaws of ICC Holdings, Inc.*

4.1	Form of certificate evidencing shares of common stock of ICC Holdings, Inc.*

5.1	Opinion of Stevens & Lee regarding stock of ICC Holdings, Inc. being issued*

8.1	Opinion of Stevens & Lee regarding certain United States federal income tax issue*

10.1	Employment Agreement among ICC Holdings, Inc., Illinois Casualty Company and Arron K. Sutherland*

10.2	Form of Change of Control Agreement among ICC Holdings, Inc., Illinois Casualty Company and an employee*

10.3	ICC Holdings, Inc. Employee Stock Ownership Plan*

10.4	Purchase Agreement among ICC Holdings, Inc., Illinois Casualty Company, and certain investors, including R. Kevin Clinton*

10.5	Purchase Agreement among ICC Holdings, Inc., Illinois Casualty Company, and Rock Island Investors, LLC*

10.6	Purchase Agreement among ICC Holdings, Inc., Illinois Casualty Company, and Tuscarora Wayne*

10.7	Illinois Casualty Company Profit Sharing Cash Bonus Program*

10.8	Property Per Risk First and Second Excess of Loss Reinsurance Contract between Illinois Casualty Company and certain reinsurers†

10.9	Combined Property Catastrophe and Aggregate Catastrophe First and Second Excess of Loss Reinsurance Contract between Illinois Casualty Company and certain reinsurers†

10.10	Casualty Excess of Loss Reinsurance Contract between Illinois Casualty Company and certain reinsurers†

10.11	Property Facultative Per Risk Excess of Loss Reinsurance Contract between Illinois Casualty Company and certain reinsurers†

10.12	Cyber Protection Insurance Quota Share Reinsurance Contract between Illinois Casualty Company and certain reinsurers†

10.13	Workers Compensation First, Second and Third Excess of Loss Reinsurance Contract between Illinois Casualty Company and certain reinsurers†

21.1	Subsidiaries of ICC Holdings, Inc.*

23.1	Consent of R. Kevin Clinton*

23.2	Consent of Feldman Financial Advisors, Inc.*

23.3	Consent of Stevens & Lee (contained in Exhibits 5.1 and 8.1)

23.4	Consent of BKD, LLP*

24.1	Power of Attorney (contained on signature page of Draft Registration Statement)

99.1	Form of Illinois Casualty Company Member Proxy Materials*

99.2	Pro Forma Valuation Appraisal Report, valued as of April 29, 2016, prepared for Illinois Casualty Company by Feldman Financial Advisors, Inc.*

99.3	Letter, dated April 29, 2016 to Illinois Casualty Company from Feldman Financial Advisors, Inc. regarding fair value of subscription rights*

99.4	Form of Stock Order Form*

99.5	Form of Escrow Agreement*

*	Previously filed.
†	Confidential treatment requested.